 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1995

                                                           REGISTRATION NO.
                                                           33-62613

                                                               33-62613-01

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

         ELI LILLY AND COMPANY            INTEGRATED MEDICAL SYSTEMS, INC.
          (EXACT NAMES OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)
                INDIANA                               COLORADO
                           (STATE OF INCORPORATION)
                 2834                                   8099
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
              35-0470950                             84-0970775
                       (IRS EMPLOYER IDENTIFICATION NO.)
        LILLY CORPORATE CENTER                  15000 WEST 6TH AVENUE
      INDIANAPOLIS, INDIANA 46285                     SUITE 400
             317-276-2000                      GOLDEN, COLORADO 80401
                                                    303-279-6116
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                               ---------------

            REBECCA O. GOSS                        KEVIN R. GREEN
  VICE PRESIDENT AND GENERAL COUNSEL    PRESIDENT AND CHIEF EXECUTIVE OFFICER
         ELI LILLY AND COMPANY            INTEGRATED MEDICAL SYSTEMS, INC.
        LILLY CORPORATE CENTER                  15000 WEST 6TH AVENUE
      INDIANAPOLIS, INDIANA 46283                     SUITE 400
             317-276-2000                      GOLDEN, COLORADO 80401
                                                    303-279-6116
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                  COPIES TO:
     BERNARD E. KURY           WILLIAM A. GROLL            ALAN W. PERYAM
    DEWEY BALLANTINE           CLEARY, GOTTLIEB,      HOPPER AND KANOUFF, P.C.
   1301 AVENUE OF THE          STEEN & HAMILTON         1610 WYNKOOP STREET
        AMERICAS               ONE LIBERTY PLAZA             SUITE 200
NEW YORK, NEW YORK 10019   NEW YORK, NEW YORK 10006    DENVER, COLORADO 80202

                               ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        INTEGRATED MEDICAL SYSTEMS, INC.
                             ELI LILLY AND COMPANY

                     CROSS-REFERENCE SHEET BETWEEN ITEMS IN
                      FORM S-4 AND PROSPECTUS PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

 ITEM NO.      FORM S-4 CAPTION                  HEADING IN PROSPECTUS
 --------      ----------------                  ---------------------
 Item  1. Forepart of Registration
           Statement and Outside
           Front Cover Page of
           Prospectus...............   Cover Page
 Item  2. Inside Front and Outside
           Back Cover Pages of
           Prospectus...............   Available Information; Incorporation of
                                        Documents by Reference; Table of
                                        Contents
 Item  3. Risk Factors, Ratio of
           Earnings to Fixed Charges
           and Other Information....   Summary; Special Factors to be
                                        Considered
 Item  4. Terms of the Transaction..   Special Factors to be Considered; The
                                        Merger Agreement; Put/Call Agreements;
                                        Amendment to the Articles of
                                        Incorporation of IMS; Comparison of
                                        Shareholder Rights; Description of
                                        Capital Stock of IMS; Rights of
                                        Dissenting Shareholders; Certain
                                        Federal Income Tax Consequences of the
                                        Merger
 Item  5. Pro Forma Financial
           Information..............   Summary; Capitalization of IMS Following
                                        the Merger; Unaudited Pro Forma
                                        Consolidated Statement of Income of
                                        Lilly; Unaudited Pro Forma Consolidated
                                        Financial Information of IMS
 Item  6. Material Contacts with the
           Company Being Acquired...   Special Factors to be Considered; The
                                        Merger Agreement; Put/Call Agreements
 Item  7. Additional Information
           Required for Reoffering
           by Persons and Parties
           Deemed to be
           Underwriters.............   *
 Item  8. Interests of Named Experts
           and Counsel..............   Experts
 Item  9. Disclosure of Commission
           Position on
           Indemnification for
           Securities Act
           Liabilities..............   *
 Item 10. Information With Respect
           to S-3 Registrants.......   Incorporation of Documents by Reference
 Item 11. Incorporation of Certain
           Information by Reference.   Incorporation of Documents by Reference
 Item 12. Information With Respect
           to S-2 or S-3
           Registrants..............   *
 Item 13. Incorporation of Certain
           Information by Reference.   *
 Item 14. Information With Respect
           to Registrants Other Than
           S-2 or S-3 Registrants...   Business of IMS; Management's Discussion
                                        and Analysis of Financial Condition and
                                        Results of Operations of IMS;
                                        Management of IMS; Consolidated
                                        Financial Statements of IMS
 Item 15. Information With Respect
           to S-3 Companies.........   *
 Item 16. Information With Respect
           to S-2 or S-3 Companies..   *

 ITEM NO.      FORM S-4 CAPTION                HEADING IN PROSPECTUS
 --------      ----------------                ---------------------
 Item 17. Information With Respect
           to Companies Other Than
           S-2 or S-3 Companies....  Business of IMS; Management's Discussion
                                      and Analysis of Financial Condition and
                                      Results of Operations of IMS;
                                      Management of IMS; Description of
                                      Capital Stock of IMS; Consolidated
 Item 18. Information if Proxies,     Financial Statements of IMS
           Consents or
           Authorizations are to be
           Solicited...............  Summary; The Special Meeting; Special
                                      Factors to be Considered; The Merger
                                      Agreement; Rights of Dissenting
 Item 19. Information if Proxies,     Shareholders; Business of IMS;
           Consents or                Ownership of IMS; Management of IMS
           Authorizations are not
           to be Solicited or in an
           Exchange Offer..........   *

--------
* Omitted because inapplicable or answer is in the negative.

                                               INTEGRATED MEDICAL SYSTEMS, INC.
                       15000 WEST 6TH AVENUE, SUITE 400, GOLDEN, COLORADO 80401

                                                                         , 1995

Dear Shareholder of Integrated Medical Systems, Inc.:

  You are cordially invited to attend a Special Meeting of Shareholders of Integrated Medical Systems, Inc., a Colorado corporation (the "Company"),
which will be held on     ,     , 1995, at          , commencing at   m. local
time. At this meeting you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger dated August 2, 1995 (the "Merger Agreement"), providing for the merger (the "Merger") of a wholly-owned subsidiary of Eli Lilly and Company, an Indiana corporation ("Lilly"), with and into the Company. As a result of the Merger, the Company will become a subsidiary of Lilly, and Company shareholders will receive cash or other securities as described below. The enclosed Proxy Statement-Prospectus describes the proposed Merger in detail and should be read carefully in its entirety.

  The Merger is required to be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock, Series B Preferred Stock ("Series B Stock") and Series C Preferred Stock ("Series C Stock"), voting together as a single class, and the affirmative vote of at least two-thirds of the outstanding shares of each of the Series B Stock and
the Series C Stock, each voting separately as a class. As of       , 1995, the
directors of the Company and their affiliates (other than Lilly or any wholly-owned subsidiary of Lilly) owned an aggregate of 3,465,184 shares of Company common stock representing approximately 51.6% of the Company common stock entitled to vote on the Merger and 1,581,562 shares of Series B Stock representing approximately 79.1% of the Series B Stock entitled to vote on the Merger. All of these shareholders have agreed with Lilly to vote the shares of Company common stock or Series B Stock owned by them (or acquired in the future) in favor of the Merger. In addition, Lilly, through its wholly-owned subsidiaries, owns 160,200 shares of Company common stock and all of the Series C Stock entitled to vote on the Merger and intends to vote all of such shares in favor of the Merger. The shares of Company common stock, Series B Stock and Series C Stock collectively owned by these shareholders and Lilly represent approximately 71.3% of the Company common stock, Series B Stock and Series C Stock entitled to vote as a class on the Merger. Thus, upon the vote of these shareholders in accordance with such agreements, shareholder approval of the Merger is assured.

  As a result of the Merger, Lilly will own 100% of IMS's voting stock and IMS shareholders who elect to receive cash as described in the Proxy Statement-Prospectus will not have any continuing interest in IMS or Lilly. In addition, IMS shareholders who elect Series D Stock or who elect to continue to hold Series B Stock as described below will hold non-voting securities which generally entitle the holder thereof only to fixed dividends and redemption values. Specifically, as a result of the Merger,

    (a) each issued and outstanding share of common stock of the Company (other than dissenting shares or shares owned by Lilly or a subsidiary of Lilly) will be converted into the right to receive, at the holder's election, either $8.00 in cash, without interest, or one share of Series D Preferred Stock ("Series D Stock"), a newly created class of preferred stock of the Company which will have the preferences, limitations and relative rights described in the enclosed Proxy Statement-Prospectus and in the Articles of Merger of the surviving corporation, and

    (b) each issued and outstanding share of Series B Stock of the Company (other than dissenting shares) will, at the holder's election, (i) convert into the right to receive either (A) $5.33 per share in cash, without interest, plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such a share of Series B Stock to the effective date of the Merger, or (B) two-thirds of a share of Series D Stock plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such a share of Series B Stock to the effective date of the Merger, or (ii) will remain outstanding (with the amended preferences, limitations and relative rights described in the Articles of Incorporation of the surviving corporation), and

    (c) each issued and outstanding share of Series C Stock of the Company will be converted into one share of common stock of the surviving corporation.

                                               INTEGRATED MEDICAL SYSTEMS, INC.

  Company shareholders have dissenters' rights with respect to their shares and must closely follow the procedures set forth in the Proxy Statement-Prospectus in order to properly perfect such rights. If dissenters' rights are exercised by the holders of more than 10% of the common stock or Series B Stock, Lilly may, at its election, terminate the Merger Agreement.

  The Board of Directors has received the opinion of the investment banking firm of Smith Barney Inc. to the effect that, based on the matters described therein, the consideration to be offered in the Merger to IMS shareholders (other than Lilly and its subsidiaries) is fair to such shareholders from a financial point of view. The opinion is attached as Appendix C to the Proxy Statement-Prospectus.

  Based on certain factors described in the Proxy Statement-Prospectus, the Board of Directors of the Company has determined that the Merger is fair and in the best interests of the Company and its shareholders. Accordingly, the Board of Directors has approved the Merger Agreement and the Merger and recommends that the shareholders vote for adoption and approval of the Merger Agreement and the Merger. Each of the Directors has agreed with Lilly to so vote shares held by the director and, in certain cases, members of his immediate family.

  In addition, approval of the Merger by the Company's shareholders also includes approval of an amendment to the Company's 1994 Stock Option Plan (the "Plan") in order to increase the number of shares of common stock authorized to be issued under the Plan from 400,000 shares to 838,600 shares, which equals the total number of shares subject to options previously granted under the Plan. Approval of the Merger also includes approval of an amendment to the Company's articles of incorporation, effective upon consummation of the Merger, which will, among other things, eliminate the voting rights of the Series B Stock other than as required by Colorado law and make the Series B Stock parity stock with the Series D Stock upon liquidation, dissolution or winding-up of IMS.

  Please complete, sign and mail promptly the enclosed Proxy, whether or not you intend to be present in person at the Special Meeting. If you attend the Special Meeting, you may vote your shares in person even if you have previously submitted a Proxy.

  DO NOT SEND IN YOUR SHARE CERTIFICATES WITH YOUR PROXY. SHARE CERTIFICATES SHOULD BE SENT IN ONLY WITH THE LETTER OF TRANSMITTAL.

                                          Respectfully,

                                          Kevin R. Green,
                                          President and Director

                                          Charles I. Brown,
                                          Executive Vice President
                                          and Director

                       INTEGRATED MEDICAL SYSTEMS, INC.

                               ---------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD       , 1995

                               ---------------

To the Shareholders of Integrated Medical Systems, Inc.:

  A special meeting of shareholders of Integrated Medical Systems, Inc. (the
"Company") will be held on       , 1995 at                for the following
purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated August 2, 1995, among the Company, Eli Lilly and Company ("Lilly") and Trans-IMS Corporation, a Colorado corporation which is a wholly-owned subsidiary of Lilly ("Subsidiary"), which provides for the merger of Subsidiary into the Company (the "Merger"). Pursuant to the Merger, (i) each outstanding share of Common Stock, without par value, of the Company (the "Company Common Stock") (other than dissenting shares or shares owned by Lilly or a subsidiary of Lilly) will be converted into, at the holder's election, either (a) $8.00 in cash, without interest, or (b) one share of Series D Preferred Stock, $0.01 par value, of the Company (the "Series D Preferred Stock"), (ii) each outstanding share of Series B Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") (other than dissenting shares) will either (a) be converted into, at such holder's election, either (1) $5.33 in cash, without interest, plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the effective date of the Merger or (2) two-thirds of a share of Series D Preferred Stock plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the effective date of the Merger or (b) remain outstanding (with the amended preferences, limitations and relative rights described in the Articles of Incorporation of the surviving corporation), and (iii) each outstanding share of Series C Preferred Stock, par value $1.00 per share, of the Company will be converted into one share of common stock of the surviving corporation. In addition, each holder of Company Common Stock, Series B Preferred Stock, or options or warrants to purchase Company Common Stock will be offered the right to enter into a put/call agreement with Lilly with respect to any or all of the shares of Series D Preferred Stock that such holder may acquire. Approval of the Merger by IMS shareholders will include approval of an amendment to the Integrated Medical Systems, Inc. 1994 Employee Stock Option Plan (the "Plan") to increase the number of shares available under such plan from 400,000 shares of Company Common Stock to 838,600 shares of Company Common Stock, which equals the total number of shares subject to options previously granted under the Plan. Approval of the Merger by IMS shareholders will also include approval of an amendment to the Articles of Incorporation of IMS, effective upon consummation of the Merger, which will, among other things, eliminate the voting rights of the Series B Preferred Stock other than as required by Colorado law and make the Series B Preferred Stock parity stock with the Series D Preferred Stock upon the liquidation, dissolution or winding-up of IMS.

    2. To consider and transact such other business as may properly come before the meeting and adjournments or postponements thereof.

  Shareholders of record at the close of business on       , 1995 are entitled
to receive notice of, and to vote at, the special meeting and any adjournment thereof.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, please sign, date and promptly mail the enclosed proxy in the envelope provided.

                                       By Order of the Board of Directors

                                       James A. Larson
                                       Secretary

Golden, Colorado

      , 1995

  THIS PROXY STATEMENT ALSO CONSTITUTES A PROSPECTUS RELATING TO THE SECURITIES OF THE COMPANY AND OF ELI LILLY AND COMPANY TO BE ISSUED IN CONNECTION WITH THE PROPOSED MERGER.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION -- DATED OCTOBER 26, 1995
                        INTEGRATED MEDICAL SYSTEMS, INC.
                                PROXY STATEMENT
                                  ----------
                        INTEGRATED MEDICAL SYSTEMS, INC.

               10,792,695 SHARES OF SERIES D PREFERRED STOCK

               2,000,000 SHARES OF SERIES B PREFERRED STOCK

           655,103 WARRANTS TO PURCHASE SERIES D PREFERRED STOCK

          2,380,457 OPTIONS TO PURCHASE SERIES D PREFERRED STOCK
                             ELI LILLY AND COMPANY

              292,979 OPTIONS TO PURCHASE LILLY COMMON STOCK

                   292,979 SHARES OF LILLY COMMON STOCK

            10,792,695 PUT RIGHTS FOR SERIES D PREFERRED STOCK
                                   PROSPECTUS

                                  ----------

  This Proxy Statement-Prospectus and the accompanying proxy are furnished in connection with the solicitation by the Board of Directors of Integrated Medical Systems, Inc., a Colorado corporation ("IMS" or the "Company"), of proxies to be voted at the Special Meeting of Shareholders (the "Special
Meeting") to be held on       at    A.M. local time, at          and at any
adjournment thereof. The purpose of the Special Meeting is to consider and vote upon the proposed merger (the "Merger") of Trans-IMS Corporation, a Colorado corporation ("Subsidiary") which is a wholly-owned subsidiary of Eli Lilly and Company ("Lilly"), into IMS, pursuant to the Agreement and Plan of Merger, dated August 2, 1995, among IMS, Lilly and Subsidiary (the "Merger Agreement").

  Pursuant to the Merger, (i) each outstanding share of Common Stock, without par value, of the Company (the "Company Common Stock") (other than shares held by IMS as treasury shares, shares owned by Lilly or any subsidiary of Lilly, or shares as to which dissenters' rights have been perfected under Colorado law) will be converted into, at the holder's election, either (a) $8.00 in cash, without interest, or (b) one share of Series D Preferred Stock, $0.01 par value, of the Company (the "Series D Preferred Stock"), (ii) each outstanding share of Series B Preferred Stock, par value $1.00 per share, of the Company (the "Series B Preferred Stock") (other than shares as to which dissenters' rights have been perfected under Colorado law) will either (a) be converted into, at such holder's election, either (1) $5.33 in cash, without interest, plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the effective date of the Merger or (2) two-thirds of a share of Series D Preferred Stock plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the effective date of the Merger or (b) remain outstanding (with the amended preferences, limitations and relative rights set forth in the Articles of Incorporation of the surviving corporation), and (iii) each outstanding share of Series C Preferred Stock, par value $1.00 per share, of the Company (the "Series C Preferred Stock") will be converted into one share of common stock of the surviving corporation. In addition, each holder of Company Common Stock, Series B Preferred Stock, or options or warrants to purchase Company Common Stock will be offered the right to enter into a put/call agreement with Lilly with respect to any or all of the shares of Series D Preferred Stock that such holder may acquire.

  Approval of the Merger by IMS shareholders will include approval of an amendment to the Integrated Medical Systems, Inc. 1994 Employee Stock Option Plan to increase the number of shares available under such plan from 400,000 shares of Company Common Stock to 838,600 shares of Company Common Stock, which equals the total number of shares subject to options previously granted under the Plan.

  Approval of the Merger by IMS shareholders will also include approval of an amendment to the Articles of Incorporation of IMS, effective upon consummation of the Merger, which will, among other things, eliminate the voting rights of the Series B Preferred Stock other than as required by Colorado law and make the Series B Preferred Stock parity stock with the Series D Preferred Stock upon the liquidation, dissolution or winding-up of IMS.

  THE BOARD OF DIRECTORS OF IMS (WITH ONE DIRECTOR ABSENT) HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED MERGER IS FAIR AND REASONABLE AND IN THE BEST INTERESTS OF IMS AND ITS SHAREHOLDERS (OTHER THAN LILLY AND ITS SUBSIDIARIES), AND RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY IMS SHAREHOLDERS (EXCEPT THAT THE TWO DIRECTORS WHO ARE AFFILIATED WITH LILLY ABSTAINED FROM THE BOARD'S DELIBERATIONS AND VOTE).

  SEE "SPECIAL FACTORS TO BE CONSIDERED" BEGINNING ON PAGE 11 FOR A DESCRIPTION OF CERTAIN MATERIAL RISKS RELATED TO THE MERGER.

  This Proxy Statement also constitutes a Prospectus of IMS with respect to Series D Preferred Stock to be issued and Series B Preferred Stock that will be amended in connection with the transactions described herein, and with respect to warrants and options to purchase Series D Preferred Stock that will be outstanding after the Merger. The Series D Preferred Stock generally is non-voting, is redeemable at the option of the Company or the holder after five years, and has a cash dividend of $0.62 per share per annum and a liquidation value of $8.00 per share. The Series B Preferred Stock, as amended, generally is non-voting, has a cash dividend of $0.10 per share per annum and a liquidation value of $1.00 per share, and is convertible into Series D Preferred Stock or the liquidation value. In addition, this Proxy Statement constitutes a Prospectus of Lilly with respect to the put rights to be issued pursuant to the Put/Call Agreements and the Lilly stock options that may be substituted for IMS employee stock options and the common stock of Lilly issuable upon the exercise of such options as more fully described herein.

  This Proxy Statement-Prospectus and the enclosed form of proxy are being
mailed to IMS shareholders on or about      , 1995.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE DATE OF THIS PROXY STATEMENT-PROSPECTUS IS      , 1995.

                             AVAILABLE INFORMATION

  Lilly is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Lilly with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  Lilly and IMS have filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the proposed Merger. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement-Prospectus or in any document incorporated in this Proxy Statement-Prospectus by reference as to the contents of any contract of other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  The common stock of Lilly is listed and traded on the New York Stock Exchange, Inc. Reports, proxy statements and other information concerning Lilly can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Certain Lilly securities are also traded on the American Stock Exchange, and the foregoing Lilly documents can also be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

  THIS PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM ELI LILLY AND COMPANY, SHAREHOLDER SERVICES DEPARTMENT, LILLY CORPORATE CENTER, INDIANAPOLIS, INDIANA 46285, TELEPHONE NUMBER (317) 276-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE NO LATER THAN [5 BUSINESS DAYS PRIOR TO SPECIAL MEETING], 1995.

  No person is authorized to give any information or to make any representation other than those contained in this Proxy Statement-Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by IMS, Lilly or Subsidiary. Neither the delivery of this Proxy Statement-Prospectus nor any distribution of securities registered hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of IMS, Lilly or Subsidiary since the date hereof. The information contained in this Proxy Statement-Prospectus relating to IMS has been furnished by IMS for inclusion herein. The information contained in this Proxy Statement-Prospectus relating to Lilly and Subsidiary has been furnished by Lilly for inclusion herein.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   1
THE SPECIAL MEETING.......................................................   9
  Time, Date and Place....................................................   9
  Purpose of the Meeting..................................................   9
  Record Date and Outstanding Shares......................................   9
  Required Vote...........................................................   9
  Revocability of Proxies.................................................  10
  Solicitation of Proxies.................................................  10
SPECIAL FACTORS TO BE CONSIDERED..........................................  11
  Risk Factors Applicable to IMS..........................................  11
  Background to the Merger................................................  12
  Effects of the Merger...................................................  16
  Lilly's Purpose of the Merger...........................................  16
  Recommendation of the IMS Board of Directors; Fairness of the Merger....  17
  Opinion of Financial Advisor............................................  17
  Prior Agreements/Relationships of the Parties...........................  20
  Accounting Treatment of the Merger......................................  24
  Tax Treatment of the Merger.............................................  24
  Interests of Certain Persons in the Merger..............................  24
  No Stock Exchange or NASDAQ Listing; Resales of Series D Preferred Stock
   and Series B Preferred Stock...........................................  24
  Governmental and Regulatory Approvals...................................  25
  Market Prices...........................................................  25
THE MERGER AGREEMENT......................................................  26
  The Merger..............................................................  26
  Description of Election Procedures......................................  26
  Procedures for Exchange of Certificates.................................  27
  Effect of the Merger on Company Options and Company Warrants............  29
  Representations and Warranties..........................................  30
  Certain Understandings and Agreements...................................  30
  Conditions to the Merger................................................  33
  Amendment and Modification..............................................  34
  Termination.............................................................  34
  Liability of the Parties Upon Termination...............................  34
  Expenses................................................................  34
  Indemnification of Officers and Directors...............................  34
PUT/CALL AGREEMENTS.......................................................  35
  General.................................................................  35
  Put Right...............................................................  35
  Call Right..............................................................  35
  Escrow..................................................................  35
  Transfers of Subject Shares.............................................  36
  No Restrictions on Lilly................................................  36
  Submission to Jurisdiction..............................................  36
AMENDMENT TO THE ARTICLES OF INCORPORATION OF IMS.........................  36
  Capitalization..........................................................  36
  Voting Rights...........................................................  37
  Liquidation Rights......................................................  37
  Conversion Rights.......................................................  37

                                                                            PAGE
                                                                            ----
COMPARISON OF SHAREHOLDER RIGHTS..........................................   37
  Voting Rights...........................................................   38
  Notice of Shareholder Meetings..........................................   38
  Conflicting Interest Transactions.......................................   38
  Vote Required for Extraordinary Matters.................................   38
  Indemnification.........................................................   38
  Holders of Series B Preferred Stock.....................................   39
DESCRIPTION OF CAPITAL STOCK OF IMS.......................................   40
  Authorized Capital Stock................................................   40
  Common Stock............................................................   40
  Series D Preferred Stock................................................   40
  Series B Preferred Stock................................................   43
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.....................   46
RIGHTS OF DISSENTING SHAREHOLDERS.........................................   50
SELECTED CONSOLIDATED FINANCIAL DATA OF LILLY.............................   52
CAPITALIZATION OF IMS FOLLOWING THE MERGER................................   53
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME OF LILLY.............   54
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF IMS.............   56
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF IMS....   60
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS OF IMS........................................................   61
  Overview................................................................   61
  Results of Operations...................................................   63
  Liquidity and Capital Resources.........................................   65
BUSINESS..................................................................   66
  Industry Background.....................................................   66
  Strategy................................................................   68
  Health Care Industry Information Needs..................................   69
  IMS MEDACOM(R) Network..................................................   69
  Co-Ventures.............................................................   73
  Product Development.....................................................   73
  Sales and Marketing.....................................................   74
  Competition.............................................................   75
  Employees...............................................................   75
  Properties..............................................................   75
OWNERSHIP OF IMS..........................................................   76
MANAGEMENT OF IMS.........................................................   78
  Executive Officers and Directors........................................   78
  Executive Compensation..................................................   82
  Compensation of Directors...............................................   83
  Limitations on Liability of Officers and Directors......................   83
  Certain Transactions....................................................   84
AMENDMENT TO THE IMS 1994 EMPLOYEE STOCK OPTION PLAN......................   85
EXPERTS...................................................................   85
LEGAL OPINIONS............................................................   85
INCORPORATION OF DOCUMENTS BY REFERENCE...................................   86

 APPENDICES
 Appendix A --Articles of Merger
 Appendix B --Form of Put/Call Agreement
 Appendix C --Opinion of Smith Barney Inc.
 Appendix D --Article 113 of the Colorado Business Corporation Act

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere in this Proxy Statement-Prospectus. This summary is qualified in its entirety by the more detailed information contained in this Proxy Statement-Prospectus, in its Appendices and in the documents referred to herein, to which reference is made for a more complete statement of the matters discussed below.

THE COMPANIES

  Integrated Medical Systems, Inc.

  Integrated Medical Systems, Inc. ("IMS" or the "Company") was founded in 1985. IMS develops and operates computerized medical communications networks that link participants in the healthcare delivery and payment systems enabling such participants to convert routine and specialized messages from manual to automated media and to provide a practical means for providers and payers to integrate the services they provide. Healthcare, and especially the individual physician's practice of medicine, generates prolific requirements for multi-location, multi-system clinical, financial and administrative communication and information transfer and management. IMS believes that it is the nation's leading provider of physician-focused, multi-participant, multi-media, bi-directional automated healthcare communications through a common user interface, in terms of total number of transactions, variety of transactions, number of physicians, number and variety of interfaced host healthcare information systems, number of institutions (hospitals, managed care plans, clinical laboratories, ancillary care providers and healthcare information and administrative services) and number of operational networks and markets served.

  The mailing address and telephone number of IMS's principal executive offices are 15000 West 6th Avenue, Suite 400, Golden, Colorado 80401, (303) 279-6116. See "BUSINESS OF IMS."

  Eli Lilly and Company

  Eli Lilly and Company ("Lilly") was incorporated in 1901 under the laws of the state of Indiana to succeed to the drug manufacturing business founded in Indianapolis, Indiana, in 1876 by Colonel Eli Lilly. Lilly is engaged in the discovery, development, manufacture, and sale of products and the provision of services in one industry segment -- Life Sciences. Lilly's principal products are human pharmaceuticals and animal health products. Products are manufactured or distributed through owned or leased facilities in the United States, Puerto Rico, and 26 other countries, in 19 of which Lilly owns or has an interest in manufacturing facilities. Its products are sold in approximately 117 countries. Through its PCS Health Systems, Inc. subsidiary ("PCS"), Lilly also provides pharmacy benefit management services in the United States.

  Most of Lilly's products were discovered or developed through Lilly's research and development activities, and the success of Lilly's business depends to a great extent on the introduction of new products resulting from these research and development activities. Research efforts are primarily directed toward the discovery of products to diagnose and treat diseases in human beings and animals and to increase the efficiency of animal food production.

  Trans-IMS Corporation, a Colorado corporation and a wholly-owned subsidiary of Lilly ("Subsidiary"), is a corporation recently organized in connection with the Merger and has not conducted any other business.

  The principal executive offices of Lilly and Subsidiary are located at Lilly Corporate Center, Indianapolis, Indiana 46285, and their telephone number at that location is (317) 276-2000.

THE SPECIAL MEETING

  Time, Date and Place

  The special meeting of IMS shareholders (the "Special Meeting") will be held
on       , 1995, at    A.M. local time, at               .

  Purpose of the Meeting

  At the Special Meeting, the IMS shareholders will be asked to consider and vote upon the proposed merger (the "Merger") of Subsidiary into IMS. The Merger will result in IMS becoming a subsidiary of Lilly, with all of IMS's shareholders, other than Lilly, owning non-voting Series D Preferred Stock or Series B Preferred Stock and with Lilly owning all of IMS's outstanding voting stock (subject to possible post-Merger issuance of voting stock to others) (see "THE MERGER--Effect of the Merger on Company Options, Warrants and Exchange Rights").

  Record Date and Outstanding Shares

  Holders of record (the "Record Holders") of shares of (i) common stock, without par value, of IMS (the "Company Common Stock"), (ii) Series B Preferred Stock, par value $1.00 per share, of IMS (the "Series B Preferred Stock") and
(iii) Series C Preferred Stock, par value $1.00 per share, of IMS (the "Series
C Preferred Stock") at the close of business on       , 1995 (the "Record
Date"), will be entitled to notice of and to vote at the Special Meeting. Each issued and outstanding share of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock is entitled to one vote per share with respect to the Merger. On the Record Date, there were 6,711,569 shares of Company Common Stock issued and outstanding held by approximately 197 holders, 2,000,000 shares of Series B Preferred Stock issued and outstanding held by approximately 23 holders and 3,500,000 shares of Series C Preferred Stock issued and outstanding all of which were held by wholly-owned subsidiaries of Lilly.

  Required Vote

  Under Colorado law and the Articles of Incorporation of IMS, the affirmative vote of two-thirds of the outstanding shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each of the Series B Preferred Stock and the Series C Preferred Stock, each voting separately as a class, are required to approve the Merger. In addition, pursuant to the Merger Agreement, it is a condition to the consummation of the Merger that the Merger be approved by the affirmative vote of shares representing at least a majority of the voting power of the outstanding shares of Company Common Stock and Series B Preferred Stock that are not owned by Lilly or its subsidiaries.

  As of the Record Date, the directors of IMS and their affiliates (other than Lilly or any subsidiary of Lilly) owned an aggregate of 3,465,184 shares of Company Common Stock, representing approximately 51.6% of the Company Common Stock entitled to vote on the Merger, and 1,581,562 shares of Series B Preferred Stock, representing approximately 79.1% of the Series B Preferred Stock entitled to vote on the Merger. All of these shareholders have agreed with Lilly to vote their shares in favor of the Merger. In addition, Lilly, through its wholly-owned subsidiaries, owns 160,200 shares of Company Common Stock and all of the Series C Preferred Stock and will vote those shares in favor of the Merger. The shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock collectively owned by these shareholders and Lilly represent approximately 71.3% of the Company Common Stock, Series B Preferred Stock and Series C Preferred Stock entitled to vote as a class on the Merger. Thus, upon the vote of these shareholders in accordance with such agreements, shareholder approval of the Merger is assured.

THE MERGER

  Conversion of Shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock

  Pursuant to the Merger, (i) each outstanding share of Company Common Stock (other than shares held by IMS as treasury shares, shares owned by Lilly or any subsidiary of Lilly, or shares as to which dissenters' rights have been perfected under Colorado law) will be converted into, at the holder's election, either (a) $8.00 in cash, without interest, or (b) one share of Series D Preferred Stock, (ii) each outstanding share of Series B Preferred Stock (other than shares as to which dissenters' rights have been perfected under Colorado law) will either (a) be converted into, at the holder's election, either (1) $5.33 in cash, without interest, plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the effective date of the Merger or
(2) two-thirds of a share of Series D Preferred Stock plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the effective date of the Merger or
(b) remain outstanding (with the amended preferences, limitations and rights set forth in the Articles of Incorporation of the surviving corporation) and
(iii) each outstanding share of Series C Preferred Stock of the Company will be converted into one share of common stock of the surviving corporation. The cash and Series D Preferred Stock to be issued in connection with the Merger is referred to as the "Merger Consideration".

  No fractional shares of Series D Preferred Stock will be issued, but, in lieu thereof, cash payments will be made to each holder of Series B Preferred Stock in respect of any fractional share that would otherwise be issuable to such holder (after aggregating all of the shares of Series D Preferred Stock to be issued to such holder) in an amount equal to such fractional part of a share of Series D Preferred Stock multiplied by $8.00. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

  Election; Form of Election Procedures

  Subject to the election procedures set forth below, each record holder immediately prior to the Effective Date of the Merger of shares of Company Common Stock or Series B Preferred Stock (other than Lilly or any subsidiary of Lilly) will be entitled (i) to elect to receive cash for any or all of such shares (a "Cash Election"), or (ii) to elect to receive Series D Preferred Stock for any or all of such shares (a "Stock Election"). In addition, each record holder immediately prior to the Effective Date of shares of Series B Preferred Stock will be entitled to elect to retain those shares of Series B Preferred Stock, as amended by the Articles of Merger (an "Election to Retain Series B Preferred Stock"). ALL SUCH ELECTIONS SHALL BE MADE ON A FORM OF ELECTION (A "FORM OF ELECTION") THAT WILL BE MAILED SEPARATELY TO SHAREHOLDERS OF RECORD ON THE EFFECTIVE DATE. To be effective, a Form of Election must be properly completed, signed and submitted to Citibank, N.A., as exchange agent (the "Exchange Agent"), and (except if an Election to Retain Series B Preferred Stock is made or deemed to have been made) accompanied by the certificates representing the shares of Company Common Stock or Series B Preferred Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates by a commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). All duly completed Forms of Election must be received by the Exchange Agent no later than 5:00 p.m., New York City
Time, on         (the "Election Deadline"). A HOLDER OF COMPANY COMMON STOCK OR
SERIES B PREFERRED STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED FORM OF ELECTION WHICH IS RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE SHALL BE DEEMED TO HAVE MADE A CASH ELECTION, IN THE CASE OF A HOLDER OF COMPANY COMMON STOCK, AND AN ELECTION TO RETAIN SERIES B PREFERRED STOCK, IN THE CASE OF A HOLDER OF SERIES B PREFERRED STOCK. An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. See "THE MERGER AGREEMENT -- Form of Election Procedures."

  SHAREHOLDERS SHOULD SEND IN THEIR SHARE CERTIFICATES ONLY WITH THE LETTER OF TRANSMITTAL AND NOT WITH THEIR PROXY CARDS.

  Effect of the Merger on Company Options, Warrants and Exchange Rights

  Each holder of outstanding options to purchase Company Common Stock (the "Company Options") on the Effective Date will have the right, immediately following the Merger, to elect to have such Company Options converted, in whole or in part, into (i) the right to receive $8.00 in cash, without interest, for each share of

Company Common Stock for which such Company Option was exercisable as of the Effective Date (except that in lieu of paying the exercise price of such Company Option, the holder thereof may elect to net the amount of the exercise price against and to that extent reduce the $8.00 otherwise receivable), or
(ii) the right to purchase, for the same exercise price, one share of Series D Preferred Stock for each share of Company Common Stock for which such Company Option was exercisable as of the Effective Date or (iii) fully vested options to acquire shares of Common Stock of Lilly ("Lilly Common Stock") under the 1994 Lilly Stock Plan registered on Form S-8 ("Lilly Options"). Any election pursuant to clause (ii) above must be for a whole number of shares of Series D Preferred Stock.

  Each holder of outstanding warrants to purchase Company Common Stock (the "Company Warrants") on the Effective Date (other than any warrants owned by Lilly or any of its subsidiaries) will have the right to elect to have such Company Warrants converted into (i) the right to receive $8.00 in cash, without interest, for each share of Company Common Stock for which such Company Warrant was exercisable as of the Effective Date (except that in lieu of paying the exercise price of such Company Warrant, the holder thereof may elect to net the amount of the exercise price against and to that extent reduce the $8.00 otherwise receivable) or (ii) the right to purchase, for the same exercise price, one share of Series D Preferred Stock for each share of Company Common Stock for which such Company Warrant was exercisable as of the Effective Date.

  A Form of Election for use by holders of Company Options and Company Warrants will be mailed separately to the holders thereof. To be effective, a Form of Election must be properly completed, signed and received by the Exchange Agent by the Election Deadline. HOLDERS OF COMPANY OPTIONS OR COMPANY WARRANTS WHO DO NOT PROPERLY COMPLETE AND RETURN A FORM OF ELECTION BY THE ELECTION DEADLINE WILL BE DEEMED TO HAVE ELECTED TO RECEIVE THE LILLY OPTIONS, IN THE CASE OF A COMPANY OPTION, OR THE RIGHT TO PURCHASE SHARES OF SERIES D PREFERRED STOCK, IN THE CASE OF COMPANY WARRANTS. See "THE MERGER AGREEMENT -- Effect of the Merger on Company Options and Company Warrants."

  Under a joint venture agreement with IMS, Blue Cross and Blue Shield of Arizona, Inc. ("BCBSAZ"), as limited partner in the joint venture, has the right to elect to exchange all or part of its rights to profit allocations in the joint venture for shares of Company Common Stock. The number of shares is to be determined by dividing $3.5 million by the market price of Company Common Stock at the time of exchange. This right is available to BCBSAZ at any time until three years and 120 days after commencement of an initial public offering of equity securities of the Company. It is possible that BCBSAZ will exercise this right after the Merger, with the result that BCBSAZ would own Company Common Stock after the Merger with a value at the time of issuance of $3.5 million.

  Lilly reserves the right to cause the Company to issue Company Common Stock or other securities, whether voting or non-voting, following the Merger at any time or from time to time to Lilly or third parties for any proper corporate purpose.

  Recommendation of IMS's Board of Directors

  THE BOARD OF DIRECTORS OF IMS (WITH ONE DIRECTOR ABSENT) HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED MERGER IS FAIR AND REASONABLE AND IN THE BEST INTERESTS OF IMS AND ITS SHAREHOLDERS (OTHER THAN LILLY AND ITS SUBSIDIARIES) AND RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY IMS SHAREHOLDERS (EXCEPT THAT THE TWO DIRECTORS WHO ARE AFFILIATED WITH LILLY ABSTAINED FROM THE BOARD'S DELIBERATIONS AND VOTE). For a discussion of the factors considered by IMS's Board of Directors in approving the Merger, see "SPECIAL FACTORS TO BE CONSIDERED -- Recommendation of the IMS Board of Directors; Fairness of the Merger."

  Opinion of Financial Advisor

  Smith Barney Inc. ("Smith Barney") has delivered its written opinion dated August 2, 1995 to the effect that the consideration to be offered to IMS's shareholders (other than Lilly and its subsidiaries) in the Merger was fair from a financial point of view as of the date of such opinion. A copy of Smith Barney's opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations on and the scope of the review by Smith Barney in rendering its opinion, is attached to this Proxy Statement-Prospectus as Appendix C and should be read carefully in its entirety. See "SPECIAL FACTORS TO BE CONSIDERED -- Opinion of Financial Advisor."

  Prior Relationship/Agreements of the Parties

  Lilly, through PCS, has been a shareholder of IMS since November 1994, when Lilly acquired the PCS pharmacy benefit management services business of McKesson Corporation ("McKesson"). As a result of that acquisition, Lilly, through PCS, has owned, or had the right to acquire, about 28% of the Company Common Stock on a fully-diluted basis.

  By acquiring PCS, Lilly also acquired various contract rights that are described below. In some instances, IMS has disputed whether those rights continue to exist and, if so, the extent of those rights. Under the McKesson Sponsorship Agreement, PCS has claimed various rights to utilize IMS Networks to send and receive information between IMS Network Sites and PCS clients, and to link IMS Networks to PCS's transaction processing and data base management infrastructure to send and receive information in support of a variety of services. In addition, under this Agreement, IMS has agreed that it will not introduce "Prescription Benefit Management Services" without the approval and except on terms acceptable to PCS. See "SPECIAL FACTORS TO BE CONSIDERED --
 Prior Agreements/Relationship of the Parties-McKesson Sponsorship Agreement."

  Under the McKesson Stockholder's Rights Agreement, PCS has claimed various rights, including the right to elect two directors of IMS, rights of access for "McKesson Products Lines" to the physicians who are "Subscribers" to IMS Networks, and rights of approval over agreements for the operation of an IMS Network with any entity engaged in a business defined as a "McKesson Product Line."

  In addition, under this Agreement, PCS has claimed a right of first offer to purchase any "New Securities" that IMS proposes to sell, subject to certain exceptions, and a right to approve any prospective purchasers of "New Securities" who are engaged in any of the businesses defined as "McKesson Product Lines." See "SPECIAL FACTORS TO BE CONSIDERED -- Prior
Agreements/Relationship of the Parties -- McKesson Stockholder's Rights Agreement."

  Lilly has also made loans to IMS that aggregated as of October 25, 1995, $8.85 million and has agreed to continue to loan to IMS from time to time at IMS's request additional funds as required to fund the then current cash requirements of IMS but not to exceed $1.5 million per month. Each loan is due and payable upon the earlier of any breach of the Merger Agreement by IMS (subject to certain rights of IMS to cure such breach) or July 1, 1996 with interest at the annual rate of 10%. Each loan is subordinated to all IMS indebtedness outstanding on the date of such loan and is secured by a pledge of most of the assets of IMS, including shares of subsidiaries.

  Put/Call Agreements

  Lilly will offer each holder of Company Common Stock, Series B Preferred Stock, Company Options or Company Warrants (a "Holder") the opportunity to enter into a Put/Call Agreement that would apply to any or all of the Holder's shares of Series D Preferred Stock as the Holder may elect (the "Subject Shares").

  Under a Put/Call Agreement, a Holder will have the right to require Lilly to purchase any or all of the Holder's Subject Shares during each of two Put Periods at a price of $8.00 per share, plus any unpaid dividends accrued to the purchase date (the "Purchase Price"). The initial Put Period shall be a period of at least 10 business days beginning on the first anniversary of the Merger; the second Put Period shall be a period of at least 10 business days beginning approximately 30 months after the Merger.

  Under a Put/Call Agreement, Lilly will have the right to require a Holder to sell any or all of the Holder's Subject Shares to Lilly at the Purchase Price in whole at any time or in part from time to time after the third anniversary of the Merger.

  The stock certificates representing the Subject Shares will bear a restrictive legend and must be deposited into an escrow accompanied by an undated stock power endorsed in blank relating to the Subject Shares. The Holder will have the right to sell, assign, donate, pledge or otherwise transfer or encumber any or all of the Subject Shares and any related rights and obligations under the Put/Call Agreement only with Lilly's prior written consent, which will be granted under certain specified conditions. See "PUT/CALL AGREEMENTS."

  Amendment to Employee Stock Option Plan

  Approval of the Merger by IMS shareholders will include approval of an amendment to the Integrated Medical Systems, Inc. 1994 Employee Stock Option Plan (the "1994 Employee Stock Option Plan") to increase the number of shares available under such plan from 400,000 shares of Company Common Stock to 838,600 shares of Company Common Stock, which equals the total number of shares subject to options previously granted under the Plan. See "AMENDMENT TO THE IMS 1994 EMPLOYEE STOCK OPTION PLAN."

  Amendment to Articles of Incorporation

  Approval of the Merger by IMS shareholders will also include approval of an amendment to the Articles of Incorporation of IMS, effective upon consummation of the Merger, which will, among other things, eliminate the voting rights of the Series B Preferred Stock other than as required by Colorado law and make the Series B Preferred Stock parity stock with Series D Preferred Stock upon the liquidation, dissolution or winding-up of IMS. See "AMENDMENT TO THE ARTICLES OF INCORPORATION OF IMS." For a description of the amended preferences, limitations and relative rights of the Series B Preferred Stock following the Merger, see "DESCRIPTION OF CAPITAL STOCK OF IMS -- Series B Preferred Stock."

  Conditions to the Merger

  The obligations of Lilly, Subsidiary and IMS to consummate the Merger are subject to the satisfaction of certain conditions, including approval of the Merger by IMS's shareholders at the Special Meeting. Other conditions to each party's obligations to consummate the Merger may be waived by such party, subject to applicable law and certain limitations imposed by the Merger Agreement. Neither Lilly nor IMS presently intends to waive any such conditions although each of them reserves the right to do so. See "THE MERGER AGREEMENT --
 Conditions to the Merger."

  Governmental and Regulatory Approvals

  In connection with prior exercises of Warrants to purchase Series C Preferred Stock, Lilly filed a Notification with the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") on February 27, 1995, seeking clearance to acquire 50% or more of the voting stock of IMS. No second request for additional information was received and the mandatory waiting period expired on March 29, 1995. As a result, no further action is required under the HSR Act in connection with the Merger provided that the Merger is completed by March 29, 1996. See "SPECIAL FACTORS TO BE CONSIDERED -- Governmental and Regulatory Approvals."

  Effective Date

  The Merger will become effective at such time as the Articles of Merger setting forth the principal terms of the Merger provided for in the Merger Agreement is duly filed with the Colorado Secretary of State in accordance with Colorado law (the "Effective Date"). Under the Merger Agreement, the required filing is expected to be made as soon as practicable after the satisfaction or waiver of all conditions to the Merger, including the approval of the Merger by IMS shareholders at the Special Meeting. It is anticipated that if the Merger is approved at the Special Meeting and all other conditions to the Merger have been fulfilled or waived, the Effective Date will occur on the date of the Special Meeting or as soon as practicable thereafter. See "THE MERGER
AGREEMENT -- The Merger."

  Termination

  The Merger Agreement may be terminated at any time prior to the Effective
Date: (i) by mutual consent of Lilly, Subsidiary and IMS; (ii) by Lilly and Subsidiary, or by IMS, respectively, if, at or before the Effective Date, any condition set forth in the Merger Agreement for the benefit of Lilly and Subsidiary or IMS, respectively, will not have been timely met and such failure will not have been cured or eliminated, or by its nature cannot be cured or eliminated; (iii) by Lilly and Subsidiary or by IMS if the closing of the Merger (the "Closing") will not have occurred on or before December 31, 1995, or such later date as may have been agreed upon by the parties or as is provided for in the Merger Agreement in connection with Lilly's right to delay or suspend the effectiveness of the Registration Statement; or (iv) by Lilly and Subsidiary or by IMS in certain other specific circumstances. Upon the termination of the Merger Agreement under certain specific circumstances, IMS or Lilly may be required to pay the other a $4 million termination fee. See "THE MERGER AGREEMENT -- Termination" and "-- Liability of the Parties Upon Termination."

  Dissenters' Rights

  Record Holders who object to the Merger may, under certain circumstances and by following prescribed statutory procedures, receive cash for their shares of Company Common Stock or Series B Preferred Stock in lieu of the consideration described above. The failure of a dissenting shareholder to follow such procedures, which are described more fully elsewhere in this Proxy Statement-Prospectus, may result in termination or waiver of such shareholder's rights as a dissenter. If dissenters' rights are exercised by the holders of more than 10% of the common stock or Series B Preferred Stock, Lilly may, at its election, terminate the Merger Agreement. See "RIGHTS OF DISSENTING SHAREHOLDERS."

  Accounting Treatment

  It is expected that the Merger will be treated as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles ("GAAP"). See "SPECIAL FACTORS TO BE CONSIDERED -- Accounting Treatment of the Merger."

  Certain Federal Income Tax Consequences of the Merger

  A holder of Company Common Stock or Series B Preferred Stock (or Company Warrants) who elects to receive cash in exchange for all or a portion of his or her IMS stock (or warrants) will recognize taxable gain or loss for federal income tax purposes with respect to those shares (or warrants) in an amount equal to the difference between (a) the amount of the cash received by such holder and (b) the holder's adjusted tax basis in the shares of IMS stock (or warrants) surrendered in exchange therefor.

  A holder of Company Common Stock or Series B Preferred Stock who elects to exchange such stock for Series D Preferred Stock and does not enter into a Put/Call Agreement with respect to such stock should not recognize taxable gain or loss for federal income tax purposes with respect to such stock (except with respect to any cash received in lieu of fractional shares or in respect of accrued dividends on the Series B Preferred Stock).

  The treatment of a holder of Company Common Stock or Series B Preferred Stock who elects to exchange such stock for Series D Preferred Stock and enters into a Put/Call Agreement with respect to such stock is uncertain, and is discussed in greater detail below under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER -- Receipt of Series D Preferred Stock Subject to Put and Call Rights." Any such holder should consult his or her own tax advisor regarding the consequences of the transaction.

  Each holder of Company Common Stock, Series B Preferred Stock, Company Warrants or Company Options is urged to read the summary of principal federal income tax consequences of the Merger set forth below under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER," and to consult with his or her own tax advisor as to the specific tax consequences of the Merger to that holder.

COMPARATIVE PER SHARE DATA

  The following table presents historical and pro forma per share data for Lilly and IMS. The pro forma per share data for Lilly reflects the impact of the Merger and certain other transactions described in the Notes below.

                                       LILLY PRO FORMA
                                         REFLECTING    LILLY PRO FORMA
                             LILLY       ACQUISITION        WITH          IMS         IMS
                         HISTORICAL(3)  OF PCS(1)(3)      IMS(2)(3)    HISTORICAL PRO FORMA(4)
                         ------------- --------------- --------------- ---------- ------------
YEAR ENDED DECEMBER 31,
 1994
  Cash dividends
   declared.............    $ 2.52         $ 2.52          $ 2.52        $    0      $    0
  Income (loss) from
   continuing
   operations...........      4.10           3.63            3.58         (0.73)      (0.86)
SIX MONTHS ENDED JUNE
 30, 1995
  Book value............    $20.47            N/A          $19.43        $(2.42)     $ 1.21
  Cash dividends
   declared.............      1.29            N/A            1.29             0           0
  Income (loss) from
   continuing
   operations...........      2.37            N/A            2.48         (1.00)      (0.71)

--------

(1) The unaudited Lilly pro forma per share data for the year ended December 31, 1994 are based on Lilly's historical results from continuing operations adjusted to reflect the impact of the acquisition of PCS and the disposition of Guidant Corporation ("Guidant"). See "UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME OF LILLY" for more details.

  The pro forma per share data for the six months ended June 30, 1995 and book value per share at June 30, 1995 are not applicable since the financial results of PCS are included in the Lilly Historical per share data.

(2) The unaudited consolidated pro forma per share data for the year ended December 31, 1994 and for the six months ended June 30, 1995 are based on Lilly's historical results from continuing operations adjusted to reflect the impact of the Merger as if it had occurred on January 1, 1994. The consolidated pro forma per share data also assumes the number of shares of Lilly common stock outstanding and the weighted average number of shares of Lilly common stock outstanding used in the earnings per share calculations are reduced for the effect of the disposition of Guidant. In addition, the unaudited pro forma consolidated earnings per share from continuing operations for the year ended December 31, 1994 assumes the acquisition of PCS was consummated on January 1, 1994.

  The unaudited consolidated pro forma book value per share at June 30, 1995 reflects the impact of (i) the Merger; (ii) exclusion of the respective Guidant balances including elimination of the minority interest in Guidant;
  (iii) the effect of the tender of shares of Lilly common stock from the Guidant exchange offer on treasury stock; and (iv) recognition of the net gain from the disposition of discontinued operations.

  The net gain from disposition of discontinued operations and the Guidant exchange offer was realized and reported in the third quarter of 1995. Retained earnings are adjusted by the net gain (net of tax) resulting from Lilly's disposal of all its discontinued operations (including its remaining shares of Guidant Common Stock). The gain is calculated as the net of Lilly's investment in the discontinued operations and the consideration received. In the case of the Guidant Common Stock, the consideration received is measured by the market value of the shares of Guidant Common Stock exchanged on the expiration date. Lilly exchanged 3.49 shares of Guidant Common Stock for each share of Lilly Common Stock tendered and exchanged aggregating 16,504,298 shares of Lilly Common Stock. The Lilly Common Stock received pursuant to the exchange was recorded as an increase to treasury stock at the market value of the shares of Guidant Common Stock distributed on the expiration date of the offer ($1,533.6 million or $26.625 per Guidant share).
  The unaudited pro forma per share data is not necessarily indicative of Lilly's consolidated per share data had the Merger, Guidant transaction, or acquisition of PCS reflected therein actually been consummated at the assumed dates, nor is it necessarily indicative of Lilly's consolidated per share data for any future period. The unaudited pro forma consolidated per share data should be read in conjunction with Lilly's consolidated financial statements and notes thereto incorporated by reference in this Proxy Statement-Prospectus.
  Additional pro forma financial information, balance sheet and income statement are not presented since IMS does not fall within the definition of a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X.

(3) On October 17, 1995, the Board of Directors of Lilly declared a two-for-one stock split effected in the form of a 100-percent stock dividend payable to shareholders of record at the close of business November 15, 1995. The outstanding and weighted average number of shares of Lilly common stock and per share data have NOT been adjusted to reflect the stock split. The effect of the stock split would be to reduce the Lilly historical and pro forma per share data by 50%.

(4) The unaudited pro forma financial information of IMS is based on IMS's historical financial information adjusted to reflect the acquisition of IMS by Lilly and the acquisition by IMS of the remaining 51% of a consolidated subsidiary. See "UNAUDITED PRO FORMA FINANCIAL INFORMATION OF IMS" for more details.

                              THE SPECIAL MEETING

TIME, DATE AND PLACE

  The Special Meeting will be held on       , 1995, at   A.M. local time, at
              .

PURPOSE OF THE MEETING

  At the Special Meeting, the IMS shareholders will be asked to consider and vote upon the proposed merger of Subsidiary into IMS. The Merger will result in IMS becoming a subsidiary of Lilly, with all of IMS's outstanding voting stock being owned by Lilly and all of IMS's other shareholders owning non-voting Series D Preferred Stock and Series B Preferred Stock.

RECORD DATE AND OUTSTANDING SHARES

  Record Holders of shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each issued and outstanding share of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock is entitled to one vote per share with respect to the Merger. On the Record Date, there were 6,711,569 shares of Company Common Stock issued and outstanding held by approximately 197 holders, 2,000,000 shares of Series B Preferred Stock issued and outstanding held by approximately 23 holders and 3,500,000 shares of Series C Preferred Stock issued and outstanding all of which were held by wholly-owned subsidiaries of Lilly.

REQUIRED VOTE

  Under Colorado law and the Articles of Incorporation of IMS, the affirmative vote of two-thirds of the outstanding shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each of the Series B Preferred Stock and the Series C Preferred Stock, each voting separately as a class, are required to approve the Merger. In addition, pursuant to the Merger Agreement, it is a condition to the consummation of the Merger that the Merger be approved by the affirmative vote of shares representing at least a majority of the voting power of the outstanding shares of Company Common Stock and Series B Preferred Stock that are not owned by Lilly or its subsidiaries.

  As of the Record Date, the directors of IMS and their affiliates (other than Lilly or any subsidiary of Lilly) owned an aggregate of 3,465,184 shares of Company Common Stock, representing approximately 51.6% of the Company Common Stock entitled to vote on the Merger, and 1,581,562 shares of Series B Preferred Stock, representing approximately 79.1% of the Series B Preferred Stock entitled to vote on the Merger. All of these shareholders have agreed with Lilly to vote their shares in favor of the Merger. In addition, Lilly, through its wholly-owned subsidiaries, owns 160,200 shares of Company Common Stock and all of the Series C Preferred Stock and will vote those shares in favor of the Merger. The shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock collectively owned by these shareholders and Lilly represent approximately 71.3% of the Company Common Stock, Series B Preferred Stock and Series C Preferred Stock entitled to vote as a class on the Merger. Thus, upon the vote of these shareholders in accordance with such agreements, shareholder approval of the Merger is assured.

  The Board of Directors of IMS (with one director absent) has unanimously approved the proposed Merger and recommends approval and adoption of the Merger Agreement by IMS shareholders (except that Dr. Hunt and Mr. Moley, as Lilly's representatives on the Board, abstained from the Board's deliberations and vote). Each of the Boards of Directors of Lilly and Subsidiary, and Lilly, as the sole shareholder of Subsidiary, have approved the proposed Merger. Lilly shareholder approval is not required for the consummation of the Merger.

REVOCABILITY OF PROXIES

  Shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock represented by a properly executed proxy received by IMS will, unless such proxy is properly revoked prior to the Special Meeting, be voted at the Special Meeting in accordance with the instructions thereon. Shares represented by properly executed proxies that do not contain instructions to the contrary will be voted FOR approval of the proposed Merger and in the discretion of the proxy holder as to any other matter that may properly come before the Special Meeting or any adjournment or postponement thereof. Abstention from voting on the Merger will have the practical effect of voting against the Merger since it is one less vote for approval. The Board of Directors of IMS knows of no other business that will be presented for consideration at the Special Meeting other than the proposal to approve the Merger Agreement and the related matters described in this Proxy Statement-Prospectus. Proxies are being solicited hereby on behalf of the Board of Directors of IMS.

  Any shareholder may revoke his or her proxy at any time before it is voted by executing and delivering to IMS a proxy bearing a later date, by delivering a written notice to the Secretary of IMS stating that the proxy is revoked, or by voting in person at the Special Meeting.

SOLICITATION OF PROXIES

  The cost of the solicitation of proxies, including expenses incurred by brokerage houses, nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be paid by IMS. In addition to solicitation by mail, officers, directors and regular employees of IMS may solicit proxies by telephone, telegram or by personal interview. Such persons will receive no additional compensation for such services.

                       SPECIAL FACTORS TO BE CONSIDERED

RISK FACTORS APPLICABLE TO IMS

  In addition to the other information contained elsewhere herein, shareholders of IMS, and particularly those who, if the Merger is approved, choose to receive Series D Preferred Stock, or options or warrants to acquire Series D Preferred Stock, or to hold their shares of Series B Preferred Stock, should carefully consider the risks of holding IMS equity securities, including the following:

  Possible Inability to Pay Dividends or Redeem Preferred Stock. The financial condition of IMS resulting from the factors described below may preclude it under state corporate law from paying dividends on Series B Preferred Stock or Series D Preferred Stock or from redeeming Series D Preferred Stock in accordance with the terms of such securities. Lilly is not obligated to provide additional financing to IMS to permit IMS to pay dividends on preferred stock or to redeem Series D Preferred Stock in the future. Accordingly there can be no assurance that IMS will pay future dividends as they accrue or redeem outstanding Series D Preferred Stock in a timely manner, if ever. However, holders of Series D Preferred Stock who elect to enter into Put/Call Agreements will have the right to require Lilly to purchase such shares as provided in those agreements. See "PUT/CALL AGREEMENTS." Also, persons who acquire Series D Preferred Stock in the Merger or subsequently should be aware that, even if they elect not to enter into Put/Call Agreements, their shares will be subject to redemption by the Company at its election at any time on or after the fifth anniversary of the Merger, thereby terminating their continuing interest in the Company.

  Controlling Shareholder. Upon completion of the Merger, Lilly and/or its affiliates will own 100% of the Company's outstanding voting stock and will be the controlling shareholder of the Company (subject to possible post-Merger issuance of voting stock to others) (see "THE MERGER--Effect of the Merger on Company Options, Warrants and Exchange Rights"). Accordingly, Lilly will be able to control virtually every aspect of the Company's affairs.

  Historical Operating Losses and Negative Cash Flow From Operations. As a result of its rapid growth, the investment required to establish its operating networks and the time required for networks to generate positive cash flow, the Company has incurred significant operating and net losses and negative cash flow since its inception. At June 30, 1995, IMS had an accumulated deficit of approximately $29.9 million. The Company had net losses of approximately $3.7 million, $5.9 million and $4.3 million for the fiscal years ended December 31, 1992, 1993 and 1994, respectively, and $6.5 million for the six month period ended June 30, 1995. The Company expects to continue to generate negative cash flow from operating activities while it emphasizes development and expansion of its IMS MEDACOM(R) networks and until its operating networks have established a sponsor base generating sufficient recurring revenue to cover direct network operating expenses and the costs of corporate support and overhead. There can be no assurance that the Company will achieve or sustain profitability in the future.

  Long Sales Cycle; Dependence on Licensing Revenue. The Company's long term recurring cash flow is dependent upon the Company being able to establish a substantial number of sponsors for its various networks and increasing the number of physicians with which the networks have connectivity. The Company normally anticipates that it will take from 12 to 36 months before a new network will generate a positive cash flow. During this period, the Company will expend substantial time, efforts and funds to obtain sponsors for a network, to market to physician subscribers and to increase network usage. If the Company is unable to establish networks with a sufficient number of sponsors to provide positive cash flow, the Company will continue to incur losses in the future. Moreover, pending the establishment of additional recurring revenue from fees paid by sponsors of networks, the Company will rely on fees from the periodic sales of network licenses and fees from existing sponsors. There are no assurances that the Company will be able to generate sufficient cash flow therefrom to meet the Company's cash requirements.

  Competition. The market for healthcare information systems is intensely competitive. Computerized medical office management and data communication systems are offered to physicians, hospitals, payors and other potential network sponsors by a wide range of vendors, including manufacturers of computer equipment, software vendors, hospital information systems companies and systems integrators. In addition, certain claims processing organizations, hospitals, third party administrators, insurers and/or other organizations provide direct computer communication links between the physician and the organization. These business firms have financial and other resources more extensive than those of the Company.

  The Company relies on copyrights, trademarks and service marks, nondisclosure and noncompetition agreements and technical measures to protect its proprietary rights pertaining to its software products and network technology. Such protection may not preclude competitors from developing networks and software with features similar to those developed by the Company. The Company's business and anticipated future success depend on its technology, expertise and experience, all of which could be duplicated by competitors. There can be no assurance that future competition will not have a material adverse effect on the Company's business, financial condition and results of operations.

  In addition, the network services industry in general is impacted by evolving standards and technology. The Company's ability to anticipate or guide these standards in the health care sector and to continue to apply advances in computer and telecommunications technology in the operation of its networks will be significant factors in the Company's success. Many of the Company's competitors have significantly greater financial, technical, product development and marketing resources than the Company, and there is no assurance that the Company will remain competitive.

  Consolidation of the Healthcare Industry. The rapid emergence of managed care plans and especially the movement toward risk sharing or capitated provider payment methodologies is resulting in dramatic changes in the healthcare industry. The Company's market is being complicated by the formation of new multi-provider integrated delivery systems in which the goals of payors, provider institutions and hospitals become aligned. Many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. As a result, the number of potential sponsors for the Company's networks could be reduced, thereby shrinking the Company's total market.

  Dependence on Key Management and Personnel. The Company depends to a significant extent on certain executive officers and technical personnel. The Company's growth and future success will depend in large part on its ability to attract, motivate and retain highly qualified personnel, in particular, trained and experienced professionals capable of developing, selling and installing healthcare information networks. Competition for such personnel is intense and there can be no assurance that the Company will be successful in hiring, motivating, training or retraining such qualified personnel. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not currently maintain any key man life insurance policies on any of its management personnel or employees and does not have employment agreements with most of them.

  Limited Experience in Expanding Networks. Because most of the Company's networks have become operational in the last two years, usage of many of these networks to date has been limited. The Company will depend upon the growth of recurring revenue from these networks as they mature, without which the Company's future results may be adversely affected. The Company's marketing strategy relies heavily on its ability to recruit local and national sponsors willing to pay fees to the Company to communicate with physicians and others using the networks. There is no assurance that this marketing approach will be successful. The Company's marketing efforts have been focused upon convincing hospitals, clinical laboratories, pharmacies, imaging centers and other medical payers and providers to convert from a traditional proprietary communications system approach of paper and phone based communications with physicians to the Company's nonproprietary and open architecture automated network solution. There can be no assurance that these conversions will occur or that the Company's network services will be the method of communication employed by such users.

BACKGROUND TO THE MERGER

  Lilly, through its subsidiary, PCS, has been a shareholder of IMS since November 1994, when Lilly acquired the PCS pharmacy benefits management services business of McKesson. At that time McKesson owned

160,200 shares of Company Common Stock, 2,625,000 shares of Series C Preferred Stock and Warrants to buy an aggregate of 875,000 shares of Series C Preferred Stock at prices of $5 to $7 per share. (See "-- Prior Agreements/Relationship of the Parties -- Stock Purchases by McKesson" below.) Each share of Series C Preferred Stock is convertible into one share of Company Common Stock. At the time McKesson also held various agreements with IMS that are described below under "-- Prior Agreements/Relationship of the Parties -- McKesson Sponsorship Agreement" and "-- Prior Agreements/Relationship of the Parties -- McKesson Stockholder's Rights Agreement." By acquiring PCS, Lilly acquired McKesson's IMS shares and Warrants and contract rights. In January 1995, PCS exercised a Warrant to purchase 375,000 shares of Series C Preferred Stock at a price of $5 per share. As a result of the foregoing, since November 1994, Lilly, through PCS, has owned, or had the right to acquire, about 28% of the Company Common Stock on a fully-diluted basis and has been entitled to have two representatives on the IMS Board of Directors. Mr. Kevin Moley, an employee of PCS, has served as a Lilly representative on the IMS Board since November 1994. Mr. Moley served as a McKesson representative on the IMS Board since January 1994 and also served as interim Chief Executive Officer of IMS for the period from July 1994 to December 1994. Dr. Michael Hunt has served as a Lilly representative on the IMS Board since December 1994.

  In December 1994, Lilly indicated to IMS that it was considering the possibility of proposing a transaction in which Lilly would acquire some or all of the shares of Company Common Stock that it did not already own. At a meeting held on December 20, 1994, the IMS Board established a special committee (the "Special Committee") to consider and explore any proposal received from Lilly for such a transaction, as well as to consider and explore alternative transactions. The Special Committee consisted of Messrs. Charles
I. Brown, Alan S. Danson, John W. Hanes, Jr., David R. Holbrooke, James A. Larson and John A. McChesney, none of whom is an officer, employee or affiliate of Lilly and only one of whom, Mr. Brown, is an executive officer of IMS. The Special Committee was authorized to retain a financial advisor and legal counsel. At the request of the Special Committee, IMS retained special legal counsel to work with IMS's regular outside counsel and the investment banking firm of Smith Barney to serve as financial advisor in connection with any proposal from Lilly or other similar alternative transaction.

  On January 16, 1995, representatives of Smith Barney and IMS's legal counsel met with representatives of Lehman Brothers ("Lehman"), Lilly's financial advisors. At that meeting, Lehman indicated that Lilly was aware of IMS's need for working capital. Lehman stated that Lilly would be prepared to make a proposal to acquire the remainder of the shares of IMS it did not own in a cash transaction valued in the $5.50 to $6.50 per share range if IMS were interested in receiving such a proposal. Over the course of the next several weeks, the Special Committee met several times by telephone with its legal and financial advisors to review that possible proposal and to discuss the alternatives that were available to IMS in light of the contract rights that may be held by Lilly as a result of its acquisition of PCS. The alternatives considered by the Special Committee included a merger or other strategic transaction with Lilly or with other possible parties, an initial public offering, a private placement of securities with new or existing investors and the establishment of additional sponsor arrangements. The Special Committee, with the advice of Smith Barney, determined that the value range proposed by Lilly was inadequate and that a proposal in that range would not warrant further exploration. In mid-February, following these meetings, Smith Barney advised Lehman that IMS did not want to pursue a transaction in that value range although it might be willing to consider a proposal for a transaction at a higher value. Lehman also was advised that IMS would begin to explore alternative transactions to raise needed working capital, such as an initial public offering of shares of Company Common Stock.

  In the course of further discussions to see if Lilly would consider proposing a higher value, IMS provided Lilly with certain information about IMS that was not available publicly and that had not previously been made available to IMS shareholders. This information included business plans prepared by IMS's senior management which included forecasts and projections of the future financial performance of IMS. The financial forecasts furnished to Lilly by IMS included annual revenue estimates for 1995 through 1999 of approximately $32 million, $53 million, $82 million, $115 million and $140 million, respectively, and operating profits (before minority interest and provision for income taxes) for the same years at approximately $1 million, $10 million,

$22 million, $37 million and $48 million, respectively. Numbers of physicians connected to IMS networks for the same years were forecast to be approximately 33,000, 53,000, 76,000, 98,000 and 114,000, respectively. All of the estimates assumed that at least $27.7 million in additional working capital during the five years would be required and that IMS networks would be established in 27 of the largest 50 markets at the end of 1995, and that networks would be established in the remaining 23 largest markets by the end of 1999. The estimates also assumed that license and related revenue would be generated for 12 new small market networks in each of the five years through 1999. Expenses were projected on the basis of historical cost, given the size and maturity of each projected network. These estimates were prepared by senior management concerning the anticipated future performance of IMS as a stand-alone entity, without giving effect to any offer from Lilly, including the Merger.

  IMS does not as a matter of course make public, or disclose generally to its shareholders, any projections as to future performance or earnings, and the projections set forth above are included in this Proxy Statement-Prospectus only because the information was made available to Lilly by IMS. IMS has informed Lilly that the projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. IMS also has informed Lilly that its financial forecasts are, in general, prepared solely for internal use and capital budgeting and other management decision-making purposes and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. Projected information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of IMS or Lilly and their respective financial advisors. Many of the assumptions upon which the projections were based are dependent upon economic forecasting (both general and specific to IMS's business), which is inherently uncertain and subjective. Accordingly, actual results may vary materially from such projections, and none of IMS or Lilly or their respective financial advisors assumes any responsibility for the accuracy or validity of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that IMS or Lilly considers such projections an accurate prediction of future events, and Lilly has not relied on them as such.

  During March and April of 1995, IMS undertook to explore several alternative transactions aimed at raising working capital. During this period the Special Committee met frequently by telephone with IMS's legal counsel and Smith Barney. Two additional current directors who are members of IMS's senior management, Messrs. Kevin R. Green and James T. Murphy, who were not then directors, participated in many of these meetings by invitation of the Special Committee. Substantial progress was made preparing IMS for an initial public offering that might be effected with Smith Barney serving as lead underwriter. IMS also had discussions with third parties about possible minority investments by such third parties in IMS. At a meeting of the IMS Board on April 21, 1995, the Board heard a presentation from Smith Barney concerning the viability of an initial public offering of IMS stock at that time. Dr. Hunt, one of the members of the IMS Board employed by Lilly, stated that Lilly would prefer to have IMS suspend efforts toward an initial public offering or placement of shares with minority investors and instead explore a transaction in which Lilly would acquire IMS. The Board determined that the working capital needs of IMS would not permit IMS to suspend these financing efforts and authorized management to proceed with preparations for an initial public offering to be consummated as soon as possible and to continue discussions with Lilly or potential minority investors to bridge IMS's working capital needs until the public offering could be completed. Shortly after this meeting, Lilly advised IMS that it believed the contract rights obtained from McKesson provided Lilly a right of prior approval of any sale of stock to one such potential investor, although not over certain other sales or an initial public offering.

  On May 1, 1995, Lilly sent a letter to IMS outlining the terms of a proposed transaction Lilly was prepared to discuss with IMS. Under this proposal, Lilly would obtain control of IMS through a series of purchases of Company Common Stock. The proposed transaction contemplated purchases by Lilly from the IMS shareholders at a price of $7.00 per share of Company Common Stock (subject to adjustment) and purchases by Lilly from IMS of newly issued shares ranging in price from $5.25 to $6.00 per share of Company Common Stock (subject to adjustment). Lilly would also commit to make an offer to any remaining holders of Company Common Stock three years after acquisition of control at a price of $8.29 per share of Company Common Stock (calculated based on a $7.00 per share price, plus interest on such amount in the amount of 6% per annum).

  The Special Committee met with IMS's legal counsel and Smith Barney to discuss this proposed transaction on May 2, 1995. Smith Barney advised the Special Committee that, while the proposed transaction would provide needed working capital to IMS and liquidity to IMS shareholders, the offer appeared to be low and did not include any premium for either control or strategic value. Smith Barney believed that IMS could sell shares in the contemplated initial public offering in the same $7.00 per share range. The Special Committee and its advisors discussed the fact that a transaction with Lilly would eliminate the uncertainty caused by the differing interpretations of Lilly's contract rights and also would eliminate the risk that a financing could not be completed if the business did not achieve projected results in the near term.

  Following this meeting, representatives of IMS and its legal counsel and Smith Barney had further conversations with representatives of Lilly about the proposed transaction. Lilly was advised that the proposed transaction did not provide enough value for the IMS shareholders and that a structure that would result in a tax-free transaction for IMS shareholders was preferred. On May 9, 1995, members of the Special Committee, Messrs. Green and Murphy, IMS's legal counsel and Smith Barney met with representatives of Lilly, Lehman and Lilly's counsel to continue negotiations concerning a possible transaction. Lilly indicated that if the parties could agree on the parameters of a proposed transaction, Lilly would offer to provide interim financing to IMS and thus would ask that IMS suspend efforts toward an initial public offering or other financing. At this meeting the parties agreed to negotiate a non-binding term sheet providing for a transaction that would provide $8.00 per share of Company Common Stock with an opportunity for tax deferral to IMS shareholders and would provide Lilly with control of IMS. Lilly indicated that, as part of any such transaction, it would require that the members of the Board, in their individual capacity as shareholders, enter into appropriate support arrangements aimed at ensuring that the transaction would be consummated. Over the next several weeks the parties negotiated successive drafts of the non-binding term sheet.

  On June 12, 1995, Lilly and IMS executed a "Non-Binding Term Sheet" (the "Term Sheet") pursuant to which they agreed to discuss a definitive agreement under which Lilly or an affiliated entity would acquire IMS on terms outlined in the Term Sheet. Those terms with some modifications are reflected in the Merger Agreement.

  The Term Sheet did not create any legal obligations, except that (1) IMS agreed that until such time as IMS reasonably determined and notified Lilly that the parties could not reach a definitive agreement, IMS would conduct its business in the ordinary course and any extraordinary transaction material to its business would be discussed with and approved by Lilly; (2) IMS agreed that it would immediately suspend all efforts to finance its business through a public offering or private placement of its shares or otherwise, or to sell IMS or any of its business or assets, until such time as IMS reasonably determined and notified Lilly that the parties could not reach a definitive agreement; and (3) IMS and Lilly agreed that they would keep the proposed transaction strictly confidential. In addition, Lilly agreed to loan IMS $3 million upon execution of the Term Sheet, and IMS agreed to amend the Warrant held by PCS to defer the increase in exercise price of $6 to $7 per share scheduled for July 12, 1995 until 30 days after the earlier of the termination of the definitive agreement and such time as IMS or Lilly reasonably determined and notified the other party that the parties could not reach a definitive agreement.

  Upon execution of the Term Sheet, Lilly loaned IMS $3 millon to be repaid on July 1, 1996 with interest at the annual rate of 10%. The loan is subordinated to the indebtedness outstanding on June 12, 1995 and is secured by a pledge of most of the assets of IMS, including shares of subsidiaries. The loan becomes immediately due and payable if IMS breaches the Merger Agreement, subject to certain rights of IMS to cure such breach. On July 27, 1995, Lilly loaned IMS an additional $1 million on the same terms as applied to the June 12 loan.

  Following the execution of the Term Sheet, Lilly engaged in a due diligence review of the business and operations of IMS. While this review was ongoing, the parties negotiated the terms of the Merger Agreement. During the course of the extensive negotiations and discussions concerning the Merger Agreement, the Special Committee met frequently by telephone with IMS's legal counsel and Smith Barney and also received periodic updates from Mr. Brown, who participated actively in such negotiations and discussions as a member of the Special Committee and of senior management of IMS.

  On August 2, 1995, a meeting of the IMS Board was held at which five members of the Special Committee and Messrs. Green and Murphy were in attendance. One member of the Special Committee was unable to attend and Dr. Hunt and Mr. Moley, as Lilly's representatives on the Board, did not attend except for a brief period during which they were in attendance at the invitation and request of the other members in attendance. Smith Barney and legal counsel reviewed with the Board the terms of the Merger and the Merger Agreement. Smith Barney orally advised the Board that, in its opinion, as of the date of such opinion, the consideration to be received by IMS shareholders (other than Lilly and its subsidiaries) in the Merger was fair to such shareholders from a financial point of view. The Board discussed at length the conditions to the parties' obligations to consummate the Merger and the risk that one or more of those conditions would not be satisfied. In that connection, the Board invited Dr. Hunt and Mr. Moley to join the meeting to discuss with the Board Lilly's expectations and intentions with respect to IMS's employees and its business plans. Dr. Hunt and Mr. Moley assured the Board that Lilly intended to continue to operate the business as an open architecture utility model network (a network available to any user in the medical field for standard fees). Lilly also stated that it did not anticipate any significant personnel changes at that time.

  At Lilly's request, each of the IMS directors, other than Dr. Hunt and Mr. Moley, agreed to enter into support agreements concurrently with the execution of the Merger Agreement. Pursuant to the support agreements, each such person, in his capacity as an IMS shareholder, agreed that until the Merger is consummated or the Merger Agreement is terminated he will not transfer his IMS shares (subject to certain exceptions), will vote his IMS shares in favor of the Merger and will refrain from soliciting or supporting other proposals for the merger or sale of IMS. Each such person also agreed to exchange any shares of Series B Preferred Stock that he owns for cash and/or Series D Preferred Stock as he may elect pursuant to Merger Agreement, and to waive any rights that he may have to register IMS securities under the Securities Act or to require IMS to provide information to facilitate public resales of such securities.

  Based on its review and consideration of the proposed Merger and the Merger Agreement, the Board determined that the proposed Merger was fair and reasonable and in the best interests of the Company and its shareholders (other than Lilly and its subsidiaries) and approved the Merger and the Merger Agreement. The Merger Agreement was executed on August 2, 1995.

EFFECTS OF THE PROPOSED MERGER

  The Merger is intended to provide IMS with a means to continue to fund the growth of its business and to expand into new markets while providing an opportunity for liquidity to IMS shareholders and continued incentive to management and employees of IMS. As a result of the Merger, future appreciation, if any, of IMS value will accrue to the benefit of Lilly and its shareholders and not to the present shareholders of IMS, whose return will be limited to the fixed dividend on Series D Preferred Stock or Series B Preferred Stock if the shareholder elects to accept or retain such securities in lieu of cash. Future control of IMS and its business will pass from the present Board of Directors of IMS to a new Board of Directors designated by Lilly.

LILLY'S PURPOSE OF THE MERGER

  For Lilly, the Merger will provide an opportunity to forge closer ties with health care providers and payers, allowing it to deliver information quickly to people who provide care and make health care decisions. For Lilly, the primary purpose for the Merger is to expand Lilly's pharmaceutical management services by connecting to the existing 25,000 physicians connected to IMS Networks. Lilly intends to utilize the connectivity to provide disease management utilization tools to the existing base and future IMS subscribers. Lilly's desire is to expand its technological intervention capabilities and connectivity to not only physicians but to all disparate sources of the health care community. IMS is expected to play an integral role in the creation and expansion of this health care network. Assuming all IMS shareholders elect to receive cash in the Merger and all holders of Company Options and Warrants elect to receive the net cash value, Lilly would pay approximately $76 million for all such securities. Lilly intends to finance the acquisition through general corporate funds and through borrowings (most likely the private sale of commercial paper to institutional investors).

RECOMMENDATION OF THE IMS BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

  The Board of Directors of IMS (with one director absent) has approved the Merger, determined that the proposed Merger is fair and reasonable and in the best interests of the Company and its shareholders (other than Lilly and its subsidiaries) and recommended that such shareholders approve and adopt the Merger Agreement (except that Dr. Hunt and Mr. Moley, as Lilly's representatives on the Board, abstained from the Board's deliberations and vote). The Board based its recommendation on a number of factors, including the following:

    (a) Information with respect to the financial condition, results of operations, business and prospects of the Company, and, in particular, the failure of the Company to meet its budgeted results for the year to date and the need for substantial amounts of working capital in the near term.

    (b) The oral opinion of Smith Barney, delivered to the Board on August 2, 1995 and subsequently confirmed in writing, that the consideration to be received by IMS's shareholders (other than Lilly) pursuant to the Merger was fair to such shareholders from a financial point of view as of the date of such opinion and its subsidiaries.

    (c) Possible alternatives to the Merger (including continuing to operate as an independent entity, engaging in another strategic transaction or selling stock publicly or privately), the range of possible values to the Company's shareholders of such alternatives, and the timing and likelihood of actually accomplishing those alternatives.

    (d) The fact that Lilly has reported that it has available liquid assets sufficient to promptly consummate the Merger.

    (e) The terms and conditions of the Merger Agreement, including the amount and form of the consideration to be received thereunder, and the fact that the terms of the Merger Agreement and the consideration paid to shareholders were determined through arm's-length negotiations with the Special Committee and that members of the Special Committee voted unanimously (with one member absent) for approval of the Merger and the Merger Agreement.

    (f) The uncertainty that exists as to the rights Lilly has under the McKesson contracts obtained as part of its acquisition of PCS and the likelihood that such uncertainty would limit the alternatives to the Merger available to IMS and affect the cost and timing of pursuing any such alternative.

    (g) The impact of the Merger on the Company's employees and its business plans.

    (h) The willingness of each member of the Board, in his individual capacity as shareholder, to support the Merger and to enter into the support agreements required by Lilly in connection with the proposed Merger Agreement.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the IMS Board found it impracticable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their decisions.

OPINION OF FINANCIAL ADVISOR

  IMS retained Smith Barney as its financial advisor in connection with the Merger. In connection with such engagement, IMS requested that Smith Barney evaluate the fairness, from a financial point of view, to the IMS shareholders (other than Lilly and its affiliates) of the Cash Election and the Stock Election (collectively, the "Elections") to be offered to such shareholders in the Merger. Smith Barney rendered an oral opinion to the IMS Board on August 2, 1995, which was subsequently confirmed in writing, in each case to the effect that, as of the date of such opinion, the Elections to be offered to the IMS shareholders (other than Lilly and its subsidiaries) in the Merger was fair, from a financial point of view, to such shareholders.

  The full text of the written opinion of Smith Barney, dated August 2, 1995, which sets forth the assumptions made, procedures followed, matters considered, limitations on and the scope of the review by Smith Barney in rendering its opinion, is attached as Appendix C to this Proxy Statement-Prospectus. SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

  In connection with rendering its oral opinion and preparing its written and oral presentations to the IMS Board, Smith Barney performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Smith Barney in this regard. Smith Barney's opinion is directed only to the fairness, from a financial point of view, to the IMS shareholders of the consideration to be received by such shareholders in the Merger, does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for IMS or the effect of any other transaction in which IMS may engage nor does it address any other aspect of the Merger. Smith Barney's opinion does not constitute a recommendation to any IMS shareholder as to how such shareholder should vote with respect to the Merger. In addition, Smith Barney was not asked to, and did not, express any opinion as to the relative merits of receiving the cash consideration or the stock consideration in the Merger and, accordingly, Smith Barney's opinion does not constitute a recommendation to any IMS shareholder as to whether to make a Cash Election and receive the cash consideration or not to make a Cash Election and receive the stock consideration. Smith Barney was not asked to, and did not, express any opinion as to (a) what the value of the Series D Preferred Stock actually will be when issued to IMS shareholders pursuant to the Merger or the price at which the Series D Preferred Stock will trade, if at all, subsequent to the Merger, (b) any Election to Retain Series B Preferred Stock or (c) the relative fairness of the Merger to the holders of the Company Common Stock and the holders of the Series B Preferred Stock. The summary of Smith Barney's opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Appendix C.

  In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of IMS concerning the business, operations and prospects of IMS. Smith Barney examined certain business and financial information relating to IMS as well as certain financial forecasts and other data for IMS which were provided to Smith Barney by the management of IMS. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: IMS's historical and projected earnings and the capitalization and financial condition of IMS. Smith Barney considered, to the extent publicly available, the financial terms of certain other transactions that Smith Barney considered comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to those of IMS. Smith Barney also conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed necessary to arrive at its opinion.

  In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. Except as described herein, Smith Barney did not conduct any review or investigation of IMS or Lilly. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Smith Barney, Smith Barney assumed that such forecasts and other information were reasonably prepared on bases that reflected the best currently available estimates and judgments of IMS's management as to the expected future financial performance of IMS. In addition, Smith Barney did not make, nor was it provided with, an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of IMS nor did Smith Barney make any physical inspection of the properties or assets of IMS. No limitations were imposed on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion. Smith Barney's opinion necessarily is based on financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion.

  In preparing its opinion to the Board of Directors of IMS, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion or of its presentations to the IMS Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and application of those methods to the particular circumstances and, therefore, such opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to IMS, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of IMS. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

  Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the closing stock prices and market values of the following health care information technology companies: Cerner Corp.; CliniCom, Inc.; CyCare Systems, Inc.; GMIS Inc.; HBO & Company ("HBO"); HCIA, Inc.; Health Management Systems, Inc.; Medaphis Corp.; Medic Computer Systems, Inc.; Medicus Systems Corp.; Phamis, Inc.; and Shared Medical Systems Corp. (collectively, the "Comparable Companies"). Smith Barney compared the results of IMS to the results of the Comparable Companies.

  Smith Barney compared market values as multiples of historical and estimated net income. The high, low and mean multiples of net income of the Comparable Companies for the latest twelve months ("LTM") were 63.3, 19.0 and 40.6. The high, low and mean multiples of estimated 1996 net income of the Comparable Companies were 35.6, 15.8 and 26.1, respectively. Smith Barney also compared the total enterprise values (equity market value plus total debt and the book value of preferred stock, minus cash and cash equivalents) to historical earnings before interest and taxes ("EBIT") and to historical earnings before interest, taxes, depreciation and amortization ("EBITDA") and the total enterprise values plus capitalized leases to historical revenues and to historical earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR"). The high, low and mean multiples of LTM EBIT of the Comparable Companies were 35.3, 11.1 and 24.5, respectively; of EBITDA of the Comparable Companies, 28.4, 8.6 and 17.9, respectively. The high, low and mean multiples of LTM revenues of the Comparable Companies were 6.5, 1.5 and 3.9, respectively; of EBITDAR of the Comparable Companies, 24.7, 8.5 and 16.6, respectively.

  Using a range of representative multiples derived from these calculations of total enterprise value plus capitalized leases to LTM revenues, Smith Barney derived a range of implied equity value of IMS of approximately $67.7 million to $90.6 million, which reflected a range of implied value per share of Company Common Stock (or equivalent) of $4.68 to $6.26. Using a range of representative multiples derived from these calculations of market value to estimated 1996 net income, Smith Barney derived a range of implied equity value of IMS of approximately $69.0 million to $93.4 million, which reflected a range of implied value per share of Company Common Stock (or equivalent) of $4.77 to $6.46.

  Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase prices and transaction values in the following selected merger and acquisition transactions involving health care information services companies:
HBO/CliniCom; HBO/First Data Health System Group; Medaphis Corp./Automation Atwork; Thomson Corp./MEDSTAT Group; HBO/Serving Software; and Inforum Inc./MEDSTAT Systems Inc. (collectively, the "Comparable Transactions").

  Smith Barney compared the purchase prices as multiples of historical net income and book value. The high, low and mean multiples of LTM net income were 66.2, 12.0 and 38.6, respectively; of book value, 7.5, 2.5 and 4.5, respectively. Smith Barney also compared transaction values as a multiple of historical revenues and EBIT. The high, low and mean multiples of LTM revenues were 7.9, 1.4 and 4.8, respectively; of LTM EBIT, 49.4, 6.4 and 30.7, respectively.

  Using a range of representative multiples derived from these calculations of transaction value to LTM revenues, Smith Barney derived a range of implied equity value of IMS of approximately $82.6 million to $110.7 million, which reflected a range of implied value per share of Company Common Stock (or equivalent) of $5.71 to $7.66.

  No company, transaction or business used in the comparable company and selected merger and acquisition transactions analyses is identical to IMS or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.

  Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of IMS for the fiscal years ended December 31, 1996 through December 31, 1998, assuming, among other things, discount rates of 30%, 35% and 40% and terminal multiples of 1998 EBITDA of 5.0, 6.0, 7.0 and 8.0. Utilizing these assumptions, Smith Barney arrived at a range of implied equity value of IMS of approximately $90.6 million to $118.7 million, which reflected a range of implied value per share of Company Common Stock (or equivalent) of $6.26 to $8.21.

  Initial Public Offering Analysis. Smith Barney also analyzed the continued viability and attractiveness of an initial public offering of shares of Company Common Stock. However, Smith Barney concluded that an initial public offering was not viable and was therefore irrelevant in their analysis of the fairness of the consideration to be received by shareholders of IMS in the Merger.

  Smith Barney is a nationally recognized investment banking firm and as part of its investment banking business, Smith Barney is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Smith Barney because of Smith Barney's experience in transactions similar to the Merger as well as Smith Barney's knowledge of the health care information services industry generally. Smith Barney assisted IMS in the negotiation of the terms of the Merger, including the structuring of the Merger Consideration, but made no recommendation as to the form and amount of the consideration, other than as set forth in Smith Barney's fairness opinion.

  As compensation for Smith Barney's services as financial advisor to IMS in connection with the Merger, IMS has agreed to pay Smith Barney: (i) a retainer fee of $100,000; (ii) an opinion fee of $500,000, which was payable upon delivery by Smith Barney of its opinion; and (iii) a transaction fee of
approximately $   , payable upon consummation of the Merger, against which the retainer fee and the opinion fee will be credited. IMS has also agreed to reimburse Smith Barney for certain expenses incurred in connection with its engagement and to indemnify Smith Barney and its affiliates against certain liabilities, including certain liabilities under the Federal securities laws relating to, arising out of or in connection with its engagement. In the ordinary course of its business, Smith Barney may trade the securities of Lilly for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

PRIOR AGREEMENTS/RELATIONSHIPS OF THE PARTIES

  In June, 1993, McKesson made its initial investment in IMS by purchasing 50,000 shares of Company Common Stock at $5 per share. In September 1993 McKesson purchased a note in the principal amount of $500,000 convertible into Company Common Stock. Pursuant to a Stock Purchase Agreement, dated January 6, 1994, McKesson purchased 1,250,000 shares of Series C Preferred Stock at a price of $4 per share in January 1994 payable in part by cancellation of the $500,000 convertible note, and purchased 1,000,000 shares at a price of $5 per share in July 1994. Also pursuant to that Agreement, McKesson acquired Warrants to purchase an aggregate of 1,250,000 shares of Series C Preferred Stock at initial exercise prices of $5 to $6 per share. McKesson purchased from an IMS shareholder an additional 110,200 shares of Company Common Stock at $5 per share in April, 1994. PCS exercised a Warrant in November 1994 for 375,000 shares of Series C Preferred

Stock at $5 per share. On November 21, 1994, Lilly acquired the PCS pharmacy benefits management services business of McKesson, together with McKesson's IMS shares, Warrants and contract rights. In January 1995, PCS exercised a Warrant for 375,000 additional shares of Series C Preferred Stock, at a price of $5 per share. In October 1995, PCS exercised its sole remaining Warrant and thereby purchased 500,000 shares of Series C Preferred Stock at a price of $6 per share. Lilly has made loans, and is obligated to make additional loans, to the Company. See "PRIOR AGREEMENTS/RELATIONSHIPS OF THE PARTIES--Lilly Loans to IMS."

  MCKESSON SPONSORSHIP AGREEMENT

  McKesson and IMS entered into a Network Sponsorship and Participation Agreement, dated November 17, 1993 (the "McKesson Sponsorship Agreement"), under which McKesson was granted various rights to utilize IMS Networks to send and receive information between IMS Network sites and McKesson's clients, and to link IMS Networks to McKesson's transaction processing and data base management infrastructure to send and receive information in support of a variety of services. Under the Agreement, McKesson paid a sponsorship fee of $1 million which was subsequently credited against the purchase of shares of Series C Preferred Stock in July 1994 described above. All of McKesson's rights under this Agreement are now held by PCS as a result of Lilly's acquisition of PCS in November 1994.

  Term. The McKesson Sponsorship Agreement will continue until December 1998 and will be renewed automatically for successive one-year terms unless McKesson cancels the Agreement or fails to make certain minimum payments to IMS.

  Network Services. IMS is obligated to provide certain services to McKesson, including:

    (a) With respect to existing IMS Networks located in the top fifty U.S. markets, IMS will provide, or in some cases will use its best efforts to provide, access for McKesson Product Lines to all Subscribers designated by McKesson.

    (b) IMS will provide access for the McKesson Product Lines to all Subscribers designated by McKesson in all new IMS Networks established in the top fifty U.S. markets, and McKesson will have the right to become the initial Sponsor for such new IMS Networks.

    (c) IMS will provide access for the McKesson Product Lines to all current subscribers designated by McKesson in IMS Networks in secondary markets. IMS and McKesson will negotiate in good faith the terms on which access would be made available to McKesson to new Subscribers in such Networks.

    (d) IMS will provide and maintain for each IMS Network the ComCenter System, related personnel and services needed to support current and future IMS Networks.

    (e) IMS will assist McKesson to develop and implement a plan to recruit prospective subscribers specified by McKesson for access to the McKesson Product Lines.

    (f) IMS will develop and execute a technical implementation plan for each IMS Network, including meetings with appropriate personnel of McKesson and McKesson's clients.

    (g) IMS will be responsible for installation of licensed software and for providing training, support, IMS Network administration and updates and enhancements of licensed software to subscribers sponsored by McKesson.

  Fees. In exchange for the services described above, McKesson is obligated to pay IMS certain message volume fees related to the volume of messages for each subscriber site sponsored by McKesson, plus annual minimum sponsor fees, plus certain installation and training fees. To date, no fees have become payable under the McKesson Sponsorship Agreement and the first $1 million of fees under the Agreement was prepaid by McKesson and is unused as of the date hereof.

  Approval Rights. IMS will not introduce Prescription Benefit Management Services throughout the term of the McKesson Sponsorship Agreement without the approval and except on terms acceptable to McKesson.

  Database/Information Services. McKesson may elect to use IMS Networks to provide physicians and other health care entities with access to McKesson proprietary data base/information services. Subject to certain limitations, McKesson has the right to capture and compile data transmitted across IMS Networks in connection with McKesson Product Lines and to generate, use and sell compilations, analyses and reports based on such data.

  Obligations of McKesson. McKesson will provide reasonable and appropriate cooperation with IMS's efforts to recruit potential Subscribers, and will provide IMS Network participants with access to the data center of PCS consistent with access customarily provided to PCS clients.

  CERTAIN DEFINITIONS IN MCKESSON SPONSORSHIP AGREEMENT.

  ComCenter Hardware. "ComCenter Hardware shall mean the message switching computer(s), owned by an IMS Network, on which the ComCenter Software runs."

  ComCenter Software. "ComCenter Software shall mean that portion of the IMS-NET Software that resides on the ComCenter Hardware."

  ComCenter System. "ComCenter System shall mean the ComCenter Software and ComCenter Hardware together."

  IMS Network. "An IMS Network shall mean the ComCenter Hardware, ComCenter Software, IMS-Net Software, Synergy Series Software, Network Interfaces Software, the facility and staff required to provide IMS communications services in a specific market area, and the Sponsors, Subscribers and other participants from and to whom IMS communication services are transmitted in such market area."

  McKesson Product Lines. "Each of the following shall be a McKesson Product Line (collectively, the "McKesson Product Lines"): (i) the Prescription Benefit Management Services transmitted through the IMS Networks; (ii) financial services products offered by McKesson or its direct or indirect subsidiaries; and (iii) other groups of products mutually agreed upon by the parties."

  Prescription Benefit Management Services. "Prescription Benefit Management Services shall mean the following services provided by McKesson or its direct or indirect subsidiaries: transaction and medical information services related to prescription drugs. Prescription Benefit Management Services include, but are not limited to, the following: formulary management; quality of care alerts involving drug interactions with other drugs, medical diagnosis, and other health care information; patient drug histories; patient instructions for drug use; electronic prescriptions and refill authorization; clinical information and educational sources related to drugs; information on drug distribution and pricing; clinical trial information; and drug sample management."

  Sponsor. "Sponsor shall mean any participant on any IMS Network that pays a fee to IMS (or its subsidiaries) in order to allow communications with a Subscriber. Sponsors include, but are not limited to, hospitals, clinical laboratories, managed care organizations, drug companies, and other payors and providers."

  MCKESSON STOCKHOLDER'S RIGHTS AGREEMENT

  In connection with McKesson's initial purchase of Series C Preferred Stock, IMS and McKesson executed a Stockholder's Rights Agreement, dated January 6, 1994 (the "McKesson Stockholder's Rights Agreement"). Under that Agreement, McKesson was granted (1) certain information and inspection rights, and rights to register shares of Company Common Stock under the Securities Act; (2) the right to elect two directors of IMS if the Board of Directors consisted of eight directors, or at least 20% of the directors if the Board of Directors consisted of more than eight directors; (3) the right to designate one member of the IMS Operating Company Advisory Board and one member of the IMS Business Development Group Advisory Board; (4) during the period the McKesson Sponsorship Agreement remains in effect, the right to have IMS ensure that any joint venture agreements, or other agreements for the operation of the IMS Networks, provide McKesson access for the McKesson Product Lines to all Subscribers designated by McKesson, and for such access to have the benefit of certain preferred pricing provisions under the McKesson Sponsorship Agreement;
(5) the right to cause IMS to spend up to a total of $500,000 for regional or technical development efforts as directed by McKesson; (6) during the period that the McKesson Sponsorship Agreement is in effect, the right to approve the introduction by IMS of any Prescription Benefit Management Services and the terms thereof; and (7) during the period that the McKesson Sponsorship Agreement is in effect, the right to approve, subject to certain exceptions, any joint venture agreement, or other agreement, for the operation of an IMS Network with any entity engaged in a business defined as a McKesson Product Line.

  Under the McKesson Stockholder's Rights Agreement, McKesson was granted a right of first offer to purchase all or a portion of "New Securities" which IMS may, from time to time, propose to sell. For this purpose, "New Securities" includes, subject to certain exceptions, any capital stock and rights, options or warrants to purchase capital stock and securities convertible into capital stock. The right of first offer does not apply to:
(i) sales to persons who were directors, officers, employees or shareholders as of January 6, 1994; (ii) sales of up to 15% of New Securities per investor to accredited individual investors; (iii) sales of up to 15% of New Securities per investor to institutional investors; (iv) any sales of up to 5% per investor of New Securities to significant IMS customers, which means customers generating at least 5% of IMS's annual revenues; or (v) any sales of up to 15% per investor of New Securities to potential investors which the IMS Board of Directors identifies as potential strategic partners of IMS.

  However, the exceptions set forth in clauses (i) through (v) do not apply to potential investors which are engaged to any degree, and for clauses (ii) and
(iii) have invested to any degree, in any of the Businesses defined as McKesson Product Lines (as defined in the McKesson Sponsorship Agreement). In addition, if IMS sells New Securities to a purchaser pursuant to clauses (i) through (v), McKesson has the right to purchase capital stock on the same terms as those offered to such purchaser in such amounts as will preserve McKesson's percentage of equity ownership in IMS. Furthermore, McKesson has approval rights for prospective purchasers of New Securities to the extent that they are engaged in any of the businesses defined as McKesson Product Lines.

  Nothing in the right of first offer is to constrain IMS's ability, at the sole discretion of its Board of Directors, to effect a public offering of stock. The right of first offer expires upon, and shall not be applicable to, the first sale of Company Common Stock to the public pursuant to a registration statement filed under the Securities Act involving at least 15% of IMS's aggregate outstanding shares after giving effect to the public offering and resulting in gross proceeds of at least $15 million.

  McKesson's right of first offer and approval rights described above are now claimed by Lilly's subsidiary, PCS. IMS has asserted (and PCS has disagreed) that certain of McKesson's rights under the McKesson Stockholder's Rights Agreement could be asserted only by McKesson and that such rights would not be enforceable by Lilly or PCS. If the Merger is effected, this potential dispute will be avoided.

  LILLY LOANS TO IMS

  In accordance with the Term Sheet and Merger Agreement, on June 12, 1995, July 27, 1995, August 28, 1995, September 25, 1995, October 17, 1995 and
October 25, 1995, Lilly loaned IMS $3 million, $1 million, $1 million, $1.5 million, $1.35 million and $1 million, respectively. Each loan is due and payable upon the earlier of any breach of the Merger Agreement by IMS (subject to certain rights of IMS to cure such breach) or July 1, 1996 with interest at the annual rate of 10%. Each loan is subordinated to the indebtedness outstanding on the date of such loan and is secured by a pledge of most of the assets of IMS, including shares of subsidiaries.

  Pursuant to the Merger Agreement, Lilly has agreed to continue to advance to IMS from time to time (subject to certain exceptions), at IMS's request, funds, as required to fund the then current cash requirements of IMS but not to exceed $1.5 million per month. Each such advance will be on terms and conditions that are substantially similar to those contained in the earlier loans. IMS and Lilly currently anticipate that the aggregate amount of Lilly's
loans to IMS will be approximately $    by the date of the Special Meeting.

ACCOUNTING TREATMENT OF THE MERGER

  The Merger will be accounted for as a purchase in accordance with GAAP. Accordingly, a determination of the fair market value of IMS's assets and liabilities will be made in order to allocate the purchase price of the assets acquired and the liabilities assumed. From and after the Effective Date, IMS's results of operations will be included in Lilly's consolidated results of operation.

TAX TREATMENT OF THE MERGER

  The tax treatment of a holder of Company Common Stock or Series B Preferred Stock who elects to exchange such stock for Series D Preferred Stock and enters into a Put/Call Agreement with respect to such stock is uncertain, and is discussed in greater detail below under "CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER--Receipt of Series D Preferred Stock Subject to Put and Call Rights." Any such holder should consult his or her own tax advisor regarding the consequences of the transaction.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Under the Merger Agreement, at the Effective Date, nine senior executives of IMS will each be offered severance agreements with Lilly pursuant to which Lilly will agree not to reduce such executive's rates of compensation or benefits payable to such persons for one year from the Effective Date and will pay an amount equal to one year's base salary if during the one year period such person's employment is terminated by action of IMS for any reason other than for cause or if such person resigns because he is required by IMS to relocate to any office not within reasonable commuting distance from his place of residence. See "THE MERGER AGREEMENT -- Certain Understandings and Agreements."

  Certain provisions of the employment arrangement of Kevin R. Green with IMS require IMS to pay to Mr. Green an amount equal to two years' salary under certain circumstances in the event of a change of control of IMS, such as the Merger. See "MANAGEMENT OF IMS -- Certain Transactions." Directors and officers of IMS will be afforded certain future rights to indemnification for liabilities which may arise from service as an officer or director of IMS prior to the Merger.

NO STOCK EXCHANGE OR NASDAQ LISTING; RESALES OF SERIES D PREFERRED STOCK AND SERIES B PREFERRED STOCK

  The shares of Series D Preferred Stock will not be listed on any stock exchange or traded on the National Association of Securities Dealers Automated Quotations ("NASDAQ") National Market System. In addition, it is likely that there will be fewer than 300 holders of Series D Preferred Stock and therefore that IMS will not be subject to the reporting requirements of Section 12(g) or 15(d) of the Exchange Act once it has filed its first annual report on Form 10-K in March 1996. Also, any shares that the holders elect to make subject to Put/Call Agreements will be subject to contractual restrictions on transfer, as described below under "PUT/CALL AGREEMENTS." Accordingly, it is not expected that any trading market will develop for shares of Series D Preferred Stock.

  Subject to the foregoing, the shares of Series D Preferred Stock to be issued in the Merger to persons who elect to receive such shares, and any shares that are subsequently issued upon conversion of Series B Preferred Stock, will be freely transferable, except for any shares received by "affiliates" of IMS, as that term is defined in Rule 405 under the Securities Act at the time of the Merger.

  IMS affiliates may resell such shares of Series D Preferred Stock only in compliance with the resale provisions of Rule 145 under the Securities Act or as otherwise permitted by the Securities Act. Under Rule 145, during the first two years following the Merger, such shares could be sold publicly by an IMS affiliate only if IMS is then making publicly available adequate current information pursuant to Rule 144(c), and if the number of shares to be sold, together with the number of shares sold by such affiliate within the three months preceding such sale, does not exceed one percent of the outstanding shares of Series D Preferred Stock. After such two years, such shares could be sold publicly without compliance with the volume limitations if at the time of sale the seller is not an affiliate of IMS provided that IMS continues to make available the information required by Rule 144(c). It is not expected that IMS will be making such information publicly available except during the limited period that it will be subject to the reporting requirements of Section 15(d) of the Exchange Act. After a period of three years following the Merger, such shares could be sold publicly without compliance with the volume and current public information requirements noted above if at the time of sale the seller is not, and has not been for at least three months, an affiliate of IMS. Currently, the only persons expected to be "affiliates" of IMS at the time of the Merger are the officers and directors of IMS, certain members of their families, and certain affiliated entities. Persons who continue to be affiliates of IMS after the Merger would remain subject to the requirement to make public resales in accordance with all of the provisions of Rule 144 while they retain that status.

  Shares of Series D Preferred Stock that are issued subsequent to the Merger upon the conversion of Company Options or Company Warrants may be subject to transfer restrictions under the securities laws, depending on whether the sale of those shares to the holder was registered under the Securities Act, whether such holder is then an affiliate of IMS and whether IMS is then making publicly available adequate current information.

  Any shares of Series B Preferred Stock that remain outstanding following the Merger will be subject to the same limitations on transfer described above that apply to Series D Preferred Stock. In addition, the Series B Preferred Stock is currently held by only 23 persons and IMS anticipates that a substantial number of these holders will elect to exchange their shares of Series B Preferred Stock for the Merger Consideration. Seven IMS directors who collectively own more than a majority of the shares of Series B Preferred Stock have already committed to do so. Accordingly, IMS does not expect that any trading market for the shares of Series B Preferred Stock will develop.

GOVERNMENTAL AND REGULATORY APPROVALS

  In connection with exercises of Warrants, Lilly filed a Notification with the Federal Trade Commission and the Department of Justice pursuant to the HSR Act on February 27, 1995, seeking clearance to acquire 50% or more of the voting stock of IMS. No second request for additional information was received and the mandatory waiting period expired on March 29, 1995. As a result, no further action is required under the HSR Act in connection with the Merger provided that the Merger is completed by March 29, 1996.

MARKET PRICES

  IMS. No public market exists for the Company Common Stock or the Series B Preferred Stock and, accordingly, market price information is not available for such stock.

  Lilly. The shares of Lilly Common Stock are listed and principally traded on the New York Stock Exchange, Inc. (the "NYSE"). On August 2, 1995, the last full trading day prior to the first public announcement of the Merger, the reported closing price per share of Lilly Common Stock on the NYSE Composite
Tape was $77. On       , 1995, the reported closing price per share of Lilly
Common Stock on the NYSE Composite Tape was $   .

                             THE MERGER AGREEMENT

  The following is a brief summary of the Merger Agreement, a copy of which is included as an exhibit to the Registration Statement of which this Proxy Statement-Prospectus is a part and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver of certain conditions set forth therein, Subsidiary will be merged into IMS, the separate corporate existence of Subsidiary will cease and IMS will continue as the surviving corporation. The Merger will become effective on the Effective Date upon the filing with the Secretary of State of the State of Colorado of duly executed Articles of Merger in accordance with Section 7-111-105 of the Colorado Business Corporation Act.

  Pursuant to the Merger, (i) each outstanding share of Company Common Stock (other than shares held by IMS as treasury shares, shares owned by Lilly or any subsidiary of Lilly, or shares as to which dissenters' rights have been perfected under Colorado law) will be converted into, at the holder's election, either (a) $8.00 in cash, without interest, or (b) one share of Series D Preferred Stock, (ii) each outstanding share of Series B Preferred Stock (other than shares as to which dissenters' rights have been perfected under Colorado law) will either (a) be converted into, at the holder's election, either (1) $5.33 in cash, without interest, plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the Effective Date or (2) two-thirds of a share of Series D Preferred Stock plus an amount, in cash, without interest, equal to the amount of all accrued and unpaid dividends on such share of Series B Preferred Stock to the Effective Date or (b) remain outstanding (with the amended preferences, limitations and rights set forth in the Articles of Incorporation of the surviving corporation), (iii) each outstanding share of Series C Preferred Stock of the Company will be converted into one share of common stock of the surviving corporation and (iv) each share of common stock of Subsidiary then issued and outstanding will be converted into and become 120,000 shares of common stock of the surviving corporation.

  No fractional shares of Series D Preferred Stock will be issued but in lieu thereof cash payments will be made to each holder of Series B Preferred Stock in respect of any fractional share that would otherwise be issuable to such holder (after aggregating all of the shares of Series D Preferred Stock to be issued to such holder) in an amount equal to such fractional part of a share of Series D Preferred Stock multiplied by $8.00. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

  In addition, each holder of Company Common Stock, Series B Preferred Stock, Company Options or Company Warrants will be offered the right to enter into a Put/Call Agreement with Lilly with respect to any or all of the shares of Series D Preferred Stock that such holder may acquire. See "PUT/CALL AGREEMENTS."

  If the Merger is adopted by the requisite vote of the shareholders of IMS and certain other conditions to the Merger are satisfied or waived, the Closing will be held promptly thereafter, or if later, on the day three business days following the date on which the last of the required conditions to the Closing has been fulfilled or waived, or at such other time as is agreed upon by Lilly and IMS.

DESCRIPTION OF ELECTION PROCEDURES

  Subject to the election procedures set forth below, each record holder immediately prior to the Effective Date of shares of Company Common Stock or Series B Preferred Stock (other than Lilly or any subsidiary of Lilly) will be entitled (i) to make a Cash Election for any or all of such shares, or (ii) to make a Stock Election for any or all of such shares. In addition, each record holder immediately prior to the Effective Date of shares of Series B Preferred Stock will be entitled to make an Election to Retain Series B Preferred Stock.

  Elections must be made by mailing to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and (except if an Election to Retain Series B Stock is made or deemed to have been made), accompanied by the certificates representing the shares of Company Common Stock or Series B Preferred Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificates by a commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.). All duly completed Forms of Election must be received by the Exchange Agent by the Election Deadline. Lilly will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Lilly (or the Exchange Agent) in such matters will be conclusive and binding. Neither Lilly nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent.

  A HOLDER OF COMPANY COMMON STOCK OR SERIES B PREFERRED STOCK WHO DOES NOT SUBMIT A PROPERLY COMPLETED AND SIGNED FORM OF ELECTION WHICH IS RECEIVED BY THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE WILL BE DEEMED TO HAVE MADE A CASH ELECTION, IN THE CASE OF A HOLDER OF COMPANY COMMON STOCK, AND AN ELECTION TO RETAIN SERIES B PREFERRED STOCK, IN THE CASE OF A HOLDER OF SERIES B PREFERRED STOCK. If Lilly or the Exchange Agent determines that any purported Cash Election, Stock Election or Election to Retain Series B Preferred Stock was not properly made, the shareholder making such purported Election will be deemed to have made a Cash Election, in the case of a holder of Company Common Stock, and an Election to Retain Series B Preferred Stock, in the case of Series B Preferred Stock.

  An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Upon any such revocation, unless a duly completed Form of Election is thereafter submitted in accordance with the procedures described herein, such shares will be deemed to be Cash Election shares, in the case of Company Common Stock, and Election to Retain Series B Preferred Stock shares, in the case of Series B Preferred Stock.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

  IMS SHAREHOLDERS THAT WISH TO SUBMIT A FORM OF ELECTION SHOULD DELIVER THEIR STOCK CERTIFICATES TOGETHER WITH SUCH FORM OF ELECTION OR PROVIDE FOR, AND COMPLY WITH THE REQUIREMENTS OF, GUARANTEED DELIVERY.

  Lilly will instruct the Exchange Agent to mail to each holder of record (other than (x) holders of dissenting shares or (y) Lilly or any subsidiary of Lilly) of a certificate or certificates which immediately prior to the Effective Date evidenced outstanding shares of Company Common Stock or Series B Preferred Stock (the "Certificates"), (i) a letter of transmittal, (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Series D Preferred Stock or cash and (iii) a Form of Election. With respect to a holder of a Certificate, other than a Certificate representing Series B Preferred Stock for which a valid Election to Retain Series B Preferred Stock, or a deemed Election to Retain Series B Preferred Stock, has been made, upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor (A) certificates evidencing that number of shares of Series D Preferred Stock which such holder has the right to receive in respect of the shares of Company Common Stock or Series B Preferred Stock formerly evidenced by such Certificate, (B) cash which such holder is entitled to receive, (C) cash in lieu of a fractional share of Series D Preferred Stock which such holder is entitled to receive and (D) any dividends or other distributions to which such holder is entitled, and the Certificate so surrendered will be cancelled; provided, however, that as to any holder who executed a Put/Call Agreement with respect to any shares of Series D Preferred Stock, the certificates evidencing such shares will be delivered to the Escrow Agent under the Escrow Agreement contemplated by the Put/Call Agreements. In the event of a transfer of ownership of shares which is not registered in the transfer records of the Company, for transferees who elect to receive the Merger Consideration, a certificate evidencing the proper number of shares of Series D Preferred Stock and/or cash may be issued and/or paid to that transferee if the Certificate evidencing such transferred shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate, other than a Certificate representing shares of Series B Preferred Stock for which a valid Election to Retain Series B Preferred Stock, or a deemed Election to Retain Series B Stock, has been made, will be deemed at any time after the Effective Date to evidence only the right to receive upon such surrender the appropriate Merger Consideration.

  No dividends or other distributions declared or made with respect to Series D Preferred Stock will be paid to the holder of any unsurrendered Certificate with respect to the shares of Series D Preferred Stock evidenced thereby, and no other part of the Merger Consideration will be paid to any such holder until the holder of such Certificate surrenders such Certificate. No interest will accrue or be paid on the Merger Consideration.

  All shares of Series D Preferred Stock issued and cash paid upon conversion of the shares of Company Common Stock or Series B Preferred Stock in accordance with the terms of the Merger Agreement will be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Series B Preferred Stock. On the Effective Date, each holder of a certificate or certificates up to that time representing shares of Company Common Stock or Series B Preferred Stock, other than a holder of a certificate or certificates representing Series B Preferred Stock for which a valid Election to Retain Series B Preferred Stock, or a deemed Election to Retain Series B Preferred Stock, has been made, will cease to have any rights as a shareholder of the Company and will not be deemed to be a shareholder of, or be entitled to any rights of a shareholder with respect to, the surviving corporation but thereafter will have only the rights described herein.

  Neither Lilly nor IMS will be liable to any shareholder for any shares or cash in respect of shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such person of a bond in a form and an amount specified by Lilly and reasonably acceptable to the Company as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without any interest or dividends or other payments thereon, upon due surrender of and deliverable in respect of such Certificate pursuant to the Merger Agreement.

  IMS will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as IMS is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code (the "Code"), or any provision of state, local or foreign tax law.

  After the Effective Date, there will be no transfers on the stock transfer books of the Company of any shares of Company Common Stock, other than any shares of Company Common Stock held by Lilly or any subsidiary of Lilly, or any shares of Series B Preferred Stock which were outstanding immediately prior to the Effective Date other than shares of Series B Preferred Stock for which a valid Election to Retain Series B Stock, or a deemed Election to Retain Series B Stock, has been made. If, after the Effective Date, Certificates formerly representing shares of Company Common Stock which were outstanding immediately prior to the Effective Date, other than any shares of Company Common Stock held by Lilly or any subsidiary of Lilly, or shares of Series B Preferred Stock which were outstanding immediately prior to the Effective Date (for which a valid Election to Retain Series B Stock has not been made or deemed to be made) are presented to the Company or the Exchange Agent, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration.

 SHAREHOLDERS SHOULD SEND IN THEIR SHARE CERTIFICATES ONLY WITH THE LETTER OF
                TRANSMITTAL AND NOT WITH THEIR PROXY CARDS

EFFECT OF THE MERGER ON COMPANY OPTIONS, WARRANTS AND EXCHANGE RIGHTS.

  Each holder of outstanding Company Options on the Effective Date will have the right immediately following the Merger to elect to have such Company Options converted, in whole or in part, into (i) the right to receive $8.00 in cash, without interest, for each share of Company Common Stock for which such Company Option was exercisable as of the Effective Date (except that in lieu of paying the exercise price of such Company Option, the holder thereof may elect to net the amount of the exercise price against and to that extent reduce the $8.00 otherwise receivable), or (ii) the right to purchase for the same exercise price one share of Series D Preferred Stock for each share of Company Common Stock for which such Company Option was exercisable as of the Effective Date, or (iii) fully vested Lilly Options to acquire shares of Lilly Common Stock under the 1994 Lilly Stock Plan. Any election pursuant to clause
(ii) above must be for a whole number of shares of Series D Preferred Stock.

  Each Company Option for which an election to convert into Lilly Options is duly made will be converted as follows: each such Company Option will become a Lilly Option with an exercise price that bears the same relationship to the fair market value of Lilly Common Stock on the Effective Date (as such value is determined under the 1994 Lilly Stock Plan) as the exercise price of the Company Option bears to $8.00, and the number of shares subject to the Lilly Option will be the number that results in the Lilly Option having the same aggregate "spread" as existed on the Company Option. (For this purpose, the aggregate "spread" on the Company Option shall be (x) the difference between $8.00 and the exercise price of the Company Option multiplied by (y) the number of shares subject to the Company Option; and the aggregate "spread" on the Lilly Option shall be (x) the difference between the exercise price of the Lilly Option and the fair market value of Lilly Common Stock on the Effective Date multiplied by (y) the number of shares subject to the Lilly Option.) By way of illustration, if a holder owns a Company Option on 100 shares of Company Common Stock at an exercise price of $2.00 per share, then the aggregate "spread" is $600, i.e., ($8.00 - $2.00) X 100. If the fair market value of Lilly Common Stock on the Effective Date is $80 per share, the exercise price of the Lilly Option will be $20, i.e., 2/8 = 20/80, and the number of Lilly shares subject to the Lilly Option will be 10, i.e., the aggregate "spread" of $600 divided by the per share "spread" of $60 under the Lilly Option. The other terms and conditions of the Lilly Option will, to the extent practicable and permitted under the 1994 Lilly Stock Plan, be substantially the same as the Company Option for which the Lilly Option is substituted. Notwithstanding the foregoing, no Lilly Option to purchase a fractional share of Lilly Common Stock will be issued to a holder of a Company Option. In lieu thereof, a cash payment will be made in respect of any such Lilly Option that would otherwise be issuable to such holder (after aggregating all of the Lilly Options to be issued to such holder) in an amount equal to such fractional part of a Lilly Option multiplied by the "spread" on a Lilly Option for one share of Lilly Common Stock.

  Each holder of outstanding Company Warrants on the Effective Date (other than warrants owned by Lilly or any of its subsidiaries) will have the right to elect to have such Company Warrants converted into (i) the right to receive $8.00 in cash, without interest, for each share of Company Common Stock for which such Company Warrant was exercisable as of the Effective Date (except that in lieu of paying the exercise price of such Company Warrant, the holder thereof may elect to net the amount of the exercise price against and to that extent reduce the $8.00 otherwise receivable) or (ii) the right to purchase for the same exercise price one share of Series D Preferred Stock for each share of Company Common Stock for which such Company Warrant was exercisable as of the Effective Date.

  A Form of Election for use by holders of Company Options and Company Warrants will be mailed separately to holders thereof. To be effective, a Form of Election must be properly completed, signed and received by the Exchange Agent by the Election Deadline. HOLDERS OF COMPANY OPTIONS OR COMPANY WARRANTS WHO DO NOT PROPERLY COMPLETE AND RETURN THE FORM OF ELECTION BY THE ELECTION DEADLINE WILL BE DEEMED TO HAVE ELECTED TO RECEIVE THE LILLY OPTIONS IN THE CASE OF A COMPANY OPTION, OR THE RIGHT TO PURCHASE SHARES OF SERIES D PREFERRED STOCK, IN THE CASE OF COMPANY WARRANTS.

  In addition, each holder of a Company Option or a Company Warrant will be offered the right to enter into a Put/Call Agreement with Lilly with respect to any and all of the shares of Series D Preferred Stock that such holder may acquire. See "PUT/CALL AGREEMENTS."

  Under a joint venture agreement with IMS, Blue Cross and Blue Shield of Arizona, Inc. ("BCBSAZ"), as limited partner in the joint venture, has the right to elect to exchange all or part of its rights to profit allocations in the joint venture for shares of Company Common Stock. The number of shares is to be determined by dividing $3.5 million by the market price of Company Common Stock at the time of exchange. This right is available to BCBSAZ at any time until three years and 120 days after commencement of the initial public offering of equity securities of the Company. It is possible that BCBSAZ will exercise this right after the Merger, with the result that BCBSAZ would own Company Common Stock after the Merger with a value at the time of issuance of $3.5 million.

  Lilly reserves the right to cause the Company to issue Company Common Stock or other securities, whether voting or non-voting, following the Merger at any time or from time to time to Lilly or third parties for any proper corporate purpose.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of IMS as to, among other things: (i) the due organization, valid existence and good standing of IMS and its subsidiaries; (ii) the capitalization of IMS; (iii) the minute books and stock books of IMS and certain of its subsidiaries; (iv) the authorization, execution and delivery of the Merger Agreement and certain ancillary agreements, the validity and enforceability thereof against IMS, the noncontravention thereby of the articles or certificate of incorporation or by-laws (or other organizational documents) of IMS or any subsidiary or affiliated entity, or the Company Options or Company Warrants, or any note, bond, mortgage, indenture, deed of trust, license, partnership agreement, joint venture agreement, collaborative arrangement or relationship or any contract, commitment or agreement or other instrument or obligation or with any order, writ, injunction, decree, statute, rule or regulation and the absence of requirements for any consents, approvals, notices or registrations to be obtained or filed in connection with the Merger; (v) possession of licenses, permits and authorizations and compliance with applicable laws; (vi) the preparation of, and presentation of certain information in, the financial statements of IMS and its subsidiaries; (vii) the absence of undisclosed liabilities; (vii) the absence of certain changes or events since May 31, 1995; (viii) tax matters; (ix) the ownership or lease of properties and assets; (x) accounts receivable; (xi) the number of physicians connected to IMS networks; (xii) the existence and enforceability of certain contracts;
(xiii) intellectual property matters; (xiv) pending or threatened litigation;
(xv) insurance; (xvi) accuracy of information provided to Lilly; (xvii) employee benefit plans; (xviii) personnel and labor matters;
(xix) environmental matters; (xx) transactions involving affiliates of IMS;
(xxi) the opinion of financial advisor; (xxii) fees owed to brokers or finders; and (xxiii) powers of attorney and suretyships of IMS or any subsidiary.

  The Merger Agreement also contains representations and warranties of each of Lilly and Subsidiary as to, among other things: (i) their due organization, valid existence and good standing; and (ii) their authorization, execution and delivery of the Merger Agreement and certain ancillary agreements, the validity and enforceability thereof against Lilly and Subsidiary and the noncontravention thereby of the Articles of Incorporation or By-Laws of Lilly or Subsidiary, or of any order, writ, injunction, decree, statute, rule or regulation and the absence of requirements for any consents, approvals, notices or registrations to be obtained or filed in connection with the Merger.

  The Merger Agreement also contains representations and warranties of Lilly as to, among other things: (i) the accuracy and completeness of information provided by Lilly; (ii) fees owed to brokers or finders; and (iii) the absence of any intention to engage in certain restricted transactions.

CERTAIN UNDERSTANDINGS AND AGREEMENTS

  CONDUCT OF THE IMS BUSINESS PRIOR TO EFFECTIVE TIME

  IMS has agreed that, except as set forth on the Disclosure Schedule to the Merger Agreement or as expressly contemplated by the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Date, the business of IMS and its Controlled Subsidiaries and Controlled Affiliated Entities (each as defined in the Merger Agreement) will be conducted only in the ordinary and usual course consistent with past practices, that IMS will use and will cause each of its Controlled Subsidiaries, and any Controlled Affiliated Entities, to use best efforts to maintain and preserve and, as appropriate in the ordinary course of business, further their respective business relationships and business prospects, and to keep available the services of its directors, officers and employees, and that neither IMS nor any Controlled Subsidiary, nor any Controlled Affiliated Entity, will take any of the following actions or permit to occur any of the following events without the prior written consent of Lilly: (i) except pursuant to Company Options and Company Warrants, issue or sell, agree to issue or sell or authorize the issuance or sale of any shares of its capital stock or the capital stock of any subsidiary or other securities exchangeable for or convertible into shares of capital stock of the Company or any subsidiary or grant any options or rights to acquire any shares of capital stock of the Company or any subsidiary or amend any currently outstanding Company Options or Company Warrants or other rights or securities of IMS or any subsidiary; (ii) purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any subsidiary or any securities exchangeable for or convertible into shares of capital stock of the Company or any subsidiary; (iii) declare or pay any dividends on capital stock of the Company or any subsidiary not wholly-owned by IMS, except that IMS may declare immediately prior to the Effective Date a cash dividend on the Series B Preferred Stock in an amount equal to all accrued and unpaid dividends to the time of declaration; (iv) enter into any material transaction relating to IMS or any subsidiary or affiliated entity, including, without limitation, any material joint venture, partnership, sponsorship or network licensing arrangements or relationships, or modify or effect material changes to any existing material joint venture, partnership, sponsorship or network licensing arrangements or relationships; (v) merge or consolidate with, purchase substantially all of the assets of, or otherwise acquire any business or any proprietorship, firm, association, corporation or other business organization or division thereof; (vi) make any change in the respective banking or safety deposit box arrangements of IMS and its Controlled Subsidiaries; (vii) grant any powers of attorney, except in connection with patent and trademark applications and prosecutions, and in the ordinary course of business; (viii) increase or decrease the rates of direct compensation payable or to become payable to their respective officers, employees, agents or consultants, other than routine increases or decreases made in the ordinary course of business, or grant, make or agree to any bonus, service award or other like benefit for any such officer, employee, agent or consultant, or make or agree to any welfare, pension, retirement or similar payment or arrangement, except payments made pursuant to the existing agreements or plans described in the Disclosure Schedule to the Merger Agreement and except payments or arrangements agreed to in the ordinary course of business and consistent with past practice or as required by law; (ix) amend or change the articles or certificate of incorporation or by-laws (or other organizational documents) of IMS or certain of its subsidiaries or affiliated entities; (x) issue or sell any promissory notes, bonds or other corporate debt securities of IMS or certain of its subsidiaries or affiliated entities or otherwise incur any indebtedness for borrowed money except (a) in the ordinary course of business,
(b) under their existing lines of credit as of the date of the Merger Agreement or (c) pursuant to Section 7.15 of the Merger Agreement (relating to funds to be advanced by Lilly to fund the current cash requirements of IMS);
(xi) discharge or satisfy any lien, charge or encumbrance or pay any obligation or liability, absolute or contingent, other than current liabilities and the current portion of bank debt as shown on the balance sheet of the Company at May 31, 1995 and current liabilities incurred since that date in the ordinary course of business; (xii) mortgage, pledge or subject to lien, charge or any other encumbrance, any of their respective assets, tangible or intangible, except pursuant to existing lines of credit or Section
7.15 of the Merger Agreement (relating to funds to be advanced by Lilly to fund the current cash requirements of IMS); (xiii) lend any money of IMS or any certain of its subsidiaries or affiliated entities or otherwise pledge the credit of IMS or certain of its subsidiaries or affiliated entities, or sell, assign or transfer any of the tangible assets or cancel any debts or claims of IMS or certain of its subsidiaries or affiliated entities, except in each case in the ordinary course of business; (xiv) cancel, amend, terminate, waive, or sell, assign or transfer any material intellectual property; (xv) waive any rights of substantial value, whether or not in the ordinary course of business; (xvi) settle or otherwise compromise any material litigation against IMS or certain of its subsidiaries or affiliated entities; (xvii) reclassify any shares of its capital stock; (xviii) enter into any collective bargaining agreement; (xix) make expenditures for items deemed to be capital items under generally accepted accounting principles, of more than $25,000 in any one case or $125,000 in the aggregate; (xx) change its method of accounting or accounting practice; (xxi) enter into any contract, agreement, or understanding to cause or allow any of the foregoing; or (xxii) cause any other event or condition of any character which in any one case or in the aggregate would reasonably be expected to have a material adverse effect.

  IMS has further agreed that, prior to the Effective Date, it will and will cause certain of its subsidiaries or affiliated entities to: (i) use its best efforts to duly comply with all laws applicable to them and to the conduct of their businesses in all material respects and all laws applicable to the transactions contemplated by the Merger Agreement; (ii) use its best efforts to maintain in full force and effect its insurance policies (or policies providing substantially the same coverage); (iii) use its best efforts to take such action as may reasonably be necessary to preserve its properties wherever located, including, but not limited to, all steps reasonably necessary to maintain its material intellectual property and any pending applications therefor, and any other intangible assets which are material to their businesses; (iv) maintain its books and records in accordance with generally accepted accounting principles and in the usual, regular and ordinary manner; and (v) promptly advise Lilly in writing of any occurrence or event, including, without limitation, the commencement or threat of any litigation, which individually or in the aggregate has had or might reasonably be expected to have a material adverse effect.

  CERTAIN OTHER AGREEMENTS

  Pursuant to the Merger Agreement, IMS has agreed to take all action necessary in accordance with applicable law and its Articles of Incorporation and By-Laws to convene the Special Meeting as promptly as practicable to consider and vote upon the approval and adoption of the Merger Agreement and to consider and vote upon such other matters as may be necessary to effectuate the transactions provided for therein. The Board of Directors of IMS has resolved to recommend, and except as the Board of Directors determines in good faith, based on the advice of outside counsel to IMS, is required to satisfy its fiduciary duties, IMS has agreed that the Board of Directors will continue to recommend, and will take all lawful action to solicit proxies for and otherwise obtain, such approval and adoption. Lilly has agreed to vote, or cause its subsidiaries to vote, any shares of capital stock of the Company held by Lilly or such subsidiaries and entitled to vote in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby.

  IMS has agreed that neither it nor any of its subsidiaries or Controlled Affiliated Entities or any of their respective employees, agents or representatives (including, without limitation, its investment bankers) will, directly or indirectly, solicit or enter into any agreement or understanding with, or otherwise encourage inquiries or proposals from, or furnish any non-public information concerning IMS or any subsidiary or affiliated entity to, any person or entity other than Lilly or a representative thereof with respect to the acquisition (by purchase, merger or otherwise) of any or all of the capital stock of IMS or any subsidiary or affiliated entity or any or all of the assets of IMS or any of its subsidiaries or affiliated entities or any other material corporate transactions relating to IMS or its subsidiaries or affiliated entities; provided, however, that IMS may engage in discussions or negotiations with a third party who, unsolicited, seeks to initiate such discussions or negotiations and may pursuant to confidentiality agreements furnish such party information concerning IMS and its business, properties and assets, provided that the Board of Directors of IMS will conclude in good faith on the basis of the advice of IMS's outside counsel that such action is necessary to satisfy the fiduciary duties of the Board of Directors. Should IMS receive an unsolicited offer for such a transaction, or obtain information that such an offer is likely to be made, IMS has agreed to provide Lilly with prompt notice thereof, including the identity of the prospective offeror and the terms and conditions of such offer.

  Lilly, Subsidiary and the Company have agreed to use, and the Company has agreed to cause its Controlled Subsidiaries and Controlled Affiliated Entities to use, their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including, without limitation, using their best efforts to satisfy the conditions to the Merger described under "-- Conditions to the Merger" below.

  Lilly has agreed to advance to the Company from time to time, subject to certain conditions, at the Company's request, funds, as required to fund the then current cash requirements of the Company but not to exceed $1.5 million per month. See "SPECIAL FACTORS TO BE CONSIDERED -- Prior
Agreements/Relationships of the Parties -- Lilly Loans to IMS."

  In addition, Lilly has agreed to offer to enter into agreements at or prior to the Closing with specified members of IMS's management under which the Company would agree not to reduce such person's respective rates of compensation and benefits for the one year period beginning on the Effective Date and Lilly would pay, or cause the Company to pay, such person an amount equal to one year's base salary if during the one-year period beginning on the Effective Date such person's employment is terminated by action of the Company for any reason other than for cause or such person resigns because he is required by the Company to relocate to any office not within reasonable commuting distance of his or her residence. Such agreement will also contain a non-compete provision for the period during which such person is receiving such severance payments. See "SPECIAL FACTORS TO BE CONSIDERED -- Interests of Certain Persons in the Merger."

  Lilly has agreed that it will not, prior to the third anniversary of the Closing, engage in or cause, or otherwise permit to occur, a merger (other than the Merger) or other extraordinary transaction that would result in the holders of the Series D Preferred Stock being deemed for Federal income tax purposes to have sold their shares of Series D Preferred Stock in such merger or other extraordinary transaction.

CONDITIONS TO THE MERGER

  The respective obligations of each of Lilly, Subsidiary and IMS to effect the Merger are subject to the fulfillment or waiver, at or prior to the Effective Date, of certain conditions, including: (i) the approval of the Merger by IMS shareholders; (ii) the receipt of all consents, authorizations, orders and approvals of, and filings and registrations with, any federal or state governmental authority that are required for the consummation by each of Lilly, Subsidiary and IMS of the transactions provided for in the Merger Agreement; the effectiveness of the Registration Statement under the Securities Act and the absence of any stop orders in effect or proceedings commenced seeking such a stop order; (iii) the absence of any claim, action, suit, order or other proceeding, pending or threatened by any public authority or private person before any court, agency or governmental or administrative body or other entity of competent jurisdiction which, in the reasonable opinion of Lilly or IMS, creates any substantial likelihood that the consummation of the Merger will be restrained, enjoined or otherwise prevented or that any material damages will be recovered or other material relief obtained as a result of the Merger or as a result of any agreement entered into in connection with, or as a condition precedent to, the consummation of the Merger; (iv) the receipt at the Special Meeting of the affirmative vote of shares representing at least a majority of the voting power of the outstanding shares of the Company Common Stock and Series B Preferred Stock that are not owned by Lilly or its subsidiaries for the Merger Agreement and the Merger.

  The obligations of Lilly and Subsidiary to effect the Merger are further subject to the fulfillment or waiver, at or prior to the Effective Date, of certain additional conditions, including: (i) the accuracy of the representations and warranties of IMS in all material respects on the Effective Date; (ii) the performance in all material respects of each of the obligations of IMS on the Effective Date; (iii) the taking of all action required to be taken by, or on the part of, IMS to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) the receipt of certain opinions of counsel; (v) the exercise by the holders of not more than 10% of the total number of shares of Company Common Stock or Series B Preferred Stock of dissenters' rights; (vi) the absence of litigation, except with respect to the matters disclosed in the Disclosure Schedule to the Merger Agreement, which in the reasonable opinion of Lilly creates any reasonable possibility of material interference with the ability of Lilly, through representatives designated by it, to manage following the Effective Date the business theretofore conducted by IMS and its subsidiaries; (vii) the receipt by Lilly on or prior to the Effective Date of a statement pursuant to Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445-2(c)(3) thereunder, certifying that the shares of capital stock of the Company do not constitute a "U.S. real property interest" for purposes of Sections 897 and 1445 of the Code and the Treasury Regulations thereunder; and (vii) the satisfaction of certain conditions regarding the Company's joint venture arrangements (which requirements have now been satisfied or waived).

  The obligation of IMS to effect the Merger is further subject to the fulfillment, at or prior to the Effective Date, of certain additional conditions, including: (i) the accuracy of the representations and warranties of Lilly and Subsidiary in all material respects on the Effective Date; (ii) the performance in all material respects of each of the obligations of Lilly and Subsidiary on; (iii) the taking of all action required to be taken by, or on the part of, Lilly and Subsidiary to authorize the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby; (iv) the receipt of certain opinions of counsel; and (v) the execution by Lilly of Put/Call Agreements with each holder of shares of capital stock the Company, Company Options or Company Warrants who will have elected to enter into such Agreements.

AMENDMENT AND MODIFICATION

  The provisions of the Merger Agreement may be amended or supplemented by written agreement of Lilly, Subsidiary and IMS at any time prior to the Effective Date; provided, however, that after adoption of the Merger Agreement by the shareholders of IMS, no material amendment or supplement may be made unless such amendment or supplement is also adopted by the shareholders of IMS.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective
Date: (i) by mutual consent of Lilly, Subsidiary and IMS; (ii) by Lilly and Subsidiary, or by IMS, respectively, if, at or before the Effective Date, any condition set forth in the Merger Agreement for the benefit of Lilly and Subsidiary or IMS, respectively, will not have been timely met and such failure will not have been cured or eliminated, or by its nature cannot be cured or eliminated; (iii) by Lilly and Subsidiary, or by IMS if the Closing will not have occurred on or before December 31, 1995, or such later date as may have been agreed upon by Lilly, Subsidiary and IMS or as is provided for in the Merger Agreement in connection with Lilly's right to delay or suspend the effectiveness of the Registration Statement; (iv) by Lilly and Subsidiary, or by IMS, respectively, if any representation or warranty made in the Merger Agreement for the benefit of Lilly and Subsidiary or IMS, respectively, or in any certificate, schedule or document furnished to Lilly and Subsidiary or IMS, respectively, pursuant to the Merger Agreement, if qualified as to materiality, is untrue in any respect, or, if not so qualified, is untrue in any material respect, or IMS or Lilly and Subsidiary, respectively, have defaulted in any material respect in the performance of any obligation under the Merger Agreement; (v) by Lilly and Subsidiary if the IMS Board fails to recommend that the IMS shareholders approve the Merger or fails to submit the Merger to the shareholders for their approval; or (vi) by Lilly and Subsidiary if the shareholders of IMS have voted upon and not approved the Merger.

LIABILITY OF THE PARTIES UPON TERMINATION

  In the event that the Merger Agreement is terminated pursuant to one of the items set forth above under "-- Termination," the Merger Agreement will terminate and there will be no other liability on the part of Lilly and Subsidiary or IMS to each other (except liability relating to a breach of confidentiality, liability of each party to pay its own expenses and liability for the termination fee).

  In the event of a termination by Lilly and Subsidiary pursuant to clause
(iv), (v) or (vi) above under "-- Termination," or a termination by IMS pursuant to clause (iv) above under "-- Termination," the terminating party will be paid by wire transfer in immediately available funds a fee of $4 million (subject to any credit against such amount payable by Lilly of the principal and interest amounts payable by IMS to Lilly pursuant to the loans made by Lilly).

EXPENSES

  All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Pursuant to the Merger Agreement, from and after the Effective Date, IMS will indemnify and hold harmless each director and officer of IMS (and each such person's personal representative, estate, heirs, testator or intestate successors) against any costs or expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of matters existing or occurring on or prior to the Effective Date (including without limitation any which arise out of or relate to the transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, or on or after, the Effective Date, in accordance with the indemnification provisions of the Articles of Incorporation and the By-Laws of IMS immediately following the Merger in the same manner and to the same extent as if such person were a director or officer of IMS following the Merger.

                              PUT/CALL AGREEMENTS

  The following is a brief summary of the terms of the form of Put/Call Agreement, a copy of which is attached as Appendix B to this Proxy Statement-Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Put/Call Agreement.

GENERAL

  Lilly will offer each holder of Company Common Stock, Series B Preferred Stock, Company Options or Company Warrants (a "Holder") the opportunity to enter into a Put/Call Agreement that would apply to any or all of the Holder's shares of Series D Preferred Stock as the Holder may elect (the "Subject Shares").

PUT RIGHT

  Under a Put/Call Agreement, a Holder will have the right to require Lilly to purchase any or all of the Holder's Subject Shares during each of two Put Periods at a price of $8.00 per share, plus any unpaid dividends accrued to the purchase date (the "Purchase Price").

  The initial Put Period shall be a period of at least 10 business days beginning on the first anniversary of the Merger; the second Put Period shall be a period of at least 10 business days beginning approximately 30 months after the Merger. However, Lilly will have the right to defer commencement of a Put Period, or to suspend a Put Period that has commenced, or to defer the making of purchases pursuant to the exercise of a Put in order to permit compliance with all applicable laws; provided, however, that Lilly will use its commercially reasonable efforts to cause such compliance so as to avoid or minimize any such deferral or suspension, except that if commencement or continuation of a Put Period, or the making of purchases pursuant to the exercise of a Put, would require the disclosure to the Holder of information about IMS or Lilly that, in Lilly's reasonable judgment, it is not then in the best interests of IMS or Lilly to disclose, Lilly may, in its discretion, defer the commencement of, or may suspend, the Put Period or defer such purchases, for up to 90 days.

CALL RIGHT

  Under a Put/Call Agreement, Lilly will have the right to require a Holder to sell any or all of the Holder's Subject Shares to Lilly at the Purchase Price in whole at any time or in part from time to time after the third anniversary of the Merger.

ESCROW

  The stock certificates representing the Subject Shares will bear a restrictive legend and must be deposited into an escrow accompanied by an undated stock power endorsed in blank relating to the Subject Shares. To that end, the Exchange Agent will, following the Merger, deliver directly to the Escrow Agent the certificates for any Subject Shares issued in the Merger. The escrowed certificates will be held in the escrow pending possible purchase by Lilly pursuant to the put/call rights, but if for any reason the Escrow Agreement has not been terminated by December 31, 2001, the Escrow Agent shall promptly release the escrowed shares to the Holders.

TRANSFERS OF SUBJECT SHARES

  The Holder will have the right to sell, assign, donate, pledge or otherwise transfer or encumber any or all of the Subject Shares and any related rights and obligations under the Put/Call Agreement only with Lilly's prior written consent. Lilly will grant such consent provided that:

    (i) the transferee shall have executed and delivered an agreement reasonably satisfactory to Lilly confirming that the Subject Shares being transferred will remain subject to the Put/Call Agreement;

    (ii) the certificates for the Subject Shares being transferred remain deposited in the escrow and the transferee shall have executed and delivered to the Escrow Agent an undated stock power for those Subject Shares (subject to certain exceptions where the transfer is a bona fide pledge);

    (iii) Lilly is reasonably satisfied that the transfer will comply with all applicable securities laws and other legal requirements and will not result in the outstanding Series D Preferred Stock being held of record by 500 or more persons within the meaning of Section 12(g) of the Exchange Act, as amended, and the rules and regulations thereunder.

NO RESTRICTIONS ON LILLY

  The existence of any Put/Call Agreement will not impair or restrict in any way Lilly's right, following the Merger, to transfer all or any of its interest in IMS or to cause IMS to merge, sell its assets or engage in other extraordinary transactions, including, without limitation, transactions that would result in the cashing out of Series D Preferred Stock or the exchange of Series D Preferred Stock for other securities, except that prior to the third anniversary of the Merger Lilly will not cause IMS to engage in a merger or other extraordinary transaction that would result in a Holder's being deemed for Federal income tax purposes to have sold Subject Shares in such merger or other extraordinary transaction. Lilly will represent that, as of the date of the Put/Call Agreement, it has no present intention to cause IMS to engage in such a merger or other extraordinary transaction prior to the fifth anniversary of the Merger.

  If pursuant to a merger, consolidation, recapitalization, reorganization, sale of substantially all of the assets or other such transaction involving IMS, the outstanding shares of Series D Preferred Stock are converted into or exchanged for cash, property or securities of IMS or any other issuer, then the put and call rights shall apply to such cash, property or securities and the Purchase Price and other terms of the Put/Call Agreement shall be subject to appropriate adjustment, so as to preserve unchanged to the fullest extent possible the rights and obligations of the parties to the Put/Call Agreement.

SUBMISSION TO JURISDICTION

  Any action or proceeding arising out of a Put/Call Agreement may be heard and determined by any state or federal court sitting in the State of Colorado.

               AMENDMENT TO THE ARTICLES OF INCORPORATION OF IMS

  Approval of the Merger by IMS shareholders will include approval of an amendment to the Articles of Incorporation of IMS (as amended, the "New Charter") set forth in the Articles of Merger, effective upon consummation of the Merger, as described below. The following is a summary of such amendments, and is qualified in its entirety by reference to the Articles of Merger which are attached hereto as Appendix A to this Proxy Statement-Prospectus. For a more complete description of the preferences, limitations and relative rights of the capital stock of IMS following the Merger, see "DESCRIPTION OF CAPITAL STOCK OF IMS."

CAPITALIZATION

  The New Charter changes the total authorized capital of IMS from 25,000,000 shares of common stock, without par value, and 7,000,000 shares of preferred stock, $0.01 par value, to 20,000,000 shares of common stock, without par value, 2,000,000 shares of Series B Preferred Stock, $1.00 par value and 12,000,000 shares of Series D Preferred Stock, $0.01 par value.

  The New Charter will also establish the Series D Preferred Stock with the preferences, limitations and relative rights as described under "DESCRIPTION OF IMS CAPITAL STOCK -- Series D Preferred Stock." Inasmuch as, pursuant to terms of the Merger, the Series C Preferred Stock will be converted into shares of common stock of IMS, references to the Series C Preferred Stock have been eliminated from the New Charter.

VOTING RIGHTS

  Under the New Charter, following the Merger, holders of Series B Preferred Stock and Series D Preferred Stock will have no voting rights other than those voting rights required by the Colorado Business Corporation Act and other than, in the case of Series D Preferred Stock, rights to elect directors following certain failures in the payment of dividends and the redemption of the Series D Preferred Stock. Prior to the Merger, holders of the Series B Preferred Stock have voting rights identical and equal to the voting rights of the Company Common Stock.

  In addition, the New Charter explicitly reduces the vote required for any matter that pursuant to the Colorado Corporation Code (as in effect immediately prior to July 1, 1994) required a two-thirds vote of all of the outstanding shares of the corporation entitled to vote or all of the outstanding shares of each class where class voting was required to only a majority of all the votes entitled to be cast on the matter by each voting group entitled to vote separately on the matter.

LIQUIDATION RIGHTS

  Under the New Charter, following the Merger, the Series B Preferred Stock and the Series D Preferred Stock will be parity stock in respect of the rights to payments upon the liquidation, dissolution or winding-up of IMS. Prior to the Merger, the rights of the holders of Series B Preferred Stock upon the liquidation, dissolution and winding-up of IMS are superior to similar rights for all other classes of IMS capital stock.

CONVERSION RIGHTS

  The Articles of Incorporation of IMS prior to the Merger provide that the Series B Preferred Stock is convertible into Company Common Stock. However, they also provide that, upon a merger of IMS with another entity, the shares of Series B Preferred Stock shall, after such merger, be convertible into the kind and number of shares of stock or other securities or property to which such holder would have been entitled if, immediately prior to such merger, such holder had converted his shares of Series B Preferred Stock into Company Common Stock. Accordingly, following the Merger, shares of Series B Preferred Stock will be convertible into, at the holder's option, either $5.33 in cash, without interest, or two-thirds of a share of Series D Preferred Stock (subject to possible redemption thereafter by the Company in accordance with the terms of the Series D Preferred Stock).

                       COMPARISON OF SHAREHOLDER RIGHTS

  The following is a summary of the material differences between the rights of IMS shareholders prior to the Merger and following the Merger. As IMS is the surviving corporation in the Merger with Subsidiary, the differences arise from the New Charter set forth in the Articles of Merger, to be effective upon consummation of the Merger (a copy of which is attached hereto as Appendix A to this Proxy Statement-Prospectus), as well as from the new By-Laws ("New By-Laws") to be adopted by IMS following the Merger. This summary does not purport to be a complete statement of the rights of holders of Company Common Stock and Series B Preferred Stock following the Merger under, and is qualified in its entirety by reference to, Colorado law, as well as the Articles of Merger and the By-Laws in effect prior to and following the Merger. For a description of the rights preferences, limitations and relative rights of the capital stock of IMS following the Merger, see "DESCRIPTION OF CAPITAL STOCK OF IMS."

VOTING RIGHTS

  The New Charter explicitly reduces the vote required for any matter that pursuant to the Colorado Corporation Code (as in effect immediately prior to July 1, 1994) required a two-thirds vote of all of the outstanding shares of the corporation entitled to vote or all of the outstanding shares of each class where class voting was required to only a majority of all the votes entitled to be cast on the matter by each voting group entitled to vote separately on the matter.

NOTICE OF SHAREHOLDER MEETINGS

  In the By-Laws of IMS in effect prior to the Merger, written notice of each meeting of the shareholders was required to be given to each shareholder of record not less than 10 nor more than 50 days before the date of the meeting. The New By-Laws have changed the notice requirement to not less than 10 nor more than 60 days before the date of the meeting. In addition, the New By-Laws add a provision that at least 20 days notice be given if a sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Company not in the usual and regular course of business is to be voted on.

CONFLICTING INTEREST TRANSACTIONS

  The Colorado law and the New By-Laws contain provisions relating to certain conflicting interest transactions and the approval of such transactions by the Board of Directors. The Board of Directors or a committee thereof cannot authorize a loan by the Company to a director of the Company or to an entity in which a director of the Company is a director or officer or has a financial interest, or a guaranty by the Company of an obligation of a director of the Company or of an obligation of an entity in which a director of the Company is a director or officer or has a financial interest, until at least 10 days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of shareholders.

VOTE REQUIRED FOR EXTRAORDINARY MATTERS

  Generally, only the common stock is entitled to vote on matters submitted to a shareholder vote. However, the New By-Laws provide that if a voting group is entitled to vote separately on a particular proposal, then such a proposal must be approved by a majority of all the votes entitled to be cast by such voting group. Under Colorado law, holders of the shares of a particular class are entitled to vote as a separate voting group on an amendment to the articles of incorporation or on a merger which (a) increases or decreases the aggregate number of authorized shares of that class, (b) effects an exchange or reclassification of all or part of the shares of the class into shares of another class, (c) effects an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class into shares of the class, (d) changes the designation, preferences, limitations or relative rights of all or part of the shares of the class, (e) changes the shares of all or part of the class into a different number of shares of the same class, (f) creates a new class of shares having rights or preferences with respect to distributions or dissolutions that are prior, superior or substantially equal to the shares of the class, (g) increases the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class, (h) limits or denies an existing preemptive right of all or a part of the shares of the class, and (i) cancels or otherwise affects rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.

INDEMNIFICATION

  The Articles of Incorporation in effect prior to the Merger state that the Company possesses and may exercise all powers of indemnification of directors, officers, employees, agents and other persons, and all powers and authority incidental thereto without regard to whether or not such powers and authority are provided for by Colorado law. Although the New Charter does not provide for indemnification, the New By-Laws provide that the Company will indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director against specified liabilities incurred in, related to, or as a result of, the proceeding to the fullest extent permitted by law, including without limitation in circumstances in which, in the absence of a provision to the contrary in the by-laws, indemnification would be discretionary under the Colorado Business Corporation Act, if (a) the person conducted himself or herself in good faith; (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the Company, that his or her conduct was in the Company's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the Company's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

  In accordance with Colorado law, the New By-Laws provide that the Company will not indemnify a director under the provisions described above in connection with a proceeding by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

  In addition to the foregoing, the New By-Laws provide that the Company will indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

  In addition, the New By-Laws provide that the Company will indemnify an officer, employee, fiduciary or agent of the Company to the same extent as to a director.

HOLDERS OF SERIES B PREFERRED STOCK

  VOTING RIGHTS

  Under the New Charter, following the Merger, holders of Series B Preferred Stock and Series D Preferred Stock will have no voting rights other than those voting rights required by the Colorado Business Corporation Act and other than, in the case of the Series D Preferred Stock, rights to elect directors following certain failures in the payment of dividends and the redemption of the Series D Preferred Stock. Prior to the Merger, holders of the Series B Preferred Stock have voting rights identical and equal to the voting rights of the Company Common Stock.

  LIQUIDATION RIGHTS

  Under the New Charter, following the Merger, the Series B Preferred Stock and the Series D Preferred Stock will be parity stock in respect of the rights to payments upon the liquidation, dissolution or winding-up of IMS. Prior to the Merger, the rights of the holders of Series B Preferred Stock upon the liquidation, dissolution and winding-up of IMS are superior to similar rights for all other classes of IMS capital stock.

  CONVERSION RIGHTS

  The Articles of Incorporation of IMS prior to the Merger provide that the Series B Preferred Stock is convertible into Company Common Stock. However, they also provide that, upon a merger of IMS with another entity, the shares of Series B Preferred Stock shall, after such merger, be convertible into the kind and number of shares of stock or other securities or property to which such holder would have been entitled if, immediately prior to such merger, such holder had converted his shares of Series B Preferred Stock into Company Common Stock. Accordingly, following the Merger, shares of Series B Preferred Stock will be convertible into, at the holder's option, either $5.33 in cash, without interest, or two-thirds of a share of Series D Preferred Stock.

                      DESCRIPTION OF CAPITAL STOCK OF IMS

  The following are summaries of the terms of the capital stock of IMS following the consummation of the Merger, including the amendment to the Articles of Incorporation described in "AMENDMENT TO THE ARTICLES OF INCORPORATION OF IMS." Such summaries are qualified in their entirety by reference to the provisions of the Articles of Incorporation of IMS to be in effect following the Merger, which can be found in the Articles of Merger, which is attached as Exhibit A to the Merger Agreement which is attached as Appendix A to this Proxy Statement-Prospectus.

AUTHORIZED CAPITAL STOCK

  Following the Merger, the aggregate number of shares that IMS shall have authority to issue is 20,000,000 shares of common stock, without par value, 12,000,000 shares of Series D Preferred Stock, $0.01 par value, and 2,000,000 shares of Series B Preferred Stock, $1.00 par value.

COMMON STOCK

  Following the Merger, each shareholder of record of common stock entitled to vote will have one vote for each share of such stock standing in his name on the books of the corporation, except that in the election of directors such holder will have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting will not be allowed in the election of directors or for any other purpose. Pursuant to the Merger Agreement, immediately following the Merger, all the common stock of IMS will be held by Lilly.

SERIES D PREFERRED STOCK

  RANK

  Shares of Series D Preferred Stock will have a preference over shares of IMS's common stock upon liquidation, dissolution or winding-up of IMS.

  DIVIDENDS

  Holders of Series D Preferred Stock will be entitled to receive, if, as and when declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at an annual rate of $0.62 per share, in preference to and in priority over any dividends with respect to the common stock of IMS. Dividends will begin to accrue and be cumulative (regardless of whether such dividends have been declared by the Board of Directors) beginning on the date of issuance, and will be payable annually in arrears each December 31 until and unless redeemed by IMS.

  VOTING RIGHTS

  Outstanding shares of Series D Preferred Stock will have no voting rights other than voting rights required by the Colorado Business Corporation Act or as otherwise provided below.

  Whenever, at any time or times, dividends payable on any share or shares of Series D Preferred Stock are in arrears in an amount equal to at least two full annual dividends (whether or not declared and whether or not consecutive and whether or not funds are legally available for such dividends), the holders of record of the outstanding Series D Preferred Stock will have the exclusive right, voting separately as a single class, to elect one director of IMS at a special meeting of shareholders of IMS or at IMS's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders. At elections for such director, the holders of shares of Series D Preferred Stock will be entitled to cast one vote for each share held.

  Upon a failure by IMS to redeem any shares of Series D Preferred Stock pursuant to any demand duly made pursuant to a holder's redemption right discussed in "-- Redemption -- At the Option of Holders" below

(whether or not such failure results from IMS's failure to have sufficient funds legally available for such redemption), then the holders of record of the Series D Preferred Stock will have, as their sole remedy in respect of such failure, the exclusive right, voting separately as a single class, to elect the smallest number of directors of IMS that will constitute a majority of the authorized number of members of the Board of Directors (including new directorships created) at a special meeting of shareholders of IMS or at IMS's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders. At elections for such directors, the holders of shares of Series D Preferred Stock will be entitled to cast one vote for each share held. If such holders exercise such right to elect a majority of the directors, then following the election of such directors and during the period in which a majority of the directors are persons elected by such holders (or the successors of such directors), IMS will be required to redeem all of the shares of Series D Preferred Stock for which redemption was duly demanded as soon as practicable if and to the extent that funds are legally available therefor.

  Upon the vesting of a right of the holders of the Series D Preferred Stock to elect any directors, the maximum authorized number of members of the Board will be automatically increased, (i) in case of a right because of a failure to pay dividends, by one and, (ii) in the case of a right because of a failure to redeem, by the maximum number of members of the Board of Directors immediately up to that time authorized (but excluding from such maximum number the member, if any, authorized because of a failure to pay dividends), plus one, and the vacancy or vacancies so created will be filled by vote of the holders of the outstanding Series D Preferred Stock as set forth below. A special meeting of the shareholders of IMS then entitled to vote will be called by the Chairman of the Board of Directors or the President or the Secretary of IMS, if requested in writing by the holders of record of not less than 25% of the Series D Preferred Stock then outstanding. At such special meeting, or, if such special meeting will not have been called, then at the next annual meeting of shareholders of IMS, the holders of the Series D Preferred Stock will elect, voting as above provided, a director or directors to fill such vacancy or vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Series D Preferred Stock will be necessary to constitute a quorum for such election, whether present in person or by proxy, and such director or directors will be elected by the vote of at least a plurality of shares held by such shareholders present or represented at the meeting. Any director elected by holders of the Series D Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the outstanding shares of the Series D Preferred Stock, with or without cause. In case a director so elected will vacate such position, such vacancy may be filled by unanimous agreement of the remaining directors so elected, or their successors then in office, if any, or may be filled in the same manner as is provided above for the initial election of a director by the holders of the Series D Preferred Stock.

  The right of the holders of the Series D Preferred Stock, voting separately as a class, to elect one director of the Board because of a failure to pay dividends will continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series D Preferred Stock will have been paid or declared and set apart for payment, at which time such right will terminate, except as expressly provided by law, subject to revesting in the event of each and every subsequent failure of the character above-mentioned. The right of such holders, voting separately as a class, to elect directors because of a failure to redeem will continue until, and only until, such time as IMS has redeemed all of the shares of Series D Preferred Stock for which redemption was duly demanded at which time such right will terminate, except as expressly provided by law. Upon any termination of the right of the holders of the Series D Preferred Stock as a class to vote for a director or directors as herein provided, the term of office of any such director or directors then in office will terminate immediately.

  REDEMPTION

  At the Option of Holders. During the period of 30 days beginning on the fifth anniversary of the Effective Date, any one or more holders of shares of Series D Preferred Stock, at the option of such holders, may demand that IMS redeem any or all of their shares of Series D Preferred Stock at a redemption price of $8.00 per share, plus an amount equal to all accrued and unpaid dividends thereon (whether or not declared) to and including the date of redemption. Such demand will be made by delivering to IMS at its principal executive offices a written demand during the 30-day period. Such demand must specify the number of shares to be redeemed and will be irrevocable, except with the consent of IMS. Following receipt of any such demand, IMS may, at its option, choose to redeem, or not to redeem, shares in accordance with such demand and the provisions described herein. If shares are to be so redeemed, IMS will fix a redemption date that will be not later than 90 days after such fifth anniversary. IMS will give notice of redemption by first class mail, postage prepaid, mailed not less than 20 days prior to the date fixed for redemption to the holders whose shares are to be redeemed at their respective addresses appearing on the stock books of IMS. Notice so mailed will be conclusively presumed to have been duly given whether or not actually received. Such notice must state: (i) the date fixed for redemption;
(ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after the close of business on such date fixed for redemption the shares to be so redeemed will not accrue dividends. If IMS does not redeem all of the shares of Series D Preferred Stock for which redemption has been duly demanded, the sole remedy of the holders of such shares in respect of such failure to redeem will be the exercise of the voting rights described under "-- Voting Rights" above. For these purposes, IMS will be considered to have redeemed any shares for which redemption has been duly demanded if such shares are thereafter purchased by IMS or any person or entity that then owns, directly or indirectly, at least 50% of IMS's then outstanding common stock.

  At the Option of IMS. On and after the fifth anniversary of the Effective Date, IMS, at its option, may redeem any or all shares of Series D Preferred Stock at a redemption price of $8.00 per share, plus an amount equal to all accrued and unpaid dividends thereon (whether or not declared) to and including the date of redemption.

  Redemption Procedures. If IMS redeems less than all of the shares for which demands for redemption were duly made, or if less than all of the outstanding shares of Series D Preferred Stock are to be redeemed at the option of IMS, the shares to be redeemed will be selected pro rata (subject to rounding to avoid fractional shares) as nearly as practicable or by lot, or by such other method as IMS's Board may determine to be equitable; provided, however, that if IMS is proposing to redeem shares at its option and any shares for which demands for redemption were duly made have not been redeemed, then priority will be given to the redemption of such shares for which such demands were duly made.

  Notice of any redemption at the option of IMS will be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the Series D Preferred Stock to be redeemed at their respective addresses appearing on the stock books of IMS. The IMS Board will fix a record date for determining holders of record who are entitled to receive notice of any redemption, not more than 10 days prior to the mailing of such notice. Notice so mailed will be conclusively presumed to have been duly given whether or not actually received. Such notice will state: (i) the date fixed for redemption; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after the close of business on such date fixed for redemption the shares to be so redeemed will not accrue dividends.

  Upon surrender in accordance with the notice of redemption, the certificate for any shares of Series D Preferred Stock so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by IMS in such notice), the holders of record of such shares will be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

  Notice of redemption having been mailed as provided above, from and after the redemption date (unless default will be made by IMS in providing money for the payment of the redemption price) dividends on the shares of the Series D Preferred Stock called for redemption will cease to accrue, and said shares will no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of IMS (except the right to receive from IMS the redemption price) will cease.

  PREEMPTIVE RIGHTS

  No holder of Series D Preferred Stock will, because of such holder's ownership of such stock, have a preemptive right to purchase, subscribe for or take any part of any capital stock of IMS nor will any such holder have a preemptive right to purchase, subscribe for or take any part of notes, debentures, bonds or any other securities of IMS, including, but not limited to, securities convertible into or carrying options or warrants to purchase capital stock of IMS.

  LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding-up of IMS, the holders of the Series D Preferred Stock will be entitled to receive out of the assets of IMS available for distribution to shareholders, before any distribution of assets is made to the holders of shares of common stock, an amount in cash equal to $8.00 per share, plus an amount equal to all accumulated and unpaid dividends on such shares of Series D Preferred Stock to and including the date of such liquidation, dissolution or winding-up. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of IMS, the amounts payable with respect to the Series D Preferred Stock and any parity stock are not paid in full, the holders of the Series D Preferred Stock and such parity stock will share ratably in any such distribution of assets of IMS in proportion to the full respective preferential amounts (including accumulated and unpaid dividends) to which they are entitled. After payment to the holders of the Series D Preferred Stock (including accumulated and unpaid dividends) described in this paragraph, the holders of Series D Preferred Stock will be entitled to no further participation in any distribution of assets of IMS.

  CONVERSION RIGHTS

  Holders of the Series D Preferred Stock will have no rights to convert the Series D Preferred Stock into any other class of capital stock of IMS.

  CANCELLATION OF REDEEMED SHARES

  All shares of Series D Preferred Stock redeemed as described in "-- Redemption" above will be cancelled and will not be issuable by IMS.

  NO OTHER RIGHTS

  The shares of Series D Preferred Stock will not have any preferences, voting powers or relative, participating or other special rights except as set forth above and in the Articles of Incorporation or as otherwise required by applicable law.

SERIES B PREFERRED STOCK

  DIVIDENDS

  The Series B Preferred Stock will earn cumulative dividends at a rate of 10% of the Par Value (i.e., $.10 per share annually), which will be payable quarterly each September 30, December 31, March 31 and June 30 until and unless converted as provided under "-- Conversion" below. All payments of dividends on the Series B Preferred Stock and the outstanding Series D Preferred Stock will be made in pari passu among the holders of the Series D Preferred Stock and the holders of the Series B Preferred Stock and no holder of Series D Preferred Stock or holder of Series B Preferred Stock will be preferred over the other. See "-- Series D Preferred Stock" above.

  VOTING RIGHTS

  Outstanding shares of Series B Preferred Stock will have no voting rights other than such voting rights as will be required by the Colorado Business Corporation Act.

  PREEMPTIVE OR PURCHASE RIGHTS

  Holders of Series B Preferred Stock will not have preemptive rights to purchase, subscribe for or take any part of any capital stock of IMS nor will any such holders have preemptive rights to purchase, subscribe for or take any part of notes, debentures, bonds or any other securities of IMS, including, but not limited to, securities convertible into or carrying options or warrants to purchase capital stock of IMS.

  RIGHTS ON LIQUIDATION, DISSOLUTION AND WINDING-UP OF IMS

  Upon any liquidation, dissolution or winding-up of IMS, the holders of the Series B Preferred Stock will be entitled to be paid, before any distribution or payment is made to the holders of the outstanding common stock, an amount in cash equal to $1.00 per share plus accrued and unpaid dividends (the "Series B Liquidation Value"), and the holders of the Series B Preferred Stock will not be entitled to any further or additional payment. However, each share of Series B Preferred Stock will be convertible into two-thirds of a share of Series D Preferred Stock and thus, if converted, would thereafter be entitled to $5.33, plus accrued and unpaid dividends on the Series D Preferred Stock, upon any liquidation, dissolution or winding up of IMS. See "Series B Preferred Stock--Conversion" and "Series D Preferred Stock--Liquidation Preference." The Series B Preferred Stock and the Series D Preferred Stock will be parity stock in respect of rights to payment upon liquidation, dissolution or winding-up.

  CONVERSION

  The holders of the Series B Preferred Stock will have conversion rights as follows (the "Series B Conversion Rights"):

  Right to Convert. Each share of Series B Preferred Stock will be convertible, at the option of the holder thereof, at any time, into either (i) the Series B Liquidation Value, payable in cash, of the Series B Preferred Stock on the date of conversion, without interest, or (ii) two-thirds of a share of the Series D Preferred Stock (subject to possible redemption thereafter by the Company in accordance with the terms of the Series D Preferred Stock).

  Mechanics of Conversion. Before any holders of Series B Preferred Stock will be entitled to convert their shares into cash or shares of Series D Preferred Stock, such holder must surrender the certificate or certificates therefor, duly endorsed, and must give written notice to IMS that such holder elects to convert the shares into cash or Series D Preferred Stock. IMS will, as soon as practicable thereafter, either pay the required cash to the holder of Series B Preferred Stock or issue and deliver to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Series D Preferred Stock to which such holder will be entitled. Such shares of Series D Preferred Stock will be subject to redemption by the Company as described above in "-- Series D Preferred Stock -- Redemption."

  Fractional Shares. No fractional shares of Series D Preferred Stock will be issued upon conversion of the Series B Preferred Stock. Fractional shares will not be issued; and, in lieu of fractional shares to which the holder would otherwise be entitled, IMS will pay cash equal to said fraction multiplied by 150% of the Series B Liquidation Value of a share of the Series B Preferred Stock.

  Changes in Series D Preferred Stock. IMS will not issue any shares of Series D Preferred Stock other than those shares issued in connection with the Merger or any shares subsequently issued upon conversion of Series B Preferred Stock as provided above or upon exercise of the Company Options and the Company Warrants contemplated by the Articles of Merger.

  The number of shares of Series D Preferred Stock outstanding at any time after the Effective Date may not be increased by a stock dividend payable in shares of Series D Preferred Stock or by a subdivision or split-up of shares of Series D Preferred Stock.

  The number of shares of Series D Preferred Stock outstanding at any time after the Effective Date may not be decreased by a combination of the outstanding shares of Series D Preferred Stock.

  If at any time after the Effective Date there occurs any capital reorganization, or any reclassification of the capital stock of IMS (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of IMS with or into another person (other than a consolidation or merger in which IMS is the continuing entity and which does not result in any change in the

Series D Preferred Stock), or the sale or other disposition of all or substantially all of the properties and assets of IMS as an entity to any other person, the shares of Series B Preferred Stock will, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of IMS or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets will have been sold or otherwise disposed to which such holder would have been entitled if, immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition, such holder had converted his shares of Series B Preferred Stock into Series D Preferred Stock. The provisions of this paragraph similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

  NOTICES OF RECORD DATE

  In the event of any taking by IMS of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, IMS will mail to each holder of Series B Preferred Stock, at least 20 days prior to the specified date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

  RESERVATION OF STOCK ISSUABLE UPON CONVERSION

  IMS will at all times reserve and keep available out of its authorized but unissued shares of Series D Preferred Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Series D Preferred Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock.

  PROTECTIVE PROVISIONS

  For as long as any of the Series B Preferred Stock is outstanding, IMS will not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 51% of the outstanding shares of Series B Preferred Stock, alter or change the rights, preferences or privileges of the Series B Preferred Stock.

  NO REISSUANCE OF PREFERRED STOCK

  No share or shares of Series B Preferred Stock acquired by IMS by reason of redemption, purchase, conversion or otherwise will be reissued, and all such shares will be cancelled, retired and eliminated from the shares that IMS will be authorized to issue.

  AMENDMENT AND WAIVER

  Amendments, modifications or waivers of any of the above terms of the Series B Preferred Stock will be binding and effective if the prior written consent of holders of at least 51% of the Series B Preferred Stock outstanding at the time such action is taken is obtained; provided that no such action will change (a) the rate at which or the manner in which dividends on the Series B Preferred Stock accrue or the times at which such dividends become payable, unless the prior written consent of the holders of at least 91% of the Series B Preferred Stock then outstanding is obtained, (b) the Series B Conversion Rights or the number of shares or class of stock into which the Series B Preferred Stock is convertible, unless the prior written consent of the holders of at least 91% of the Series B Preferred Stock then outstanding is obtained or (c) the percentage required to approve any change described in clauses (a) and (b) above, unless the prior written consent of the holders of at least 91% of the Series B Preferred Stock then outstanding is obtained.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following discussion is a summary of the principal federal income tax consequences of the Merger to holders of IMS stock, warrants and options. The discussion is applicable to persons who hold their stock (or warrants) as capital assets and to persons who received their options in consideration for personal services rendered to IMS. The discussion assumes that the IMS stock is not, and the Series D Preferred Stock will not be, traded on an established securities market or an over-the-counter market or quoted in an interdealer quotation system. The discussion is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change (which change could apply retroactively). Certain of the consequences described below are based on provisions of the Code that have not yet been the subject of final regulations or other definitive guidance by the Internal Revenue Service. The discussion does not take account of rules that are applicable to persons that are subject to special treatment under the Code, including without limitation, foreign persons. The discussion also does not address state, local or foreign tax consequences of the Merger. The following discussion is based on the advice of Dewey Ballantine, counsel to Lilly, and Cleary, Gottlieb, Steen & Hamilton, counsel to the Special Committee of the Board of Directors of IMS, who have rendered opinions to their respective clients that the discussion constitutes a fair summary of the principal federal income tax consequences of the Merger to holders of IMS stock, warrants and options. However, opinions of counsel are not binding on the Internal Revenue Service, and no rulings have been or will be requested from the Internal Revenue Service with respect to the tax consequences of the Merger. Each holder of IMS stock should consult his or her own tax advisor as to the specific tax consequences of the Merger to that holder.

  Receipt of Cash. A holder of Company Common Stock or Series B Preferred Stock (or Company Warrants) who elects to receive cash in exchange for all or a portion of his or her IMS stock (or Company Warrants) will recognize taxable gain or loss for federal income tax purposes with respect to those shares (or Company Warrants) in an amount equal to the difference between (a) the amount of the cash received by such holder (including any cash received in respect of accrued dividends on the Series B Preferred Stock) and (b) the holder's adjusted tax basis in the shares of IMS stock (or Company Warrants) surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if such IMS stock (or Company Warrants) are considered to have been held for more than one year.

  Receipt of Series D Preferred Stock Without Entering Into Put/Call Agreement. The exchange of all or a portion of a holder's Company Common Stock or Series B Preferred Stock for Series D Preferred Stock by a holder who elects not to have such stock subject to a Put/Call Agreement should be treated as part of a tax-free reorganization under Section 368(a)(1)(E) of the Code. Accordingly, such holder should not recognize taxable gain or loss for federal income tax purposes with respect to those shares of IMS stock exchanged for Series D Preferred Stock, except that a holder of Series B Preferred Stock should recognize taxable gain (but not loss) equal to the lesser of (i) the amount of any accrued dividends on the Series B Preferred Stock that is received by such holder in connection with the Merger and (ii) the excess, if any, of (a) the amount realized by such holder (in general, the sum of the fair market value of the Series D Preferred Stock and the amount received in respect of such accrued dividends) over (b) the holder's adjusted tax basis in the shares of Series B Preferred Stock exchanged therefor. The aggregate tax basis of the Series D Preferred Stock received in the exchange should be equal to the basis of the IMS stock exchanged therefor, decreased by the amount of cash received in respect of accrued dividends on the Series B Preferred Stock and increased by the amount of taxable gain recognized.

  Receipt of Series D Preferred Stock Subject to Put/Call Agreement. The federal income tax treatment of the exchange of all or a portion of a holder's IMS stock for Series D Preferred Stock by a holder who elects to have such stock subject to a Put/Call Agreement is uncertain. The transaction could be treated generally as a nontaxable exchange of stock for stock pursuant to a tax-free reorganization of IMS, or it could be treated as a taxable exchange of IMS stock for a deferred payment obligation issued by Lilly. Based on the relevant facts and circumstances, however, the better view is that the transaction should be treated generally as a nontaxable exchange of stock for stock pursuant to a reorganization described in Section 368(a)(1)(E) of the Code. Consistent with that view, Lilly and IMS intend to treat the transaction in accordance with its form and the Series D Preferred Stock that is subject to a Put/Call Agreement as constituting stock of IMS that is owned by the holder of the Series D Preferred Stock, and neither Lilly nor IMS will claim an interest deduction with respect thereto. (The tax consequences of the possible treatment as a taxable deferred payment sale are described below under "Alternative Characterization".) In addition, while the characterization of the put and call rights with Lilly under the Put/Call Agreement is not free from doubt, they should be viewed as a property right that is separate from the Series D Preferred Stock.

  If the transaction is treated generally as a nontaxable exchange, the consequences to such a holder should be similar to those described under "Receipt of Series D Preferred Stock Without Entering Into Put/Call Agreement" above, except that such a holder should recognize taxable gain (but possibly not loss) for federal income tax purposes in respect of the net fair market value (if any) to the holder of the put and call rights with Lilly. Any such gain or loss should be long-term capital gain or loss if such IMS stock is considered to have been held for more than one year. The aggregate tax basis of the Series D Preferred Stock received in the exchange should generally be equal to the basis of the IMS stock exchanged therefor, subject to possible adjustment in respect of the put and call rights with Lilly. The holder's tax basis in the put rights should be equal to their fair market value.

  Holders of IMS stock who receive Series D Preferred Stock that is subject to a Put/Call Agreement will be treated for federal income tax purposes as entering into a "conversion transaction" as defined in Section 1258(c) of the Code. As a result, in the absence of regulations or other guidance to the contrary, any amount that otherwise would be treated as capital gain arising from the disposition of the Series D Preferred Stock (or from the expiration or termination of the call options with Lilly) will be treated instead as ordinary income to the extent that the gain does not exceed the amount of interest income that would have accrued on the holder's net investment in the conversion transaction. For this purpose, the net investment is equal to the fair market value of the Series D Preferred Stock plus the net fair market value of the put and call rights (if any) at the time of the Merger, and the interest on such net investment is computed by utilizing a rate equal to 120 percent of the applicable Federal rate (which is based on prevailing market interest rates on U.S. Government debt instruments having a maturity comparable to that of the conversion transaction). Under regulations that have not yet been issued, the amount of gain that is recharacterized as ordinary income should be reduced to reflect ordinary income received in respect of the conversion transaction, including dividend income.

  Discount Preferred Stock. If and to the extent that the fair market value of the Series D Preferred Stock received in the Merger (as determined without taking account of any put and call options with Lilly) is less than $8.00 per share (i.e., the Series D Preferred Stock's redemption price at maturity), the Series D Preferred Stock will have an issue price that is less than its redemption price at maturity. Under Section 305(c) of the Code, in general (subject to regulations that have not yet been issued in final form), a holder of such stock will be deemed to receive distributions from IMS, equal in the aggregate to the difference between the issue price and the redemption price at maturity of such Series D Preferred Stock, on a constant yield basis over the life of the Series D Preferred Stock. Such a deemed distribution will be taxable to a holder of the Series D Preferred Stock as ordinary dividend income to the extent of the current and accumulated earnings and profits of IMS in the year of the deemed distribution. A holder's adjusted tax basis in the Series D Preferred Stock will be increased by the amount of such dividend income recognized by the holder. To the extent that the amount of the deemed distributions is greater than the current and accumulated earnings and profits of IMS, the deemed distributions will be treated as a non-taxable return of capital (to the extent of the holder's basis in the Series D Preferred Stock) and there should be no net effect on a holder's tax basis in those shares as a result of such deemed distributions. If and to the extent such deemed distributions exceed the holder's tax basis in the Series D Preferred Stock, they will be treated as taxable gain.

  Alternative Characterization. The Internal Revenue Service may take the position that the exchange of IMS stock for Series D Preferred Stock by a holder who elects to have such stock subject to a Put/Call Agreement should be treated as a taxable purchase of IMS stock by Lilly in exchange for its deferred payment obligation rather than as a nontaxable exchange pursuant to a tax-free reorganization. In that case, a holder of IMS stock will recognize taxable gain or loss equal to the difference between (a) the amount realized (in general, the sum of $8.00 per share of Series D Preferred Stock plus the amount of any payment received in respect of accrued dividends on the Series B Preferred Stock) and (b) the holder's adjusted tax basis in the shares of IMS stock exchanged therefor. Such gain or loss will be long-term capital gain or loss if such IMS stock is considered to have been held for more than one year.

  Under the foregoing characterization, unless a holder elects to recognize gain in the taxable year of the Merger, the exchange of IMS stock for a deferred payment obligation (i.e., the Series D Preferred Stock subject to the Put/Call Agreement) issued by Lilly should be eligible for installment sale treatment under Section 453 of the Code. In general, such installment sale gain would be recognized proportionally as proceeds are received by the holder upon a redemption or other disposition of the deferred payment obligation or upon a pledge of the deferred payment obligation to secure a loan. Under
Section 453A of the Code, a holder who reports such gain on the installment method generally would be required to pay to the Internal Revenue Service interest on the deferred tax liability if the sales price of the IMS stock by such holder exceeds $150,000 and the face amount of all installment obligations held by the taxpayer which arose during, and are outstanding as of the close of, the taxable year exceeds $5 million.

  Election to Retain Series B Preferred Stock. A holder of Series B Preferred Stock who elects to retain such stock will not recognize any taxable gain or loss in respect of such stock at the time of the Merger. Upon a subsequent redemption of such stock for cash or a conversion of such stock into Series D Preferred Stock, the tax consequences to the holder generally will be as described under "Receipt of Cash", "Receipt of Series D Preferred Stock Without Entering Into Put/Call Agreement," "Receipt of Preferred Stock Subject to Put/Call Agreement" and "Accrued Dividend on Series B Preferred", as the case may be, except that (x) payments of accrued dividends will be taxable as ordinary income to the extent of the current and accumulated earnings and profits of IMS for the taxable year and (y) in the case of a conversion of the Series B Preferred Stock into Series D Preferred Stock, the risk that such conversion will be treated as described in "Alternative Characterization" is probably greater than the risk of such treatment to a holder who acquires such stock at the time of the Merger.

  Accrued Dividend on Series B Preferred. IMS believes that it will have no accumulated or current earnings and profits for the taxable year in which the Merger takes place. Accordingly, any accrued dividend on the Series B Preferred Stock that is paid at the time of the Merger should be treated as a non-taxable return of capital that reduces the holder's tax basis in the Series B Preferred Stock (to the extent thereof) and, to the extent such accrued dividend exceeds such tax basis, it will be treated as taxable gain. Such gain will be long-term capital gain if the Series B Preferred Stock is considered to have been held for more than one year.

  Cash in Lieu of Fractional Shares. In the event that a holder of IMS stock receives, in the Merger, cash in lieu of a fractional share of IMS stock, such holder will recognize taxable gain or loss in an amount equal to the difference between (a) the amount of such cash and (b) the portion of the holder's adjusted tax basis in the IMS stock that is allocable to such fractional share. Such gain loss will be long-term capital gain or loss if such IMS stock is considered to have been held for more than one year.

  Exercise of Warrants. A holder of Company Warrants who exercises his or her warrants so as to receive (or be deemed to receive) Company Common Stock and elects to receive Series D Preferred Stock pursuant to the Merger generally should be subject to the same federal income tax consequences as described above, except that (i) the holder's initial tax basis in the Company Common Stock received (or deemed to be received) upon exercise of the warrants generally will equal the exercise price plus the holder's tax basis in the warrants, and (ii) the holder's holding period in the Company Common Stock will begin on the exercise date of the warrants.

  Exchange of Warrants. A holder of Company Warrants who elects to exchange all or a portion of his or her warrants for warrants in respect of Series D Preferred Stock should recognize taxable gain or loss for federal income tax purposes in an amount equal to the difference between (a) the fair market value of the warrants in respect of Series D Preferred Stock received by such holder and (b) the adjusted basis of the Company Warrants surrendered in exchange therefor. Such gain or loss will be long-term capital gain or loss if the Company Warrants are considered to have been held for more than one year. The holding period of warrants in respect of Series D Preferred Stock received in the exchange will begin the day after the exchange.

  Treatment of Series D Preferred Stock. Assuming the Series D Preferred Stock is respected as stock of IMS for federal income tax purposes (see "Receipt of Series D Preferred Stock Subject to Put/Call Agreement" and "Alternative Characterization" above), distributions in respect of such stock will be taxable as ordinary dividend income to the extent of the current and accumulated earnings and profits of IMS for the taxable year. To the extent that the amount of such distributions is greater than the current and accumulated earnings and profits of IMS, the distributions will be treated as a non-taxable return of capital that reduces the holder's tax basis in such stock (to the extent thereof), and to the extent the distributions exceed such tax basis they will be treated as taxable gain. See also "Discount Preferred Stock" above. In general, a corporate holder of Series D Preferred Stock that is subject to a Put/Call Agreement will not be eligible for the dividends received deduction.

  Subject to the preceding discussion (including the discussion of conversion transactions under Section 1258 of the Code), gain or loss on the sale, exchange, or redemption of the Series D Preferred Stock generally will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if the Series D Preferred Stock is considered to have been held for more than one year. The holding period of the Series D Preferred Stock received by a holder of Company Common Stock or Series B Preferred Stock generally will include the period during which the shares of Company Common Stock or Series B Preferred Stock, respectively, surrendered in exchange therefor were held, assuming the exchange is treated as part of a tax-free reorganization under
Section 368(a)(1)(E) of the Code. See "Exercise of Warrants" above for a discussion of the holding period of a holder of warrants who receives stock upon the exercise of those warrants.

  Treatment of Stock Options -- Cash Out of Option. Each holder of a Company Option who received the option in connection with his or her performance of personal services for IMS (an "Optionee") and who elects to receive cash in exchange for the option will be required to recognize compensation taxable as ordinary income for federal income tax purposes in an amount equal to the amount of cash received.

  -- Conversion to Lilly Option. An Optionee who elects to have his or her Company Option converted into a Lilly Option should not be required to recognize income for federal income tax purposes as a result of such conversion. Rather, the Optionee will generally be required to recognize compensation taxable as ordinary income for federal income tax purposes at the time of the exercise of the Lilly Option.

  -- Conversion to Option to Purchase Series D Preferred Stock Without Entering Into Put/Call Agreement. An Optionee who elects to have his or her Company Option converted into an option to purchase Series D Preferred Stock and who elects not to have the Put/Call Agreement apply to such stock should not be required to recognize income for federal income tax purposes with respect to the converted option prior to the exercise of the option. At the time of the exercise of the option, the Optionee would be required to recognize compensation taxable as ordinary income for federal income tax purposes equal to the excess of the fair market value of such stock at the time of exercise over the exercise price of the option and the Optionee will have a basis in the stock equal to the sum of the exercise price plus the amount of income required to be recognized. The Optionee's holding period in the stock will begin on the exercise date of the option. See "Discount Preferred Stock" and "Treatment of Series D Preferred Stock" above with respect to the treatment of Series D Preferred Stock received by an Optionee pursuant to the exercise of an option. In the event that an option is redeemed for cash, the Optionee will be required to recognize compensation taxable as ordinary income in an amount equal to the amount of cash received upon redemption.

  -- Conversion to Option to Purchase Series D Preferred Stock With Put/Call Agreement. Although the federal income tax consequences from such conversion are not free from doubt, an Optionee who elects to have his or her Company Option converted into an option to purchase Series D Preferred Stock and who elects to have the Put/Call Agreement apply to such stock probably would not be required to recognize income for federal income tax purposes with respect to the converted option prior to the exercise of the option. At the time of the exercise of the option, the Optionee would be required to recognize compensation taxable as ordinary income for federal income tax purposes equal to the excess of the fair market value of such stock at the time of exercise over the exercise price of the option and the Optionee will have a basis in the stock equal to the sum of the exercise price plus the amount of income required to be recognized. The Optionee's holding period in the stock will begin on the exercise date of the option. See "Discount Preferred Stock" and "Treatment of Series D Preferred Stock" above with respect to the treatment of Series D Preferred Stock received by an Optionee pursuant to the exercise of an option. In the event that an option is redeemed for cash, the Optionee will be required to recognize compensation taxable as ordinary income in an amount equal to the amount of cash received upon redemption.

  It is possible that an Optionee who elects to have his or her option converted into an option to purchase Series D Preferred Stock and who elects to have a Put/Call Agreement apply to such stock would be required to recognize income for federal income tax purposes at the time that the Optionee's 12-month or 30-month put rights become exercisable. If the alternative treatment described in this paragraph applies, the Optionee would be required to recognize compensation taxable as ordinary income for federal income tax purposes at the time that the applicable put right becomes exercisable in an amount equal to the excess, if any, of (i) the amount that could be received by the Optionee if the Optionee put the stock to Lilly at such time over (ii) the sum of the exercise price of the Option and, with respect to the 30-month put right, any amount previously recognized by the Optionee as compensation with respect to the option. The Optionee would also be required to recognize compensation taxable as ordinary income at the time that he or she exercises the option equal to the excess, if any, of (i) the fair market value at the time of exercise of the stock subject to the option over (ii) the sum of the exercise price of the option and any amount previously recognized by the Optionee as compensation with respect to the option. If, at the time that the option is exercised, the excess of the fair market value of the stock subject thereto over the exercise price thereof is less than the amount of income previously recognized by the Optionee with respect to the option, the Optionee would not be entitled to a deduction for federal income tax purposes with respect to such difference, but may be entitled to take a capital loss with respect thereto, although the ability to take such loss is not free from doubt.

  -- Federal Employment Tax. In general, any amount required to be recognized as compensation taxable as ordinary income with respect to an option will also be treated as wages for purposes of the health insurance portion of FICA withholding taxes, and for other federal employment tax purposes.

                       RIGHTS OF DISSENTING SHAREHOLDERS

  Pursuant to the terms of the Merger Agreement, if holders of capital stock of IMS have exercised dissenters' rights in connection with the Merger in accordance with the provisions of Article 113 of the Colorado Business Corporation Act ("Article 113"), any Dissenting Shares (as defined below) will not be converted into the Merger Consideration but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Colorado.

  The following summary of the provisions of Article 113 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Article 113, a copy of which is attached to this Proxy Statement-Prospectus as Appendix D and is incorporated herein by reference.

  If the Merger is approved by the required vote of IMS's shareholders and is not abandoned or terminated, each holder of shares of Company Common Stock or Series B Preferred Stock who does not vote in favor of the Merger and who follows the procedures set forth in Article 113 will be entitled to have his shares of Company Common Stock or Series B Preferred Stock purchased by IMS for cash at their Fair Value (as defined below). The "Fair Value" of shares of Company Common Stock or Series B Preferred Stock will be determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation in anticipation of the proposed Merger, except to the extent that exclusion would be inequitable. The shares of Company Common Stock or Series B Preferred Stock with respect to which holders have perfected their purchase demand in accordance with Article 113 and have not effectively withdrawn or lost such rights are referred to in this Proxy Statement-Prospectus as the "Dissenting Shares."

  Prior to the vote taken to approve the proposed Merger at the Special Meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver written notice to IMS of his intent to demand payment for shares if the proposed Merger is approved and (b) not vote any of his shares in favor of the proposed Merger. Within 10 days after approval of the Merger by IMS's shareholders, IMS must mail a notice of such approval (the "Approval Notice") to all shareholders who are entitled to demand payment for their shares under
Article 113, together with a copy of Article 113 and a form for demanding payment. If a shareholder's shares are held of record by a third party (for example, a broker), the record holder must either assert the dissenters' rights or must consent to the beneficial owner's assertion of dissenters' rights.

  A shareholder of IMS electing to exercise dissenters' rights must, within 30 days after the date on which the Approval Notice is mailed to such shareholder, demand in writing from IMS the purchase of his or her shares of Company capital stock and payment to the shareholder of their Fair Value and must submit the certificate(s) representing the Dissenting Shares to IMS in accordance with the terms of the Approval Notice. A shareholder who does not demand payment and deposit share certificates as required by the date set in the Approval Notice is not entitled to payment for shares under Article 113. A holder who elects to exercise dissenters' rights should mail or deliver his or her written demand for payment to IMS at its principal offices directed to the attention of James A. Larson, Secretary. The demand should specify the holder's name and mailing address, the number of shares of Company Common Stock or Series B Preferred Stock owned by such shareholder and state that such holder is demanding purchase of his or her shares in payment of their Fair Value. Upon the later of the Effective Time and receipt by IMS of each payment demand made pursuant to Article 113, IMS must pay the amount IMS estimates to be the Fair Value of the Dissenting Shares, plus interest at the rate of interest then paid by IMS on its principal bank loans, to each dissenter who has complied with the requirements of Article 113 and who has not yet received payment, together with certain financial information of IMS, an explanation of how interest was calculated and a copy of Article 113.

  Any holder of Dissenting Shares who has not accepted an offer made by IMS may, within 30 days after IMS first offered payment for his or her shares, notify IMS in writing of his or her own estimate of the Fair Value of his or her shares and demand payment of the estimated amount, plus interest, less any payment made under Article 113, if (i) the holder of Dissenting Shares believes that the amount offered or paid by IMS under Article 113 is less than the Fair Value of the shares, or that the interest due was incorrectly calculated, (ii) IMS fails to make payment within 60 days after the date set by IMS as the date by which it must receive the payment demand, or (iii) IMS, having failed to consummate the proposed Merger, does not return share certificates deposited by a holder as required by Article 113. If IMS and the shareholder fail to agree upon the Fair Value of the shares, then within 60 days after receiving the payment demand IMS must petition the District Court of Jefferson County (the "Court") to determine the Fair Value of such holder's shares of Company capital stock. If IMS does not commence the proceeding within the 60-day period, it must pay each holder of Dissenting Shares whose demand remains unresolved the amount demanded. IMS must make all holders of Dissenting Shares whose demands remain unresolved parties to the proceeding as an action against their shares. The Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of Fair Value. Each holder of Dissenting Shares made a party to the proceeding is entitled to judgment for the amount, if any, by which the Court finds that the Fair Value of his or her shares, plus interest, exceeds the amount paid by IMS.

  If any holder of shares of Company Common Stock or Series B Preferred Stock who demands the purchase of his or her shares under Article 113 fails to perfect, or effectively withdraws or loses his or her right to, such purchase, the shares of such holder will be converted into the right to receive the Merger Consideration, in the case of the Company Common Stock, or be deemed to have made an Election to Retain Series B Preferred Stock in the case of the Series B Preferred Stock, each in accordance with the Merger Agreement.

                 SELECTED CONSOLIDATED FINANCIAL DATA OF LILLY
            (IN MILLIONS, EXCEPT OTHER DATA AND PER SHARE AMOUNTS)

  The following selected consolidated financial data for the five years ended December 31, 1994 are derived from consolidated financial statements of Lilly which have been audited by Ernst & Young LLP, independent auditors. The financial data for the six months ended June 30, 1995 and June 30, 1994 are derived from unaudited consolidated financial statements. The consolidated financial data for the six-month periods ended June 30, 1995 and June 30, 1994 include all adjustments, consisting of normal recurring accruals, which Lilly considers necessary for a fair presentation of the consolidated financial position and consolidated results of operations for these periods. Operating results for the six months ended June 30, 1995 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1995. The following data should be read in conjunction with the information concerning Lilly incorporated by reference in this Proxy Statement-Prospectus.

                             SIX MONTHS
                           ENDED JUNE 30,             YEAR ENDED DECEMBER 31,
                          ----------------- ----------------------------------------------
                            1995     1994     1994     1993      1992      1991     1990
                          -------- -------- -------- --------  --------  -------- --------
INCOME STATEMENT DATA:
Net Sales...............  $3,332.1 $2,655.9 $5,711.6 $5,198.5  $4,963.1  $4,533.4 $4,179.0
Income from continuing
 operations before
 income taxes and
 cumulative effect of
 changes in accounting
 principles.............     964.5    893.3  1,698.6    662.8   1,193.5   1,626.3  1,418.1
Income from continuing
 operations before
 cumulative effect of
 changes in accounting
 principles.............     684.8    619.9  1,185.1    464.8     842.5   1,166.1  1,022.7
Discontinued operations,
 net of tax.............      35.5     57.4    101.0     26.3     (14.9)    148.6    104.6
Income before cumulative
 effect of changes in
 accounting principles..     720.3    677.3  1,286.1    491.1     827.6   1,314.7  1,127.3
Cumulative effect of
 changes in accounting
 principles, net of tax.        --       --       --    (10.9)   (118.9)       --       --
Net income..............     720.3    677.3  1,286.1    480.2     708.7   1,314.7  1,127.3
Ratio of earnings to
 fixed charges(1).......      7.0x    19.6x    14.0x     7.6x     11.7x     19.1x    15.7x
PER-SHARE DATA(2):
Income from continuing
 operations.............  $   2.37 $   2.14 $   4.10 $   1.58  $   2.86  $   3.99 $   3.54
Income (loss) from dis-
 continued operations...       .12      .20      .35      .09      (.05)      .51      .36
Cumulative effect of
 changes in accounting
 principles.............        --       --       --     (.04)     (.40)       --       --
Net income..............      2.49     2.34     4.45     1.63      2.41      4.50     3.90
Cash dividends declared.      1.29     1.25     2.52     2.44     2.255      2.05     1.73

                                              YEAR ENDED DECEMBER 31,
                          JUNE 30,  ------------------------------------------------
                            1995      1994      1993      1992      1991      1990
                          --------  --------  --------  --------  --------  --------
BALANCE SHEET DATA:
Current assets..........  $4,410.3  $3,962.3  $3,697.1  $3,006.0  $2,939.3  $2,501.3
Other assets............   6,219.3   6,133.6   1,726.3   1,594.7   1,576.8   1,704.8
Property and equipment..   4,467.6   4,411.5   4,200.2   4,072.1   3,782.5   2,936.7
Total assets............  15,097.2  14,507.4   9,623.6   8,672.8   8,298.6   7,142.8
Short-term borrowings...   3,169.2   2,724.4     524.8     591.2     690.2   1,239.5
Other current liabili-
 ties...................   2,484.0   2,945.1   2,403.2   1,807.4   1,581.8   1,578.1
Long-term debt..........   2,102.1   2,125.8     835.2     582.3     395.5     277.0
Other noncurrent liabil-
 ities..................   1,368.1   1,356.5   1,291.6     799.8     665.0     580.7
Shareholders' equity....   5,973.8   5,355.6   4,568.8   4,892.1   4,966.1   3,467.5
Borrowings as a percent-
 age of total capital-
 ization(3).............      46.9%     47.5%     22.9%     19.3%     17.9%     30.4%
Book value per share(2).  $  20.47  $  18.35  $  15.61  $  16.72  $  16.97  $  12.98

--------
(1) The ratio of earnings to fixed charges is computed by dividing the sum of income from continuing operations before income taxes and cumulative effect of changes in accounting principles and fixed charges excluding capitalized interest by fixed charges. Fixed charges represent interest on indebtedness from continuing operations.

(2) On October 17, 1995, the Board of Directors of Lilly declared a two-for-one stock split effected in the form of a 100-percent stock dividend payable to shareholders of record at the close of business November 15, 1995. The outstanding and weighted average number of shares of Lilly common stock and per share data have not been adjusted to reflect the stock split. The effect of the stock split would be to reduce the Lilly historical and pro forma per share data by 50%.

(3) This percentage is computed by dividing the sum of short-term borrowings and long-term debt by total capitalization.

                  CAPITALIZATION OF IMS FOLLOWING THE MERGER

  The following unaudited table sets forth the capitalization of the Company as of June 30, 1995 and as adjusted to give effect to the Merger. The table below assumes push-down accounting methodology will be utilized and that holders of (i) 50% and (ii) 100%, respectively, of all outstanding Company Common Stock (other than shares held by Lilly) and Series B Preferred Stock elect to receive Series D Preferred Stock in accordance with the conversion terms as described in the terms of the Merger.

                                          JUNE 30, 1995
                          -----------------------------------------------------
                                                  AS ADJUSTED
                                        ---------------------------------------
                             ACTUAL     (50% CONVERTED)        (100% CONVERTED)
                          ------------  ---------------        ----------------
LONG-TERM DEBT..........  $  3,245,155    $ 3,245,155            $ 3,245,155
SERIES D REDEEMABLE PRE-
 FERRED STOCK, $0.01 par
 value; 12,000,000
 shares authorized;
 5,398,518 and
 10,797,035 shares to be
 outstanding as adjust-
 ed, respectively.......            --     37,130,066(1)(3)(5)    74,260,132(6)(7)(8)
STOCKHOLDERS' EQUITY
 (DEFICIT)
Series B Preferred
 Stock, $1 par value;
 2,000,000 shares autho-
 rized, issued and out-
 standing before the
 Merger; 2,000,000
 shares authorized and
 zero shares outstanding
 as adjusted............     2,000,000             --(1)                  --(6)
Series C Preferred
 Stock, $1 par value;
 5,000,000 shares autho-
 rized, 3,000,000 shares
 issued and outstanding
 before the Merger; no
 Series C Preferred
 Stock exists as adjust-
 ed.....................    13,750,000             --(2)                  --(2)
Common stock, no par
 value; 25,000,000
 shares authorized,
 6,577,162 shares issued
 and outstanding before
 the Merger; 20,000,000
 shares authorized,
 15,160,200 shares out-
 standing as adjusted...     8,947,591     53,081,066(1)(2)       15,951,000(2)(4)
                                                     (3)(4)(5)              (6)(7)(8)
Capital contributions
 from joint ventures....     6,508,230             --                     --
Accumulated deficit.....   (29,905,317)            --                     --
Less Stock subscriptions
 and joint venturers'
 contributions receiv-
 able...................       (50,000)            --                     --
                          ------------    -----------            -----------
Total stockholders' eq-
 uity (deficit).........     1,250,504     53,081,066             15,951,000
                          ------------    -----------            -----------
Total capitalization....  $  4,495,659    $93,456,287            $93,456,287
                          ============    ===========            ===========

--------

(1) Assumes that 50% of the outstanding shares of Series B Preferred Stock are each converted to two-thirds of a share of Series D Preferred Stock; assumes that cumulative undeclared preferred dividends of $1,400,000 are paid at the Effective Date of the Merger by Lilly, which is treated as a capital contribution to IMS; and assumes that the remaining 1,000,000 shares of Series B Preferred Stock are redeemed for cash of $5,330,000 paid by Lilly and which is treated as a capital contribution to IMS. Assumes no holders of Series B Preferred Stock elect to hold such shares following the Merger as the return on Series D Preferred Stock would be substantially higher than the return available by continuing to hold Series B Preferred Stock.

(2) All shares of Series C Preferred Stock are converted 1:1 into 3,000,000 shares of Common Stock.
(3) Assumes that 50% of shares of Company Common Stock outstanding as of June 30, 1995, other than 160,200 shares of Company Common Stock (at a cost of $801,000) held by Lilly, are converted on a 1:1 basis to shares of Series D Preferred Stock. The remaining 50% of shares of Company Common Stock is assumed to have been surrendered at the Effective Date of the Merger for $8.00 per share in cash from Lilly for total proceeds of $25,667,848.
(4) All outstanding Trans-IMS shares are converted 1:120,000 to 12,000,000 shares of Company Common Stock. Assumes that no capital is attributed to shares issued upon conversion of Trans-IMS shares.

(5) Assumes that 50% of outstanding options and warrants are converted to options to purchase an equivalent number of shares of Series D Preferred Stock resulting in options and warrants for 1,523,120 new shares of Series D Preferred Stock. The remaining 50% of outstanding options and warrants are assumed to be surrendered at the Effective Date of the Merger for $8.00 per option and warrant, net of the exercise price, totaling $6,132,218.

(6) Assumes all shares of Series B Preferred Stock are converted to two-thirds of a share of Series D Preferred Stock at $5.33 per share or $10,660,000; additionally, assumes cumulative undeclared preferred dividends of $1,400,000 on Series B Preferred Stock are paid at the Effective Date of the Merger by Lilly, which is treated as a capital contribution to IMS. Assumes no holders of shares of Series B Preferred Stock elect to hold such shares following the Merger as the return on Series D Preferred Stock would be substantially higher than the return available by continuing to hold Series B Preferred Stock.
(7) Assumes all shares of Company Common Stock outstanding as of June 30, 1995, other than 160,200 common shares held by Lilly (at a cost of $801,000), are converted on a 1:1 basis to 6,416,962 shares of Series D Preferred Stock at a $8.00 per share effective price for a total of $51,335,696.

(8) Assumes all outstanding options and warrants are converted to options to purchase an equivalent number of shares of Series D Preferred Stock resulting in options and warrants for the purchase of 3,046,240 shares of Series D Preferred Stock at an effective price of $8.00 per option and warrant net of the exercise price for a total of $12,264,436. Assumes no option holders elect to receive options to purchase Lilly shares in lieu of options to purchase Series D Preferred Stock.

      UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME OF LILLY

  The following unaudited pro forma consolidated statement of income of Lilly has been prepared to reflect the effect of the disposition of Guidant and the acquisition of PCS as if these transactions had been consummated on January 1, 1994.

  The unaudited pro forma consolidated statement of income and related earnings per share data for the year ended December 31, 1994 is based on Lilly's historical results from continuing operations adjusted to reflect the impact of the transactions as if they had occurred on January 1, 1994. The effect of the disposition of Guidant Corporation reduced the number of shares of Lilly Common Stock outstanding and the weighted average number of shares of Lilly Common Stock outstanding used in the earnings per share calculations.

  The unaudited pro forma consolidated statement of income is not necessarily indicative of Lilly's consolidated results of operations had the disposition of Guidant or acquisition of PCS reflected therein actually been consummated at the assumed dates, nor is it necessarily indicative of Lilly's consolidated results of operations for any future period. The unaudited pro forma consolidated statement of income should be read in conjunction with Lilly's consolidated financial statements and notes thereto incorporated by reference in this Proxy Statement--Prospectus.

      UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME OF LILLY

                   (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                YEAR ENDED DECEMBER 31, 1994
                                              ----------------------------------
                                              HISTORICAL ADJUSTMENTS   PRO FORMA
                                              ---------- -----------   ---------
Net sales...................................   $5,711.6    $ 178.7 (2) $5,890.3
Cost of sales...............................    1,679.7       94.7 (2)  1,774.4
Research and development....................      838.7                   838.7
Acquired research...........................       58.4                    58.4
Marketing and administrative................    1,398.3       47.9 (2)  1,446.2
Special charges.............................       66.0                    66.0
Other (income)/expense--net.................      (28.1)     303.1 (2)    275.0
                                               --------    -------     --------
                                                4,013.0      445.7      4,458.7
                                               --------    -------     --------
Income from continuing operations before in-
 come taxes.................................    1,698.6     (267.0)     1,431.6
Income taxes................................      513.5      (71.1)(2)    442.4
                                               --------    -------     --------
Income from continuing operations...........   $1,185.1    $(195.9)    $  989.2
                                               ========    =======     ========
Earnings per share from continuing opera-
 tions(1)...................................   $   4.10                $   3.63

--------

(1) Reflects the effect of the disposition of Guidant as if it had occurred at the beginning of the period presented. Unaudited pro forma earnings per share from continuing operations is calculated using the level of participation in the Guidant exchange offer. The Guidant exchange offer effectively reduced the weighted average number of shares outstanding by the number of shares of Lilly Common Stock exchanged for shares of Guidant Common Stock. This reduction in outstanding shares results in an increase in earnings per share from continuing operations. Also, earnings per share from continuing operations for the year ended December 31, 1994 has been reduced by $.72 to reflect Lilly's acquisition of PCS as if it had occurred as of January 1, 1994. (See note 2 hereto.)

(2) Represents the adjustments to reflect the impact of the PCS operations for the pre-acquisition period beginning January 1, 1994 to November 21, 1994, the acquisition date. These adjustments include the amortization of the excess purchase price over the book value of the PCS net assets (goodwill), assumed additional interest expense related to the issuance of debt for the purchase of PCS and the related tax effect of these adjustments based on the statutory tax rates in effect during the period. The goodwill amortization and interest expense adjustments, included in other income, amounted to $87.2 million and $216.2 million, respectively.

      UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF IMS

  The following unaudited pro forma consolidated balance sheet of IMS as of June 30, 1995, and the unaudited pro forma consolidated statements of operations of IMS for the six months ended June 30, 1995 and the year ended December 31, 1994, have been prepared to reflect the effect of the Merger contemplated by this Proxy Statement Prospectus as well as the acquisition of the remaining 51% interest of Medical Communication Network, Inc. ("MCN") from Unihealth America Ventures ("Unihealth"). The MCN acquisition was consummated on October 20, 1995. The unaudited pro forma consolidated financial information is based on the historical consolidated financial statements of IMS adjusted to reflect the investment in IMS by Lilly as well as the MCN acquisition under the assumptions and adjustments set forth in the Notes to unaudited pro forma consolidated financial information of IMS.

  The unaudited pro forma consolidated balance sheet of IMS assumes that these transactions occurred on June 30, 1995 and the unaudited pro forma consolidated income statements of IMS assume these transactions occurred on January 1, 1994.

  The MCN transaction represents the purchase by IMS of the ownership interest in MCN from Unihealth. The purchase price was $4,350,000 of which $1,900,000 is contingent upon MCN receiving extensions to eight existing Network Services Agreements with hospitals owned by Unihealth. As a result, the purchase price reflected in the unaudited pro forma consolidated financial information of IMS is $2,450,000. Of the total purchase price, Unihealth received $3,350,000 in cash at closing and $1,000,000 was placed in escrow at a bank. The funding for this purchase was provided by Lilly through the exercise of a warrant to purchase 500,000 shares of Series C Preferred Stock for $3,000,000 and an additional loan to IMS of $1,350,000.

  The Lilly transaction is reflected herein based on the terms and conditions described elsewhere in this Proxy Statement-Prospectus.

  The unaudited pro forma consolidated financial information of IMS may not be indicative of the results that actually would have occurred if these transactions had occurred on the dates indicated or which may be obtained in the future. The unaudited pro forma consolidated financial information of IMS should be read in conjunction with the historical consolidated financial statements and accompanying notes for IMS.

           UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET OF IMS

                            AS OF JUNE 30, 1995

                                       HISTORICAL                    PRO FORMA
                                        JUNE 30,     PRO FORMA        JUNE 30,
                                          1995      ADJUSTMENTS         1995
                                       -----------  -----------     ------------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........  $ 1,317,791  $               $  1,317,791
  Contract and other receivables.....    3,102,600          --         3,102,600
  Deposits...........................          --     1,900,000 (1)    1,900,000
  Other current assets...............    1,218,184          --         1,218,184
                                       -----------                  ------------
    Total current assets.............    5,638,575                     7,538,575
CONTRACTS RECEIVABLES, long-term por-
 tion................................    1,005,956          --         1,005,956
EQUIPMENT AND FURNITURE, net.........    4,645,488          --         4,645,488
EXCESS OF PURCHASE PRICE OVER TANGI-
 BLE                                           --     2,352,655 (1)   91,313,283
NET ASSETS ACQUIRED..................                88,960,628 (2)
OTHER................................      814,211          --           814,211
                                       -----------                  ------------
                                       $12,104,230                  $105,317,513
                                       ===========                  ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................   $1,377,495  $       --      $  1,377,495
  Deferred contracts payable.........    2,686,837          --         2,686,837
  Other current liabilities..........    2,186,213          --         2,186,213
                                       -----------                  ------------
    Total current liabilities........    6,250,545                     6,250,545
LONG-TERM DEFERRED CONTRACT REVENUE..      712,414          --           712,414
LONG-TERM DEBT.......................    3,121,378    1,350,000 (1)    4,471,378
OTHER LONG-TERM LIABILITIES..........      769,389      (97,345)(1)      672,044
SERIES D REDEEMABLE PREFERRED STOCK..          --    74,260,132 (2)   74,260,132
STOCKHOLDERS' EQUITY:
  Series B voting preferred stock....    2,000,000   (2,000,000)(2)          --
  Series C preferred stock...........   13,750,000    3,000,000 (1)          --
                                                    (16,750,000)(2)
  Common stock.......................    8,947,591    1,000,000 (1)   18,951,000
                                                     16,750,000 (2)
                                                      1,400,000 (2)
                                                     (9,146,591)(2)
  Capital contributions from joint       6,508,230                           --
   venturers.........................                (1,000,000)(1)
                                                     (5,508,230)(2)
Accumulated deficit..................  (29,905,317)  29,905,317 (2)          --
Less-Stock subscriptions and joint
 venturers
 contributions receivable............      (50,000)      50,000 (2)          --
                                       -----------                  ------------
    Total stockholders' equity.......    1,250,504          --        18,951,000
                                       -----------                  ------------
                                       $12,104,230                  $105,317,513
                                       ===========                  ============

      See accompanying Notes to Unaudited Pro Forma Consolidated Financial
                            Information of IMS

     UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS OF IMS

                  FOR THE SIX MONTHS ENDED JUNE 30, 1995

                                      HISTORICAL                   PRO FORMA
                                       JUNE 30,     PRO FORMA       JUNE 30,
                                         1995      ADJUSTMENTS        1995
                                      -----------  -----------    ------------
REVENUES:
  Network service agreement revenue.. $ 5,436,113         --      $  5,436,113
  Network license agreement revenue..   1,371,400         --         1,371,400
  Network license service revenue....   1,122,503         --         1,122,503
                                      -----------                 ------------
                                        7,930,016                    7,930,016
                                      -----------                 ------------
COST AND EXPENSES:
  Salaries payroll taxes and bene-
   fits..............................   8,477,812         --         8,477,812
  Facilities, general and administra-
   tive..............................   2,430,190         --         2,430,190
  Selling, general and administra-
   tive..............................   3,418,612     120,627 (3)    8,032,783
                                                    4,493,544 (4)
                                      -----------                 ------------
                                       14,326,614                   18,940,785
                                      -----------                 ------------
LOSS FROM OPERATIONS.................  (6,396,598)                 (11,010,769)
                                      -----------                 ------------
OTHER INCOME (EXPENSES):                   17,802     (67,500)(5)      (27,198)
                                                       22,500 (6)
                                      -----------                 ------------
                                           17,802                      (27,198)
                                      -----------                 ------------
LOSS BEFORE MINORITY INTEREST IN OP-
 ERATIONS OF SUBSIDIARIES............  (6,378,796)                 (11,037,967)
PROVISION FOR INCOME TAXES...........         --          --               --
MINORITY INTEREST IN INCOME FROM OP-
 ERATIONS OF SUBSIDIARIES............     (84,868)     19,913 (7)      (64,955)
                                      -----------                 ------------
NET LOSS............................. $(6,463,664)                $(11,102,922)
                                      ===========                 ============
NET LOSS PER COMMON SHARE............      ($1.00)                      ($0.71)
                                      ===========                 ============
WEIGHTED AVERAGE COMMON SHARES          6,563,019                   15,660,200
 OUTSTANDING......................... ===========                 ============

      See accompanying Notes to Unaudited Pro Forma Consolidated Financial
                            Information of IMS

      UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS OF IMS

                   FOR THE YEAR ENDED DECEMBER 31, 1994

                                       HISTORICAL                    PRO FORMA
                                      DECEMBER 31,   PRO FORMA     DECEMBER 31,
                                          1994      ADJUSTMENTS        1994
                                      ------------  -----------    -------------
REVENUES
  Network service agreement revenue.  $ 7,456,654          --      $   7,456,654
  Network license agreement revenue.   10,057,983          --         10,057,983
  Network license service revenue...      365,726          --            365,726
                                      -----------                  -------------
                                       17,880,363                     17,880,363
                                      -----------                  -------------
COSTS AND EXPENSES:
  Salaries, payroll taxes and bene-
   fits.............................   11,838,793          --         11,838,793
  Facilities and other..............    4,451,233          --          4,451,233
  Selling, general and administra-
   tive.............................    5,848,436      241,254 (3)    15,076,778
                                                     8,987,088 (4)
                                      -----------                  -------------
                                       22,138,462                     31,366,804
LOSS FROM OPERATIONS................   (4,258,099)                   (13,486,441)
                                      -----------                  -------------
OTHER INCOME (EXPENSES):                  159,599     (135,000)(5)        69,599
                                                        45,000 (6)
                                          159,599                         69,599
                                      -----------                  -------------
LOSS BEFORE MINORITY INTEREST IN OP-
 ERATIONS OF SUBSIDIARIES...........   (4,098,500)                   (13,416,842)
PROVISION FOR INCOME TAXES                    --           --                --
MINORITY INTEREST IN INCOME FROM OP-
 ERATIONS OF SUBSIDIARIES...........     (153,281)      58,326 (7)       (94,955)
                                      -----------                  -------------
NET LOSS............................  $(4,251,781)                 $(13,511,797)
                                      ===========                  =============
NET LOSS PER COMMON SHARE...........       ($0.73)                        ($0.86)
                                      ===========                  =============
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING........................    6,099,120                     15,660,200
                                      ===========                  =============

      See accompanying Notes to Unaudited Pro Forma Consolidated Financial
                            Information of IMS

  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF IMS

  The unaudited pro forma financial information of IMS was prepared to reflect the acquisition of IMS by Lilly and the acquisition of MCN by IMS. Lilly's cost of the acquisition of $75,660,132 has been pushed down to the unaudited pro forma consolidated financial information of IMS. The identifiable assets and liabilities of IMS have been reflected at their estimated fair market values as of June 30, 1995. The excess of the Lilly purchase price over tangible net assets acquired has been recorded as such on the unaudited pro forma consolidated balance sheet. The allocation of this asset to identifiable intangible assets will be completed prior to December 31, 1995. For purposes of the unaudited pro forma consolidated information, the excess of the purchase price over the tangible net assets acquired is being amortized over its estimated useful life of ten years. The purchase of MCN has been accounted for as a purchase with the net assets acquired reflected at their fair market values. The excess of the purchase price over the fair value of MCN's tangible net assets is similarly recorded as excess of purchase price over tangible net assets acquired and is being amortized over its estimated useful life of ten years.

  (1) Represents the acquisition of MCN's remaining 51% interest, including the cash funded by Lilly in the form of debt and the purchase of Series C Preferred Stock, the deposit for the contingent MCN purchase price and the elimination of MCN's minority interest from the historical Consolidated Balance Sheet.

  (2) Represents the acquisition of IMS by Lilly as contemplated by the Merger. The purchase price has been pushed down to the financial statements of IMS. As a result, the assets, liabilities and stockholders' equity associated with the Lilly acquisition have been adjusted to reflect Lilly's purchase price. The pro forma adjustments to the Series D Redeemable Preferred Stock and the amounts included in Stockholder's Equity are described in detail in the footnotes in the table entitled "CAPITALIZATION OF IMS FOLLOWING THE MERGER" assuming 100% of the securities are converted.

  (3) Represents the amortization of the MCN acquisition excess of purchase price over tangible net assets acquired calculated as of January 1, 1994, over its estimated useful life of ten years.

  (4) Represents the amortization of the Lilly acquisition contemplated by the Merger excess of purchase price over tangible net assets acquired calculated as of January 1, 1994, over its estimated useful life of ten years.

  (5) Represents IMS interest expense incurred at a rate of 10% in connection with the $1,350,000 borrowed from Lilly to complete the MCN acquisition.

  (6) Represents earned interest income on the $1,000,000 escrowed deposit at an assumed annual rate of 4.5%.

  (7) Represents the elimination of historical minority interest recorded by IMS for the earnings of MCN for the periods presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IMS

OVERVIEW

  The Company develops and operates computer based communication networks that automate routine and specialized text, voice, data and image exchanges from hospitals, managed care organizations, clinical laboratories, pharmaceutical companies, pharmacy chains and other healthcare providers to physicians. The networks, generally referred to as IMS MEDACOM(R) Networks, enable such healthcare entities ("sponsors") to be linked with participating physician offices and physicians to be linked to each other to facilitate the exchange of clinical, financial and administrative information related to the delivery of healthcare services.

  Sponsors pay various fees to utilize an IMS MEDACOM(R) Network to communicate with selected physicians or other network users in a given market on a single network (a "local" sponsor) or on several networks (a "national" sponsor). Physicians are not charged fees to participate on a network for basic network communication services and generally are designated for participation on a network, with the approval of the physician, by a sponsor seeking to improve communication with certain physicians. Generally, licenses to physicians for the proprietary IMS software installed at the physician practice sites on devices owned by physicians are directly maintained with IMS.

  IMS markets its software and networks under three general arrangements.

  LARGE MARKETS

  In 26 of the largest 50 metropolitan markets in the United States, the Company operates, directly or under a contract with a local network partner, IMS MEDACOM(R) Networks in which all healthcare providers, suppliers, payors and others in the market have an opportunity to utilize the network for various aspects of medical communication needs. The "open architecture" networks may be utilized by any sponsor which intends to communicate with physicians or other sponsors in the market area under a "network services agreement" ("NSA"). Under an NSA, local sponsors contract with IMS or the network, for implementation of an individualized automated communications plan utilizing the network for an annual fee determined by either (a) the size of the sponsoring institution and scope of the network design, or (b) the volume and characteristics of communications with designated physician sites or other external sites (pharmacies, clinics, ancillary treatment services, etc.). In addition to annual sponsor fees, IMS may receive implementation fees, as well as incremental development and deployment fees for custom software interfaces or workstation applications as requested by the sponsor. The typical term for an NSA is five years, though shorter participation commitments are available under significantly higher fee structures. Most NSAs include general renewal upon expiration at increased or renegotiated fees. NSA revenue is recognized as earned monthly by prorating the fixed annual fee while certain custom development or implementation fees are recognized upon project completion.

  The Company intends to aggressively pursue the development of open architecture IMS MEDACOM(R) Networks in at least the 50 largest metropolitan markets, measured by the number of practicing physicians in the market.

  SMALLER MARKET NETWORKS

  In selected smaller markets (typically those with less than 1,500 practicing physicians), a local healthcare service provider or management entity contracts with IMS to receive a license of IMS technology and to implement a network under a network license agreement ("NLA"). Under an NLA, the licensee generally receives a nonexclusive license to use the IMS proprietary software for a fixed period, generally a five year term with annual renewals thereafter. The licensee can operate a network on its own or retain IMS to manage the network. All physician site licenses under an NLA are with the Company so the Company retains the right in most cases to permit other local sponsors or licensees or national sponsors to communicate with the NLA physicians. At the Company's option, the NLA licensee receives a negotiated portion of local and national sponsorship fees in the nonexclusive territory to implement the network service.

  Typically, NLA licensees pay fees at approximately 50% of the corresponding aggregate five-year fees under an NSA, and include a defined obligation for the NLA licensee to staff, operate, market and support the local network and attain physician participation.

  The NLA license fee is recognized as revenue in the year in which the NLA licensee receives the installation of the network software. Any technology support and maintenance fees associated with the NLA are recognized on a prorated monthly basis. In addition, the Company may receive implementation fees that are recognized as earned. Other NLA revenue sources include optional monthly management services fees for services provided by the Company, generally at the election of the NLA licensee, to provide network oversight and operation, and custom development or new services implementation fees that are recognized upon project completion.

  CERTAIN NATIONAL SPONSORS

  National network sponsors enter into national sponsor agreements ("NSPA") pursuant to which the licensee is afforded the right to communicate with designated physicians or other users in various networks. Typically, the NSPA provides fees determined as an annual charge per physician or other recipient of the communication or of the sites to which the communication is directed, usually based upon the sponsor's communication application and annualized communications volumes, with annual minimum fees. As the number of national sponsors increase, the Company expects that incremental recurring revenue will increase as will profit margin as there is minimal additional expense incurred and most of the significant operations/expenses related to network usage are covered by fees paid by local sponsors. The Company recognizes the annual minimum fees prorated monthly until actual network communication fees exceed the minimum.

RESULTS OF OPERATIONS

  The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Proxy Statement-Prospectus. The table below sets forth certain items of revenue and expenses reflected in the Company's income statement and the percentages of total revenue represented by the items.

                                                                    SIX MONTHS
                            YEAR ENDED DECEMBER 31,               ENDED JUNE 30,
                          -------------------------------   -------------------------------
                              1993             1994             1994             1995
                          --------------   --------------   --------------   --------------
NET SALES AND FEE
 REVENUE
 Network Service
  Agreement revenue.....  $ 5,131   65.8%  $ 7,457   41.7%  $ 3,261   52.4%  $ 5,436   68.5%
 Network License
  Agreement revenue.....    2,550   32.7%   10,058   56.3%    2,893   46.5%    1,371   17.3%
 Network License Service
  revenue...............      113    1.5%      366    2.0%       69    1.1%    1,123   14.2%
                          -------  -----   -------  -----   -------  -----   -------  -----
  Total revenue.........    7,794  100.0%   17,881  100.0%    6,223  100.0%    7,930  100.0%
COSTS AND EXPENSES:
 Salaries, payroll taxes
  and benefits..........    7,205   92.4%   11,839   66.2%    4,689   75.3%    8,478  106.9%
 Facilities.............    1,679   21.5%    3,187   17.8%    1,364   21.9%    2,377   30.0%
 Selling, general and
  administrative........    2,609   33.5%    5,848   32.7%    2,246   36.0%    3,419   43.1%
 Costs of subsidiary
  litigation............    1,659   21.3%      785    4.4%      714   11.5%       53     .7%
 Reorganization costs...      --     0.0%      479    2.7%      --     0.0%      --     0.0%
                          -------  -----   -------  -----   -------  -----   -------  -----
  Total expenses........   13,152  168.7%   22,138  123.8%    9,013  144.7%   14,327  180.7%
LOSS FROM OPERATIONS....   (5,358) (68.7)%  (4,258) (23.8)%  (2,790) (44.7)%  (6,397) (80.7)%
OTHER INCOME (EXPENSE):
 Interest income........       24     .3%      343    1.9%      120    1.9%      103    1.3%
 Interest expenses......     (171)  (2.2)%    (119)   (.7)%     (33)   (.5)%     (85)  (1.1)%
 Loss on dissolution of
  partnership...........     (214)  (2.7)%     --     0.0%      --     0.0%      --     0.0%
 Other, net.............      (33)   (.3)%     (65)   (.4)%     (31)   (.3)%     --     0.0%
                          -------  -----   -------  -----   -------  -----   -------  -----
  Total other income
   (expense)............     (394)  (5.0)%     159     .9%       56     .9%       18     .2%
LOSS BEFORE MINORITY
 INTEREST IN OPERATION
 OF SUBSIDIARIES........   (5,752) (73.8)%  (4,098) (22.9)%  (2,734) (43.8)%  (6,379) (80.5)%
MINORITY INTEREST IN
 INCOME FROM OPERATIONS
 OF SUBSIDIARIES........     (184)  (2.4)%    (153)   (.9)%     (57)   (.9)%     (85)  (1.1)%
                          -------  -----   -------  -----   -------  -----   -------  -----
NET LOSS................   (5,936) (76.1)%  (4,252) (23.8)%  (2,791) (44.7)%  (6,464) (81.4)%
                          =======  =====   =======  =====   =======  =====   =======  =====

SIX MONTHS ENDED JUNE 30, 1995 COMPARED TO SIX MONTHS ENDED JUNE 30, 1994

  Net Sales and Fee Revenue. Total revenue increased $1.7 million (27%) from $6.2 million in 1994 to $7.9 million for the first half of 1995. Sponsor revenue under Network Service Agreements increased 67%, however, from $3.3 million in the first half of 1994 to $5.4 million in the first half of 1995, reflecting an increased number of operating networks, a greater number of sponsors participating in the networks and a substantial increase in the number of physicians with which networks are connected. Sponsorship revenue under NSAs increased in each quarter for the last 10 fiscal quarters, again reflecting the growth of the Company's IMS MEDACOM(R) networks. The Company anticipates continued expansion of both the number of NSAs and networks in operation and plans to emphasize such growth in the next one to two years.

  Revenue from Network License Agreements declined from $2.9 million in the first half of 1994 to $1.4 million in the first half of 1995. The 1994 first half was exceptionally strong, reflecting recognition of substantial revenue from the sale of a network license for Hawaii in the first half of 1994 and several other smaller licenses. In the first half of 1995, the Company completed only two license sale transactions which reflects the historical fluctuation in this revenue as network licenses sold in smaller markets are unpredictable in nature and generally require 12 to 18 months from the time the licensee initially indicates interest in a network until the sale is completed and the initial network installation is in place.

  Network license service revenue increased from $69,000 in the first half of 1994 to $1.1 million in the first half of 1995, reflecting increased management service fees, implementation fees and recognition of a portion of initial license fees sold in previous periods. Service revenue tends to reflect services provided to licensees and sponsors that became participants on networks in previous periods and therefor should tend to increase as the number of licenses for which IMS will provide network management increases and as the number of sponsors under NSAs increase.

  Salaries and Benefits. Salaries and benefits increased approximately $3.8 million or 81% in the first half of 1995 compared to the first half of 1994, and due to only slightly increased revenue in the first half of 1995, salaries and benefits represented 107% of revenue in the first half of 1995 compared to 75% of revenue in the first half of 1994. The substantial increase reflects an increase in the number of employees from 146 at the beginning of 1994 to 275 at the beginning of 1995.

  Facilities and Related Expenses. Facilities and related expenses are composed of rent, equipment, maintenance and depreciation, telephone, utilities, insurance and taxes. Facilities expenses increased $1.0 million over the first half of 1994 to $2.4 million for the first half of 1995, or 74%. The Company incurred increases due to opening of additional administrative offices in Denver in January 1995 and opening more field offices. Rent and related facilities expenses in 1995 for the San Diego office closed at the end of 1994 were charged to reorganization in 1994 and are not included in the first half 1995 facilities expenses, although such expenses were paid in 1995. Telephone expenses increased 137% over the comparable period in 1994, reflecting substantially increased network traffic.

  Selling, General and Administrative. Selling, general and administrative ("SG&A") expenses include travel and entertainment, marketing, sales and promotion expenses and other uncategorized expenses. SG&A expenses increased approximately $1.2 million, or 52%, in the first half of 1995 compared to the first half of 1994. Travel and related selling expenses increased due to the Company's transition to a national sales force in late 1994 and other SG&A expenses increased as the level of activities rose due to the Company's growth.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Net Sales and Fee Revenue. Net sales and fee revenue increased approximately $10.1 million or 128% from 1993 to 1994. The growth in net sales and fee revenue is attributable to an increase in the number of NSAs and to an increase in revenue per contract. The number of hospital NSAs increased from 76 in 1993 to 109 in 1994, or 43%, and other NSAs increased from 38 at the end of 1993 to 66 in 1994, or 74%. Revenue from hospital NSAs increased from $5.1 million in 1993 to $7.5 million in 1994, or 47%. Revenue from other sponsor NSAs and from NLAs increased from $2.7 million in 1993 to $10.4 million in 1994, or 285%.

  Salaries and Benefits. Salaries and benefits increased $4.6 million or 64%, for fiscal 1994 compared to fiscal 1993. Salaries and benefits as a percentage of revenue were 66% in 1994 compared to 92% in 1993 because revenue was substantially higher in 1994. The increase in salaries and benefits was due to the addition of field, technical and corporate employees required to support the increase in NSAs, installation of NLAs and to enhance network software. The Company also transitioned to a national sales force in late 1994, increasing the selling staff from eight at the end of 1993 to 14 at the end of 1994.

  Facilities and Related Expenses. Facilities expenses increased approximately $1.5 million to $3.2 million in 1994, or 90%. These expenses increased principally from increased costs for rent, depreciation and telephone expenses, new field offices and depreciation from increased computer equipment purchases as a result of an increase in the number of sponsor contracts. Telephone expenses, including long distance charges, increased 114% due to the large increase in the number of network messages transmitted over phone lines.

  Selling, General and Administrative. SG&A were $5.8 million or 33% of revenue for 1994 compared to $2.6 million or 34% of revenue for 1993, representing an increase of $3.2 million, or 124%. The increase included travel and related expenses which increased approximately 100% to $1.65 million, marketing sales and promotions which increased 58% to approximately $.8 million and executive training services in 1994 for which there were no similar expenditures in the prior year. Substantially all the increases were related generally to the Company's increased business activity in 1994.

  Cost of Subsidiary Litigation. Litigation involving the Company, two subsidiaries and certain directors was commenced in 1992. The cost of this litigation was substantial and materially affected the Company's cash flow and loss for 1992, 1993 and 1994. Costs of litigation, representing professional fees and expenses and the cost of indemnifying a director, were $1.7 million in 1993 and $785,000 in 1994 when the litigation was substantially concluded. The litigation resulted in judgment in favor of the Company and the directors following trials. The Company is not currently involved in any material litigation.

  Reorganization Costs. In 1994, the Company closed its San Diego office and charged the costs to expenses for 1994. Approximately $100,000 of the $479,000 of expenses relate to net leasehold expenses which will be paid over the remaining term of the lease and approximately $280,000 represents expenses and severance compensation to be paid in 1995 to the former chairman and founder of the Company who continued on as a director following the reorganization.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has incurred and expects to continue to incur significant operating and net losses and to continue to generate negative cash flow from operating activities while it emphasizes development and enhancement of networks and until the Company establishes sufficient sponsor revenue for each network. In view of the anticipated negative cash flow from operating activities and the cash required for the continuing development of the Company's products and services, the expansion of existing networks and the construction and acquisition of new networks, the Company will require substantial amounts of capital for the balance of fiscal 1995 and the foreseeable future from outside sources.

  IMS had working capital of $617,000 at December 31, 1994 compared to a working capital deficit of $612,000 at June 30, 1995. At June 30, 1995, IMS had $1,318,000 cash and cash equivalents on hand compared to $1,358,000 at December 31, 1994. This increase was attributable to sale of receivables remaining under NLAs, and borrowings from Lilly. IMS's contract receivables at December 31, 1994 was $6,803,000 compared to $3,103,000 at June 30, 1995, again because of sales of contract receivables.

  The Company had an accumulated deficit of approximately $23.4 million at December 31, 1994 and approximately $29.9 million at June 30, 1995. Since December 31, 1994, the Company has funded operations primarily through $4 million in borrowings from Lilly and $1.9 million from the exercise by Lilly of a warrant to purchase 375,000 shares of Series C Preferred Stock (see "SPECIAL FACTORS TO BE CONSIDERED --Background to the Merger"), and $4.3 million from the sale of receivables under network license and service agreements to financial institutions on a discounted cash flow basis. In addition, the Company has used portions of a $1 million line of credit which is secured by guarantees of certain directors and of which there was no amount outstanding as of June 30, 1995.

  The Company believes that the relationship with Lilly created by the Merger will add financial credibility to the Company as well as add direct financing from Lilly through either future debt or equity capital infusions from Lilly. Consequently, the Company anticipates a more rapid growth pattern than if the Merger were not consummated.

  If the Merger is not consummated, which is not expected, IMS would continue to fund its operations with revenue from operations, sale of equity securities, sale of contract receivables and potential debt financing. The failure to obtain sufficient amounts from such future financing efforts would result in the delay or abandonment of some or all of the Company's development and expansion plans which could have a material adverse effect on the Company's business and competitive position.

                                BUSINESS OF IMS

  Founded in 1985, the Company develops and operates computerized medical communication networks that link participants in the healthcare delivery system to deliver routine and specialized messages in automated format. The Company's networks provide a practical means for healthcare providers and payers to develop integrated information delivery management programs. Healthcare, and especially the individual physician's practice of medicine, generates prolific requirements for multi-location, multi-system clinical, financial and administrative communications and information transfer. The Company believes that it is a leading provider of physician-focused, multi-participant, multi-media, bi-directional automated healthcare communications through a common user connection based on total number of communications delivered, variety of communications, number of physician participants, number and variety of connected host healthcare information systems, number of institutions (hospitals, managed care plans, clinical laboratories, ancillary care providers and healthcare information and administrative services) and number of operational networks and markets served.

  The first IMS medical communication network was deployed in 1988. Since that time, IMS has developed networks in more than 43 areas across the United States. IMS has pioneered the concept of "open" architecture (available on a fee-for-use basis regardless of the user's affiliation) medical communication networks (the "IMS MEDACOM(R) Networks").

  IMS MEDACOM(R) Networks connect healthcare information systems and departmental workstations utilizing proprietary network controller software and proprietary message handling software on personal computers at the user's site. IMS MEDACOM(R) networks increase the timeliness and accuracy of clinical communications, ease the burden of compliance with managed care and financial transaction requirements and reduce the information management burden for physicians, hospitals and other network users. Also, unlimited communication between all physicians in a given network is available. The Company estimates that over 30 million total messages were delivered over IMS MEDACOM(R) Networks in 1994.

  The Company's core set of three software connectivity tools are: RELAY(TM), which provides a system integration of diverse formats; ComCenter, the network switch which distributes messages among network users; and PC-COM, the software on each workstation which enables the user to access the network. These software components are installed as a network in each healthcare market area in which the Company operates. A local operations staff of IMS employees manages the connectivity of the various communications software of network users, provides on-going training and workstation support and works with network sponsors to continually expand their services and applications provided to physicians and other users over the network.

  Physicians gain access to networks at no cost. Network sponsors are healthcare institutions, organizations and services which communicate regularly with physicians in the normal course of business. Sponsors pay annual network communications or license fees that typically relate to the number of physicians the sponsor chooses to reach on the network. As more sponsors pay for network connectivity, the Company receives additional license and implementation fees and more physicians are connected. Growing numbers of sponsors and physicians on networks lead to increased usage and acceptance and, ultimately, revenue to the Company.

INDUSTRY BACKGROUND

  Changes and cost containment pressures in the nation's healthcare system are placing new demands on providers and payers. An aging population, advances in technology and the rapid growth of managed care have all resulted in increased demand for the timely and cost-effective collection, analysis, management, sharing and communication of information among healthcare providers and between them and payers. This change has caused a reorientation of the role of healthcare information systems from transaction processing of episodic health service events to active decision support and cumulative tracking and reporting of comprehensive, multi-point courses of care. In response, an entirely new sub-industry has been created-integrated healthcare communication networking.

  The physician's office is now the focal point of hundreds of monthly communication "transactions." Historically, the healthcare industry focused on automation of provider claims submissions. In fact, in medical practices, there are multiple communications, clinical and administrative messages and information exchanges required to fulfill the service that results in just one payment claim submission to a payer. While there are estimated to be approximately 2.5 billion claims that flow from providers to payers annually, the Company believes that the total physician-focused medical communications volume is eight to ten times as large.

  Not only must physicians deal with increasing amounts of information, they also must manage and synthesize inputs from, and reply appropriately to, an ever more diverse group of other service providers, payers and intermediaries. These institutions and referral services recognize the need to improve communication with physicians, the patients they serve and the employers who ultimately fund a significant portion of the medical services. The driving force behind this need is concern for the timely delivery of quality patient care. In today's environment, healthcare depends upon efficient information management and communication transactions.

  The Company estimates that nationwide there are 570,000 private practicing physicians engaged in direct patient care within approximately 200,000 medical practices. Approximately 50% of these physicians practice in the largest 50 markets. Further, approximately 70% of the practices are somewhat automated with either an in-office computer or a link into a computer service. Most of these computers today can be characterized as medical practice management systems with applications limited to various levels of sophistication in patient, scheduling, billing and accounting processes.

  While vitally important to the administrative operation of a medical practice, billing and patient account management activities address only a portion of a physician's practice automation and communication requirements. Other automated systems and services should directly support the provision of clinical care, before, during and following the patient encounter. Most of these communications are presently nonintegrated, nonautomated media: voice, printed text, facsimile, clinical graphic printouts and handwritten notations with the attendant problems of routing delays, filing mistakes, recipient unavailability, transcription errors and other mechanical management problems. The Company's IMS MEDACOM(R) Networks improve the physician's professional service environment by (i) simplifying information access, (ii) eliminating delivery delays, (iii) integrating diverse communications and data sources into a common and easy-to-use format at the point-of-care, and (iv) providing automated access to the full range of clinical referral and support services typically required by the physician. Ultimately, communications with hospitals, other service providers and payers, such as insurance companies or managed care providers, are improved, thereby increasing efficiency and quality of care and helping to hold costs down.

  Other attempts to address these challenges usually result in proprietary, single function automated communication between physicians and other entities (such as a laboratory or a managed care provider), with no ability or right to link with others. The technologies have ranged from simplistic transaction telephone terminals, to dedicated fax machines, smart modem printers, uni-directional communication software protocols or the in-office installation of single purpose mainframe terminals or personal computers. Because these efforts each addressed only the specific needs of one entity in linking with the physician and the applications were driven from the perspective of large institutional information systems departments, they are often characterized by difficulty of use and require that the physician's office staff install and learn to operate a variety of incompatible devices and communications protocols. The result has often been limited deployment and minimal use.

  With the rapid emergence of managed care and the movement toward risk sharing or "capitated" provider payment methodologies, integration of healthcare delivery will be accelerated. Essentially, healthcare payers are forcing healthcare providers to assume the economic risks of healthcare.

  This change creates increased provider dependence upon information and multi-point communications. There is now a demand for new and more sophisticated information processing systems at the point of care, accessible, as appropriate, by other providers and by payers. Basic systems which served practice automation during the past decade are of decreasing value in the evolving practice environment. To participate fully in the managed care world, physician offices must be able to record, store, analyze and distribute clinical information, automate the processing and communication of third-party reimbursement transactions, validate patient eligibility and comply with health plan formulated treatment regimens, pharmaceutical therapies and governmental regulation.

  Medical practice is further complicated by the formation of new multi-provider integrated delivery systems ("IDS") to address full capitation of the medical treatment risk for entire patient populations. IDS' create a new need for automated medical communications to coordinate care across diverse and otherwise unrelated providers. With integrated delivery, goals of payers, provider institutions and hospitals become aligned with an emphasis on coordination, cooperation, information sharing and mutual accountability to achieve the organizational, operational and financial goals of the participants.

  Physician practices, and in particular primary care practices, are positioned at the apex for implementing the IDS strategies. The Company believes that these industry factors will continue to position physicians as the focal point for constructing true integrated healthcare delivery and cause hospitals, payers and physician organizations to seek access to open architecture, automated medical communication networks which fulfill the efficient communication needs of all participants.

STRATEGY

  The Company's objective is to be the leading provider of physician-focused automated medical communication networks and services which deliver decision-critical information to the healthcare industry. IMS MEDACOM(R) Network services are designed to improve healthcare information technology to assist physicians, other healthcare providers and payers to better manage all aspects of patient care through the application of efficient, accurate and timely communication. The Company's strategy includes the following key elements:

  . Focus on Physician Office Requirements: The Company attracts physician participation on networks by emphasizing ease of use, minimal investment and immediate and relevant value to the practice. There is no charge to physicians for the Company's software, installation, training, on-going support or messages and communications services. A physician can use an existing office computer to serve as the IMS MEDACOM(R) Network communications workstation ("NCW") with the Company's PC-Com(TM) software. The Company believes that its physician focus creates an on-going relationship and alliance that will accelerate the attraction of network sponsors and generate new network uses and applications with potential revenue sources for the Company.

  . Establish IMS MEDACOM(R) Networks in Additional Markets: The Company is working to develop owned and operated IMS MEDACOM(R) Networks in the largest 50 markets (based on numbers of practicing physicians); and become the "utility" for computerized medical communications across the entire spectrum of healthcare delivery in the market area. In smaller markets, the Company licenses the operation of its IMS MEDACOM(R) Networks to one or more qualified local operators.

  . Add Additional Sponsors to Existing Networks: In the largest 50 markets in which the Company establishes IMS MEDACOM(R) Networks, the addition of local sponsors generates both significant financial leverage and attracts additional physician participation which in turn increases the importance of the network in the local market. The addition of national sponsors which communicate with physicians across several IMS MEDACOM(R) Networks also add leveraged revenue for the Company in both operated and licensed networks.

  . Technology and Services Leadership: The Company has established a single method of access for physicians and other users. This method combines open architecture, ease of use and bi-directional communications and employs a common look and feel for network users. The system is simple, utilizes whatever computer operating system is in place and is easily upgradable. The Company intends to extend this presence and reputation for successful new service integration into higher speed transmissions, more complex system interfaces and an array of physician "desktop" information management services.

HEALTH CARE INDUSTRY INFORMATION NEEDS

  Today 60% of health care occurs outside the hospital and 80% of health system patient encounters begin in the community physician's office. Consequently, a great deal of patient care information must be relayed in a timely manner between geographically disparate locations. For example, primary care physicians confer with specialists; pharmacists communicate with physicians; managed care providers require pre-authorizations before procedures are scheduled and referrals authorized; and hospital staff consult with physicians, insurers, home care agencies and other providers. The volume of information that must be exchanged within a health care community is increasing exponentially and the stakeholders in health care systems are becoming more diverse.

  As early as 1985, there were attempts to provide communication links between physicians and hospitals. Most of these early attempts failed for a variety of reasons:

  . the systems were closed, requiring expensive investments in proprietary equipment that was limited in use and cumbersome to access;

  . the networks appeared to be self-serving because they were installed by hospitals or other entities for limited specialized uses; and only provided for hospital-physician communication; and

  . the information available over the network did not include important clinical data such as test results or X-rays, and lacked features such as physician-to-physician voice messaging, electronic signature and continuing medical education programs.

  IMS created IMS MEDACOM(R) Networks to fulfill the need for an effective, easy-to-use communication system available to all users on all equipment. IMS's proprietary networks improve the efficiency and effectiveness of medical communication and information management.

IMS MEDACOM(R) NETWORK

  Design

  A network to support the electronic exchange of text, voice, graphics and images in the health care industry must be highly reliable and provide connectivity to any computer system in use by both subscribers and sponsors. The Company provides this service through proprietary software which can run on most hardware, and which is delivered by a full range of field operational services, all of which it has developed since 1985.

  Each IMS MEDACOM(R) Network has at its core the ComCenter, a communications controller and switch which hosts proprietary IMS software. The participants in a local healthcare delivery system can be connected as a network through the ComCenter to automate routine and specialized communications. The network converts transactions such as clinical results reporting, referral notifications, admission forms, medical transcriptions, consultant reports, clinical monitor tracings, medical records, calendars, prescriptions, third party claims and managed care encounter protocols from mail, fax, phone or courier distribution to a common computerized, bi-directional pathway. Physician offices (subscribers) join the network at no cost for the service when the Company's proprietary workstation software ("PC-COM") is installed on their computer. Healthcare institutions, such as hospitals, pay annual communications and license fees to become network sponsors with the right to communicate electronically with their designated group of physicians. The sponsors link into the local IMS MEDACOM(R) Network using both interfaces to their own proprietary automated systems with the Company's RELAY(TM) software and an unlimited site license for PC-COM to enable in-house computers across their organization to become network communication workstations ("NCWs"). Each institutional department or function of the hospital can format standard automated transactions for an unlimited range of routine communications to physicians or other network participants using the Company's proprietary computer protocols (Script) and imbedding the Scripts in the subscriber NCWs under a multi-level directory-driven communications module.

  The ComCenter maintains the network directory of users, message ordering system and transaction log. In the largest 50 markets, each ComCenter is installed in a centrally located office leased by the Company that houses an IMS network staff which develops, coordinates and supports the network. The network staff also provides training with scheduled classes covering all aspects of network use and benefits along with new sponsor and subscriber orientation and specialty training covering new sponsor applications or network enhancements.

  The networks do not process data or provide and operate value-added data management or storage applications. The IMS strategy is focused on connectivity, message delivery, automated message handling systems, facilitating functional systems integration initiatives and enabling the practical implementation of multi-provider organized delivery systems. During 1995 the Company deployed its ComCenter NT software, based upon the MicroSoft Windows NT(R) network operating system, to enhance its core strategy, gain flexibility in scaling ComCenters and to add communications options such as on-line sessions, "near-time" automated response host inquires and single point access for national sponsors communicating across multiple networks.

  The IMS MEDACOM(R) Network provides multi-platform functionality. The RELAY(TM) software enables the network to permit sponsors to automate virtually any communication to any network user from any host computer system that can generate a print stream. Utilizing RELAY(TM), the Company has connected networks with healthcare information systems sold by all of the major computer or software vendors. The majority of the NCWs on the Company's various networks are IBM-compatible, DOS-based personal computers, either stand-alone units or as participants on a local area network. The Company's software can also be installed on computers operating under other operating systems, such as UNIX, ZENIX and AIX. The Company has designed a Microsoft Windows(R) based operating system version for its software which is scheduled for release to network users during the first half of 1996.

  A key feature of IMS MEDACOM(R) Networks is that communication for every NCW is bi-directional. As opposed to general purpose E-mail systems, or special purpose EDI applications (such as electronic claims submission), the IMS MEDACOM(R) Network permits a message to be launched to or from a designated NCW. In this way, network participants are assured that their network messages have been received at the destination and the receiver can process the message instantly because it is resident as electronic media on the NCW.

  The IMS MEDACOM(R) Networks connect participants using modems and basic phone lines, and because the highest volume message is usually clinical results from a local source, the majority of communication occurs within the telephone company's local area, eliminating most long distance charges for network participants. Where higher-speed bandwidth (such as fiber optic cable) is available and desired by network participants, the entire suite of IMS MEDACOM(R) Network software is compatible with other transmission media.

  Using an IMS Network

  A key design consideration for the IMS MEDACOM(R) Network is simplicity of use. The use of menus, help facilities, graphic highlights and consistent colors contributes to a high level of acceptance and utilization by physicians, office staff and other participants.

  Using the Company's updated operating software, information sent on a network is routed over dial-up telephone lines through a network ComCenter computer which utilizes Microsoft Windows NT(C) client-server technology and hosts IMS message switching software. The updated network ComCenter allows for a wide variety of connection and integration with the many information systems currently being used in the health care industry and lends itself well to the open architecture networks of IMS.

  Each Network participant requires a computer workstation, which is an IBM-PC or fully compatible DOS personal computer (or other computer and operating system), running PC-Com(TM), the IMS MEDACOM(R) communications software. The network's multi-platform functionality allows Network participants to use existing computer equipment as Network workstations. These workstations communicate with the network ComCenter through modems and phone lines.

  To communicate using an IMS MEDACOM(R) Network, a sender creates a message and sends it from his personal computer. Using IMS's proprietary software, his computer then automatically dials the phone number of the network ComCenter and sends the message. Once the ComCenter has received a message, it checks its directory to ensure that the message is being sent to the appropriate computer and then dials the phone number of the recipient. When that computer answers, the ComCenter automatically forwards the message to the recipient's computer. Unless using one of the on-line options, the sender is not directly linked to the recipient computer. This solves most of the security issues associated with interactive electronic communications.

  Messages are automatically delivered to the recipient's computer hard disk drive 24 hours per day, without operator intervention. The network ComCenter maintains a directory of all of the Network sponsors and subscribers which can be easily updated. In addition to the name, address and office telephone number of the physician, directory space is provided to list the physician's practice specialties and other profile information. Directory updates are automatically distributed to all IMS MEDACOM(R) Network members.

  Participants' workstation computers are not restricted to Network functions. The network software operates "in the background" while the computer may be used for other clinical, financial and administrative applications. If an IMS MEDACOM(R) message is received while the computer is in use, a waiting messages display appears in the upper right-hand corner of the computer screen. The operator can quickly read the new message without leaving the application he or she is in at that time. In a similar fashion, after a message has been created, the operator can continue with other work while the transmission to the network ComCenter takes place in the background.

  If the operator chooses to process waiting messages, a screen is displayed that shows all of the new messages, who sent them, to whom they are addressed and the date and time at which they were sent. The subject of the message is also displayed.

  Customizing the Network

  One of the powerful features of the IMS MEDACOM(R) Network is that it allows for network messages to contain attached data files, such as voice messages, medical images or text from a word processor. This permits the recipient to handle the appropriate disposition of the transmitted material. Text files, such as those that might come from a word processor, can be printed or copied to a disk for processing. After the operator has printed the message and processed any attached files, the system can automatically send an acknowledgment to the message originator, indicating that the message was received and processed. Message forward and reply functions are also available.

  Customized screens can be created for different types of messages, such as hospital pre-admissions, patient referrals and eligibility. In addition, a network sponsor can elect to broadcast a message to all its participants on the network or to create a list of people to whom a single message is to be sent. This latter facility might be used, for example, by a hospital to send the next day's surgery schedule to all surgeons.

  Sources of Network Revenue

  There are generally three levels of participation on IMS MEDACOM(R)
Networks: national sponsors, local sponsors and physician subscribers. Sponsors pay various fixed and message related fees to "communicate" with selected physician Subscribers or other network users.

  Local Sponsors. Local sponsors include local organizations that desire to use a network to improve the quality of their services to physicians, improve the efficiency of their operations and strengthen relationships with physicians or other users. Such organizations include hospitals, clinics, specialists, imaging centers, home care agencies, independent pharmacies, transcription services, etc. These entities enter into one to five year network services agreements and pay annual fees and other charges for network use.

  National Sponsors. National sponsors include healthcare organizations or providers that desire to communicate with a wide range of physicians or other network users in multiple markets. Such organizations include pharmaceutical companies, clinical laboratories, pharmacy chains, managed care/insurance companies, medical publishers, etc., and usually are also sponsors of more than one, and generally all, other IMS medical information networks located throughout the United States.

  Physician Subscribers. Each physician or medical practice is a key influence or client for a wide range of local and national sponsors. Physician subscribers create revenue by attracting local and national sponsors which pay to use the network to communicate with subscribers. Although some sponsors' fees are dependent upon the number of physicians with which communication is sought, no network revenue is provided by physicians.

  Network Support

  The Company provides extensive centralized network monitoring, field and sponsor staff training, technical implementation resources and real time support from its Golden, Colorado offices. The network services division delivers: (a) network design services including on-site sponsor requirement evaluations and RELAY(TM) specification development; (b) RELAY(TM) and other interface programming, testing and installation; (c) call-in support with direct technician interfaces who operate an automated problem logging, tracking, resolution and follow-up system; and (d) a national training center, housed in a separate, purpose-built facility with a curriculum that covers a Company orientation, the industry, the Company's technology and products, policies and procedures and a variety of application and programming credentialing.

  IMS MEDACOM Network Locations

  IMS MEDACOM(R) Networks are currently serving the following market areas:

 . Albany, New York(2)            . Houston, Texas(1)                 . Orlando, Florida(1)(3)
 . Birmingham, Alabama(3)         . Indianapolis, Indiana(1)(3)       . Pensacola, Florida(2)
 . Boca Raton, Florida(2)         . Jackson, Mississippi(2)           . Philadelphia, Pennsylvania(1)
 . Boise, Idaho(2)                . Jacksonville, Florida(2)          . Phoenix, Arizona(1)(3)
 . Capitol Region,                . Kansas City, Missouri(1)          . Richmond, Virginia(1)
 Washington D.C. area(1)
 . Boynton Beach, Florida(1)      . Knoxville, Tennessee(2)           . Rockford, Illinois(3)
 . Chicago, Illinois(1)(3)        . Lexington, Kentucky(1)            . Sacramento, California(1)
 . Cincinnati, Ohio(1)            . Lincoln, Nebraska(2)              . San Antonio, Texas(1)
 . Columbus, Ohio(1)              . Little Rock, Arkansas(3)          . San Diego, California(1)
 . Colorado Springs, Colorado(1)  . Los Angeles, California(1)        . San Jose, California(1)
 . Dallas-Ft. Worth, Texas(1)     . Louisville, Kentucky(1)           . Savannah, Georgia(2)
 . Davenport, Iowa(2)             . Memphis, Tennessee(1)             . St. Louis, Missouri(1)
 . Denver, Colorado(1)            . Miami/Fort Lauderdale, Florida(1) . Tampa, Florida(1)
 . Flint, Michigan(2)             . Minneapolis Minnesota(1)(3)       . Tulsa, Oklahoma(2)
 . Great Falls, Montana(2)        . Monroe, Louisiana(2)              . Wichita, Kansas(2)
 . Honolulu, Hawaii(2)

--------
(1) Network in one of the 50 largest markets.
(2) Network operated by licensee.
(3) Operated under a joint venture or similar arrangement. See "Co-Ventures" below.

  In markets where IMS MEDACOM(R) Networks are in place, the Company estimates that there are around 150,000 physicians in practice, of which 20% are subscribers to an IMS network. Physician subscribers connected to IMS MEDACOM(R) Networks have grown from 845 at December 31, 1991 to 14,713 at December 31, 1994 and 30,400 at September 30, 1995.

  At July 31, 1995, IMS and networks operated by IMS or affiliates had sponsorship agreements with 102 sponsors, with remaining terms of two to five years. Eighty-three of the sponsors were hospitals or hospital systems, managed care providers or payers, six were laboratories, and five other sponsors. In addition, IMS has network license agreements with 20 licensee hospitals or healthcare organizations, which authorize the licensee to use IMS network software to set up and operate a proprietary network in smaller markets. IMS and national sponsors are usually authorized to communicate with users of the licensee's network. The licensee frequently retains IMS to manage its network or to provide various ancillary services. Sponsors and licensees each pay initial implementation fees, annual fees and other charges for specialized or additional services for fixed contract terms, generally five years, renewable thereafter for negotiated fees.

CO-VENTURES

  In selected largest 50 markets, IMS has entered into various joint venture or similar relationships with others to develop an IMS MEDACOM(R) Network. The areas of interest and ownership of present joint venture participants are summarized as follows:

                                                CO-OWNER OR
                                                 VENTURER         TYPE OF ENTITY
        NAME OF VENTURE          PERCENT OF     (MANAGER OF          (STATE OF
(CORPORATE NAME, IF APPLICABLE)   INTEREST       VENTURE)          ORGANIZATION)       NETWORK AREA
-------------------------------  ---------- ------------------- ------------------  ------------------
Illinois Medical
 Information Network,
 Inc. ..................             68%    HFN, Inc. (26%);    JV Corporation      Illinois, 2
                                            Swedish American    (Illinois)          Indiana counties,
                                            Hospital (5%);                          and portion of
                                            Alexian Brothers                        Eastern Iowa
                                            Medical Ctr. (1%)
                                            (HFN)
IMS-NET of Alabama Joint
 Venture................             51%    Bretz Corporation   JV Partnership      Alabama and
                                            (Bretz)             (Colorado)          Western Florida
Arkansas Medical
 Information Network
 (IMS-NET of Arkansas,
 Inc.)..................             51%    Baptist Medical     JV Corporation      Arkansas
                                            System (Baptist)    (Arkansas)
IMS-NET of Arizona Joint
 Venture, Ltd. .........             50%    BC-BS of Arizona,   JV Ltd.             Arizona
                                            Inc. (IMS-NET of    Partnership
                                            Arizona, Inc.)      (Arizona)
IMS-NET of Central
 Florida, Inc. .........             51%    Adventist Health    JV Corporation      Orlando and
                                            System/Sunbelt      (Colorado)          central Florida
Indiana Medical
 Communication Network
 LLC....................             51%    Methodist Hospital  JV Limited          Indiana (except 2
                                            of Indiana, Inc.    Liability Company   counties)
                                            (IMS)               (Colorado)
Minnesota Medical
 Communication Network
 LLC....................             90%    Blue Cross and Blue JV Limited          Minnesota
                                            Shield of Minnesota Liability Company
                                            (IMS)               (Colorado)

  Pursuant to each venture arrangement, an open network is established and operated as a separate business consistent with the operation of other networks by IMS in other areas. Local sponsors contract with the venture for network participation. IMS and the venturer are generally reimbursed for services provided to the venture and operating profits are shared according to ownership interest. Revenue from national sponsors who contract with IMS is shared between IMS and the venture entity. Financial information from these entities is included with the consolidated financial information for IMS and its subsidiaries.

  In October 1995, IMS acquired the 51% interest which it did not own in a joint venture corporation organized in 1991 to develop and operate a network in and around Los Angeles. See "UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF IMS" for a description of the terms of the acquisition. As a result of the acquisition, the venture was terminated, the corporation became a wholly owned subsidiary of IMS, and IMS assumed control of the network. IMS has not initiated any venture relationships since 1993 and has no plans to do so in the future. IMS may negotiate to increase its ownership interest in the above entities from time to time.

PRODUCT DEVELOPMENT

  The healthcare information systems industry, particularly communications networking, is characterized by rapid change and a continuing need for high level of development and improvement of software and services. In order to maintain and improve new sponsor participation on networks, increase physician participation and accelerate the revenue per sponsor, the Company believes that its networks must continue to be viewed as technologically competent, functionally flexible and expandable, ubiquitous in systems integration capability and powerful in terms both of encompassing the full range of sponsor automation requirements and adding increasing value at the physician's desktop.

  The implementation of the ComCenter NT technology has opened up a broad range of product development opportunities for the Company. Most of these development activities are responses to requests or suggestions from current network participants. These include data file level host system integration; a Windows(TM) version of the PC-Com (NCW) software; enhanced UNIX functionality; broader LAN integration; bridges to the most popular institutional E-Mail systems; real-time remote display of clinical monitor activity (ICU, CPU, fetal, etc.); enterprise wide master indexing of patient activity integrated from outside the institution into the physician's office; a full set of financial/claim EDI activities as well as practice management system interfaces; and enhanced network access using single point connection into multiple ComCenters of more than one network.

  The Company also recognizes that technology and service venture alliances with major corporations in the healthcare, technology and communications fields can bring a valuable level of product development expertise and opportunity to its networks. The Company has been approached by national healthcare support service vendors which desire to create enhanced value applications of their core activities by adding a network communications capability. Arrangements have been consummated for a technology and service relationship in claims processing; for point-of-service material management; and for automated physician/pharmacy communications.

  As of August 31, 1995, approximately 215 computer programmers and technical personnel of the Company and ventures with which the Company is affiliated are involved at different times and in varying degrees, in product development and enhancement and software support. IMS MEDACOM(R) is committed to identifying existing software systems/programs and/or developing new programs that bring added value to IMS MEDACOM(R) Network participants. Many of IMS's network applications were developed in cooperation with health care providers and payers. The Company intends to continue this strategy of developing services in cooperation with key customers in targeted sectors. No assurance can be given that the Company will be able to develop such services or products nor that they will have general acceptance in the marketplace.

SALES AND MARKETING

  The Company markets its services and software licenses through a direct sales force consisting, as of July 31, 1995, of 15 direct field sales executives located throughout the United States, regional sales vice presidents for both the eastern and western United States, and a Vice President of Technical Sales Support. The Company's sales offices are located in Arizona, California, Georgia, Illinois, Massachusetts, Ohio, Pennsylvania, South Carolina and Texas. The sales force is managed by a Senior Vice President who is also a member of the Company's Management Committee. The sales executives are supported by the field operations General Managers and the Director of Operations resident at each IMS MEDACOM(R) Network. Also, the sales staff receives marketing and administrative support from the Company's strategic development division which includes a director of marketing, media relations manager and industry marketing specialists.

  The Company generates sales through referrals from sponsors and physicians, healthcare information systems consultants, industry seminars and trade shows, news articles in the trade and general business press, direct mail campaigns and advertisements in trade journals. In addition, the Company's relatively large installed physician base attracts direct inquiries from national or regional healthcare service organizations that desire an automated communications link with their affiliated physicians or other providers. Also, as a result of consolidations and the restructuring of local/regional healthcare delivery into integrated systems, the Company's base of installed institutions provides leveraged introductions to a number of new sales prospects.

  The principal potential sponsors for the Company's services include the largest health care providers and payers. The Company has identified six target sponsor groups within the health care sector: hospitals, clinical laboratories, pharmaceutical companies, pharmacies, managed care providers, and other provider/payers.

  No single customer accounted for more than 10% of the Company's total revenues for the year ended December 31, 1993. One customer, a hospital system licensee under an NLA, accounted for approximately 19% of the Company's total revenue in its fiscal year ending December 31, 1994.

COMPETITION

  The health care communications industry is competitive. Many hospitals, third party administrators, claims processing organizations, hospital systems vendors, systems integrators, insurers, managed care organizations, and a few small companies provide physicians with some form of communications link to one or more specific organizations. Major companies which have provided network systems to the health care industry include IBM, Physicians Computer Network, Shared Medical Systems, Meditech and AmeriTech and other regional Bell operating companies. In addition, certain companies have expressed an intention to provide communications solutions to the health care industry, many of which have substantially greater resources than the Company. IMS believes that its networks allow users to communicate with more physicians and more hospitals using a bi-directional standardized communications format than any other commercial provider of similar communications in the medical field.

EMPLOYEES

  As of August 31, 1995, the Company had 261 full-time employees, of which 175 are technical and engaged in maintaining or developing IMS products or services, 19 are marketing and sales, and 36 are involved in administration and finance and 31 provide non-technical operation support in IMS business units which operate various networks. In addition, the Company's network ventures employ an additional 51 people. None of the Company's employees is represented by a union. The Company believes that its relationship with its employees is good.

PROPERTIES

  The Company's corporate offices are located at 15000 West Sixth Avenue, Golden, Colorado. These premises are leased pursuant to a lease agreement which expires on January 31, 1998 and has a renewal term of five years. The lease covers approximately 23,500 square feet of office space for which the Company pays annual rent of $142,400. The Company also leases approximately 42,500 square feet of additional office space in 21 offices throughout the country where the network provides service. These offices range in size from approximately 700 square feet to 3,000 square feet. The Company pays annual rent in the aggregate amount of approximately $605,300 for this space.

  The Company plans to lease space from time to time as it establishes new networks. Other than such anticipated space, the Company believes that its facilities are adequate for its present operations.

                               OWNERSHIP OF IMS

  The following table sets forth certain information regarding beneficial stock ownership as of August 31, 1995 by: (i) each director and certain executive officers of the Company, (ii) all directors and executive officers as a group, and (iii) each shareholder known by the Company to be the beneficial owner of more than 5% of each class of voting securities. Except as otherwise indicated, each person or entity listed below has sole voting and investment power with respect to all shares shown to be beneficially owned by him or it except to the extent such power is shared by a spouse under applicable law. The address of each executive officer and director is listed in care of the Company. As of August 31, 1995, the following securities were outstanding: 6,584,002 shares of Company Common Stock; 2,000,000 shares of Series B Preferred Stock; 3,000,000 shares of Series C Preferred Stock; options to purchase 2,380,457 shares of Company Common Stock; and warrants to purchase 655,103 shares of Company Common Stock and 500,000 shares of Series C Preferred Stock.

                           COMPANY             PERCENT OF
                         COMMON STOCK           COMPANY                                PERCENT OF
        NAME OF          BENEFICIALLY         COMMON STOCK           SERIES B           SERIES B
    BENEFICIAL OWNER       OWNED**       BENEFICIALLY OWNED**** PREFERRED STOCK*** PREFERRED STOCK****
    ----------------     ------------    ---------------------- ------------------ -------------------
Kevin R. Green..........    284,300(1)             4.2                  9,375(2)             *
Charles I. Brown........    670,750(3)             9.6                150,000              7.5
James T. Murphy.........    150,382(4)             3.1                  9,375                *
George R. Beauchamp.....    244,000(5)             3.6                      0                0
William B. Hein, Sr.....    216,800(6)             3.2                      0                0
Richard J. Smeltz.......     83,785(7)             1.3                      0                0
James A. Larson.........    674,296(8)            10.2                      0                0
Alan S. Danson..........    521,917(9)             7.6                100,000              5.0
John W. Hanes, Jr.......    321,333(10)            4.8                135,000(11)            *
David R. Holbrooke......  1,409,568(12)           18.4              1,072,500(13)         53.6
John A. McChesney.......  1,694,301(14)           24.4                110,000(15)          5.5
Donald S. Chenoweth.....    161,900(16)            2.4                      0                0
Joseph G. Ferguson, Sr..     30,000(17)              *                      0                0
Edward B. Daniels.......     70,000(18)            1.1                      0                0
Charles S. Iobe, Sr.....     60,000(19)              *                      0                0
Michael S. Hunt(20).....          0                  0                      0                0
Kevin E. Moley(20)......          0                  0                      0                0
All Executive Officers
 and Directors as a
 Group..................  6,506,397(21)           69.4              1,455,937             72.8
Eli Lilly and Company...  3,660,200(22)           36.3                      0                0

--------

   * Less than one percent.

  ** Assumes exercise of all options (vested or unvested) and warrants, and conversion of all preferred stock. All warrants are immediately exercisable. Certain options have not yet vested and all options will vest upon the Effective Date of the Merger. All options (vested or unvested) have been disclosed above.

 *** Every three shares of Series B Preferred Stock are convertible into two shares of Common Stock.

**** The number of shares of Common Stock or Series B Preferred Stock outstanding used in calculating the percentage for each listed person or entity includes the shares of Common Stock underlying options and warrants and shares issuable upon the conversion of Series B Preferred Stock held by person or entity but excludes shares of Common Stock underlying options or warrants of held by any other person or entity.

 (1) Includes 1,250 shares of Company Common Stock held by the Kevin Green IRA and 1,250 shares held by his minor children. Also includes 1,250 shares underlying warrants, 226,800 shares underlying options and 6,250 shares issuable upon conversion of Series B Preferred Stock.
 (2) 4,687 shares are held by the Kevin Green IRA and 4,688 shares are held by his minor children.
 (3) Includes 200,000 shares held by Charles I. Brown Family Partnership, Ltd., 50,000 shares held by the Charles I. Brown IRA, and 10,500 shares held by the Charles I. Brown Profit Sharing Plan. Also includes

     157,050 shares underlying warrants held by the Charles I. Brown Charitable Remainder Unitrust and 2,000 shares underlying warrants which are held by the Charles I. Brown Profit Sharing Plan. Also includes 151,200 shares of Common Stock underlying options and 100,000 shares issuable upon conversion of Series B Preferred Stock.

 (4) Includes 73,811 shares underlying options, 1,250 shares underlying warrants and 6,250 shares issuable upon conversion of Series B Preferred Stock.
 (5) Includes 134,000 shares underlying options and 20,000 shares underlying warrants held in an IRA account by Providence Trust, of which Dr. Beauchamp is deemed a beneficial owner. Also includes 20,000 shares held by George Beauchamp, M.D., IRA and 40,000 shares held by Providence Trust.
 (6) Includes 191,800 shares underlying options.
 (7) Includes 79,785 shares underlying options and warrants.
 (8) Includes 40,750 shares underlying warrants. Also includes 19,780 shares held by JALCO Pension Fund and 24,606 shares held by JALCO Profit Sharing Plan, of which Mr. Larson is deemed a beneficial owner. Also includes 280,000 shares held by the James A. Larson Family Partnership, Ltd., of which Mr. Larson is deemed a beneficial owner.
 (9) Includes 38,750 shares underlying warrants, 200,000 shares underlying options and 66,667 shares issuable upon conversion of Series B Preferred Stock.
(10) Includes 2,000 shares underlying warrants and 229,333 shares held by the Hanes Investors Limited Partnership, of which Mr. Hanes is the general partner. Does not include 270,833 shares and 23,250 shares underlying warrants held by the Hanes Trust u/a/d 8/5/88, 41,667 shares held by the Estate of Hope Y. Hanes, 41,667 shares held by the Hope Y. Hanes Revocable Trust, and 28,667 shares and 6,000 shares underlying warrants held by the Elizabeth Hanes Trust, the beneficial ownership of which Mr. Hanes disclaims. Includes 90,000 shares issuable upon conversion of Series B Preferred Stock.
(11) Represents 67,500 shares held by the Lucy H. Masemer Trust u/a dated 10/23/86 and 67,500 held by the Lucy H. Masemer Trust No. 2 u/a dated 12/3/86, of which Mr. Hanes is trustee. Does not include 9,375 shares held by the Hanes Trust u/a/d 8/5/88, the beneficial ownership of which is disclaimed by Mr. Hanes.

(12) Includes 13,750 shares underlying warrants and 715,000 shares issuable upon conversion of Series B Preferred Stock. Also includes 71,818 shares held by the David Holbrooke IRA.
(13) Includes 37,500 shares held by the David Holbrooke IRA.
(14) Includes 760,166 shares and 25,000 shares underlying options held in joint tenancy with Mr. McChesney's wife. Also includes 37,500 shares held by Mr. McChesney's minor son. Also includes 169,302 shares underlying warrants, 100,000 shares underlying options and 73,333 shares issuable upon conversion of Series B Preferred Stock.
(15) Held jointly with Mr. McChesney's wife.
(16) Includes 2,000 shares underlying warrants and 155,900 share underlying options.
(17) Represents 30,000 shares underlying options.
(18) Represents 70,000 shares underlying options.
(19) Represents 60,000 shares underlying options.
(20) Dr. Hunt and Mr. Moley are each executive officers with Lilly or its wholly owned subsidiary, PCS Holding Corporation, which beneficially owns 3,660,200 shares of Common Stock. See footnote (22) and "SPECIAL FACTORS TO BE CONSIDERED -- Background to the Merger." Both Dr. Hunt and Mr. Moley disclaim beneficial ownership of all shares beneficially owned by Lilly.
(21) Assumes that all Series B Preferred Stock is converted into shares of Common Stock and all options and warrants are exercised into shares of Common Stock.

(22) Includes 3,500,000 shares of common stock underlying Series C Preferred Stock. See footnote (20) and "SPECIAL FACTORS TO BE CONSIDERED -- Background to the Merger." Dr. Hunt and Mr. Moley disclaim beneficial ownership of all shares beneficially owned by Lilly.

                               MANAGEMENT OF IMS

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth as of the date hereof certain information with respect to the persons who are expected to serve as executive officers and directors of IMS following the Merger.

            NAME             AGE                    POSITION
            ----             ---                    --------
                                 President, Chief Executive Officer and
 Kevin R. Green.............  40 Director
                                 Executive Vice President, Chief Financial
 Charles I. Brown...........  63 Officer and Director
 James T. Murphy............  51 Executive Vice President -- Corporate Business
                                 Development and Director
 George R. Beauchamp, M.D. .  52 Senior Vice President -- Strategic Development
                                 Senior Vice President -- Corporate Services
 Donald S. Chenoweth........  48 and Assistant Secretary
                                 Senior Vice President -- Development and
 Joseph G. Ferguson, Sr. ...  44 Engineering
 William B. Hein, Sr. ......  45 Senior Vice President -- Sales
 Edward B. Daniels..........  44 Senior Vice National Network Services
 Charles S. Iobe, Sr. ......  53 Senior Vice President -- Field Operations
 Richard J. Smeltz..........  53 Vice President -- Finance
 Robert Ashworth............  53 Director
 Michael S. Hunt, Ph.D......  49 Director
 Kevin E. Moley.............  48 Director
 Thomas Trainer.............  48 Director

  All members of the Board of Directors hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Executive officers serve at the discretion of the Board of Directors.

  KEVIN R. GREEN has served as the President and CEO of the Company since March 1995 and as a director of the Company since March 1995. From 1992 to 1995, Mr. Green served as the Executive Vice President, Senior Vice President of Operations and President of Western Region. From 1982 to 1992, Mr. Green was with CyCare Systems, a New York Stock Exchange company serving in a number of capacities including Senior Vice President in charge of one of three operating divisions; Vice President of Acquisitions and Mergers, and Vice President of Field Operations. Mr. Green began his career with Westinghouse Information Services in 1979. Mr. Green received both his MBA and his BA from the University of San Diego in 1979 and 1976, respectively, where he was the recipient of the Franklin Award as the Outstanding Graduating Student.

  CHARLES I. BROWN has served as the Executive Vice President and Chief Financial Officer of the Company since March 1995 and as a director of the Company since 1992. From 1992 to March 1995, Mr. Brown was a Senior Vice President and the Chief Financial Officer of the Company. From 1983 to 1992, Mr. Brown was active as a financial consultant to, and a director of, several banks and corporations. He was formerly Chairman of the Board of American National Bank -- Laramie, Laramie, Wyoming, from 1986 to 1992, the Chairman of the Board of the Rawlins National Bank, Rawlins, Wyoming, from 1983 to 1991, and the Chairman of the Board of Prudential Bank of Denver, Colorado from 1984 to 1986. He has served as a director of The Original Sixteen to One Mine, Inc., Allegheny, California, a publicly held gold mining company, since 1986 and as a director of Izzo Systems, Inc., Denver, Colorado, a private manufacturer of golf bags and related products since 1992. From 1974 to 1982, he served as Senior Vice President and Director of Energy Fuels Corporation, a Denver based, privately owned mining company. From 1959 to 1974, he served as Vice President/Finance and Director of Western Nuclear, Inc., a publicly-owned mining company listed on the American Stock Exchange prior to its acquisition by Phelps Dodge Corporation in 1970. Since 1978, he has served as a Trustee of the Colorado State University Research Foundation, Fort Collins, Colorado and since 1974, he has served as a Trustee of the Colorado Outward Bound School. Mr. Brown received a master of business administration degree with distinction from Harvard Graduate School of Business Administration in 1959 and a bachelor of arts from Williams College in 1954.

  JAMES T. MURPHY has served as the Executive Vice President for Corporate Business Development of the Company since March 1995 and as a director of the Company since April 1995. From January 1994 to April 1995, Mr. Murphy was President or Executive Vice President and Chief Operating Officer of the Company. From 1991 to 1993, Mr. Murphy was President/Eastern Region for the Company. From 1989 to 1992, Mr. Murphy was an independent consultant involved in the capital financing of several emerging healthcare ventures. From 1984 to 1988, Mr. Murphy served as the President for Medaphis Corporation, a company that provides billing services for the medical community and that became a public company in 1991. From 1973 to 1982, Mr. Murphy was the Director of Corporate Marketing for Humana, Inc., which was then an owner and operator of hospitals. Mr. Murphy is also a director of AmHealth, Inc., a small public company. Mr. Murphy obtained a bachelor's degree from the University of Delaware in 1968.

  GEORGE R. BEAUCHAMP, M.D. has served as the Senior Vice President for Strategic Development for the Company since December 1994 and was Vice President -- Medical Affairs for the Company from 1991 to 1994. From 1975 to present, Dr. Beauchamp has practiced medicine as a Pediatric Ophthalmologist. From 1987 to 1990, Dr. Beauchamp served as Medical Director of the Office of Regional Health Affairs Foundation and held numerous positions of authority and responsibility in American ophthalmology, including the American Board of Ophthalmology where he has served as a director since 1990. Dr. Beauchamp received his undergraduate degree (bachelor of arts, physiology) from the University of California, Berkeley in 1965 and his doctor of medicine degree from Northwestern University in Chicago in 1968. After internship and residency training in ophthalmology at Walter Reed Army Medical Center in Washington, D.C., and completing his military service obligation, Dr. Beauchamp undertook additional specialized training in corneal surgery and pediatric ophthalmology.

  DONALD S. CHENOWETH has served as the Senior Vice President and Assistant Secretary of the Company since 1991. From 1985 to 1991, Mr. Chenoweth held various hospital senior management positions, including Senior Vice President Corporate Services, St. Joseph's Health Network and President, St. Joseph's Preferred Provider Corporation from 1990 to 1991; Vice President Corporate Services, Good Samaritan Hospital and Health Center from 1980 to 1985; and Assistant Vice President for Management Services, Methodist Hospitals of Dallas from 1975 to 1978. From 1978 to 1980 Mr. Chenoweth was a manager with CSF, Ltd., a healthcare management consulting firm and from 1971 to 1975 Mr. Chenoweth was regional manager, senior consultant, project manager and systems analyst of Medicus Systems Corporation, a healthcare management consulting firm. Mr. Chenoweth obtained bachelor's degrees in industrial engineering in 1970 and a master's degree in systems engineering (computer science) in 1971 from Southern Methodist University and an A.M.P. (advanced management program) degree from the Wharton Business School in 1988.

  JOSEPH G. FERGUSON, SR. has served as the Senior Vice President for Engineering and Development of the Company since March 1995. Mr. Ferguson has 20 years of experience in the development of commercial software application products in various industries. From 1990 to 1994 Mr. Ferguson was Vice President for Product Engineering at Community Health Computing, in Houston, Texas, a hospital information systems company, where he was responsible for the development of Community Health Computing's new generation of clinical application products. From 1982 to 1989 Mr. Ferguson was Vice President for Engineering and co-founder of Covalent Systems, a provider of turnkey manufacturing systems, which provides application software solutions to the graphic arts industry. From 1973 to 1982 Mr. Ferguson was with Hewlett-Packard in various capacities related to the development and marketing of Hewlett-Packard's internal and commercial manufacturing application products. Mr. Ferguson holds a master of business administration degree from the Wharton School of Business and bachelor's degree from the University of California at Santa Cruz.

  WILLIAM B. HEIN has served as the Senior Vice President of Sales of the Company since 1994. Mr. Hein was previously the President/Central Region for the Company and was Vice President of the Company from 1988 to 1993. From 1979 to 1987, Mr. Hein was with Control Data Corporation, a computer systems and service company, where he managed field sales and support organizations and developed strategic plans for domestic and international computer sales programs. From 1972 to 1979, Mr. Hein was Vice President and a principal of

Computing Associates, Inc., a software development and consulting organization. Mr. Hein received a bachelor of science degree in engineering from the University of Arizona in 1973, where he also took post graduate courses in business administration.

  EDWARD B. DANIELS has served as the Senior Vice President for National Network Services of the Company since 1994. From 1993 to 1994 Mr. Daniels was Vice President of Cornerstone Health Management, a geriatric services company, in Dallas, Texas. From 1984 to 1993, Mr. Daniels served as Vice President and then President of GeriMed of America, Inc., a geriatric services company. In 1984, Mr. Daniels was Vice President of Envisioneering, a laboratory information software development company. From 1981 to 1984, Mr. Daniels served as Regional Director of Health Care Systems at Arthur Young & Company, an accounting firm. From 1976 to 1980, Mr. Daniels held both technical and management positions in computer services and operations analysis at Henry Ford Hospital in Detroit, Michigan. Mr. Daniels obtained a bachelor's degree in psychology from Southern Illinois University in 1972 and a master's degree in industrial engineering from the State University of New York at Buffalo in 1976.

  CHARLES S. IOBE, SR. has served as the Senior Vice President of Field Operations of the Company since 1994. From 1990 to 1993, Mr. Iobe was Executive Vice President of TME, Inc., a medical imaging company. From 1981 to 1983, Mr. Iobe was Chief Operating Officer of Humana, Inc.'s Health Services Division. Mr. Iobe received his bachelor's degree in business administration from Texas Christian University in 1964 and a master of business administration degree from the George Washington University in 1967.

  RICHARD J. SMELTZ has served as the Vice President of Finance of the Company since 1991. From 1988 to 1990, Mr. Smeltz was the Vice President/Chief Financial Officer for Medical Warehouse, Inc., a membership warehouse specializing in medical supplies for doctor's offices and home healthcare and pharmacies. From 1982 to 1988, Mr. Smeltz was Vice President and Treasurer of Pace Membership Warehouse, Inc. a membership warehouse. From 1974 to 1982, Mr. Smeltz was Vice President/Controller of Handyman Home Improvement Centers, which has retail hardware outlets. Mr. Smeltz received a bachelor of science in accounting from California State University of Los Angeles in 1965 and a juris doctor degree from Loyola University School of Law in 1973. Mr. Smeltz also has instructed college courses in accounting, business law and federal income tax.

  ROBERT ASHWORTH will serve as a director of the Company following the Merger. Mr. Ashworth has served as Executive Vice President and Chief Information Officer of PCS since 1989. Prior to joining PCS, Mr. Ashworth was Vice President and General Manager, Information Technologies Division, for McKesson Corporation. Mr. Ashworth completed his undergraduate studies in Mathematics at the University of Washington, Seattle, Washington, and is a graduate of the summer executive program at Stanford University, Stanford, California.

  MICHAEL S. HUNT has served as a director of the Company since 1994. Since 1994, Dr. Hunt has been the Vice President, North American Business Development for Lilly. From 1993 to 1994, Dr. Hunt served as Vice President of Pharmaceutical Strategic Planning and Japan Business Planning for Lilly. Dr. Hunt joined Lilly in 1974 and had increasing responsibilities until he was appointed Vice President of Finance and Treasurer in 1985. Dr. Hunt is a member of the Board of Directors for Circle Income Shares, and the Indianapolis Symphony Orchestra Financing. Dr. Hunt received a bachelor of arts degree in economics from Carlton College in 1968 and a doctorate of philosophy degree in business and economics from Harvard University.

  KEVIN E. MOLEY has served as a director of the Company since 1994 and was interim Chief Executive Officer of the Company from July 1994 to December 1994. Mr. Moley is Senior Vice President, Health Systems Management of PCS Health Systems, Inc., a subsidiary of Lilly. Mr. Moley served as Deputy Secretary of the U.S. Department of Health and Human Services ("HHS") from February 1992 until January 1993. His career at HHS included tenures as Assistant Secretary for Management and Budget, from 1989 to 1992, Chief Financial Officer from 1989 to 1992, and director of the office of Prepaid Health Care from 1986 to 1988. He served as Vice Chairman of the President's Council on Management Improvement from 1989 to 1992 and on the steering committee of the National Health Policy Forum from 1989 to 1993. Prior to serving at HHS, Mr. Moley held several positions with CNA from 1969 to 1974 and New England Life Insurance in marketing and underwriting management from 1974 to 1983. He attended Georgetown University in Washington, D.C., served in the United States Marines in Vietnam and was awarded the Navy Commendation medal with Combat V and the Purple Heart.

  THOMAS TRAINER will serve as a director of the Company following the Merger. Mr. Trainer serves as the Vice President, Information Technology, and Chief Information Officer of Lilly. Prior to joining Lilly, he had served as Vice President and Chief Information Officer of Reebok International Ltd. Prior to joining Reebok, he was Senior Vice President of Operations of A.C. Nielson Co.

EXECUTIVE COMPENSATION

  The following table sets forth the total compensation paid by the Company to, or accrued by the Company on behalf of, the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (hereafter collectively referred to as the "Named Executive Officers") for the fiscal years ended December 31, 1994, 1993 and 1992.

                          SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                         ------------
                                  ANNUAL COMPENSATION         OTHER       SECURITIES
                                  -------------------        ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION  YEAR SALARY($)  BONUS($)    COMPENSATION($)  OPTIONS(#)
---------------------------  ---- ---------- --------    --------------- ------------
Kevin R. Green(1)........    1994 124,999.92  25,000(2)         --         100,000
 President, Chief
  Executive Officer          1993 123,333.16 168,750(3)         --             --
                             1992  92,907.87                    --             --
Charles I. Brown.........    1994 124,999.92  25,000(2)         --         100,000
 Executive Vice President
  and Chief Financial
  Officer                    1993 108,333.39      --            --             --
                             1992  91,666.73      --            --             --
James T. Murphy..........    1994 141,666.64  25,000(2)         --         100,000
 Executive Vice
  President -- Corporate
  Business Development       1993 108,333.19      --            --             --
                             1992  72,475.83  25,000            --             --
Donald S. Chenoweth......    1994 124,999.92  25,000            --         100,000
 Senior Vice President --
   Corporate Services and
  Assistant Secretary        1993 108,333.18      --            --             --
                             1992  99,230.71  10,000            --             --
William B. Hein, Sr......    1994 124,999.92  25,000(2)         --         100,000
 Senior Vice President --
   Sales                     1993 133,333.39 104,500(4)         --             --
                             1992  74,759.70      --            --             --
Kevin E. Moley(1)........    1994         --      --            --             --
 Director                    1993         --      --            --             --
                             1992         --      --            --             --
John A. McChesney(1).....    1994 199,999.02 166,478(5)         --          79,302
 Director                    1993  99,999.84      --            --             --
                             1992 100,640.88      --            --             --

--------
(1) John A. McChesney was the Company's President and Chief Executive Officer until April, 1994. Mr. Moley was the Company's Vice Chairman and Chief Executive Officer from July 1994 to December, 1994. Kevin R. Green became the President and Chief Executive Officer of the Company in March, 1995.
(2) Paid in 1995 for 1994.
(3) Paid in 1994 and 1993 for 1993 and prior years and includes $25,000 in cash and 47,500 shares of Common Stock valued at $143,750.
(4) Paid in 1994 and 1993 for 1993 and includes $17,000 in cash and 25,000 shares of Common Stock valued at $87,500.
(5) Paid in 1994 for services in prior years.

                              OPTION GRANTS TABLE

  The following table provides information as to options granted to the Named Executive Officers during the fiscal year ended December 31, 1994. No stock appreciation rights have ever been granted by the Company.

                                    OPTION GRANTS IN LAST FISCAL YEAR
                                            INDIVIDUAL GRANTS
                           ----------------------------------------------------
                              NUMBER OF       % OF TOTAL
                              SECURITIES    OPTIONS GRANTED
                              UNDERLYING    TO EMPLOYEES IN EXERCISE
                           OPTIONS/WARRANTS   FISCAL YEAR    PRICE   EXPIRATION
       NAME                    GRANTED           1994        ($/SH)     DATE
       ----                ---------------- --------------- -------- ----------
Kevin R. Green............     100,000           19.0        $4.00    8/31/04
Charles I. Brown..........     100,000           19.0        $4.00    8/31/04
James T. Murphy...........     100,000           19.0        $4.00    8/31/04
Donald S. Chenoweth.......     100,000           19.0        $4.00    8/31/04
William B. Hein, Sr. .....     100,000           19.0        $4.00    8/31/04
Kevin E. Moley............         -0-            --           --         --
John A. McChesney.........      79,302(1)        25.6(2)     $4.00    1/21/97

--------
(1) Represents warrants issued at an exercise price of $4.00 per share.
(2) Percentage based on numbers of warrants granted to all employees in 1994.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND YEAR-END OPTION VALUES

  The following table provides information as to options held by the Named Executive Officers as of December 31, 1994.

                                                                               VALUE OF UNEXERCISED
                                                    NUMBER OF UNEXERCISED          IN-THE-MONEY
                                                     OPTIONS/WARRANTS AT       OPTIONS/WARRANTS AT
                         SHARES ACQUIRED  VALUE       DECEMBER 31, 1994         DECEMBER 31, 1994
       NAME              ON EXERCISE (#) REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE*
       ----              --------------- -------- ------------------------- --------------------------
Kevin R. Green..........        -0-          -0-        78,131/73,669            $116,156/$74,044
Charles I. Brown........        -0-          -0-       234,886/74,114            $303,914/$74,114
James T. Murphy.........     10,000(1)   $25,000        77,781/73,419             $90,631/$73,669
Donald S. Chenoweth.....        -0-          -0-        79,606/73,294            $115,369/$73,481
William B. Hein, Sr. ...        -0-          -0-        83,131/73,669            $198,656/$74,044
Kevin E. Moley..........        -0-          -0-              -0-/-0-                     -0-/-0-
John A. McChesney.......     27,000(2)   $67,500          293,052/-0-                $496,552/-0-

--------
 * Share value based on fair market value of the Company's common stock of $5.00 as determined by the board of directors in 1994.
(1) Exercised warrants to purchase 10,000 shares at $2.50 per share.
(2) Exercised warrants to purchase 27,000 shares at $2.50 per share.

COMPENSATION OF DIRECTORS

  All directors are reimbursement for actual out-of-pocket expenses incurred in connection with attending meetings.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

  The Company's Amended Articles of Incorporation prior to the Merger and the New By-Laws following the Merger, each contain a provision eliminating or limiting director liability to the Company and its shareholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provisions do not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under the Colorado statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of these provisions, the ability of the Company or a shareholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provisions do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Commission has taken the position that these provisions will have no effect on claims arising under the federal securities laws.

CERTAIN TRANSACTIONS

  The Company in June 1995 issued warrants to purchase 10,000 shares (aggregate) of its common stock to eight directors of the Company as consideration for their guarantee of the Company's revolving line of credit.

  During 1993 and 1994, the Company paid $61,000 and $125,000, respectively, to David R. Holbrooke, a director, as reimbursement for costs and expenses incurred by him directly or indirectly in connection with certain litigation or claims related to IMS-NET of Northern California, Inc. and related matters, concluded in early 1995, in accordance with obligations of the Company to provide indemnification for such expenses.

  The Company's founder and former Chairman, President and Chief Executive Officer, John A. McChesney, was an employee and maintained an office for the Company near San Diego, California through 1994. In early 1995, Mr. McChesney resigned as an officer and employee of the Company, but remained as a director. In connection with the change, the Company agreed to continue Mr. McChesney's compensation through 1995, to pay certain office expenses incurred in closing the San Diego office and to pay office rent through June 1995. As a result, the Company charged $479,439 to expenses of reorganization in the fourth quarter of 1994, including amounts to be paid to Mr. McChesney in 1995. In connection with the resignation, Mr. McChesney has entered into a noncompetition and confidentiality agreement with the Company.

  The Company advanced Kevin Green, the Company's President and Chief Executive Officer, approximately $90,000 in connection with his relocation from Phoenix, Arizona to Golden, Colorado in June 1995. Mr. Green repaid the Company $60,000 of the advance and the balance was deemed by the Compensation Committee of the Board of Directors to be relocation expense payable by the Company.

  Kevin Green has an employment arrangement with the Company's Board of Directors, completed in connection with his relocation to Denver in June 1995, which includes the obligation of the Company to pay him a severance payment equal to 24 months compensation at the rate of compensation then paid to him, in the event, upon a change of control of the Company (such as the Merger), Mr. Green reasonably determines that due to circumstances which have changed as a result of the change of control he is unable to perform his services as the Chief Executive Officer and President of the Company in the manner in which he was expected to perform such services prior to the change of control.

  In 1994, the Company sold software and equipment valued at $177,500 to RMBA Associates, a company owned by Robert M. Bryce, a director of the Company at that time. RMBA resold these assets and other services of RMBA to a client which operates an IMS MEDACOM(R) Network to which the Company provides services.

  In 1993, David Holbrooke, a director of the Company advanced $250,000 and three directors (Robert Brice, David Holbrooke and Charles Brown) each advanced $75,000 to the Company. These advances bore interest at prime plus 3% annually, were secured by assignments of cash flows, and were repaid in 1993.

  In January 1994, the Company issued warrants to purchase 79,302 shares of Company Common Stock at $4.00 per share to John McChesney as compensation for guarantees of certain company obligations in prior years and repaid $166,938 to Mr. McChesney for advances made to the Company in prior years.

  In December 1994, the Company exchanged 4,000 shares of Company Common Stock and 2,000 warrants to purchase Company Common Stock for each of the 81 outstanding limited partnership interests in a limited partnership of which a subsidiary corporation was the general partner. The partnership held an exclusive license to operate an IMS network in Colorado. Seven of the Company's directors and three other officers of the Company were also limited partners in the partnership and held a total of 32 partnership interests, in exchange for which the Company issued 128,000 shares Company Common Stock and warrants to purchase 64,000 shares at $5.00 per share. The exchanges with each of the Company offices and directors were on the same terms as the exchanges with each of the other 37 nonaffiliated limited partners.

                             AMENDMENT TO THE IMS
                        1994 EMPLOYEE STOCK OPTION PLAN

  On April 22, 1995, subject to shareholder approval, the Board of Directors of IMS approved an amendment to the 1994 Plan increasing the number of shares of common stock issuable under the 1994 Plan from 400,000 shares to 838,600 shares which equals the total number of options previously granted under the 1994 Plan. Under the proposed amendment the first sentence of Section 2 of the 1994 Plan would be amended to read as follows:

  "The number of shares of the Company's No Par Value Common Stock ("Common Stock") which may be optioned under this Plan is 838,600 shares."

  The other terms of the 1994 Plan would remain unchanged. Approval of the Merger by IMS shareholders will be deemed to include approval of the proposed amendment. Following the Merger, no additional options will be granted under the 1994 Plan. The description of the proposed amendment to the 1994 Plan is a summary and does not purport to be fully descriptive.

                                    EXPERTS

  The consolidated financial statements of IMS included in this Proxy Statement-Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

  The consolidated financial statements of Lilly incorporated by reference in Lilly's Annual Report (Form 10-K) for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The combined financial statements of PCS for each of the three years in the period ended March 31, 1994, included in Lilly's Current Report (Form 8-K/A) dated November 29, 1994, and incorporated by reference in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  Representatives of both Arthur Andersen LLP and Ernst & Young LLP will be present at the Special Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                LEGAL OPINIONS

  The validity of the securities to be issued by Lilly in connection with the Merger will be passed upon by Dewey Ballantine, New York, New York. In rendering such opinion, such firm will rely, as to matters governed by the laws of the State of Colorado, upon the opinion of Holme Roberts & Owen LLC, Denver, Colorado, and as to matters governed by the laws of the State of Indiana, upon the opinion of Baker and Daniels, Indianapolis, Indiana. The validity of the securities to be issued by IMS in connection with the Merger will be passed upon by Hopper and Kanouff, P.C., Denver, Colorado.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents previously filed by Lilly with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement-Prospectus:

  1. Lilly's Annual Report on Form 10-K for the year ended December 31, 1994.

  2. Lilly's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

  3. Lilly's Current Reports on Form 8-K/A and Form 8-K dated November 29, 1994 and June 12, 1995, respectively.

  4. Lilly's Proxy Statement dated March 6, 1995, in connection with its Annual Meeting of Stockholders held on April 17, 1995.

  All documents subsequently filed by Lilly pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement- Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                      CONSOLIDATED FINANCIAL STATEMENTS OF
               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES
             AS OF DECEMBER 31, 1994 AND JUNE 30, 1995 (UNAUDITED)

    AND FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED DECEMBER 31, 1994
     AND FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1994 AND 1995 (UNAUDITED)

Report of Independent Public Accountants...................................  F-2
Consolidated Balance Sheets................................................  F-4
Consolidated Statements of Operations......................................  F-6
Consolidated Statements of Stockholders' Equity............................  F-7
Consolidated Statements of Cash Flows......................................  F-9
Notes to Consolidated Financial Statements................................. F-10

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Integrated Medical Systems, Inc.:

  We have audited the accompanying consolidated balance sheet of INTEGRATED MEDICAL SYSTEMS, INC. (a Colorado corporation) and subsidiaries as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Integrated Medical Systems, Inc. and subsidiaries as of December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As explained in Notes 2 and 4 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for income taxes.

                                          /s/ Arthur Andersen LLP

Denver, Colorado,
March 1, 1995.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                     DECEMBER 31,  JUNE 30, 1995
                                                         1994       (UNAUDITED)
                                                     ------------  -------------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................... $ 1,357,847    $ 1,317,791
  Contracts receivable and other (Note 2)...........   6,802,209      3,102,600
  Affiliate receivables.............................         --         223,940
  Stock subscriptions and joint venturers'
   contributions receivable (Note 8)................     275,000            --
  Prepaid expenses..................................     333,556        994,244
                                                     -----------    -----------
    Total current assets............................   8,768,612      5,638,575
                                                     -----------    -----------
CONTRACTS RECEIVABLE, long-term portion (Note 2)....   2,166,468      1,005,956
                                                     -----------    -----------
EQUIPMENT AND FURNITURE (Notes 2 and 5)
  Computer equipment................................   4,058,897      4,751,696
  Computer software.................................     387,313        393,463
  Furniture and fixtures............................     524,764        804,259
  Leasehold improvements............................     228,930        275,938
  Equipment held under capital leases...............     239,428        239,428
                                                       5,439,332      6,464,784
  Less--Accumulated depreciation and amortization...  (1,250,770)    (1,819,296)
                                                     -----------    -----------
                                                       4,188,562      4,645,488
                                                     -----------    -----------
OTHER...............................................     435,662        814,211
                                                     -----------    -----------
                                                     $15,559,304    $12,104,230
                                                     ===========    ===========


  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        JUNE 30,
                                                        DECEMBER 31,      1995
                                                            1994      (UNAUDITED)
                                                        ------------  ------------
         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................... $  2,202,652  $  1,377,495
  Accrued expenses.....................................    1,961,779       966,647
  Payables to related parties (Note 3).................    1,085,834     1,095,789
  Deferred contract revenue (Note 2)...................    2,720,037     2,686,837
  Current maturities of long-term debt (Note 5)........      181,182       123,777
                                                        ------------  ------------
    Total current liabilities..........................    8,151,484     6,250,545
                                                        ------------  ------------
LONG-TERM DEFERRED CONTRACT REVENUE (Note 2)...........      840,751       712,414
                                                        ------------  ------------
LONG-TERM DEBT (Note 5)................................      183,998     3,121,378
                                                        ------------  ------------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 7)
OTHER DEFERRED CREDITS (Note 8)........................      600,000       600,000
                                                        ------------  ------------
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES........       84,521       169,389
                                                        ------------  ------------
STOCKHOLDERS' EQUITY (Notes 8 and 11):
  Series B voting preferred stock, $1 par value,
   2,000,000 shares authorized, issued and outstanding,
   liquidation preference of $3,400,000, convertible on
   a 3 for 2 basis into common stock...................    2,000,000     2,000,000
  Series C preferred stock, $1 par value, 5,000,000
   shares authorized, 2,625,000 and 3,000,000 shares
   issued and outstanding, respectively, liquidation
   preference of $13,750,000, convertible on a 1 for 1
   basis into common stock.............................   11,875,000    13,750,000
  Common stock, no par value, 25,000,000 shares
   authorized, 6,554,730 and 6,577,162 shares issued
   and outstanding, respectively.......................    8,836,973     8,947,591
  Capital contributions from joint venturers...........    6,508,230     6,508,230
  Accumulated deficit..................................  (23,441,653)  (29,905,317)
  Less--Stock subscriptions and joint venturers'
   contributions receivable............................      (80,000)      (50,000)
                                                        ------------  ------------
    Total stockholders' equity.........................    5,698,550     1,250,504
                                                        ------------  ------------
                                                        $ 15,559,304  $ 12,104,230
                                                        ============  ============


  The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 FOR THE YEARS           FOR THE SIX MONTHS
                               ENDED DECEMBER 31            ENDED JUNE 30
                            -------------------------  ------------------------
                               1993          1994         1994         1995
                            -----------  ------------  -----------  -----------
                                                             (UNAUDITED)
REVENUES:
  Network service
   agreement revenue......  $ 5,130,779  $  7,456,654  $ 3,260,641  $ 5,436,113
  Network license
   agreement revenue......    2,550,000    10,057,983    2,893,083    1,371,400
  Network license service
   revenue................      112,812       365,726       69,058    1,122,503
                            -----------  ------------  -----------  -----------
                              7,793,591    17,880,363    6,222,782    7,930,016
                            -----------  ------------  -----------  -----------
COSTS AND EXPENSES:
  Salaries, payroll taxes
   and benefits...........    7,204,422    11,838,793    4,689,073    8,477,812
  Facilities..............    1,679,328     3,187,007    1,364,114    2,377,176
  Selling, general and
   administrative.........    2,608,918     5,848,436    2,246,355    3,418,612
  Costs of subsidiary
   litigation (Note 6)....    1,658,483       784,787      713,576       53,014
  Reorganization costs....          --        479,439          --           --
                            -----------  ------------  -----------  -----------
                             13,151,151    22,138,462    9,013,118   14,326,614
                            -----------  ------------  -----------  -----------
LOSS FROM OPERATIONS......   (5,357,560)   (4,258,099)  (2,790,336)  (6,396,598)
                            -----------  ------------  -----------  -----------
OTHER INCOME (EXPENSE):
  Interest income.........       23,795       343,221      119,927      103,069
  Interest expense........     (171,335)     (118,850)     (32,507)     (85,267)
  Loss on dissolution of
   partnership............     (213,823)          --           --           --
  Other, net..............      (32,534)      (64,772)     (30,643)         --
                            -----------  ------------  -----------  -----------
                               (393,897)      159,599       56,777       17,802
                            -----------  ------------  -----------  -----------
LOSS BEFORE MINORITY
 INTEREST IN OPERATIONS OF
 SUBSIDIARIES.............   (5,751,457)   (4,098,500)  (2,733,559)  (6,378,796)
PROVISION FOR INCOME
 TAXES....................          --            --           --           --
MINORITY INTEREST IN
 INCOME FROM OPERATIONS OF
 SUBSIDIARIES.............     (184,263)     (153,281)     (57,161)     (84,868)
                            -----------  ------------  -----------  -----------
NET LOSS..................  $(5,935,720) $ (4,251,781) $(2,790,720) $(6,463,664)
                            ===========  ============  ===========  ===========
NET LOSS PER COMMON SHARE
 (Note 2).................  $     (1.05) $      (0.73) $     (0.48) $     (1.00)
                            ===========  ============  ===========  ===========
WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING.......    5,868,577     6,099,120    6,008,509    6,563,019
                            ===========  ============  ===========  ===========


  The accompanying notes to consolidated financial statements are an integral part of these statements.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
            AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED)
                                 (SEE NOTE 8)

                                                                                                                    STOCK
                                                                                                                SUBSCRIPTIONS
                        SERIES B             SERIES C                                                CAPITAL      AND JOINT
                    PREFERRED STOCK      PREFERRED STOCK        COMMON STOCK                      CONTRIBUTIONS   VENTURES
                  -------------------- -------------------- ----------------------  ACCUMULATED    FROM JOINT   CONTRIBUTIONS
                   SHARES     AMOUNT    SHARES     AMOUNT     SHARES      AMOUNT      DEFICIT       VENTURES     RECEIVABLE
                  --------- ---------- --------- ---------- ----------  ----------  ------------  ------------- -------------
BALANCES,
December 31,
1992............  2,000,000 $2,000,000       --  $      --   5,783,368  $5,612,143  $(13,169,152)  $2,285,100     $(208,875)
Issuance of
common stock at
$5.00 per share
including
accretion to put
price of $6.00
per share.......        --         --        --         --      40,000     240,000       (40,000)         --            --
Issuance of
common stock at
$5.00 per share.        --         --        --         --      50,000     250,000           --           --            --
Issuance of
common stock at
$3.50 per share.        --         --        --         --      18,500      64,750           --           --            --
Exercise of
common stock
purchase
warrants at
$1.50 per share.        --         --        --         --      62,500      93,750           --           --            --
Exercise of
employee common
stock purchase
options at $2.50
per share.......        --         --        --         --      16,500      41,250           --           --            --
Issuance of
Series C
preferred stock
at $4.00 per
share...........        --         --  1,250,000  5,000,000        --          --            --           --            --
Stock
subscriptions
receivable
subsequently
collected.......        --         --        --         --         --          --            --           --         28,875
Joint venturers
contributions
receivable
subsequently
collected.......        --         --        --         --         --          --            --           --         50,000
Joint venturers
contributions...        --         --        --         --         --          --            --     4,073,130           --
Issuance of
common stock at
$5.00 per share.        --         --        --         --      45,000     225,000           --           --            --
Repurchase and
retirement of
common stock at
put price of
$6.00 per share.        --         --        --         --     (45,000)   (225,000)      (45,000)         --            --
Net loss........        --         --        --         --         --          --     (5,935,720)         --            --
                  --------- ---------- --------- ---------- ----------  ----------  ------------   ----------     ---------
BALANCES,
December 31,
1993............  2,000,000 $2,000,000 1,250,000 $5,000,000 $5,970,868  $6,301,893  $(19,189,872)  $6,358,230     $(130,000)
                  ========= ========== ========= ========== ==========  ==========  ============   ==========     =========
                     TOTAL
                  ------------
BALANCES,
December 31,
1992............  $(3,480,784)
Issuance of
common stock at
$5.00 per share
including
accretion to put
price of $6.00
per share.......      200,000
Issuance of
common stock at
$5.00 per share.      250,000
Issuance of
common stock at
$3.50 per share.       64,750
Exercise of
common stock
purchase
warrants at
$1.50 per share.       93,750
Exercise of
employee common
stock purchase
options at $2.50
per share.......       41,250
Issuance of
Series C
preferred stock
at $4.00 per
share...........    5,000,000
Stock
subscriptions
receivable
subsequently
collected.......       28,875
Joint venturers
contributions
receivable
subsequently
collected.......       50,000
Joint venturers
contributions...    4,073,130
Issuance of
common stock at
$5.00 per share.      225,000
Repurchase and
retirement of
common stock at
put price of
$6.00 per share.     (270,000)
Net loss........   (5,935,720)
                  ------------
BALANCES,
December 31,
1993............  $   340,251
                  ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1994
            AND FOR THE SIX MONTHS ENDED JUNE 30, 1995 (UNAUDITED)
                                 (SEE NOTE 8)

                                                                                                                  STOCK
                                                                                                              SUBSCRIPTIONS
                        SERIES B             SERIES C                                              CAPITAL      AND JOINT
                    PREFERRED STOCK       PREFERRED STOCK        COMMON STOCK                   CONTRIBUTIONS   VENTURES
                  -------------------- --------------------- -------------------- ACCUMULATED    FROM JOINT   CONTRIBUTIONS
                   SHARES     AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT     DEFICIT       VENTURES     RECEIVABLE
                  --------- ---------- --------- ----------- --------- ---------- ------------  ------------- -------------
BALANCES,
December 31,
1993............  2,000,000 $2,000,000 1,250,000 $ 5,000,000 5,970,868 $6,301,893 $(19,189,872)  $6,358,230     $(130,000)
Issuance of
Series C
preferred stock
at $5.00 per
share...........        --         --  1,000,000   5,000,000       --         --           --           --            --
Exercise of
Series C
preferred stock
purchase
warrants at
$5.00 per share.        --         --    375,000   1,875,000       --         --           --           --            --
Exercise of
common stock
purchase
warrants at
$2.50 per share.        --         --        --          --    122,000    305,000          --           --            --
Issuance of
common stock at
$3.50 per share.        --         --        --          --     37,500    131,250          --           --            --
Issuance of
common stock at
$5.00 per share.        --         --        --          --    409,000  2,045,000          --           --            --
Joint venturers
contributions...        --         --        --          --        --         --           --       150,000           --
Exercise of
common stock
purchase
warrants at
$3.50 per share.        --         --        --          --     15,000     52,500          --           --            --
Exercise of
employee common
stock purchase
options at $3.50
per share.......        --         --        --          --        236        826          --           --            --
Exercise of
employee common
stock purchase
options at $4.00
per share.......        --         --        --          --        126        504          --           --            --
Joint venturers
contributions
receivable
subsequently
collected.......        --         --        --          --        --         --           --           --         50,000
Net loss........        --         --        --          --        --         --    (4,251,781)         --            --
                  --------- ---------- --------- ----------- --------- ---------- ------------   ----------     ---------
BALANCES,
December 31,
1994............  2,000,000  2,000,000 2,625,000  11,875,000 6,554,730  8,836,973  (23,441,653)   6,508,230       (80,000)
UNAUDITED:
Issuance of
Series C
preferred stock
at $5.00 per
share...........        --         --    375,000   1,875,000       --         --           --           --            --
Exercise of
common stock
purchase
warrants at
$5.00 per share.        --         --        --          --      1,000      5,000          --           --            --
Exercise of
employee common
stock purchase
options at $4.00
per share.......        --         --        --          --      1,213      4,852          --           --            --
Exercise of
employee common
stock purchase
options at $3.50
per share.......        --         --        --          --        219        766          --           --            --
Issuance of
common stock to
purchase
minority
interest in IMS-
Net of Kansas
City, Inc.......        --         --        --          --     20,000    100,000          --           --            --
Joint venturers
contributions
receivable
subsequently
collected.......        --         --        --          --        --         --           --           --         30,000
Net loss........        --         --        --          --        --         --    (6,463,664)         --            --
                  --------- ---------- --------- ----------- --------- ---------- ------------   ----------     ---------
BALANCES, June
30, 1995
(Unaudited).....  2,000,000 $2,000,000 3,000,000 $13,750,000 6,577,162 $8,947,591 $(29,905,317)  $6,508,230     $ (50,000)
                  ========= ========== ========= =========== ========= ========== ============   ==========     =========
                     TOTAL
                  ------------
BALANCES,
December 31,
1993............  $   340,251
Issuance of
Series C
preferred stock
at $5.00 per
share...........    5,000,000
Exercise of
Series C
preferred stock
purchase
warrants at
$5.00 per share.    1,875,000
Exercise of
common stock
purchase
warrants at
$2.50 per share.      305,000
Issuance of
common stock at
$3.50 per share.      131,250
Issuance of
common stock at
$5.00 per share.    2,045,000
Joint venturers
contributions...      150,000
Exercise of
common stock
purchase
warrants at
$3.50 per share.       52,500
Exercise of
employee common
stock purchase
options at $3.50
per share.......          826
Exercise of
employee common
stock purchase
options at $4.00
per share.......          504
Joint venturers
contributions
receivable
subsequently
collected.......       50,000
Net loss........   (4,251,781)
                  ------------
BALANCES,
December 31,
1994............    5,698,550
UNAUDITED:
Issuance of
Series C
preferred stock
at $5.00 per
share...........    1,875,000
Exercise of
common stock
purchase
warrants at
$5.00 per share.        5,000
Exercise of
employee common
stock purchase
options at $4.00
per share.......        4,852
Exercise of
employee common
stock purchase
options at $3.50
per share.......          766
Issuance of
common stock to
purchase
minority
interest in IMS-
Net of Kansas
City, Inc.......      100,000
Joint venturers
contributions
receivable
subsequently
collected.......       30,000
Net loss........   (6,463,664)
                  ------------
BALANCES, June
30, 1995
(Unaudited).....  $ 1,250,504
                  ============

  The accompanying notes to consolidated financial statements are an integral part of these statements.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               FOR THE YEARS ENDED       FOR THE SIX MONTHS
                                   DECEMBER 31              ENDED JUNE 30
                             ------------------------  ------------------------
                                1993         1994         1994         1995
                             -----------  -----------  -----------  -----------
                                                             (UNAUDITED)
CASH FLOWS USED IN
 OPERATING ACTIVITIES:
Net loss...................  $(5,935,720) $(4,251,781) $(2,790,720) $(6,463,664)
Adjustments to reconcile
 net loss to net cash used
 in operating activities--
 Depreciation and
  amortization.............      407,207      743,313      297,923      572,110
 Minority interest in
  income of subsidiaries...      184,263      153,281       57,161       84,868
 Loss on dissolution of
  partnership..............      213,823          --           --           --
 Changes in operating
  assets and liabilities-
 Contracts receivable and
  other....................   (1,781,418)  (6,120,108)    (775,888)   3,621,192
 Long-term contract
  receivable...............          --           --           --     1,160,512
 Prepaid expenses..........      (54,371)    (211,402)      50,858     (570,000)
 Other long-term assets....          --      (207,142)    (101,032)    (372,822)
 Accounts payable..........       (6,471)   1,151,965       48,088     (825,157)
 Accrued expenses..........      571,852    1,292,325     (125,609)    (995,131)
 Deferred contract revenue.      915,052      782,210      125,556     (161,538)
                             -----------  -----------  -----------  -----------
 Net cash used in operating
  activities...............   (5,485,783)  (6,667,339)  (3,213,663)  (3,949,630)
                             -----------  -----------  -----------  -----------
CASH FLOWS USED IN
 INVESTING ACTIVITIES:
 Purchases of equipment and
  furniture................     (568,761)  (3,396,099)  (1,279,840)  (1,025,451)
                             -----------  -----------  -----------  -----------
Net cash used in investing
 activities................     (568,761)  (3,396,099)  (1,279,840)  (1,025,451)
                             -----------  -----------  -----------  -----------
CASH FLOWS PROVIDED BY
 FINANCING ACTIVITIES:
 Proceeds from issuance of
  common stock.............      874,750      490,080      137,580       10,618
 Proceeds from issuance of
  Series C preferred stock.          --     5,875,000          --     1,875,000
 Proceeds from lines of
  credit...................    2,200,000          --           --           --
 Principal payments on
  lines of credit..........   (2,650,000)         --           --           --
 Proceeds from issuance of
  long-term debt...........    1,250,087      935,000          --     3,000,000
 Principal payments on
  long-term debt...........   (1,097,799)  (1,536,555)    (384,807)    (120,025)
 Related party borrowings,
  net......................       92,159      474,382      (96,296)    (135,568)
 Increase in other deferred
  credits..................    1,600,000          --           --           --
 Joint venturers'
  contributions............    4,073,130      150,000      150,000       30,000
 Stock and partnership
  subscriptions receivable
  collected................      454,003    4,556,250    4,556,250      275,000
 Minority interest
  distributions............     (133,076)    (244,276)    (109,551)         --
 Repurchase of common
  stock....................     (270,000)         --           --           --
                             -----------  -----------  -----------  -----------
 Net cash provided by
  financing activities.....    6,393,254   10,699,881    4,253,176    4,935,025
                             -----------  -----------  -----------  -----------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS.      338,710      636,443     (240,327)     (40,056)
CASH AND CASH EQUIVALENTS,
 beginning of period.......  $   382,694  $   721,404  $   721,404  $ 1,357,847
                             ===========  ===========  ===========  ===========
CASH AND CASH EQUIVALENTS,
 end of period.............  $   721,404  $ 1,357,847  $   481,077  $ 1,317,791
                             ===========  ===========  ===========  ===========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
 Cash paid for interest....  $   154,920  $    83,483  $    58,548  $       --
                             ===========  ===========  ===========  ===========
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
 Capital lease obligation
  incurred through lease
  for new equipment........  $       --   $   107,055  $       --   $       --
                             ===========  ===========  ===========  ===========
 Exchange of partners'
  investment in limited
  partnership for common
  stock (Note 7)...........  $       --   $ 1,820,000  $       --   $       --
                             ===========  ===========  ===========  ===========
 Other deferred credits
  applied to issuance of
  Series C preferred stock
  (Note 8).................  $       --   $ 1,000,000  $       --   $       --
                             ===========  ===========  ===========  ===========
 Subscription receivable
  for common stock.........  $       --   $   225,000  $       --   $       --
                             ===========  ===========  ===========  ===========
 Conversion of note payable
  to Series C preferred
  stock....................  $   500,000  $       --   $       --   $       --
                             ===========  ===========  ===========  ===========
 Subscription receivable
  for Series C preferred
  stock (Note 8)...........  $ 4,500,000  $       --   $       --   $       --
                             ===========  ===========  ===========  ===========
 Long-term debt assumed and
  issued to limited
  partners in exchange for
  profits interests........  $   423,201  $       --   $       --   $       --
                             ===========  ===========  ===========  ===========
 Accretion of accumulated
  deficit for common stock
  issued subject to a put
  option...................  $    40,000  $       --   $       --   $       --
                             ===========  ===========  ===========  ===========
 Issuance of stock to
  obtain minority interest
  in subsidiary............  $       --   $       --   $       --   $   100,000
                             ===========  ===========  ===========  ===========

  The accompanying notes to consolidated financial statements are an integral part of these statements.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1994
               (INCLUDING NOTES APPLICABLE TO UNAUDITED PERIODS
               FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1994)

(1) ORGANIZATION AND LIQUIDITY

 Organization

  Integrated Medical Systems, Inc., ("IMS" or the "Company") develops and markets medical communication networks and related products and services to hospitals, managed care companies, clinical laboratories and other healthcare organizations throughout the United States.

 Merger

  On August 2, 1995, the Company and Eli Lilly and Company ("Lilly") signed an Agreement and Plan of Merger through which Lilly will acquire 100% of the Company's common stock.

 Liquidity

  Since its inception, the Company has incurred significant losses from operations, cash flow deficits and had an accumulated deficit at December 31, 1994 and June 30, 1995 of approximately $23.4 million and $29.9 million, respectively. Through December 31, 1994, the Company relied on the sale of preferred and common equity and on capital contributions from joint venturers to fund operating losses. In the six months ended June 30, 1995, the Company raised approximately $4.7 million from the exercise of Series C preferred stock purchase warrants and from the sale of the rights to the remaining payments due under certain network license agreements (see Notes 8 and 10) and through August 28, 1995 Lilly has provided loans to IMS of $5 million (see
Note 3). In addition to ongoing sales of network licenses and service agreements, funding through the sale of equity, the sale of network license contracts receivable or the issuance of debt instruments, which management believes will be available in 1995, will be required to fund planned 1995 operations and network expansion. As of December 31, 1994, the Company has working capital of approximately $617,000 and has cancelable and noncancelable network services agreements, joint venture agreements and agreements for the sale of licenses of approximately $44 million, net of receivables sold subsequent to year end. Of this amount, approximately $34 million will be collected over the next three years at the rate of approximately $14 million, $11 million and $9 million in each of these years, respectively.

  In management's opinion, these events will provide sufficient cash resources to fund operations through fiscal 1995. To the extent these events do not provide sufficient cash flow, management believes Lilly will continue to provide the funding necessary for the Company to continue its development and expansion until it is self sufficient.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Unaudited Financial Statements

  The consolidated financial statements and related notes to consolidated financial statements as of June 30, 1995, and for the six months ended June 30, 1994 and 1995, are unaudited. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments necessary for a fair presentation. All such adjustments were of a normal and recurring nature.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of IMS and the following subsidiaries:

                                                IMS OWNERSHIP INTEREST
                                                   AS OF DECEMBER 31
                                                -----------------------------
          SUBSIDIARY                              1993            1994 (G)
          ----------                            -----------     -------------
IMS-Net of Alabama, Inc........................         100%              100%
  IMS-Net of Alabama Joint Venture.............          51(C)             51(C)
IMS-Net of Arizona, Inc........................         100               100
  IMS-Net of Arizona Joint Venture, Ltd........          50(C)             50(C)
IMS-Net of Arkansas, Inc.......................          51                51
IMS-Net of Central Florida, Inc................          51                51
IMS-Net of Colorado, Inc.......................         100               100
  Colorado Healthcare Network, L.P. ("CHCN,
   L.P.")......................................         (E)               (E)
  IMS-Network of Colorado, Ltd.................         (B)               (B)
IMS-Net of Illinois, Inc.......................         100               100
  Illinois Medical Information Network, Inc....          68(C)             68(C)
IMS-Net of Kansas City, Inc....................          97                97
IMS-Net of Northern California, Inc............          51               100(F)
  IMS-Net of Sacramento, Inc...................         (A)                  (A)
IMS-Net of Pennsylvania, Inc...................         100(D)               (D)
IMS-Net of San Diego, Inc......................         100(D)               (D)
IMS-Net of Texas, Inc..........................         100(D)               (D)
Indiana Medical Communication Network, LLC.....          51                51
Medical Communication Networks, Inc............          49                49
Minnesota Medical Communication Network, LLC...          90                90

--------
(A) 100% owned by IMS-Net of Northern California, Inc.
(B) IMS-Net of Colorado, Inc. was the 1% General Partner of this partnership which was dissolved as of December 31, 1994 (see Note 7).
(C) IMS's indirect ownership interest through its wholly owned subsidiary.
(D) The dissolution of these entities was in process at December 31, 1993 and completed in 1994.
(E) As of May 31, 1993, IMS purchased the remaining 35% limited partner profits interest in CHCN, L.P. for $300,000 and dissolved the partnership.
(F) As of December 31, 1994, the outstanding 49% minority stock interest in IMS-Net of Northern California, Inc. ("Norcal") was retired by Norcal, thereby increasing the Company's interest from 51% to 100% (see Note 6).
(G) IMS ownership interests as of June 30, 1995 are the same as December 31, 1994 with the exception of the purchase of the remaining 3% of IMS-Net of Kansas City, Inc., to bring the IMS ownership to 100%.
(H) Several of the entities listed above are governed by shareholders' or operating agreements which contain buy/sell provisions. These provisions give the Company and the joint owners of these entities the right to initiate buy/sell elections relating to the entities' ownership. The price of the exchanges are at fair market value or as specifically defined in the agreements.

  All majority owned and controlled subsidiaries are consolidated and all significant intercompany accounts and transactions have been eliminated in consolidation.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

 Cash Equivalents

  For purposes of the statements of cash flows, the Company considers highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

 Revenue Recognition

  The Company follows the provisions of the American Institute of Certified Public Accountants Statement of Position 91-1, "Software Revenue Recognition".

  The Company licenses software under long-term network license agreements. License fee revenue is recognized when the network is operational, customer acceptance has occurred and all significant obligations have been satisfied.

  Post-contract support ("PCS") activities, including software updates and maintenance, are provided to customers either as part of a network license agreement or under a separate network license service agreement. When PCS is provided as part of a network license agreement, the Company allocates a portion of the network license agreement fee to PCS activities. The portion of the fee allocated to PCS activities is based on the pricing of separate network license service agreements. All PCS revenue is recognized ratably over the period such activities are provided.

  The Company also generates revenue from network service agreements. Under these agreements customers are provided network access, network communication and installation. Fees are typically paid quarterly in advance and recognized as revenue ratably over the service period.

  Third-party joint venture fees paid to the Company in connection with the formation of consolidated subsidiary entities are recorded as capital contributions from joint venturers. In 1993, four venturers paid $4,073,130 in such fees and in 1994 one venturer paid $150,000, relating to a joint venture commenced in 1993.

 Contracts Receivable and Deferred Contract Revenue

  Contracts receivable are comprised of amounts due the Company under network services and network license agreements for implementation and network access fees. Revenues associated with advance payments received under network services agreements are deferred and recognized ratably over the period services are performed.

 Equipment and Furniture

  Equipment and furniture are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the assets, ranging from 2 to 10 years.

 Income Taxes

  Effective January 1, 1993, the Company implemented the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes". SFAS 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities and net operating loss carryforwards given the provisions of enacted tax laws (see
Note 4).

 Net Loss Per Common Share

  Net loss per common share is computed based upon net loss increased to reflect undeclared preferred stock dividends at an annual rate of $200,000 and the weighted average number of common and common equivalent shares outstanding during the year. All outstanding stock options and warrants were excluded from the computation because they were antidilutive.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

 Software Development Costs

  Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", capitalization of software development costs begins upon the establishment of technological feasibility of the product and ends when the product is ready for general release. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technology. Amounts that could have been capitalized under this statement after consideration of the above factors were immaterial and, therefore, no software development costs have been capitalized by the Company to date.

 Reclassifications

  Certain 1993 amounts have been reclassified to conform to the 1994 presentation.

(3) RELATED PARTY TRANSACTIONS

  On June 12, 1995, the Company received $3,000,000 from Eli Lilly and Company (a stockholder) as a bridge loan. The note bears interest at a rate of 10% per annum and matures on July 1, 1996. Subsequently, an additional $5,850,000 in varying increments was received from Eli Lilly with maturity of July 1, 1996, bearing interest at 10% per annum (see Note 5). The loans from Eli Lilly are subordinated to IMS's other indebtedness and are secured by a pledge of most of the assets of IMS. The loans become immediately due and payable if IMS breaches the Merger Agreement (see Note 11), subject to certain rights of IMS to cure such breach.

  In January 1995, the Company's chairman transitioned from his role in day-to-day management to that of a board member only. The Company will continue his compensation at its present rate through December 31, 1995. These and other related costs are included in payables to related parties in the accompanying consolidated 1994 balance sheet.

  The Company issued warrants to purchase 79,302 shares of common stock at $4 per share to its chairman in January of 1994. The Company owed amounts to its chairman at December 31, 1993 totaling $166,938. This amount was paid in 1994. Such amount was noninterest bearing and due on demand.

  During 1993, the Company's board of directors established a management committee comprised of five senior vice presidents in charge of the Company's five functional areas. As part of their 1993 compensation, the members of the management committee received fully vested options to purchase 25,000 shares of common stock each at $4.00 per share. As part of their 1994 compensation, the members of the management committee received options to purchase 100,000 shares of common stock each at $4.00 per share.

  In the normal course of business, the Company's networks incur costs payable to the Company's joint venture partners. At December 31, 1994, such payables totaled approximately $707,000, and were included in payables to related parties in the accompanying consolidated balance sheets.

  During 1994 and 1993, the Company reimbursed a director of the Company for approximately $61,000 and $125,000, respectively, of legal fees paid on behalf of the Company under an indemnification agreement.

  During 1994, the Company sold $177,500 of software and equipment to a company owned by a director of the Company, who in turn sold these items to a hospital. The Company recorded this revenue upon the network becoming operational and all significant obligations of the Company being fulfilled.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

  During 1993, an affiliate of a shareholder loaned the Company $250,000 under the terms of a 9% promissory note. This amount was repaid in 1994.

  In 1992, a limited partner in IMS-Network of Colorado, Ltd. loaned the Company $165,000 pursuant to two $82,500 promissory notes, secured by a collateral assignment of payments due under a network license agreement. During 1993, the Company repaid one of these promissory notes. The remaining note was repaid in 1994.

  During 1993, a director of the Company advanced $250,000 to the Company to meet short-term cash requirements. Also, three directors advanced $75,000 each ($225,000 total) to the Company to meet short-term cash requirements. These advances were interest bearing (short-term bank rates) and were secured by assignments of cash flows. These advances were repaid prior to December 31, 1993.

  During 1992, a senior vice president of the Company funded a $200,000 security bond for the Company related to the litigation described in Note 6. This same officer also sold certain of his common stock in the Company to an unrelated party and loaned the proceeds of $90,000 to the Company. These loans were repaid by the Company in 1993.

  In consideration for certain loans and/or personal guarantees related to the Company's borrowings, as discussed above, from a bank and other obligations, the Company issued warrants to purchase 28,000 and 191,800 shares of common stock to directors and a shareholder during 1994 and 1993, respectively, at $3.50-$5.00 per share (see Note 8).

(4) INCOME TAXES

  The Company adopted SFAS 109 as of January 1, 1993. This change in accounting principle had no cumulative effect on the Company's financial position or results of operations as of January 1, 1993.

  The net deferred tax assets and liabilities as of December 31, 1994, are comprised of the following:

                                                              DECEMBER 31, 1994
                                                              -----------------
   Current:
     Accrued vacation........................................    $    93,600
                                                                 -----------
       Current deferred tax assets...........................         93,600
   Noncurrent:
     Share in losses from joint ventures/partnerships........    $   207,700
     Reorganization costs....................................       (177,400)
     Deferred Revenue........................................        311,100
     Depreciation............................................       (285,900)
     Tax credits.............................................         67,600
     Net Operating loss carryforwards........................      4,186,700
     Other...................................................         26,600
                                                                 -----------
       Noncurrent net deferred tax assets....................      4,336,400
                                                                 -----------
       Total net deferred tax assets before valuation
        allowance............................................      4,430,000
   Valuation allowance.......................................     (4,430,000)
                                                                 -----------
   Net deferred tax assets...................................    $       --
                                                                 ===========

  The Company has determined that $4,430,000 of net deferred tax assets as of December 31, 1994 do not satisfy the realization criteria set forth in SFAS
109. Recognition of these assets requires future taxable income, the attainment of which is uncertain.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

  Accordingly, a valuation allowance has been recorded to offset the entire deferred tax asset.

  At December 31, 1994, the Company has tax credit carryforwards available to offset future taxable income of approximately $67,600 which expire through 2006. In addition, the Company has net operating loss carryforwards of approximately $11,300,000 which expire through 2009.

  The net operating loss and credit amounts are subject to examination by the tax authorities. The Internal Revenue Code contains provisions which may limit the net operating loss and tax credit carryforwards available to be used in any given year upon the occurrence of certain events, including significant changes in ownership.

  At December 31, 1994, the Company had no current federal or state income taxes payable.

  The difference between the 1993 and 1994 losses reported for financial reporting and the losses reported for income tax purposes was primarily the result of the treatment of contributions from joint venturers as capital contributions for financial reporting purposes and as taxable income for tax reporting purposes, accelerated depreciation for tax purposes, and certain accruals not currently deductible for tax reporting purposes.

  The difference between the statutory federal income taxes and the Company's effective income taxes is summarized as follows:

                                                        FOR THE YEAR ENDED
                                                            DECEMBER 31
                                                      ------------------------
                                                         1993         1994
                                                      -----------  -----------
Federal income tax benefit computed at the statutory
 rate................................................ $(2,018,100) $(1,445,600)
Increase (decrease) as a result of Joint venture
 capital contributions treated as income for tax
 reporting purposes..................................   1,384,800       51,000
Other................................................     (48,400)      37,100
Valuation allowance..................................     681,700    1,357,500
                                                      -----------  -----------
Effective taxes...................................... $       --   $       --
                                                      ===========  ===========

(5) LONG-TERM DEBT

  Long-term debt is comprised of the following at December 31, 1994 and June 30, 1995:

                                                         DECEMBER    JUNE 30,
                                                         31, 1994      1995
                                                         ---------  -----------
                                                                    (UNAUDITED)
Note payable to Lilly-secured by stock, equipment and
 inventory, interest at 10% per annum, due in full on
 July 1, 1996........................................... $     --   $3,000,000
Note payable to a corporation-secured by certain
 contracts, interest at 9.5%, monthly principal and
 interest payments of $8,008, due September 24, 1996....   154,376     112,845
Notes payable to individuals-unsecured, interest at 8%,
 quarterly principal and interest payments of $30,714,
 due May 31, 1995.......................................    59,634         --
Capital lease obligations-secured by equipment and
 letter of credit, interest ranging from 6% to 11.4%,
 due in varying monthly installments through 1999.......   151,170     132,310
                                                         ---------  ----------
  Total debt............................................   365,180   3,245,155
Less-Current maturities.................................  (181,182)   (123,777)
                                                         ---------  ----------
  Long-term debt........................................   183,998  $3,121,378
                                                         =========  ==========

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

  Long-term debt matures as follows:

                                                     YEAR ENDED       YEAR ENDED
                                                     DECEMBER 31       JUNE 30
                                                     -----------      ----------
   1995.............................................  $181,182   1996 $  123,777
   1996.............................................   104,264   1997  3,060,199
   1997.............................................    29,551   1998     22,370
   1998.............................................    23,673   1999     25,053
   1999.............................................    26,510   2000     13,756
                                                      --------        ----------
                                                      $365,180        $3,245,155
                                                      ========        ==========

(6) COMMITMENTS AND CONTINGENCIES

 Litigation

  The Company was involved, beginning in January 1992, in a dispute with NewHealth Group, Inc. ("NHG"), the former 49% owner of IMS-Net of Northern California, Inc. ("Norcal") and the former manager of Norcal and IMS-Net of Sacramento, Inc. ("Sacto"), its 100% owned subsidiary.

  During 1994 and early 1995, all of the litigation surrounding this dispute was terminated in favor of the Company. Additionally, the Company won monetary and punitive judgments against NHG and its officers and Norcal has recovered and retired the outstanding 49% minority interest in Norcal, formerly owned by NHG, so that the Company owns 100% of Norcal as of December 31, 1994. As the Company is uncertain as to the ultimate collectibility of the judgments, the monetary and punitive judgments will be recognized for financial reporting purposes when and if the judgments are collected. No value was recorded for recovery and retirement of the 49% minority interest.

  During 1993, 1994 and the first six months of 1995, the Company expensed approximately $1,658,000, $785,000 and 53,000, respectively, in legal costs relating to this litigation.

 Conversion Obligation

  Under a joint venture agreement with the Company, Blue Cross and Blue Shield of Arizona, Inc. ("BCBSAZ"), as limited partner in the joint venture, has the right to elect to exchange all or increments of 20% of its rights to profits allocations in the joint venture for shares of the Company's common stock. The number of shares is to be determined by dividing $3.5 million by the market price of IMS common stock at the time of exchange. Such option is available to BCBSAZ at any time until three years and 120 days after commencement of the initial public offering of equity securities of the Company.

 Obligation to Fund Joint Ventures

  The Company has agreed to fund operating cash shortfalls of four networks under the terms of four joint venture agreements. At December 31, 1994, the aggregate net amount of advances to the venture entities was $403,620. In management's opinion these potential future funding obligations will not have a material adverse effect on the Company's financial position.

 Lease Obligations

  The Company has entered into various noncancelable operating leases for office space. Total rental expense related to these lease agreements in 1993 and 1994 was $654,331 and $1,035,111, respectively.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

  Future minimum lease payments under noncancelable operating lease agreements as of December 31, 1994 are as follows:

      1995........................................................... $  990,198
      1996...........................................................    880,812
      1997...........................................................    671,552
      1998...........................................................    275,835
      1999...........................................................    131,280
      Thereafter.....................................................      4,237
                                                                      ----------
        Total........................................................ $2,953,914
                                                                      ==========

  Subsequent to December 31, 1994, the Company entered into various operating leases for office space. Future minimum lease payments related to these leases total approximately $704,000 and have been included in the above table.

 Letters of Credit

  At December 31, 1994, the Company had letters of credit outstanding totaling approximately $213,000 collateralizing certain capital lease and tenant finishings. The letters of credit expire at various dates through 1999.

(7) PARTNERS' INVESTMENT IN LIMITED PARTNERSHIP

  During 1992, the Company, through its wholly-owned subsidiary IMS-Net of Colorado, Inc. ("IMS-Colorado"), obtained a 1% general partner interest in IMS-Network of Colorado, Ltd. (the "Partnership"), a Colorado limited partnership. The Partnership was formed for the purpose of obtaining business and technology licenses from the Company to operate a medical communication network (the "Network") in Colorado and to sublicense such rights to IMS-Colorado. IMS-Colorado operates the Network and paid license fees to the Partnership based on gross revenues received from the Network.

  During 1993 and 1994, the Partnership distributed $143,559 and $209,219, respectively, to the limited partners representing 99% of the royalties earned by the Partnership. The accounts of the Partnership were consolidated in the accompanying 1993 financial statements as IMS-Colorado was the general partner. All intercompany transactions and accounts were eliminated in the accompanying consolidated 1993 financial statements. As of December 31, 1994, the Partnership was dissolved as discussed below.

  Due to the Company's various obligations to the limited partners, amounts received from the limited partners ($1,820,000 at December 31, 1993) were excluded from stockholders' equity in 1993. Such amounts were converted and reclassified to common stock in 1994 as discussed below.

  On December 9, 1994, the Company made an exchange offering (the "Exchange") to each limited partner of the Partnership and each holder of IMS-Colorado preferred stock.

  Pursuant to the Exchange, each Partnership unit and each preferred share of IMS-Colorado was surrendered to the Company in exchange for 4,000 shares of common stock of the Company and also received one nontransferable common stock purchase warrant entitling the holder to purchase up to 2,000 and 4,000 additional shares of common stock at $5 per share, respectively. Each warrant is exercisable in accordance with its terms for a period of three years through December 1997.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

  Each limited partner and shareholder accepted the Exchange and 324,000 and 40,000 shares of common stock and warrants to purchase 162,000 and 40,000 shares of common stock were issued to the holders of the Partnership units and IMS-Colorado preferred stock, respectively, as set forth above, and the Partnership was dissolved as of December 31, 1994.

(8) STOCKHOLDERS' EQUITY

 Series B Preferred Stock

  Each share of Series B voting preferred stock ("Series B") is convertible at a price per share of $1.50, at the option of the holder into common stock. Such conversion is automatic at the consummation of an initial public offering by the Company. The Series B is entitled to receive quarterly cumulative dividends (equal to 10% of the par value or $.10 per share per annum). Cumulative undeclared and unpaid dividends were $1,300,000 and $1,400,000 at December 31, 1994 and June 30, 1995, respectively. Such cumulative dividends have not been accrued as the Company has an accumulated deficit and, therefore, is unable to declare or pay dividends. As dividends have not been declared as of June 30, 1995 no accrual has been made in the accompanying financial statements. The undeclared and unpaid dividends would increase the net loss to the common stockholders by $200,000 for each of the years ended December 31, 1993, and 1994 and by $100,000 for the six month periods ended June 30, 1994 and 1995. In the event of liquidation, holders of Series B will be entitled to a liquidation preference of $1.00 per share plus accumulated unpaid dividends. At December 31, 1994 the Company was not in compliance with certain reporting covenants of the Series B Preferred Stock Agreement which require reporting of quarterly financial information to holders. In the opinion of management, such non-compliance will have no material adverse consequence to the Company.

 Series C Preferred Stock

  Under terms of a Subscription Agreement dated December 30, 1993, a Series C Preferred Stock Purchase Agreement dated January 6, 1994, and a Network Sponsorship and Participation Agreement dated November 17, 1993, a corporation purchased 1,250,000 shares of IMS's Series C convertible preferred stock ("Series C") at $4 per share for a total of $5 million on January 6, 1994. On July 12, 1994, this corporation also purchased an additional 1,000,000 shares of Series C at $5 per share by applying as partial payment the $1 million in national network sponsorship and access fees paid in 1993. The Series C has liquidation preferences over the Company's common stock but is subordinate to holders of Series B and is convertible on a 1-to-1 basis to the Company's common stock at the purchaser's option. Such conversion is automatic at the consummation of an initial public offering above certain thresholds. Upon the occurrence of certain circumstances, the Series C preferred stock has noncumulative voting rights equal to shares of the Company's common stock and is not redeemable.

  The Company also issued warrants to the purchasing corporation in connection with its investment in the Company's Series C and in conjunction with the Network Sponsorship and Participation Agreement. In conjunction with the first and second tranches of Series C as discussed above, the Company issued warrants to purchase 750,000 and 500,000 shares, respectively, of Series C. In 1994, this corporation exercised warrants to purchase 375,000 shares of Series C for $1,875,000. Subsequent to yearend, this corporation exercised warrants to purchase an additional 375,000 shares of Series C for $1,875,000. The additional 500,000 warrants are exercisable during the two-year period after grant at $6 and $7 per share during the first and second years, respectively.

  In connection with the investment in the Company, the Company granted the purchasing corporation a right of first offer on IMS shares under certain circumstances. If the Company receives an offer from a potential investor, it is obligated, except with respect to certain investors, to offer shares to the purchasing corporation under substantially the same terms as those negotiated with the potential investor. During November 1994, the purchasing corporation was acquired by Eli Lilly and Company who may or may not have succeeded to these rights.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

  Under terms of a Letter of Intent and Option Agreement dated November 10, 1993, another corporation has paid the Company $600,000 which is reflected as other deferred credits in the accompanying consolidated balance sheets. The option agreement was terminated in January 1995. If the corporation does not make such an investment, the $600,000 will be applied to payments due under the corporation's Communications Services Agreement with the Company.

 Stock Warrants

  Stock warrants have been issued to certain investors. Common stock warrant activity during 1993 and 1994, and the first six months in 1995 is as follows:

                                                                  EXERCISE PRICE
                                                         SHARES     PER SHARE
                                                        --------  --------------
   Balance, December 31, 1992..........................  387,000   $1.50--3.50
   Granted.............................................  191,800    3.50--5.00
   Canceled............................................  (12,500)      3.50
   Exercised...........................................  (62,500)      1.50
                                                        --------   -----------
   Balance, December 31, 1993..........................  503,800    1.50--5.00
   Granted.............................................  309,303    4.00--5.00
   Exercised........................................... (137,000)      1.50
   Expired.............................................  (25,000)   2.50--3.50
                                                        --------   -----------
   Balance, December 31, 1994..........................  651,103    1.50--5.00
   Granted.............................................   10,000       6.50
   Exercised...........................................   (1,000)      5.00
                                                        --------   -----------
   Balance, June 30, 1995 (unaudited)..................  660,103   $1.50--6.50
                                                        ========

  The warrants are fully vested at date of grant and are exercisable at varying times through July 1998.

 Series C Warrants

  In 1994, the Company also issued Series C warrants, as discussed above, of which warrants to purchase 1,250,000 shares of Series C at prices ranging from $5.00--$7.00 were granted and 375,000 were exercised at $5.00 per share. Subsequent to yearend, holder of such warrants exercised the remaining warrants to purchase 875,000 shares of Series C for $4,875,000.

 Common Stock Option Plans

  The Company has adopted its 1989 Stock Option Plan (the "1989 Plan") providing for the grant of options to purchase a maximum of 1,600,000 shares of common stock to key employees. Under the terms of the 1989 Plan, the option exercise price is to be no less than the fair market value of IMS' stock on the date of grant. Options are exercisable three months following the date of grant and up to 10 years from such date. If employment is terminated for any reason, the holder of the options has three months in which to exercise before cancellation unless written approval of the compensation committee extends such exercise to 12 months.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

  Stock option activity during 1993 and 1994, and the first six months in 1995 for the 1986 Plan is as follows:

                                                                  EXERCISE PRICE
                                                        SHARES      PER SHARE
                                                       ---------  --------------
   Balance, December 31, 1992.........................   814,322   $1.00--3.50
   Granted............................................   767,100    3.50--4.00
   Canceled...........................................   (17,500)   2.50--3.50
   Exercised..........................................   (16,500)      2.50
                                                       ---------   -----------
   Balance, December 31, 1993......................... 1,547,422    1.00--4.00
   Granted............................................    38,000       4.00
   Canceled...........................................   (19,273)   2.50--4.00
   Exercised..........................................      (362)   3.50--4.00
                                                       ---------   -----------
   Balance, December 31, 1994......................... 1,565,787    1.00--4.00
   Canceled...........................................    (7,563)   3.50--4.00
   Exercised..........................................    (1,432)      4.00
                                                       ---------   -----------
   Balance, June 30, 1995 (unaudited)................. 1,556,792   $1.00--4.00
                                                       =========

  Stock options from the 1989 Plan vest ratably at times ranging from one to three years and are exercisable at various times through 1999. As of December 31, 1994, 1,115,174 options were exercisable.

  On April 22, 1994, the shareholders of IMS approved the 1994 Employee Stock Option Plan (the "1994 Plan"). The 1994 Plan may grant incentive and nonqualified stock options; however, in 1994, only nonqualified stock options were granted. Under the 1994 Plan, the Company is authorized to grant options to purchase a maximum of 400,000 shares of common stock to key employees. As of December 31, 1994, the Company had granted more options than authorized in the 1994 Plan. Subsequent to year end, the Company's board of directors approved increasing the number of authorized shares by 438,600 and intends to seek shareholders' approval at the next Shareholders' meeting. In management's opinion, this increase will be approved. Such options are exercisable six months following the date of grant. All other terms are similar to the 1989 Plan.

  Stock option activity since 1994 for the 1994 Plan is as follows:

                                                                  EXERCISE PRICE
                                                         SHARES     PER SHARE
                                                         -------  --------------
   Outstanding at beginning of year.....................     --            --
   Granted.............................................. 492,730   $3.50--5.00
                                                         -------   -----------
   Balance, December 31, 1994........................... 492,730   $3.50--5.00
   Granted.............................................. 340,870    5.00--6.50
   Canceled.............................................  (3,755)         5.00
                                                         -------   -----------
   Balance, June 30, 1995 (audited)..................... 829,845   $3.50--6.50
                                                         =======

  Stock options from the 1994 Plan vest ratably over three years and are exercisable at various times through 2004. As of December 31, 1994, 25,401 options were exercisable. Upon the Merger becoming effective, all options become fully vested.

 Subscriptions Receivable

  Stock subscriptions and joint venturers' contributions receivable consist of amounts to be received for sale of common stock and formation of joint ventures. The amounts shown as current assets were collected subsequent to year end.

               INTEGRATED MEDICAL SYSTEMS, INC. AND SUBSIDIARIES

(9) 401(K) PLAN

  In 1993, the Company adopted a 401(k) plan for its employees. Under this plan, the Company may contribute to the plan at its discretion. The total amount contributed by the Company to the plan during the years ended December 31, 1993 and 1994 was $50,067 and $79,353, respectively.

(10) ACCOUNTS RECEIVABLE SALES

  Subsequent to December 31, 1994, the Company sold without recourse its rights to the remaining payments due under certain network license agreements for a price equal to the present value of the remaining noncancelable license fee payments. Proceeds from the sales were approximately $2.8 million.

(11) MERGER WITH ELI LILLY AND COMPANY (UNAUDITED)

  As noted earlier, the Company signed an Agreement and Plan of Merger (the "Plan") with Lilly on August 2, 1995. The following discussion outlines the general terms and consideration of the Plan and the impact of the Plan on the Company's capital structure.

  If the Merger is approved by the Company's shareholders, each share of common stock will be converted into the right to receive $8.00 in cash or one share of new Series D preferred stock ("Preferred D"). Each share of Series B preferred stock will be converted into the right to receive $5.33 in cash plus any accrued unpaid dividends as of the closing date or two-thirds of a Preferred D share plus any accrued unpaid dividends on the original Series B as of the closing date, or such Series B shareholders may elect to retain the Series B shares with the amended terms and conditions set forth in the Plan and exhibits thereto.

  Each Series C preferred share will convert to one share of common stock.

  Option and warrant holders have the right either to (i) receive $8.00 in cash per share into which each such option or warrant was exercisable as of the closing date net of the exercise price, or (ii) retain the right to purchase one share of Preferred D stock for each share of common stock into which such option or warrant was exercisable as of the closing date. Company option holders have the further option to receive fully vested options to acquire shares of common stock of Lilly under the 1994 Lilly Stock Plan.

  All new Preferred D shareholders will have the option to enter into a Put/Call Agreement with Lilly whereby each holder of Preferred D shares would have the right to put their shares to Lilly during two put periods beginning one year after the closing date and 30 months after the closing date. Pursuant to the Put/Call Agreements, Lilly would have the right to call the Preferred D stock, which right could be exercised any time after three years from the closing date. The put and call purchase price is $8.00 per share plus any unpaid dividends accrued prior to the purchase date.

  The Preferred D shares also carry mandatory redemption features. For the period of 30 days after the fifth anniversary of the effective date of the Merger, the holders may demand redemption of their shares for $8.00 per share plus all accrued and unpaid dividends. The Company has the option, beginning on the fifth anniversary of the Merger effective date, to redeem any or all shares of Preferred D at a redemption price of $8.00 per share plus all accrued and unpaid dividends.

                                                                     APPENDIX A

                              ARTICLES OF MERGER
                           OF TRANS-IMS CORPORATION
                                 WITH AND INTO
                       INTEGRATED MEDICAL SYSTEMS, INC.

  The undersigned, organized and existing under and by virtue of the Colorado Business Corporation Act (the "Act"), DOES HEREBY CERTIFY THAT:

  FIRST: The name and state of incorporation of each of the constituent corporations in the merger (the "Constituent Corporations") are as follows:

                                                                     STATE OF
   NAME                                                            INCORPORATION
   ----                                                            -------------
   TRANS-IMS CORPORATION..........................................   Colorado
   INTEGRATED MEDICAL SYSTEMS, INC. ..............................   Colorado

  SECOND: An Agreement and Plan of Merger, dated as of August 2, 1995 (the "Plan of Merger"), by and among Eli Lilly and Company, an Indiana corporation ("Lilly"), Trans-IMS Corporation, a Colorado corporation, and Integrated Medical Systems, Inc., a Colorado corporation, has been approved and adopted by each of the Constituent Corporations in accordance with the requirements of
Section 7-111-103 of the Colorado Business Corporation Act.

  THIRD: The name of the surviving corporation is "Integrated Medical Systems, Inc." (the "Surviving Corporation").

  FOURTH: The Articles of Incorporation of the Surviving Corporation are hereby amended and restated to read as follows:

    First: The name of the corporation is Integrated Medical Systems, Inc.

    Second: The street address of the registered office of the corporation is
       ,       Colorado    . The name of its registered agent at such address
  is           . The address of the corporation's principal office is 15000
  West 6th Avenue, Suite 400, Golden, Colorado.

    Third: (a) Authorized Capital. The aggregate number of shares that the corporation shall have authority to issue is 20,000,000 shares of common stock without par value, and 14,000,000 shares of preferred stock, $0.01 par value.

    (b) Relative Rights and Preferences and Voting of Shares

      (i) Preferred Stock. Except with respect to the Series B Preferred Stock, par value $1.00 per share, and the Series D Preferred Stock, par value $0.01 per share, the preferences, limitations and relative rights of which are described in Articles FOURTH and FIFTH below, respectively, the board of directors shall determine preferences, limitations and relative rights of the preferred stock and any series of preferred stock prior to the issuance of any shares of preferred stock or series of preferred stock.

      (ii) Common Stock. Each shareholder of record entitled to vote shall have one vote for each share of stock standing in his name on the books of the corporation, except that in the election of directors he shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

      (iii) Distributions. Notwithstanding the restrictions contained in
    Section 7-106-401(3)(b) of the Colorado Business Corporation Act (the "Act"), the corporation may make distributions to shareholders if, in making any such distribution, and after giving effect to such distribution, the corporation's total assets are not less than its total liabilities, and the distribution otherwise is permitted under the Act.

      (iv) Extraordinary Matters. In each case where the Colorado Corporation Code as in effect immediately before July 1, 1994 required a two-thirds vote of all of the outstanding shares of the corporation entitled to vote, or of all of the outstanding shares of each class where class voting was required, such required vote is hereby reduced to a majority of all the votes entitled to be cast on the matter by each voting group entitled to vote separately on the matter.

    Fourth: The corporation is authorized and empowered to issue up to a maximum of 2,000,000 shares of Series B Preferred Stock, having the following preferences, limitations and relative rights:

      1. Par Value and Liquidation Value. The Series B Preferred Stock shall have a par value of One Dollar ($1.00) per share and a value on liquidation of One Dollar ($1.00) per share plus accrued and unpaid dividends (the "Liquidation Value").

      2. Dividends. The Series B Preferred Stock shall earn cumulative dividends at a rate of ten percent (10%) of the Par Value (i.e., ten cents ($.10) per share annually) beginning July 1, 1988, which shall be payable quarterly each September 30, December 31, March 31 and June 30 thereafter until and unless converted as provided in paragraph 6 below. No interest shall be earned or paid on the Series B Preferred Stock prior to July 1, 1988. All payments of dividends on the Series B Preferred Stock and the outstanding Series D Preferred Stock (the "Series D Preferred Stock") shall be made in pari passu among the holders of the Series D Preferred Stock and the holders of the Series B Preferred Stock and no holder of Series D Preferred Stock or holder of Series B Preferred Stock shall be preferred over the other.

      3. Voting Rights. Outstanding shares of Series B Preferred Stock shall have no voting rights other than such voting rights as shall be required by the Act.

      4. Preemptive or Purchase Rights. No holder of a share or shares of Series B Preferred Stock shall, because of his or her ownership of such stock, have a preemptive right to purchase, subscribe for or take any part of any capital stock of the corporation nor shall any such holder have a preemptive right to purchase, subscribe for or take any part of notes, debentures, bonds or any other securities of the corporation, including, but not limited to, securities convertible into or carrying options or warrants to purchase capital stock of the corporation.

      5. Rights on Liquidation, Dissolution and Winding-up of the Corporation. Upon any liquidation, dissolution or winding-up of the corporation, the holders of the Series B Preferred Stock will be entitled to be paid, before any distribution or payment is made to the holders of the corporation's outstanding common stock without par value (the "Common Stock"), an amount in cash equal to the aggregate Liquidation Value of all the Series B Preferred Stock then outstanding, and the holders of the Series B Preferred Stock will not be entitled to any further or additional payment. The Series B Preferred Stock and the Series D Preferred Stock shall be parity stock in respect of rights to payment upon liquidation, dissolution or winding-up.

      6. Conversion of Series B Preferred Stock. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        6.1 Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time, at the office of the corporation or any transfer agent for the Series B Preferred Stock, into either (i) the Liquidation Value, payable in cash, of the Series B Preferred Stock on the date of conversion, without interest, or (ii) two-thirds of a share of the corporation's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock").

        6.2 Mechanics of Conversion. Before any holders of Series B Preferred Stock shall be entitled to convert the same into cash or shares of Series D Preferred Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same into cash or Series D Preferred Stock. The corporation shall, as soon as practicable thereafter, either pay the required cash to the holder of Series B Preferred Stock or issue and deliver at such office to such holder of Series B Preferred Stock a certificate or certificates for the number of shares of Series D Preferred Stock to which such holder shall be entitled as aforesaid. Such payment or conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be cashed out or converted, and, if the holder elects to acquire Series D Preferred Stock, the person or persons entitled to receive the shares of Series D Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Series D Preferred Stock on such date.

        6.3 Fractional Shares. No fractional shares of Series D Preferred Stock shall be issued upon conversion of the Series B Preferred Stock. Fractional shares shall not be issued; and, in lieu of fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to said fraction multiplied by 150% of the Liquidation Value of a share of the Series B Preferred Stock.

        6.4 Changes in Series D Preferred Stock.

                6.4.1 The corporation shall not issue any shares of Series D
              Preferred Stock other than those shares issued in connection with the merger of Trans-IMS Corporation into the corporation or any shares subsequently issued upon conversion of Series B Preferred Stock as provided in this Article Fourth or upon exercise of the Company Options and the Company Warrants contemplated by the Articles of Merger for such merger.

                6.4.2 The number of shares of Series D Preferred Stock
              outstanding at any time after the date hereof may not be increased by a stock dividend payable in shares of Series D Preferred Stock or by a subdivision or split-up of shares of Series D Preferred Stock.

                6.4.3 The number of shares of Series D Preferred Stock
              outstanding at any time after the date hereof may not be decreased by a combination of the outstanding shares of Series D Preferred Stock.

                6.4.4 If at any time after the date hereof there occurs any capital reorganization, or any reclassification of the capital stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Series D Preferred Stock), or the sale or other disposition of all or substantially all of the properties and assets of the corporation as an entity to any other person, the shares of Series B Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if, immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition, such holder had converted his shares of Series B Preferred Stock into Series D Preferred Stock. The provisions of this Section 6.4.4 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

      7. No Impairment. The corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.

      8. Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

      9. Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series D Preferred Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock such number of its shares of Series D Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and, if at any time the number of authorized but unissued shares of Series D Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series D Preferred Stock to such number of shares as shall be sufficient for such purpose.

      10. Notices. Any notice required to be given to the holder of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

      11. Protective Provisions. So long as any of the Series B Preferred Stock shall be outstanding, the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least fifty-one percent (51%) of the outstanding shares of Series B Preferred Stock, alter or change the rights, preferences or privileges of the Series B Preferred Stock.

      12. No Reissuance of Preferred Stock. No share or shares of Series B Preferred Stock acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the corporation shall be authorized to issue.

      13. Amendment and Waiver. Amendments, modifications or waivers of any of the terms hereof will be binding and effective if the prior written consent of holders of at least 51% of the Series B Preferred Stock outstanding at the time such action is taken is obtained; provided that no such action will change (a) the rate at which or the manner in which dividends on the Series B Preferred Stock accrue or the times at which such dividends become payable, unless the prior written consent of the holders of at least 91% of the Series B Preferred Stock then outstanding is obtained, (b) the Conversion Rights of the Series B Preferred Stock or the number of shares or class of stock into which the Series B Preferred Stock is convertible, unless the prior written consent of the holders of at least 91% of the Series B Preferred Stock then outstanding is obtained or (c) the percentage required to approve any change described in clauses (a) and (b) above, unless the prior written consent of the holders of at least 91% of the Series B Preferred Stock then outstanding is obtained.

    Fifth: The corporation is authorized and empowered to issue shares of Series D Preferred Stock, having the following preferences, limitations and relative rights:

      1. Designation and Amount. The shares of such series shall be designated as the Series D Preferred Stock (the "Series D Preferred Stock") and the number of shares initially constituting such series shall be 12,000,000, which number may be decreased (but not increased) by the Board of Directors without a vote of the shareholders; provided, however, that such number may not be decreased below the sum of the number of then currently outstanding shares of Series D Preferred Stock and the number of shares of Series D Preferred Stock reserved for issuance upon exercise of then currently outstanding options and warrants of the corporation. Shares of Series D Preferred Stock shall have a preference over shares of the corporation's common stock, without par value (the "Common Stock") upon liquidation, dissolution or winding up of the corporation.

      2. Dividends. Holders of the outstanding shares of Series D Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors out of funds legally available therefor, cumulative cash dividends at an annual rate of $0.62 per share, in preference to and in priority over any dividends with respect to the Common Stock. Dividends on the outstanding shares of Series D Preferred Stock shall begin to accrue and be cumulative (regardless of whether such dividends have been declared by the Board of Directors) beginning on the date of issuance, and shall be payable annually in arrears each December 31 until and unless redeemed by the corporation.

      3. Voting Rights. (a) Outstanding shares of Series D Preferred Stock shall have no voting rights other than such voting rights as shall be required by the Colorado Business Corporation Act or as otherwise provided below in this Section 3.

      (b) Whenever, at any time or times, dividends payable on any share or shares of Series D Preferred Stock shall be in arrears in an amount equal to at least two full annual dividends (whether or not declared and whether or not consecutive and whether or not funds are legally available for such dividends), the holders of record of the outstanding Series D Preferred Stock shall have the exclusive right, voting separately as a single class, to elect one director of the corporation at a special meeting of shareholders of the corporation or at the corporation's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below. At elections for such director, the holders of shares of Series D Preferred Stock shall be entitled to cast one vote for each share held.

      (c) Upon a failure by the corporation to redeem any shares of Series D Preferred Stock pursuant to any demand duly made pursuant to Section 4(a) below (whether or not such failure results from the corporation's failure to have sufficient funds legally available for such redemption), then the holders of record of the Series D Preferred Stock shall have, as their sole remedy in respect of such failure, the exclusive right, voting separately as a single class, to elect the smallest number of directors of the corporation that shall constitute a majority of the authorized number of members of the Board of Directors (including new directorships created pursuant to Section 4(d) below) at a special meeting of shareholders of the corporation or at the corporation's next annual meeting of shareholders, and at each subsequent annual meeting of shareholders, as provided below. At elections for such directors, the holders of shares of Series D Preferred Stock shall be entitled to cast one vote for each share held. If such holders exercise such right to elect a majority of the directors, then following the election of such directors and during the period in which a majority of the directors are persons elected by such holders (or the successors of such directors), the corporation shall be required to redeem all of the shares of Series D Preferred Stock for which redemption was duly demanded pursuant to Section 4(a) below as soon as practicable if and to the extent that funds are legally available therefor. Any such redemption shall be made in accordance with the procedures set forth in Section 4(c) below as if it were a redemption pursuant to Section 4(b) but subject to being given the priority set forth in the proviso to Section 4(c)(i) below. During any period while the right to elect directors pursuant to this Section 3(c) is vested, the director, if any, elected pursuant to Section 3(b) and then in office shall be deemed to be one of the directors elected pursuant to this Section 3(c).

      (d) Upon the vesting of such right of the holders of the Series D Preferred Stock to elect any directors pursuant to Section 3(b) or (c) above, the maximum authorized number of members of the Board of Directors shall be automatically increased, (i) in case of a right pursuant to Section 3(b) above, by one and, (ii) in the case of a right pursuant to Section 3(c) above, by the maximum number of members of the Board of Directors immediately theretofore authorized (but excluding from such maximum number the member, if any, authorized pursuant to
    Section 3(b)), plus one, and the vacancy or vacancies so created shall be filled by vote of the holders of the outstanding Series D Preferred Stock as hereinafter set forth. A special meeting of the shareholders of the corporation then entitled to vote shall be called by the Chairman of the Board of Directors or the President or the Secretary of the corporation, if requested in writing by the holders of record of not less than 25% of the Series D

    Preferred Stock then outstanding. At such special meeting, or, if such special meeting shall not have been called, then at the next annual meeting of shareholders of the corporation, the holders of the Series D Preferred Stock shall elect, voting as above provided, a director or directors to fill the aforesaid vacancy or vacancies created by the automatic increase in the number of members of the Board of Directors. At any and all such meetings for such election, the holders of a majority of the outstanding shares of the Series D Preferred Stock shall be necessary to constitute a quorum for such election, whether present in person or by proxy, and such director or directors shall be elected by the vote of at least a plurality of shares held by such shareholders present or represented at the meeting. Any director elected by holders of the Series D Preferred Stock pursuant to this Section may be removed at any annual or special meeting, by vote of a majority of the outstanding shares of the Series D Preferred Stock, with or without cause. In case a director so elected shall vacate such position, such vacancy may be filled by unanimous agreement of the remaining directors so elected, or their successors then in office, if any, or may be filled in the same manner as is provided above for the initial election of a director by the holders of the Series D Preferred Stock.

      (e) The right of the holders of the Series D Preferred Stock, voting separately as a class, to elect one director of the Board of Directors pursuant to Section 3(b) above shall continue until, and only until, such time as all arrears in dividends (whether or not declared) on the Series D Preferred Stock shall have been paid or declared and set apart for payment, at which time such right shall terminate, except as expressly provided by law, subject to revesting in the event of each and every subsequent default of the character above-mentioned. The right of such holders, voting separately as a class, to elect directors pursuant to Section 3(c) above shall continue until, and only until, such time as the corporation has redeemed all of the shares of Series D Preferred Stock for which redemption was duly demanded pursuant to
    Section 3(c) above, at which time such right shall terminate, except as expressly provided by law. Upon any termination of the right of the holders of the Series D Preferred Stock as a class to vote for a director or directors as herein provided, the term of office of any such director or directors then in office shall terminate immediately. Whenever the term of office of any director elected by the holders of the Series D Preferred Stock pursuant to this Section shall terminate and the special voting powers vested in the holders of the Series D Preferred Stock pursuant to this Section shall have expired, the maximum number of members of the Board of Directors shall be such as may be provided for in the By-Laws of the corporation irrespective of any increase made pursuant to the provisions of this Section.

      4. Redemption. (a) At the Option of Holders. During, and only during the period of 30 days beginning on the fifth anniversary of the effective date of the merger of Trans-IMS Corporation into the corporation, any one or more holders of shares of Series D Preferred Stock, at the option of such holders, may demand that the corporation redeem any or all of their shares of Series D Preferred Stock at a redemption price of $8.00 per share, plus an amount equal to all accrued and unpaid dividends thereon (whether or not declared) to and including the date of redemption. Such demand shall be made by delivering to the corporation at its principal executive offices a written demand during the aforesaid 30-day period. Such demand shall specify the number of shares to be redeemed and shall be irrevocable, except with the consent of the corporation. Following receipt of any such demand, the corporation may, at its option, choose to redeem, or not to redeem, shares in accordance with such demand and the provisions of this Section 4. If shares are to be so redeemed, the corporation shall fix a redemption date that shall be not later than 90 days after such fifth anniversary. The corporation shall give notice of redemption by first class mail, postage prepaid, mailed not less than 20 days prior to the date fixed for redemption to the holders whose shares are to be redeemed at their respective addresses appearing on the stock books of the corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (i) the date fixed for redemption; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after the close of business on such date fixed for redemption the shares to be so redeemed shall not accrue dividends. If the corporation does not redeem all of the shares of Series D Preferred Stock for which redemption has been duly demanded pursuant to this Section, the sole remedy of the holders of such shares in respect of such failure to redeem shall be the exercise of the voting rights conferred by Section 3(c) above. For the purposes of
    Section 3 above, the corporation shall be considered to have redeemed any shares for which redemption has been duly demanded if such shares are thereafter purchased by the corporation or any person or entity that then owns, directly or indirectly, at least 50% of the corporation's then outstanding Common Stock.

      (b) At the Option of the Corporation. On and after the fifth anniversary of the effective date of the merger of Trans-IMS Corporation into the corporation, the corporation, at its option, may redeem any or all shares of Series D Preferred Stock at a redemption price of $8.00 per share, plus an amount equal to all accrued and unpaid dividends thereon (whether or not declared) to and including the date of redemption.

      (c) Redemption Procedures. (i) If, pursuant to Section 4(a), the corporation will redeem less than all of the shares for which demands for redemption were duly made, or if less than all of the outstanding shares of Series D Preferred Stock are to be redeemed pursuant to
    Section 4(b), the shares to be redeemed shall be selected pro rata (subject to rounding to avoid fractional shares) as nearly as practicable or by lot, or by such other method as the Board of Directors may determine to be equitable; provided, however, that if the corporation is proposing to redeem shares pursuant to Section 4(b) and any shares for which demands for redemption were duly made pursuant to
    Section 4(a) have not been redeemed, then priority shall be given to the redemption of such shares for which such demands were duly made.

      (ii) Notice of any redemption pursuant to Section 4(b) shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the Series D Preferred Stock to be redeemed at their respective addresses appearing on the stock books of the corporation. The Board of Directors of the corporation shall fix a record date for determining holders of record who are entitled to receive notice of any redemption, not more than 10 days prior to the mailing of such notice. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (i) the date fixed for redemption; (ii) the redemption price; (iii) the number of shares of Series D Preferred Stock to be redeemed and if less than all the shares held by such holder are to be redeemed, the number of shares to be so redeemed from such holder; (iv) the place where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that after the close of business on such date fixed for redemption the shares to be so redeemed shall not accrue dividends.

      (iii) Upon surrender in accordance with the notice of redemption referred to in Section 4(a) or 4(c)(ii), the certificate for any shares of Series D Preferred Stock so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by the corporation in such notice), the holders of record of such shares shall be entitled to receive the redemption price, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

      (iv) Notice of redemption having been mailed as provided in Section 4(a) or 4(c)(ii), from and after the redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price) dividends on the shares of the Series D Preferred Stock called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the redemption price) shall cease.

      5. No Preemptive Rights. No holder of a share or shares of Series D Preferred Stock shall, because of such holder's ownership of such stock, have a preemptive right to purchase, subscribe for or take any part of any capital stock of the corporation nor shall any such holder have a preemptive right to purchase, subscribe for or take any part of notes, debentures, bonds or any other securities of the corporation, including, but not limited to, securities convertible into or carrying options or warrants to purchase capital stock of the corporation.

      6. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the corporation, the holders of the Series D Preferred Stock will be entitled to receive out of the assets of the corporation available for distribution to stockholders, before any distribution of assets is made to the holders of shares of Common Stock, an amount in cash equal to $8.00 per share, plus an amount equal to all accumulated and unpaid dividends on such shares of Series D Preferred Stock to and including the date of such liquidation, dissolution or winding up. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the amounts payable with respect to the Series D Preferred Stock and any parity stock are not paid in full, the holders of the Series D Preferred Stock and such parity stock shall share ratably in any such distribution of assets of the corporation in proportion to the full respective preferential amounts (including accumulated and unpaid dividends) to which they are entitled. After payment to the holders of the Series D Preferred Stock (including accumulated and unpaid dividends) provided for in this Section 6, the holders of Series D Preferred Stock shall be entitled to no further participation in any distribution of assets of the corporation.

      7. Conversion Rights. Holders of the Series D Preferred Stock shall have no rights to convert the Series D Preferred Stock into any other class of capital stock of the corporation.

      8. Cancellation of Redeemed Shares. All shares of Series D Preferred Stock redeemed pursuant to Section 4 shall be cancelled and shall not be issuable by the corporation, and the Articles of Incorporation shall be appropriately amended, if required, to effect the corresponding reduction in the corporation's authorized capital.

      9. No Other Rights. The shares of Series D Preferred Stock shall not have any preferences, voting powers or relative, participating or other special rights except as set forth above and in the Articles of Incorporation or as otherwise required by applicable law.

    Sixth: The number of directors on the corporation shall be fixed and may be altered from time to time as provided in the by-laws of the corporation.

    Seventh: No shareholder of the corporation shall have any preemptive or similar right to acquire or subscribe for any additional unissued shares of stock, or other securities of any class, or rights, warrants or options to purchase stock or scrip, or securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

    Eighth: To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that this provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Act relating to any unlawful distribution; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Act as so amended. Any repeal or modification of this Article by the shareholders of the corporation shall be prospective only and shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

    Ninth: The corporation shall indemnify officers, directors, employees or agents to the extent provided in the corporation's bylaws.

  FIFTH: A copy of the executed Plan of Merger is attached hereto.

SIXTH: The merger shall become effective immediately upon filing these Articles of Merger with the Secretary of State of Colorado in accordance with the provisions of Section 7-111-105 of the Colorado Business Corporation Act.

SEVENTH: The number of votes cast for the Plan of Merger by each voting group entitled to vote separately on the merger was sufficient for approval by that voting group.

DATED as of this    day of

                                          Integrated Medical Systems, Inc., a
                                           Colorado Corporation

                                          By: _________________________________
                                                         President

                                          Trans-IMS Corporation,a Colorado
                                           Corporation

                                          By: _________________________________
                                                         President

                                                                     APPENDIX B

                              PUT/CALL AGREEMENT

  THIS PUT/CALL AGREEMENT, dated       is among Eli Lilly and Company, an
Indiana corporation ("Lilly"), Integrated Medical Systems, Inc., a Colorado corporation ("IMS"), and the person or entity or persons or entities whose name or names appears on the signature page hereto as Holder (each, a "Holder").

                             PRELIMINARY STATEMENT

  Holder is the owner of shares of Common Stock or Series B Preferred Stock of IMS, or is the owner of rights to acquire such shares pursuant to options or warrants, as specified on the signature page hereof.

  Pursuant to an Agreement and Plan of Merger, dated as of August 2, 1995 (the "Merger Agreement"), following approval by the IMS shareholders, a subsidiary of Lilly has been, or will be, merged into IMS (the "Merger"), and upon the Merger the outstanding shares of Common Stock and certain outstanding shares of Series B Preferred Stock have been, or will be, converted into cash or shares of Series D Preferred Stock, par value $0.01 per share, of IMS (the "New Preferred Stock"). In addition, rights to acquire Common Stock following the Merger pursuant to options or warrants, or upon the conversion of Series B Preferred Stock, have or will become rights to acquire New Preferred Stock.

  Holder may elect to receive shares of New Preferred Stock in the Merger (the "Merger Shares") and/or to acquire additional shares of New Preferred Stock following the Merger pursuant to the exercise of options or warrants or the conversion of Series B Preferred Stock (the "Additional Shares").

  Holder and Lilly desire to grant each other certain rights regarding the possible future purchase of such number of the Merger Shares and Additional Shares as are specified on the signature page hereof (such Merger Shares and Additional Shares so subject to the rights provided herein being herein called the "Subject Shares").

  In order to facilitate the possible future purchase of the Subject Shares, the parties will execute an Escrow Agreement (the "Escrow Agreement") with an agent named therein (the "Agent") substantially in the form of Exhibit A hereto.

                                   AGREEMENT

  The parties agree as follows:

  1. Put Right. (a) Grant. Lilly hereby grants to Holder, subject to the terms and conditions of this Agreement, the right to require Lilly (or Lilly's designee(s)) to purchase any or all of the Subject Shares at the Purchase Price (as defined below) during the Put Periods specified below.

  (b) Put Periods. The initial Put Period shall be a period of at least 10 business days beginning on the first anniversary of the Merger; the second Put
Period shall be a period of at least 10 business days beginning on    , 1998
[date to be about 30 months after Merger]. The Put Period shall be specified in the applicable Put Notification (as defined below) and shall be subject to extension, suspension or deferral as provided in Section 1(c) below. During each Put Period, Holder may exercise the Put Right in whole or in part by delivering to Lilly a Put Exercise Notice that specifies the number of Subject Shares to be sold to Lilly during that Put Period. A Put Exercise Notice shall be revocable until such time as Lilly shall have delivered a Put Purchase Certificate and thereafter shall not be revocable unless the Subject Shares specified in such Put Exercise Notice are not purchased by Lilly within 45 days after Lilly's receipt of the Put Exercise Notice, in which event the Put Exercise Notice may be revoked by delivering written notice of revocation to Lilly.

  (c) Extensions; Suspensions; Deferrals. Lilly may elect, in its discretion, to extend any Put Period beyond the period specified in the Put Notification. In addition, Lilly shall have the right to defer commencement of a Put Period, or to suspend a Put Period that has commenced, or to defer the making of purchases pursuant to the Put Right, in order to permit compliance with all applicable laws; provided, however, that Lilly will use its commercially reasonable efforts to cause such compliance so as to avoid or minimize any such deferral or suspension, except that if commencement or continuation of a Put Period, or the making of purchases pursuant to the Put Right, would require the disclosure to Holder of information about IMS or Lilly that, in Lilly's reasonable judgment, it is not then in the best interests of IMS or Lilly to disclose, Lilly may, in its discretion, defer the commencement of, or may suspend, the Put Period or defer such purchases, for up to 90 days. Lilly shall give prompt written notice of any such extension, suspension or deferral by sending an amended Put Notification to Holder. Any such extension, suspension or deferral shall not prevent Holder from revoking Holder's Put Exercise Notice, as provided in Section 1(b) above.

  (d) Put Notification. At least 10 and not more than 30 days prior to the beginning of a Put Period, Lilly shall send a notice (the "Put Notification") to Holder, together with a form of Put Exercise Notice to be used by Holder in exercising the Put. The Put Notification shall inform Holder of (i) the rights of Holder to require Lilly to purchase the Subject Shares, (ii) the date of the commencement and termination of the Put Period (subject to possible extension, suspension or deferral pursuant to Section 1(c) above), (iii) the Purchase Price, (iv) instructions as to how to exercise the Put and (v) the address to which payment for the Purchase Price will be mailed unless Lilly receives notice from Holder at least three business days prior to the purchase date that payment should be mailed to another address, or should be sent, at Holder's expense, to a specified address via a reputable overnight courier delivery service or another delivery method reasonably acceptable to Lilly, or should be held by the Agent for delivery at its office to Holder or Holder's authorized representative.

  (e) Purchase and Payment. At any time following receipt of a proper Put Exercise Notice, but not later than the third business day following the end of a Put Period (as modified pursuant to Section 1(c) above), Lilly shall purchase the Subject Shares covered by such Put Exercise Notice by delivering to the Agent a Put Purchase Certificate executed on behalf of Lilly by an officer or other authorized signatory that shall state:

    (1) Lilly has received a Put Exercise Notice executed by Holder in compliance with this Agreement;

    (2) Such Put Exercise Notice has not been revoked;

    (3) The number of Subject Shares being sold pursuant to such Put Exercise Notice;

    (4) The aggregate Purchase Price of such Subject Shares (net of any applicable taxes to be withheld pursuant to Section 3 below); and

    (5) The name of Holder and the address to which payment for the aggregate Purchase Price should be mailed (or otherwise delivered in accordance with Holder's instructions as specified in the Put Exercise Notice); and shall deposit with the Agent funds sufficient to pay the aggregate Purchase Price for such Subject Shares, and shall instruct the Agent to release the certificates and related stock powers for such Subject Shares to Lilly and as promptly as practicable to pay the aggregate Purchase Price to Holder.

  (f) Partial Exercise. If the number of Subject Shares being sold by a Holder pursuant to a Put Exercise Notice is less than the number of shares represented by the relevant stock certificate held in escrow under the Escrow Agreement, Lilly and IMS will cause a new certificate for the remaining shares to be issued in the name of such Holder and deposited in such escrow. Holder will, if so requested by Lilly, execute and deliver to Lilly prior to the purchase date under the Put Exercise Notice an undated stock power endorsed in blank relating to such remaining shares, and Lilly will deposit such stock power into the escrow.

  2. Call Right. (a) Grant. Holder hereby grants to Lilly, subject to the terms and conditions of this Agreement, the right to require Holder to sell any or all of the Subject Shares to Lilly (or its designee(s)) at the Purchase Price (the "Call Right").

  (b) Call. Lilly may exercise the Call Right in whole at any time or in part from time to time after the third anniversary of the Merger by giving notice to Holder specifying the number of Subject Shares to be purchased and the scheduled date of purchase, which date shall be at least 10 days after the date such notice is given. Lilly may revoke such notice, or may defer the scheduled date of purchase, by giving notice to Holder at any time prior to Lilly's purchase of Subject Shares pursuant to the Call notice. On the purchase date, Lilly shall deliver to the Agent a Call Purchase Certificate executed on behalf of Lilly by an officer or other authorized signatory that shall state:

    (1) Lilly has exercised its Call Right in compliance with this Agreement;

    (2) Such exercise has not been revoked;

    (3) The number of Subject Shares being purchased pursuant to such exercise;

    (4) The aggregate Purchase Price of such Subject Shares (net of any applicable taxes to be withheld pursuant to Section 3 below); and

    (5) The name of Holder and the address to which payment for the aggregate Purchase Price should be mailed (or otherwise delivered in accordance with Holder's instructions received by Lilly at least three business days prior to the scheduled date of purchase);

and shall deposit with the Agent funds sufficient to pay the aggregate Purchase Price for such Subject Shares, and shall instruct the Agent to release the certificates and related stock powers for such Subject Shares to Lilly and as promptly as practicable to pay the aggregate Purchase Price to Holder.

  3. Purchase Price. The Purchase Price shall be $8.00 per Subject Share, plus any unpaid dividends accrued to the date on which Lilly deposits funds with the Agent sufficient to pay the Purchase Price, but less any delivery expenses to be charged to Holder in accordance with Section 1(d)(v) above. If the IMS Preferred Stock shall be split or combined, the Purchase Price shall be appropriately adjusted. The Purchase Price shall be paid by issuance of the Agent's check, payable to Holder's order in New York Clearing House (next day) funds. Lilly shall be entitled to deduct and withhold from the Purchase Price such amounts as Lilly is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lilly, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Holder.

  4. Escrow. (a) The parties hereto agree that the Agent will be a bank or trust company with capital surplus and undivided profits of at least $100 million and with offices located in New York City, Chicago or Denver (which bank or trust company also may be the transfer agent and/or paying agent for the New Preferred Stock), such Agent to be selected by Lilly and be reasonably acceptable to IMS.

  (b) Escrow of Merger Shares. Holder is executing and delivering to IMS an undated stock power endorsed in blank relating to the portion of the Merger Shares subject to the rights herein provided. Holder hereby authorizes IMS to, and IMS will promptly following the Merger, insert into the stock power the certificate numbers of the stock certificates representing such Merger Shares and deliver to the Agent the certificates for such Merger Shares, together with the stock power, to be held, and be subject to release, in accordance with the Escrow Agreement.

  (c) Escrow of Additional Shares. If Holder acquires any Additional Shares subject to the rights herein provided, Holder agrees that Holder will cause the certificates for such Additional Shares and, if there are not already on deposit in the escrow sufficient appropriate stock powers, an undated stock power endorsed in blank relating to such Additional Shares to be delivered to the Agent to be held, and be subject to release, in accordance with the Escrow Agreement. Holder hereby authorizes IMS to cause any certificates for such Additional Shares to be delivered directly to the Agent.

  5. Transfers of Subject Shares. Holder shall have the right to sell, assign, donate, pledge or otherwise transfer or encumber any or all of the Subject Shares and any related rights and obligations under this Agreement only with Lilly's prior written consent (any transfer or encumbrance being herein called a "transfer"). Lilly will grant such consent provided that:

    (a) the transferee shall have executed and delivered an agreement reasonably satisfactory to Lilly confirming that the Subject Shares being transferred will remain subject to this Agreement, including, without limitation, the Call Right;

    (b) the certificates for the Subject Shares being transferred are or remain deposited in the escrow with the Agent and the transferee shall have executed and delivered to the Agent an undated stock power endorsed in blank regarding those Subject Shares; provided, however, that if Holder wishes to make a bona fide pledge to a bank, financial institution or brokerage firm, Lilly will consent to the pledge and to the release from escrow and delivery to the pledgee of the related stock certificates and stock powers provided the pledgee shall have executed and delivered an agreement (which shall satisfy clause (a) above) reasonably satisfactory to Lilly confirming that the pledged shares will remain subject to this Agreement and that upon release of the pledge the pledged shares will be returned to the Agent for deposit in the escrow and that upon any exercise of the Call Right the certificates and stock powers for the pledged shares will be delivered to Lilly, free and clear of the pledge or any claim or encumbrance created thereby; and

    (c) Lilly is reasonably satisfied that the transfer (i) will comply with all applicable Federal and state securities laws and other applicable legal requirements and (ii) will not result in the outstanding New Preferred Stock being held of record by 500 or more persons within the meaning of
  Section 12(g) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

  6. Legends. Each certificate representing the Subject Shares shall bear the following legend:

    "The shares represented hereby are subject to (i) redemption by the Corporation during the periods, at the prices and on the terms and conditions specified in the Articles of Incorporation, (ii) an option on the part of the holder to require Eli Lilly and Company to purchase, and an option on the part of Eli Lilly and Company to require the holder to sell, such shares, at the times and at the prices and on the terms and conditions specified in a Put/Call Agreement and a related Escrow Agreement, both
  dated as of      , 1995, copies of which are available for inspection at
  the Corporation's executive offices. These shares are not transferrable except as provided in the Put/Call Agreement."

  7. No Restrictions on Lilly. (a) Holder hereby acknowledges that the existence of the Put Right and the Call Right will not impair or restrict in any way Lilly's right, following the Merger, to transfer all or any of its interest in IMS or to cause IMS to merge, sell its assets or engage in other extraordinary transactions, including, without limitation, transactions that would result in the cashing out of the New Preferred Stock or the exchange of the New Preferred Stock for other securities, except that prior to the third anniversary of the Merger Lilly will not cause IMS to engage in a merger or other extraordinary transaction that would result in Holder's being deemed for Federal income tax purposes to have sold Subject Shares in such merger or other extraordinary transaction. Lilly represents that, as of this Agreement, it has no present intention to cause IMS to engage in such a merger or other extraordinary transaction prior to the fifth anniversary of the Merger.

  (b) If pursuant to a merger, consolidation, recapitalization, reorganization, sale of substantially all of the assets or other such transaction involving IMS, the outstanding shares of New Preferred Stock are converted into or exchanged for cash, property or securities of IMS or any other issuer, then the Put Right and the Call Right shall apply to such cash, property or securities and the Purchase Price and other terms hereof shall be subject to appropriate adjustment, so as to preserve unchanged to the fullest extent possible the rights and obligations of the parties to this Agreement.

  8. Representations and Warranties.

  (a) By Holder. Holder hereby represents and warrants to Lilly and IMS as follows:

    (i) Holder has full power and authority to enter into, and to carry out Holder's obligations under, this Agreement and the Escrow Agreement, and Holder has duly executed and delivered this Agreement and the Escrow Agreement, which constitute valid, legally binding and enforceable obligations of Holder;

    (ii) Holder is the sole record owner and, except in the case of a Holder who holds as a trustee, is the sole beneficial owner, of the number of shares of Common Stock or Series B Preferred Stock of IMS, and has the right to acquire the number of additional shares, specified on the signature page hereof, subject to no lien, security interest, proxy or other right, claim or interest of any third party; and

    (iii) upon delivery of certificates and stock powers to Lilly and payment by Lilly therefor as contemplated hereby, Lilly will become the sole beneficial and record owner of the Subject Shares, subject to no lien, security interest, proxy or other right, claim of interest of Holder or any other person or entity.

  (b) By Lilly and IMS. Lilly and IMS each hereby represents and warrants to Holder that the warranting party has full corporate power and authority to enter into, and to carry out its obligations under, this Agreement and the Escrow Agreement, which constitute its valid, legally binding and enforceable obligations.

  9. Notices. All notices, requests, demands, consents and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, or sent by reputable overnight courier delivery or by telecopy or similar facsimile transmission, or mailed by prepaid registered or certified mail, return receipt requested, to Holder at the address specified on the signature page hereto or to Lilly or IMS at the address set forth below (or in any such case to such other address as a party shall designate for itself by notice given or made in accordance herewith);

    Eli Lilly and Company
    Lilly Corporate Center
    Indianapolis, Indiana 46285
    Attention: General Counsel

    Integrated Medical Systems, Inc.
    15000 West Sixth Avenue, Suite 400
    Golden, Colorado 80401

Any such notice, request or other communication shall be deemed delivered and given or made on the third business day after the date of mailing, if mailed by registered or certified mail, or on the first business day after date of transmittal, if sent by courier delivery or by telecopy or similar facsimile transmission, or on the date of delivery, if delivered personally. Notwithstanding the foregoing, a Put Exercise Notice shall not be deemed given or delivered, and no revocation of a Put Exercise Notice pursuant to Section 1(b) above or change of payment delivery instructions shall be deemed given or delivered, until it is actually delivered to Lilly during the applicable time period, unless Lilly elects to waive such requirement.

  10. Assignment. This Agreement shall not be assignable by Holder except that rights and obligations relating to Subject Shares may be assigned to a transferee of those Subject Shares pursuant to Section 5 above. This Agreement shall be assignable in whole at any time or in part from time to time by Lilly and IMS. Following any assignment, the assignor shall remain liable for the performance of the assignor's obligations under this Agreement. Subject to the foregoing, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective heirs, beneficiaries, representatives, successors and permitted assigns.

  11. Waiver, Amendment, Etc. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by a writing duly signed by Holder, Lilly and IMS.

  12. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which counterparts taken together shall constitute one and the same instrument.

  13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws in effect in the State of Colorado without giving effect to its conflicts of law principles.

  14. Submission to Jurisdiction. The parties hereto irrevocably submit to the jurisdiction of any state or federal court sitting in the State of Colorado over any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each of the parties hereby irrevocably waives, to the fullest extent such party may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to each of them at their respective addresses for notices pursuant to
Section 9 above. Nothing in this Section 14 shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party, assuming proper jurisdiction exists, to bring any action or proceeding against any party in the courts of any other jurisdiction.

  15. Effect of Headings. The section headings in this Agreement are for convenience only and shall not affect the construction hereof.

                          [SIGNATURE PAGE FOR HOLDER]

                     _____________________________________
                                (name of Holder)

                     _____________________________________
                             (signature of Holder)

                     Address:

                                                       NUMBER OF SHARES
                                              ----------------------------------
                                                        RIGHT         RIGHT
                                                     TO ACQUIRE     TO ACQUIRE
                                              OWNED UNDER OPTIONS UNDER WARRANTS
                                              ----- ------------- --------------
Common Stock.................................
Series B Preferred Stock.....................

                                                       NUMBER OF SHARES
                                                   TO BE ACQUIRED IN MERGER
                                              ----------------------------------
                                              OWNED UNDER OPTIONS UNDER WARRANTS
                                              ----- ------------- --------------
Series D Preferred Stock.....................

                                                     NUMBER OF SHARES OF
                                                   SERIES D PREFERRED STOCK
                                                     SUBJECT TO PUT/CALL
                                              ----------------------------------
                                              OWNED UNDER OPTIONS UNDER WARRANTS
                                              ----- ------------- --------------
Series D Preferred Stock.....................

                       [SIGNATURE PAGE FOR LILLY AND IMS]

                     Eli Lilly and Company

                     By __________________________________

                     Integrated Medical Systems, Inc.

                     By __________________________________

                                                                      EXHIBIT A

                               ESCROW AGREEMENT

  This Escrow Agreement, dated as of      , 1995, by and among Eli Lilly and
Company, an Indiana corporation ("Lilly"), Integrated Medical Systems, Inc., a Colorado corporation ("IMS"), one or more shareholders of IMS identified on
the signature pages hereof ("Holders") and          , a          (the "Escrow
Agent").

                             PRELIMINARY STATEMENT

  Each Holder is the owner of shares of Common Stock or Series B Preferred Stock of IMS, or is the owner of rights to acquire such shares pursuant to options or warrants or the conversion of convertible securities.

  Pursuant to an Agreement and Plan of Merger, dated as of August 2, 1995 (the "Merger Agreement"), following approval by the IMS shareholders, a subsidiary of Lilly has been or will be merged into IMS (the "Merger"), and upon the Merger the outstanding shares of Common Stock and certain outstanding shares of Series B Preferred Stock of IMS have been or will be converted into cash or shares of Series D Preferred Stock of IMS (the "New Preferred Stock"). In addition, rights to acquire Common Stock of IMS pursuant to options or warrants or the conversion of Series B Preferred Stock have or will become rights to acquire New Preferred Stock.

  Lilly, IMS and Holders have entered into Put/Call Agreements pursuant to which Holders and Lilly have granted each other certain rights regarding the possible future purchase of some or all of the New Preferred Stock that such Holders may acquire (the "Subject Shares").

  Lilly, IMS and Holders desire that the stock certificates and related stock powers for the Subject Shares be held in escrow pending the possible purchase thereof pursuant to the Put/Call Agreements.

                                   AGREEMENT

  Section 1. Establishment of Escrow.

  Lilly, IMS or any Holder may from time to time deliver to the Escrow Agent certificates representing Subject Shares registered in the name of Holder and undated stock powers endorsed in blank by such Holder relating to those Subject Shares (such certificates and stock powers are herein called "Escrowed Shares"). Escrowed Shares shall be held, administered and disposed of by the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement. The Escrow Agent shall deliver promptly to Lilly and IMS written notice of the receipt by the Escrow Agent of any Escrowed Shares that are delivered by a Holder rather than by Lilly or IMS.

  Section 2. Custody and Release.

  (a) The Escrow Agent shall act as custodian of the Escrowed Shares.

  (b) Upon delivery by Lilly to the Escrow Agent of one or more Put Purchase Certificates or Call Purchase Certificates, together with funds sufficient to pay the aggregate Purchase Price for the Escrowed Shares specified in such Certificates, the Escrow Agent shall immediately release such Escrowed Shares to Lilly. In addition, the Escrow Agent shall as promptly as practicable, and in any event not later than five business days after Lilly delivery of such Certificates, issue its checks payable to the order of the Holders specified in the Put Purchase Certificates or Call Purchase Certificates. Such checks shall be in New York Clearing House funds and shall be sent to the addresses and in the manner specified in the applicable Put Purchase Certificates or Call Purchase

Certificates. As used in this Escrow Agreement, a Put Purchase Certificate shall mean a properly executed Certificate substantially in the form of
Exhibit 1 attached hereto, and a Call Purchase Certificate shall mean a properly executed Certificate substantially in the form of Exhibit 2 attached hereto.

  (c) Upon delivery to the Escrow Agent of instructions signed by Lilly and any Holder to release any Escrowed Shares held of record by such Holder, the Escrow Agent shall immediately release such Escrowed Shares to such Holder in accordance with such instructions.

  (d) If for any reason the Escrow Agreement has not been terminated by December 31, 2001, the Escrow Agent shall release promptly all Escrowed Shares to the respective Holders who are the record owners thereof.

  [add boilerplate per form of escrow agreement to be provided by the Agent and reasonably satisfactory to Lilly and IMS]

                                                                      EXHIBIT 1

                           PUT PURCHASE CERTIFICATE

  Eli Lilly and Company ("Lilly") hereby certifies to        , as Agent under
the Escrow Agreement dated      , 1995 as follows:

  1. Lilly has received Put Exercise Notices executed by Holders pursuant to
Section 1(d) of the Put/Call Agreement, dated      , 1995 (the "Agreement"),
as specified on Attachment 1 hereto;

  2. Such Put Exercise Notices have not been revoked;

  3. The number of Subject Shares being sold by each Holder pursuant to such Put Exercise Notices is specified on Attachment 1 hereto, and the aggregate
number of Subject Shares being sold by all such Holders is        ;

  4. The Purchase Price of the Subject Shares (net of any applicable taxes to be withheld pursuant to Section 3 of the Agreement) being sold by each such Holder is specified on Attachment 1 hereto, and the aggregate purchase price
(net of such taxes) for all such Subject Shares is $   ; and

  5. The names of the Holders and the addresses to which payment for the Purchase Price should be mailed (or otherwise delivered in accordance with instructions as specified in the applicable Put Exercise Notice) are set forth on Attachment 1 hereto.

  Upon Agent's receipt of funds sufficient to pay the aggregate Purchase Price for the aforesaid Subject Shares, Agent is hereby instructed to release the certificates and related stock powers for such Subject Shares to Lilly and as promptly as practicable to pay the Purchase Price to the Holders in accordance with clause 5 above.

  IN WITNESS WHEREOF, Lilly has executed this Certificate on      , 199 .

                                          Eli Lilly and Company

                                          By __________________________________

                                                                    ATTACHMENT 1

                                                         NUMBER OF
   NAME AND ADDRESS*#                                   SHARES BEING   PURCHASE
       OF HOLDER                                            SOLD        PRICE
   ------------------                                   ------------   --------

--------
* Address to which payment should be mailed
# [Any special delivery instructions to be noted here]

                                                                 EXHIBIT 2

                        CALL EXERCISE CERTIFICATE

  Eli Lilly and Company ("Lilly") hereby certifies to     , as Agent under the
Escrow Agreement dated     , 1995 as follows:

    1. Lilly has exercised its Call Right pursuant to Section 2 of the
  Put/Call Agreement, dated     , 1995 (the "Agreement"), as specified on
  Attachment 1 hereto;

    2. Such exercise has not been revoked;

    3. The number of Subject Shares being purchased from each Holder pursuant to such exercise is specified on Attachment 1 hereto, and the aggregate
  number of Subject Shares being purchased from all such Holders is     ;

    4. The Purchase Price of the Subject Shares (net of any applicable taxes to be withheld pursuant to Section 3 of the Agreement) being purchased from each such Holder is specified on Attachment 1 hereto, and the aggregate
  purchase price (net of such taxes) for all such Subject Shares is $   ; and

    5. The names of the Holders and the addresses to which payment for the Purchase Price should be mailed (or otherwise delivered in accordance with a Holder's instructions) are set forth on Attachment 1 hereto.

  Upon Agent's receipt of funds sufficient to pay the aggregate Purchase Price for the aforesaid Subject Shares, Agent is hereby instructed to release the certificates and related stock powers for such Subject Shares to Lilly and as promptly as practicable to pay the Purchase Price to the Holders in accordance with clause 5 above.

  IN WITNESS WHEREOF, Lilly has executed this Certificate on     , 199 .

                                          ELI LILLY AND COMPANY

                                          By______________________________

                                                                    ATTACHMENT 1

                                                         NUMBER OF
   NAME AND ADDRESS*#                                   SHARES BEING   PURCHASE
       OF HOLDER                                         PURCHASED      PRICE
   ------------------                                   ------------   --------

--------
* Address to which payment should be mailed
# [Any special delivery instructions to be noted here]

                                                                     APPENDIX C

                                August 2, 1995

The Board of Directors
Integrated Medical Systems, Inc.
15000 West 6th Avenue
Suite 400
Golden, Colorado 80401

Members of the Board:

  You have requested our opinion as to the fairness, from a financial point of view, of the consideration to be offered to the holders of the common stock of Integrated Medical Systems, Inc. (the "Company"), other than Eli Lilly and Company and its subsidiaries (collectively, "Lilly"), and the holders of the Series B Preferred Stock of the Company (the holders of common stock and Series B Preferred Stock of the Company, other than Lilly, are hereinafter collectively referred to as the "Majority Shareholders"), pursuant to the Agreement and Plan of Merger, dated as of July 31, 1995, by and among Eli Lilly and Company, Trans-IMS Corporation (the "Subsidiary") and the Company (together with the exhibits thereto, the "Merger Agreement"), As more fully described in the Merger Agreement, and subject to the terms and conditions specified therein, the Subsidiary shall be merged with and into the Company (the "Merger") and (a) each holder of common stock of the Company (other than Lilly) will have the opportunity to elect to receive, for each share held, either $8.00 in cash or one share of newly issued Series D Preferred Stock ("Series D Preferred Stock") of the Company and (b) each holder of Series B Preferred Stock of the Company will have the opportunity to elect to receive, for each share held, either $5.33 in cash or 2/3 of a share of Series D Preferred Stock, in each case subject to dissenters' appraisal rights (such cash elections and stock elections to be offered to such shareholders pursuant to the Merger Agreement are hereinafter collectively referred to as the "Merger Consideration").

  In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company concerning the business, operations and prospects of the Company. We participated in discussions and negotiations among representatives of the Company and Lilly and their financial and legal advisors. We examined certain business and financial information relating to the Company as well as certain financial forecasts and other data which were provided to us by the management of the Company. We reviewed the financial terms of the Merger Consideration in relation to, among other things, the Company's historical and projected earnings and the capitalization and financial condition of the Company. We also considered, to the extent publicly available, the financial terms of certain other transactions which we deemed comparable to the Merger and analyzed certain financial and other publicly available information relating to the businesses of other companies whose operations we considered comparable to the Company. In addition, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

  In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. Except as described above, we have not conducted any review or investigation of the Company or Lilly. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. We have not made or been provided with an independent valuation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of the Company nor have we made any physical inspection of the properties or assets of the Company. We have assumed the correctness of and relied upon the representations and warranties of the Company, the Subsidiary and Eli Lilly and Company in the Merger Agreement and have not attempted to independently verify the same. We were not asked to, and did not, solicit acquisition proposals from any third parties. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

  Our opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company may engage.

  We were not asked to, and do not, express any opinion as to the relative merits of receiving the cash consideration or the stock consideration in the Merger and accordingly, this opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder as to whether or not to make a cash election. In addition, we were not asked to, and do not, express any opinion as to (a) what the value of the Series D Preferred Stock actually will be when issued to shareholders of the Company pursuant to the Merger--or the price at which the Series D Preferred Stock will trade, if at all, subsequent to the Merger, (b) any election by any shareholder of the Company to retain shares of Series B Preferred Stock of the Company or (c) the relative fairness of the Merger to the holders of the common stock of the Company and the holders of the Series B Preferred Stock of the Company.

  Smith Barney has been engaged to render financial advisory services to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon completion of the Merger. We will also receive a fee upon delivery of this opinion. In the regular course of our business, we and our affiliates may actively trade the equity and debt securities of Lilly for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including The Travelers Inc. and its affiliates) may maintain business relationships with the Company, Lilly and their affiliates.

  Our advisory services, and the opinion expressed herein, are provided for the information of the Company (including its Board of Directors) in its evaluation of the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent, except that we consent to disclosure of this opinion in the proxy statement relating to the Merger so long as such disclosure is provided to us and our counsel for review and comment prior to its publication. This opinion is not intended to be and shall not be deemed to be a recommendation to any stockholder of the Company to vote in favor of the Merger.

  Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be offered to the Majority Shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the Majority Shareholders.

                                          Very truly yours,

                                          Smith Barney Inc.

                                                                     APPENDIX D

                       COLORADO BUSINESS CORPORATION ACT

                                  ARTICLE 113

                              DISSENTERS' RIGHTS

                                    PART 1

                    RIGHT OF DISSENT -- PAYMENT FOR SHARES

  7-113-101 Definitions. -- For purposes of this article:

  (1) "Beneficial shareholder" means the beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

  (2) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring domestic or foreign corporation, by merger or share exchange of that issuer.

  (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 7-113-102 and who exercises that right at the time and in the manner required by part 2 of this article.

  (4) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action except to the extent that exclusion would be inequitable.

  (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at the legal rate as specified in section 5-12-101, C.R.S.

  (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares that are registered in the name of a nominee to the extent such owner is recognized by the corporation as the shareholder as provided in section 7-107-204.

  (7) "Shareholder" means either a record shareholder or a beneficial shareholder.

  7-113-102 Right to Dissent.--(1) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of his or her shares in the event of any of the following corporate actions:

    (a) Consummation of a plan of merger to which the corporation is a party if:

      (I) Approval by the shareholders of that corporation is required for the merger by section 7-111-103 or 7-111-104 or by the articles of incorporation, or

      (II) The corporation is a subsidiary that is merged with its parent corporation under section 7-111-104;

    (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

    (c) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of the corporation for which a shareholder vote is required under section 7-112-102(1); and

    (d) Consummation of a sale, lease, exchange, or other disposition of all, or substantially all, of the property of an entity controlled by the corporation if the shareholders of the corporation were entitled to vote upon the consent of the corporation to the disposition pursuant to section 7-112-102(2).

  (2) A shareholder, whether or not entitled to vote, is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of:

    (a) An amendment to the articles of incorporation that materially and adversely affects rights in respect of the shares because it:

      (I) Alters or abolishes a preferential right of the shares; or

      (II) Creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for their redemption or repurchase; or

    (b) An amendment to the articles of incorporation that affects rights in respect of the shares because it:

      (I) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

      (II) Reduces the number of shares owned by the shareholder to a fraction of a share or to scrip if the fractional share or scrip so created is to be acquired for cash or the scrip is to be voided under section 7-106-104.

    (3) A shareholder is entitled to dissent and obtain payment of the fair value of the shareholder's shares in the event of any corporate action to the extent provided by the bylaws or a resolution of the board of directors.

    (4) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this article may not challenge the corporate action creating such entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

  7-113-103 Dissent by Nominees and Beneficial Owners. -- (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the record shareholder's name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and causes the corporation to receive written notice which states such dissent and the name, address, and federal taxpayer identification number, if any, of each person on whose behalf the record shareholder asserts dissenters' rights. The rights of a record shareholder under this subsection (1) are determined as if the shares as to which the record shareholder dissents and the other shares of the record shareholder were registered in the names of different shareholders.

  (2) A beneficial shareholder may assert dissenters' rights as to the shares held on the beneficial shareholder's behalf only if:

    (a) The beneficial shareholder causes the corporation to receive the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

    (b) The beneficial shareholder dissents with respect to all shares beneficially owned by the beneficial shareholder.

  (3) The corporation may require that, when a record shareholder dissents with respect to the shares held by any one or more beneficial shareholders, each such beneficial shareholder must certify to the corporation that the beneficial shareholder and the record shareholder or record shareholders of all shares owned beneficially by the beneficial shareholder have asserted, or will timely assert, dissenters' rights as to all such shares as to which there is no limitation on the ability to exercise dissenters' rights. Any such requirement shall be stated in the dissenters' notice given pursuant to section 7-113-203.

                                    PART 2

                 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

  7-113-201 Notice of Dissenters' Rights. -- (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, the notice of the meeting shall be given to all shareholders, whether or not entitled to vote. The notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and shall be accompanied by a copy of this article and the materials, if any, that, under articles 101 to 117 of this title, are required to be given to shareholders entitled to vote on the proposed action at the meeting. Failure to give notice as provided by this subsection (1) to shareholders not entitled to vote shall not affect any action taken at the shareholders' meeting for which the notice was to have been given.

  (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, any written or oral solicitation of a shareholder to execute a writing consenting to such action contemplated in section 7-107-104 shall be accompanied or preceded by a written notice stating that shareholders are or may be entitled to assert dissenters' rights under this article, by a copy of this article, and by the materials, if any, that, under articles 101 to 117 of this title, would have been required to be given to shareholders entitled to vote on the proposed action if the proposed action were submitted to a vote at a shareholders' meeting. Failure to give notice as provided by this subsection
(2) to shareholders not entitled to vote shall not affect any action taken pursuant to section 7-107-104 for which the notice was to have been given.

  7-113-202 Notice of Intent to Demand Payment. -- (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights shall:

    (a) Cause the corporation to receive, before the vote is taken, written notice of the shareholder's intention to demand payment for the shareholder's shares if the proposed corporate action is effectuated; and

    (b) Not vote the shares in favor of the proposed corporate action.

  (2) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized without a meeting of shareholders pursuant to section 7-107-104, a shareholder who wishes to assert dissenters' rights shall not execute a writing consenting to the proposed corporate action.

  (3) A shareholder who does not satisfy the requirements of subsection (1) or
(2) of this section is not entitled to demand payment for the shareholder's shares under this article.

  7-113-203 Dissenters' Notice. -- (1) If a proposed corporate action creating dissenters' rights under section 7-113-102 is authorized, the corporation shall give a written dissenters' notice to all shareholders who are entitled to demand payment for their shares under this article.

  (2) The dissenters' notice required by subsection (1) of this section shall be given no later than ten days after the effective date of the corporate action creating dissenters' rights under section 7-113-102 and shall:

    (a) State that the corporate action was authorized and state the effective date or proposed effective date of the corporate action;

    (b) State an address at which the corporation will receive payment demands and the address of a place where certificates for certificated shares must be deposited;

    (c) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

    (d) Supply a form for demanding payment, which form shall request a dissenter to state an address to which payment is to be made;

    (e) Set the date by which the corporation must receive the payment demand and certificates for certificated shares, which date shall not be less than thirty days after the date the notice required by subsection (1) of this section is given;

    (f) State the requirement contemplated in section 7-113-103(3), if such requirement is imposed; and

    (g) Be accompanied by a copy of this article.

  7-113-204 Procedure to Demand Payment. -- (1) A shareholder who is given a dissenters' notice pursuant to section 7-113-203 and who wishes to assert dissenters' rights shall, in accordance with the terms of the dissenters' notice:

    (a) Cause the corporation to receive a payment demand, which may be the payment demand form contemplated in section 7-113-203(2)(d), duly completed, or may be stated in another writing; and

    (b) Deposit the shareholder's certificates for certificated shares.

  (2) A shareholder who demands payment in accordance with subsection (1) of this section retains all rights of a shareholder, except the right to transfer the shares, until the effective date of the proposed corporate action giving rise to the shareholder's exercise of dissenters' rights and has only the right to receive payment for the shares after the effective date of such corporate action.

  (3) Except as provided in section 7-113-207 or 7-113-209(1)(b), the demand for payment and deposit of certificates are irrevocable.

  (4) A shareholder who does not demand payment and deposit the shareholder's share certificates as required by the date or dates set in the dissenters' notice is not entitled to payment for the shares under this article.

  7-113-205 Uncertificated Shares. -- (1) Upon receipt of a demand for payment under section 7-113-204 from a shareholder holding uncertificated shares, and in lieu of the deposit of certificates representing the shares, the corporation may restrict the transfer thereof.

  (2) In all other respects, the provisions of section 7-113-204 shall be applicable to shareholders who own uncertificated shares.

  7-113-206 Payment. -- (1) Except as provided in section 7-113-208, upon the effective date of the corporate action creating dissenters' rights under section 7-113-102 or upon receipt of a payment demand pursuant to section 7-113-204, whichever is later, the corporation shall pay each dissenter who complied with section 7-113-204, at the address stated in the payment demand, or if no such address is stated in the payment demand, at the address shown on the corporation's current record of shareholders for the record shareholder holding the dissenter's shares, the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

  (2) The payment made pursuant to subsection (1) of this section shall be accompanied by:

    (a) The corporation's balance sheet as of the end of its most recent fiscal year or, if that is not available, the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, and, if the corporation customarily provides such statements to shareholders, a statement of changes in shareholders' equity for that year and a statement of cash flow for that year, which balance sheet and statements shall have been audited if the corporation customarily provides audited financial statements to shareholders, as well as the latest available financial statements, if any, for the interim or full-year period, which financial statements need not be audited;

    (b) A statement of the corporation's estimate of the fair value of the shares;

    (c) An explanation of how the interest was calculated;

    (d) A statement of the dissenter's right to demand payment under section 7- 113-209; and

    (e) A copy of this article.

  7-113-207 Failure to Take Action. -- (1) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 does not occur within sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

  (2) If the effective date of the corporate action creating dissenters' rights under section 7-113-102 occurs more than sixty days after the date set by the corporation by which the corporation must receive the payment demand as provided in section 7-113-203, then the corporation shall send a new dissenters' notice, as provided in section 7-113-203, and the provisions of sections 7-113-204 to 7-113-209 shall again be applicable.

  7-113-208 Special Provisions Relating to Shares Acquired After Announcement of Proposed Corporate Action. -- (1) The corporation may, in or with the dissenters' notice given pursuant to section 7-113-203, state the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action creating dissenters' rights under section 7-113-102 and state that the dissenter shall certify in writing, in or with the dissenter's payment demand under section 7-113-204, whether or not the dissenter (or the person on whose behalf dissenters' rights are asserted) acquired beneficial ownership of the shares before that date. With respect to any dissenter who does not so certify in writing, in or with the payment demand, that the dissenter or the person on whose behalf the dissenter asserts dissenters' rights acquired beneficial ownership of the shares before such date, the corporation may, in lieu of making the payment provided in section 7-113-206, offer to make such payment if the dissenter agrees to accept it in full satisfaction of the demand.

  (2) An offer to make payment under subsection (1) of this section shall include or be accompanied by the information required by section 7-113-206(2).

  7-113-209 Procedure if Dissenter is Dissatisfied with Payment or Offer. --
 (1) A dissenter may give notice to the corporation in writing of the dissenter's estimate of the fair value of the dissenter's shares and of the amount of interest due and may demand payment of such estimate, less any payment made under section 7-113-206, or reject the corporation's offer under section 7-113-208 and demand payment of the fair value of the shares and interest due, if:

    (a) The dissenter believes that the amount paid under section 7-113-206 or offered under section 7-113-208 is less than the fair value of the shares or that the interest due was incorrectly calculated;

    (b) The corporation fails to make payment under section 7-113-206 within sixty days after the date set by the corporation by which the corporation must receive the payment demand; or

    (c) The corporation does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares as required by section 7-113-207(1).

  (2) A dissenter waives the right to demand payment under this section unless the dissenter causes the corporation to receive the notice required by subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

                                    PART 3

                         JUDICIAL APPRAISAL OF SHARES

  7-113-301 Court Action. -- (1) If a demand for payment under section 7-113-209 remains unresolved, the corporation may, within sixty days after receiving the payment demand, commence a proceeding and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay to each dissenter whose demand remains unresolved the amount demanded.

  (2) The corporation shall commence the proceeding described in subsection
(1) of this section in the district court of the county in this state where the corporation's principal office is located or, if it has no principal office in this state, in the district court of the county in which its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged into, or whose shares were acquired by, the foreign corporation was located.

  (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unresolved parties to the proceeding commenced under subsection (2) of this section as in an action against their shares, and all parties shall be served with a copy of the petition. Service on each dissenter shall be by registered or certified mall, to the address stated in such dissenter's payment demand, or if no such address is stated in the payment demand, at the address shown on the corporations current record of shareholders for the record shareholder holding the dissenter's shares, or as provided by law.

  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to such order. The parties to the proceeding are entitled to the same discovery rights as parties in other civil proceedings.

  (5) Each dissenter made a party to the proceeding commenced under subsection
(2) of this section is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or for the fair value, plus interest, of the dissenter's shares for which the corporation elected to withhold payment under section 7-113-208.

  7-113-302 Court Costs and Counsel Fees. -- (1) The court in an appraisal proceeding commenced under section 7-113-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation; except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 7-113-209.

  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

    (a) Against the corporation and in favor of any dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this article; or

    (b) Against either the corporation or one or more dissenters, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to said counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 Eli Lilly and Company

  Sections 23-1-37-1 to 23-1-37-15 of the Indiana Business Corporation Law give Indiana corporations broad powers to indemnify their directors and officers and those of affiliated corporations against liability incurred in any proceeding to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; authorizes the payment for or reimbursement of reasonable expenses incurred by such persons in such proceedings; gives a director or officer who successfully defends a proceeding the right to be so indemnified; and authorizes Indiana corporations to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under the corporation's articles of incorporation or by-laws, resolution of the board of directors or stockholders or otherwise.

  Article 12(g) of the Amended Articles of Incorporation of Lilly provides as follows:

    "The Corporation shall indemnify each person who is or was a director, officer or employee of the Corporation, or of any other corporation which he is serving or served in any capacity at the request of the Corporation, against any and all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim, action, suit, or proceeding (whether actual or threatened, brought by or in the right of the Corporation or such other corporation or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he may become involved, as a party or otherwise, by reason of his being or having been a director, officer, or employee of the Corporation or of such other corporation, or by reason of any past or future action taken or not taken in his capacity as such director, officer, or employee, whether or not he continues to be such at the time such liability or expense is incurred, provided such person acted in good faith, in what he reasonably believed to be the best interests of the Corporation or such other corporation, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. As used in this Article 12(g), the terms "liability" and "expense" shall include, but shall not be limited to, attorneys' fees and disbursements and amounts of judgments, fines, or penalties against, and amounts paid in settlement by, a director, officer, or employee. The termination of any claim, action, suit, or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director, officer, or employee did not meet the standards of conduct set forth in the first sentence of this Article 12(g).

    "Any such director, officer, or employee who has been wholly successful, on the merits or otherwise, with respect to any claim, action, suit, or proceeding of the character described herein shall be entitled to indemnification as of right. Except as provided in the preceding sentence, any indemnification hereunder shall be made at the discretion of the Corporation, but only if (1) the Board of Directors, acting by a quorum consisting of directors who are not parties to or who have been wholly successful with respect to such claim, action, suit or proceeding, shall find that the director, officer, or employee has met the standards of conduct set forth in the first sentence of this Article 12(g), or (2) independent legal counsel (who may be regular counsel of the Corporation) shall deliver to it their written opinion that such director, officer, or employee has met such standards.

    "If several claims, issues, or matters of action are involved, any such person may be entitled to indemnification as to some matters even though he is not so entitled as to others.

    "The Corporation may advance expenses to, or where appropriate may at its expense undertake the defense of, any such director, officer or employee upon receipt of an undertaking by or on behalf of such person to repay such expenses if it should ultimately be determined that he is not entitled to indemnification under this Article 12(g).

    "The provisions of this Article 12(g) shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

    "The rights of indemnification provided hereunder shall be in addition to any rights to which any person concerned may otherwise be entitled by contract or as matter of law, and shall inure to the benefits of the heirs, executors, and administrators of any such person."

  Lilly has insurance coverages indemnifying directors, officers and certain other employees for expenditures incurred by them in connection with certain acts in their capacities as such, and providing reimbursement to Lilly for expenditures in indemnifying directors, officers and other insured employees for such acts. The maximum aggregate coverage for Lilly and insured individuals is currently $130,000,000 per policy year, with the policies subject to self-retention and deductible provisions. Reference is made to the Cover Notes for Directors and Officers Liability including Company Reimbursement insurance coverage and Excess Directors and Officers Liability and Corporate Reimbursement coverage filed as Exhibit 6 to Lilly's Registration Statement No. 2-66741 and incorporated herein and made a part hereof.

  Lilly also has insurance coverage indemnifying directors, officers, and employees for expenditures incurred by them as a result of liabilities that may be imposed under the Employee Retirement Income Security Act of 1974 by reason of their acting as fiduciaries in relation to certain employee benefit plans of Lilly. The maximum aggregate coverage under such insurance is currently $20,000,000 per policy year, with the policy subject to deductible provisions. Reference is made to the Corporate Fiduciary's Liability Insurance Policy and Excess Corporate Fiduciary Liability Policy filed as Exhibit 4.2 to Lilly's Registration Statement No. 2-63891 and incorporated herein and made part hereof.

 Integrated Medical Systems, Inc.

  Article 109 of the Colorado Business Corporation Act provides that the Company may indemnify directors, officers, employees, fiduciaries and agents of the Company.

  Article VIII of the Company's Amended Articles of Incorporation in effect prior to the Merger which are filed herewith as Exhibit 4.3, provide that the Company, through the Company's Board of Directors, shall possess and may exercise all powers of indemnification of directors, officers, employees, agents and other persons whether or not such powers and authority are provided for by the Colorado Business Corporation Act. The Articles of Incorporation to be in effect following the Merger do not contain any provisions regarding indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  2.1  --Agreement and Plan of Merger, dated August 2, 1995, among Lilly,
         Trans-IMS Corporation, and IMS.
  2.2 --Form of Put/Call Agreement among Lilly, IMS and certain shareholders of IMS (attached as Appendix B to the Proxy Statement-Prospectus).
  2.3 --Form of Support Agreement, dated August 2, 1995, between Lilly and certain shareholders of IMS.
  2.4  --Form of Proxy for holders of stock of IMS.
  4.1  --Articles of Incorporation to be in effect following the Merger
         (included in the Articles of Merger attached as Appendix A to the Proxy
         Statement-Prospectus).
  4.2  --By Laws of IMS to be in effect following the Merger.
  4.3 --Amended Articles of Incorporation of IMS in effect prior to the Merger.
  4.4  --By-Laws of IMS in effect prior to the Merger.
  5.1* --Opinion of Dewey Ballantine as to the legality of the Lilly securities to be issued in the Merger.
  5.2* --Opinion of Hopper and Kanouff, P.C. as to the legality of the IMS securities to be issued in the Merger.
  7.1* --Liquidation Preference Opinion of Hopper and Kanouff, P.C. (included in Exhibit 5.2)

 8.1*   --Tax Opinion of Dewey Ballantine.
 8.2*   --Tax Opinion of Cleary, Gottlieb, Steen & Hamilton.
10.1    --Stock Purchase Agreement, dated January 6, 1994, between IMS and McKesson
          Corporation.
10.2    --Sponsorship and Participation Agreement, dated November 17, 1993, between IMS and
          McKesson Corporation.
10.3    --Stockholder's Rights Agreement, dated January 6, 1994, between IMS and McKesson
          Corporation.
10.4    --Senior Subordinated Note from IMS (which includes the registration rights for
          Charles Brown).
10.5    --Indemnification Agreement, dated August 14, 1992, between IMS and David Holbrooke.
10.6    --IMS 1989 Restated Stock Option Plan.
10.7    --IMS 1994 Employee Stock Option Plan.
10.8    --Promissory Note, dated June 12, 1995, between Lilly and IMS.
10.9    --Security Agreement, dated June 12, 1995, between Lilly and IMS.
10.10   --Pledge Agreement, dated June 12, 1995, between Lilly and IMS.
10.11   --Promissory Note, dated July 27, 1995, between Lilly and IMS.
10.12   --Security Agreement, dated July 27, 1995, between Lilly and IMS.
10.13   --Pledge Agreement, dated July 27, 1995, between Lilly and IMS.
10.14   --Promissory Note, dated August 28, 1995, between Lilly and IMS.
10.15   --Security Agreement, dated August 28, 1995, between Lilly and IMS.
10.16   --Pledge Agreement, dated August 28, 1995, between Lilly and IMS.
10.17   --Form of Registration Agreement applicable to holders of Series B Preferred Stock.
10.18+  --Joint Venture Agreement, dated May 15, 1992, with HFN, Inc.
10.19+  --Shareholder's Agreement, dated May 31, 1992, with Adventist Health System.
10.20+  --Joint Venture Limited Partnership Agreement, dated June 30, 1992, with Blue Cross and Blue Shield of Arizona, Inc.
10.21+  --Operating Agreement for Indiana Medical Communications Network, L.L.C., dated
          April 10, 1993.
10.22*  --Operating Agreement for Minnesota Medical Communications dated November 7, 1993.
10.23*  --Stock Purchase and Termination Agreement, dated September 30, 1995, with Unihealth
          America Ventures.
10.24+  --Promissory Note, dated September 25, 1995 between Lilly and IMS.
10.25+  --Promissory Note, dated October 17, 1995 between Lilly and IMS.
10.26+  --Promissory Note, dated October 25, 1995 between Lilly and IMS.
10.27*  --Form of Severance Agreement with certain employees of IMS.
10.28*  --Form of Letter of Transmittal and Form of Election to accompany Certificates for shares of Common Stock of IMS.
10.29*  --Form of Letter of Transmittal and Form of Election to accompany Certificates for
          Shares of Series B Preferred Stock of IMS.
10.30*  --Form of Letter of Transmittal, Form of Election and Exercise Form to make
          Elections with respect to Options to Purchase Common Stock of IMS.
10.31*  --Form of Letter of Transmittal, Form of Election and Exercise Form to make
          Elections with respect to Warrants to Purchase Common Stock of IMS.
21.1    --List of Subsidiaries of IMS.
23.1+   --Consent of Arthur Andersen LLP.
23.2+   --Consent of Ernst & Young LLP.
23.3+   --Consent of Deloitte & Touche.
23.4    --Consent of Dewey Ballantine (included in Exhibits 5.1 and 8.1 hereto).

23.5   --Consent of Hopper and Kaunoff, P.C. (included in Exhibits 5.2 and 7.1 hereto).
23.6   --Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit 8.2 hereto).
23.7+  --Consent of Smith Barney Inc.
23.8*  --Consent of Robert Ashworth
23.9*  --Consent of Thomas Trainer

--------

*  To be filed by amendment.

+  Filed herewith.

(b) Financial Statement Schedules

(c) Information Provided Pursuant to Item 4(b)

  Fairness Opinion provided by Smith Barney Inc. is included as Appendix C to the Proxy Statement-Prospectus.

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;"

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove form registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF INDIANAPOLIS, STATE OF INDIANA, ON OCTOBER 26, 1995.

                                         Eli Lilly and Company


                                         By     /s/ Randall L. Tobias
                                            -----------------------------------
                                                   RANDALL L. TOBIAS,
                                                CHAIRMAN OF THE BOARD OF
                                             DIRECTORS AND CHIEF EXECUTIVE
                                                        OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                       TITLE                 DATE
              ---------                       -----                 ----
     /s/ Randall L. Tobias            Chairman of the          October 26, 1995
------------------------------------   Board of Directors
         RANDALL L. TOBIAS             and Chief
                                       Executive Officer
                                       and a Director
                                       (principal
                                       executive officer)

      /s/ Sidney Taurel*              Executive Vice
------------------------------------   President, and a
         SIDNEY TAUREL                 Director
                                       (principal
                                       financial officer)


     /s/ Arnold C. Hanish*            Chief Accounting
------------------------------------   Officer (principal
          ARNOLD C. HANISH             accounting
                                       officer)

 /s/ Steven C. Beering, M.D.*         Director
------------------------------------
      STEVEN C. BEERING, M.D.


      /s/ James W. Cozad*             Director
------------------------------------
           JAMES W. COZAD


 /s/ Alfred G. Gilman, M.D. Ph.D.*    Director
------------------------------------
   ALFRED G. GILMAN, M.D., PH.D.

           SIGNATURE                            TITLE               DATE
           ---------                            -----               ----

   /s/ Karen N. Horn, Ph.D*                 Director
-----------------------------------------
        KAREN N. HORN, PH.D


   /s/ J. Clayburn La Force Jr., Ph.D.*     Director
-----------------------------------------
  J. CLAYBURN LA FORCE JR., PH.D.


  /s/ Kenneth L. Lay, Ph.D.*                Director
-----------------------------------------
       KENNETH L. LAY, PH.D.


 /s/ Franklyn G. Prendergast, M.D., Ph.D.*  Director
-----------------------------------------
   FRANKLYN G. PRENDERGAST, M.D., PH.D.



     /s/ Kathi P. Seifert*                  Director
-----------------------------------------
          KATHI P. SEIFERT


 /s/ August M. Watanabe, M.D.*              Director
-----------------------------------------
      AUGUST M. WATANABE, M.D.


       /s/ Alva O. Way*                     Director
-----------------------------------------
            ALVA O. WAY


     /s/ Richard D. Wood*                   Director
-----------------------------------------
          RICHARD D. WOOD




*By:   /s/ Randall L. Tobias
     -----------------------------------
     RANDALL L. TOBIAS ATTORNEY-IN-FACT

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GOLDEN, STATE OF COLORADO, ON OCTOBER 26, 1995.

                                          Integrated Medical Systems, Inc.


                                          By      /s/ Kevin R. Green
                                              ----------------------------------
                                                      KEVIN R. GREEN
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
       /s/ Kevin R. Green              President and Chief       October 26, 1995
-------------------------------------   Executive Officer
           KEVIN R. GREEN               and a Director
                                        (principal
                                        executive officer)

      /s/ Charles I. Brown             Chief Financial           October 26, 1995
-------------------------------------   Officer and a
          CHARLES I. BROWN              Director (principal
                                        financial officer)

     /s/ Richard J. Smeltz*            Vice President--
-------------------------------------   Finance (principal
          RICHARD J. SMELTZ             accounting officer)


      /s/ James A. Larson*             Director
-------------------------------------
           JAMES A. LARSON


      /s/ Alan S. Danson*              Director
-------------------------------------
           ALAN S. DANSON


    /s/ John W. Hanes, Jr.*            Director
-------------------------------------
         JOHN W. HANES, JR.

              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----

    /s/ David R. Holbrooke*             Director
-------------------------------------
         DAVID R. HOLBROOKE


      /s/ Michael S. Hunt*              Director
-------------------------------------
           MICHAEL S. HUNT


     /s/ John A. McChesney*             Director
-------------------------------------
          JOHN A. MCCHESNEY


      /s/ Kevin E. Moley*               Director
-------------------------------------
           KEVIN E. MOLEY


      /s/ James T. Murphy*              Director
-------------------------------------
           JAMES T. MURPHY




By /s/ Charles I. Brown
   -----------------------------
         CHARLES I. BROWN
         ATTORNEY-IN-FACT